As filed with the Securities and Exchange Commission on June 25, 2013

Registration No. 333-188819

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE WOLF MONGOLIA HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	6770	66-0762833
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 409, Central Tower

2 Sukhbaatar Square, Sukhbaatar District 8

Ulaanbaatar 14200, Mongolia

976-7010-0248

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lee Kraus

c/o Blue Wolf MHC Ltd.

Two Greenwich Office Park, Suite 300

Greenwich, CT 06831

(203) 622-4903

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300 (212) 370-7889 (fax)	Richard I. Anslow, Esq. Anslow & Jaclin LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212 (732) 577-1188 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares, no par value	1,581,990	N/A	$15,819,898	$2,157.83(4)

(1)	Represents the maximum number of ordinary shares of 1,581,990 that Blue Wolf Mongolia Holdings Corp. currently estimates to be issuable upon consummation of the merger and based on an exchange ratio of 250 ordinary shares of Blue Wolf Mongolia Holdings Corp. for each share of Li3 Energy, Inc. common stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, or the Securities Act, and computed pursuant to Rule 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common shares was calculated based upon the market value of shares of Li3 Energy, Inc. common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $0.04, the average of the high and low price per share of the Li3 Energy, Inc. common stock on the OTC Bulletin Board on May 22, 2013 and (B) 395,497,453, the maximum possible number of shares of Li3 Energy, Inc. common stock that may be cancelled and exchanged in the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 25, 2013

To the Stockholders of Li3 Energy, Inc.:

The board of directors of Li3 Energy, Inc. (“Li3”) has unanimously approved an agreement and plan of merger entered into by and among Blue Wolf Mongolia Holdings Corp. (“Blue Wolf”), Blue Wolf Acquisition Sub, Inc. (“Merger Sub”) and Li3 as of May 21, 2013 (the “Agreement and Plan of Merger”). Pursuant to the terms of the Agreement and Plan of Merger and the transactions contemplated thereby (the “Transaction”), among other things, Merger Sub will merge (the “Merger”) with and into Li3 with Li3 surviving the Merger as a wholly-owned subsidiary of Blue Wolf in exchange for consideration to Li3 stockholders in the form of newly-issued ordinary shares of Blue Wolf, no par value (the “Ordinary Shares”). Concurrently with the closing, the requisite parties will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the Nevada Revised Statutes (the “NRS”). The time when the Transaction becomes effective is herein referred to as the “Effective Time.” In accordance with Blue Wolf’s Amended and Restated Memorandum and Articles of Association, the Merger must be completed by July 22, 2013.

At the Effective Time, Blue Wolf will cause to be issued to the Li3 stockholders of record, consideration in the form of one Blue Wolf Ordinary Share for every 250 shares of Li3 common stock then owned by them (the “Merger Consideration”). In addition, each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to such Li3 Derivatives and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time.

Immediately following the closing, the board of directors of Blue Wolf shall consist of seven members (four of whom shall be independent). Four of the members of the post-closing board shall be appointed by Li3 and three members by Blue Wolf. Following the Closing, the following persons shall serve as the directors of Blue Wolf: Luis Francisco Saenz, Patrick Cussen, Patrico Compos, Harvey McKenzie, SungWon Lee, Jonathan Lee and Myron Manternach. The Ordinary Shares of Blue Wolf are listed on Nasdaq under the symbol “MNGL”. Following the closing Blue Wolf intends to change its name to “Li3 Energy Corp.”

Li3’s management believes, based upon discussions with its largest stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will support and agree to approve the Merger transaction, and that such stockholders will further agree to enter into lock-up and support agreements with Li3 pursuant to which such Li3 stockholders will agree to vote in favor of the Merger and be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the one year anniversary of the consummation of the Merger (the “Lock-up Period”); provided, however, if the trading price of Blue Wolf Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period and subsequent to the consummation of the Merger, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up.

Blue Wolf is providing its stockholders with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in a trust account holding the proceeds of Blue Wolf’s initial public offering (the “Trust Account”), including interest but less taxes payable.

Li3 will consummate the Transaction only if holders of a majority of the outstanding shares of common stock of Li3 at a duly organized meeting are voted in favor of the proposal to approve and adopt the Agreement and Plan of Merger. As further required by the terms of the Agreement and Plan of Merger, Blue Wolf cannot consummate the transaction unless it retains an amount of cash not less than $5 million after payment of the purchase price for shares validly tendered and not properly withdrawn in its tender offer and prior to payment of its fees and expenses. Therefore, if more than approximately 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in Blue Wolf’s tender offer in accordance with the terms and subject to the conditions set forth in Blue Wolf’s tender offer documents filed with the Securities and Exchange Commission, Blue Wolf will be unable to consummate the Merger.

LI3’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

Information about the special meeting, the transactions contemplated by the Agreement and Plan of Merger and the other business to be considered by Li3 stockholders is contained in this document and the documents incorporated by reference, which Blue Wolf urge you to read carefully. In particular, see “Risk Factors” beginning on page 31.

Your vote is very important. Whether or not you plan to attend the special meeting of Li3 stockholders please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the special meeting. Your failure to vote will have the same effect as voting against the proposal to approve and adopt the Agreement and Plan of Merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sincerely,
Luis Saenz Chief Executive Officer and Director Li3 Energy, Inc.

The accompanying proxy statement/ prospectus is dated July __, 2013 and is first being mailed or otherwise delivered to Li3 stockholders on or about July __, 2013.

LI3 ENERGY. INC.
Marchant Pereira 150, Of. 803
Providencia, Santiago de Chile, Chile

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on July ___, 2013

To Our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Li3 Energy, Inc. (“Li3”) will be held at the offices of _________________ on July __, 2013, at 10:00 a.m., Eastern time (the “special meeting”). The purposes of the special meeting are to vote on the following matters and to transact such other business that may properly come before the special meeting:

1.  The Acquisition Proposal. Approve and adopt the Agreement and Plan of Merger, entered into by and among Blue Wolf Mongolia Holdings Corp. (“Blue Wolf”), Blue Wolf Acquisition Sub, Inc. (“Merger Sub”) and Li3 as of May 21, 2013 (the “Agreement and Plan of Merger”) and the transactions contemplated thereby (the “Transaction”), pursuant to which Merger Sub will merge (the “Merger”) with and into Li3 with Li3 surviving the Merger as a wholly owned subsidiary of Blue Wolf, in exchange for consideration to Li3 stockholders of record in the form of one newly issued Ordinary Share of Blue Wolf for every 250 issued and outstanding shares of Li3 common stock held by such Li3 stockholder (the “Merger Consideration”) on the effective date of the Merger (the “Effective Time”). The Agreement and Plan of Merger also provides for the conversion of each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) outstanding immediately prior to the Effective Time into a right to acquire one Ordinary Share of Blue Wolf for every 250 shares of Li3 common stock subject to each Li3 Derivative. The consummation of the Merger pursuant to the Agreement and Plan of Merger, and the Transaction are referred to herein as the Acquisition Proposal. A copy of the Agreement and Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex A. The board of directors of Li3 (the “Li3 board”) recommends a vote “FOR” this proposal.

2.  The Adjournment Proposal. Approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes at the Li3 special meeting to approve and adopt the Acquisition Proposal. The Li3 board recommends a vote “FOR” this proposal.

3.  Transact such other business that may properly come before the special meeting.

The Li3 board has fixed June 26, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or one or more adjournments thereof. Only holders of record of shares of Li3 common stock at the close of business on June 26, 2013 are entitled to notice of, and to vote at, the special meeting or one or more adjournments or postponements thereof.

Li3 will consummate the Transaction only if holders of a majority of the outstanding shares of common stock of Li3at a duly organized meeting are voted in favor of the Acquisition Proposal and upon Blue Wolf’s successful completion of a tender offer.

Li3’s management believes, based upon discussions with its largest stockholders, that stockholders of Li3 holding a minimum of the majority of the issued and outstanding Li3 common stock will support and agree to approve the Merger Transaction, and that such stockholders will further agree to enter into lock-up and support agreements with Li3 pursuant to which such Li3 stockholders will agree to vote in favor of the Merger and be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the one year anniversary of the consummation of the Merger (the “Lock-up Period”); provided, however, if the trading price of Blue Wolf Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up.

For more information about the proposals and the special meeting, please review carefully the accompanying proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the special meeting in person, please submit a proxy by telephone or over the internet as instructed in these materials, or complete, date, sign and return the enclosed proxy card, as promptly as possible in order to ensure that Blue Wolf receive your proxy with respect to your shares of Li3 common stock. Instructions are shown on the enclosed proxy card and a return envelope (postage pre-paid if mailed in the United States) is enclosed for your convenience. If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions that you receive from your broker, bank or other nominee to vote your shares.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Agreement and Plan of Merger and in favor of the proposal to adjourn the meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the internet, or fail to instruct your broker how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Agreement and Plan of Merger. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send documents or certificates representing your ownership of Li3 common stock at this time. If the transactions contemplated by the Agreement and Plan of Merger are completed, Blue Wolf will notify you of the procedures for exchanging your shares of Li3 common stock.

Li3’s board has unanimously approved the Agreement and Plan of Merger and unanimously recommends that Li3 stockholders vote FOR adoption and approval of the Acquisition Proposal.

Thank you for your consideration of these matters.

By Order of the Board of Directors,

Secretary

Providencia, Santiago de Chile, Chile

July __, 2013

LI3 ENERGY. INC.
Marchant Pereira 150, Of. 803
Providencia, Santiago de Chile, Chile

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement/prospectus and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of Li3 Energy, Inc., a Nevada corporation (the “Company” or “Li3”) for the Special Meeting of the Stockholders to be held on _____, July __, 2013 at the office of _______________.

The approximate date on which the proxy statement/prospectus and form of proxy are intended to be sent or given to the stockholders is July __, 2013.  The proxy materials are also available free of charge on the internet at http://www.li3energy.com.   Stockholders are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus.  However, stockholders do not need to attend the special meeting to vote.  Instead, stockholders may simply complete, sign and return the executed proxy card in the postage paid envelope to vote.

THE TRANSACTION

The board of directors of Li3 has unanimously approved an agreement and plan of merger entered into by and among Blue Wolf Mongolia Holdings Corp. (“Blue Wolf”), Blue Wolf Acquisition Sub, Inc. (“Merger Sub”) and Li3 as of May 21, 2013 (the “Agreement and Plan of Merger”). Pursuant to the terms of the Agreement and Plan of Merger, among other things, Merger Sub will merge (the “Merger”) with and into Li3 with Li3 surviving the Merger as a wholly-owned subsidiary of Blue Wolf in exchange for consideration to Li3 stockholders in the form of newly-issued ordinary shares of Blue Wolf, no par value (the “Ordinary Shares”). Concurrently with the Closing, the requisite parties will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the Nevada Revised Statutes (the “NRS”). The time when the Merger becomes effective is herein referred to as the “Effective Time.”

In connection with the transactions contemplated by the Agreement and Plan of Merger (the “Transaction”), at the Effective Time, Blue Wolf will cause to be issued to the Li3 stockholders of record, consideration in the form of one Blue Wolf Ordinary Share for every 250 issued and outstanding shares of Li3 common stock then owned by them (the “Merger Consideration”). In addition, each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to such Li3 Derivatives and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time.

Li3 will consummate the Transaction only if holders of a majority of the outstanding shares of common stock of Li3 at a duly organized meeting are voted in favor of the proposal to approve and adopt the Agreement and Plan of Merger. As further required by the terms of the Agreement and Plan of Merger, Blue Wolf cannot consummate the transaction unless it retains an amount of cash not less than $5 million after payment of the purchase price for shares validly tendered and not properly withdrawn in its tender offer and prior to payment of its fees and expenses. Therefore, if more than approximately 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn in Blue Wolf’s tender offer in accordance with the terms and subject to the conditions set forth in Blue Wolf’s tender offer documents filed with the Securities and Exchange Commission, Blue Wolf will be unable to consummate the Merger.

REFERENCES TO ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Li3 from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the Securities and Exchange Commission’s, or SEC’s, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by email from the company at the following address, telephone number and email address:

LI3 ENERGY. INC.
Marchant Pereira 150, Of. 803
Providencia, Santiago de Chile, Chile

Attention:Luis Santillana

+56(2) 2896-9100

luis.santillana@li3energy.com

In addition, if you have questions about the transactions described herein or the special meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

Morrow & Co., LLC
470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokerage firms: (203) 658-9400

mngl.info@morrowco.com

If you would like to request documents, please do so by ________, 2013, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 146 of the accompanying proxy statement/prospectus.

CAUTIONARY NOTE REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are incorporated into this proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve in the transactions discussed herein, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Li3 and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 31, those factors include:

•	possible delays in closing the business combination whether due to the inability to obtain stockholder or regulatory approval, Blue Wolf not having at least $5 million of cash immediately prior to the consummation of the Transaction held either in or outside the trust account, or otherwise;

•	anticipated growth and growth strategies;

•	the need for additional capital and the availability of financing;

•	the risk that governmental and regulatory review of the tender offer documents may delay the Transaction or result in the inability of the Transaction to be consummated by July 22, 2013 and the length of time necessary to consummate the proposed Transaction;
•	the risk that a condition to consummation of the Transaction may not be satisfied or waived;
•	the risk that the anticipated benefits of the Transaction may not be fully realized or may take longer to realize than expected;
•	the risk that any projections, including earnings, revenues, expenses, margins, mineral reserve estimates or any other financial items are not realized;
•	changing legislation and regulatory environments including those in foreign jurisdictions in which Li3 intends to operate;
•	the ability to list and comply with Nasdaq’s continuing listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees;
•	Li3’s mineral operations are subject to Chilean law and government regulation. Even if Li3 discovers lithium in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of lithium;
•	the risk that lithium, iodine and nitrates prices are subject to unpredictable fluctuations; and
•	the risk that Li3 may be unable to amend the mining claims that it is seeking to acquire to cover the primary minerals that Li3 plans to develop.

The forward-looking statements are based on current expectations about future events. Although Li3 believes that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. Blue Wolf and Li3 are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors.”

i

1

Project Overviews	44
Competition	53
Compliance with Government Regulation	53
Employees	53
Subsidiaries	53
Intellectual Property	54
Properties	58
Legal Proceedings	59

Management’s Discussion and Analysis of Financial Condition and results of operations of li3	60

MANAGEMENT OF Li3	73

Executive Officers and Directors	73
Rights to Nominate Directors	75
Involvement in Certain Legal Proceedings	76
Board of Director Meetings	76
Board Committees	77
Shareholder Communications	78
Director Independence	78

EXECUTIVE COMPENSATION OF Li3	79

Agreements with Executive Officers	81
Compensation of Non-Employee Directors	83
Equity Compensation Plan Information	83

BUSINESS OF BLUE WOLF	85

Employees	87
Properties	88
Legal Proceedings	88

Management’s Discussion and Analysis Of Financial Condition and Results of Operations of Blue Wolf	89

MANAGEMENT OF BLUE WOLF	92

Directors and Executive Officers	92
Number and Terms of Office of Officers and Directors	95
Committees of the Board of Directors	95
Code of Conduct and Ethics	96
Compensation Discussion and Analysis	97
Compensation Committee Interlocks and Insider Participation and Compensation Committee Report	97

THE SPECIAL MEETING OF Li3 STOCKHOLDERS	98

Date, Time and Place of the Li3 Special Meeting	98
Purpose of the Li3 Special Meeting	98
Record Date; Outstanding Shares Entitled to Vote	98
Ownership of Li3 Shares	98

2

Quorum	98
Vote Required	99
Recommendation of the Li3 Board	99
How to Vote	99
Attending the Li3 Special Meeting	100
Voting of Proxies	100
Voting of Li3 Shares Held in Street Name	100
Revoking your Proxy	100
Proxy Solicitations	101
Other Business	101
Adjournments and Postponements	101

PROPOSAL NO. 1 — APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER	101

Recommendation of the Li3 Board	102

PROPOSAL NO. 2 — ADJOURNMENT OF SPECIAL MEETING	102

Vote Required for Approval	102
Recommendation of the Li3 Board	102

THE BUSINESS COMBINATION	103

General Description of the Transaction	103
Background of the Transaction	103
Li3’s Board of Directors’ Reasons for the Approval of the Transaction	105
Recommendation of the Li3 Board; Li3’s Reasons for the Business Combination	107
Employment Agreements: Severance Payments	107
Employment Following the Merger	108
New Directors of Blue Wolf	108
Indemnification and D&O Liability Insurance	108
Restricted Stock Ownership	108

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	110

THE AGREEMENT AND PLAN OF MERGER	116

Nature of Transaction	116
Structure of Transaction	116
Transaction Consideration to be Delivered	117
Closing and Effective Time of the Transaction	117
Conditions to Closing of the Transaction	117
Termination	119
Effect of Termination	119
Fees and Expenses	119
Management Following the Transaction	120
Tender Offer	120
Representations and Warranties	120
Covenants of the Parties	120
Trust Account Waiver	121
Public Announcements	121

3

Related Agreements	122

MANAGEMENT FOLLOWING THE TRANSACTION	123

Directors and Executive Officers	123
Board Committees	124
Code of Business Conduct and Ethics	125
Compensation of Directors	125
Compensation of Executive Officers	125

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS	126

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS	126

BENEFICIAL OWNERSHIP OF SECURITIES	129

DESCRIPTION OF SECURITIES	132

Blue Wolf	132
Units	132
Ordinary Shares	132
Founder Shares	133
Preferred Shares	134
Warrants	134
Public Stockholders’ Warrants	134
Sponsor Warrants	137
Blue Wolf’s Transfer Agent and Warrant Agent	138
Changes in Authorized Shares	138
Pre-emption Rights	139
Variation of Rights of Shares	139
Li3	139
Authorized Capital Stock	139
Equity Securities Issued and Outstanding	139
Common Stock	139
Preferred Stock	140
Dividends	140
2009 Plan	140
Warrants	141
Convertible Securities	142
Stock Splits	142
Registration Rights	142
Rights of First Refusal and Preemptive Rights	143
Adjustments to Exercise and Conversion Prices of Outstanding Securities	143
Anti-Takeover Effects of Provisions of Nevada State Law	143
Transfer Agent	144

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	145

LEGAL MATTERS	145

EXPERTS	145

4

WHERE YOU CAN FIND MORE INFORMATION	145

ANNEXES	147

INDEX TO FINANCiAL STATEMENTS	F-1

5

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transactions contemplated by the Agreement and Plan of Merger and the special meeting of Li3. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the transactions contemplated by the Agreement and Plan of Merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

General Questions and Answers

Q:  Why am I receiving this proxy statement/prospectus?

A:  Blue Wolf Mongolia Holdings Corp. (“Blue Wolf”), Blue Wolf Acquisition Sub, Inc. (“Merger Sub”) and Li3 Energy, Inc. (“Li3”) have entered into the agreement and plan of merger, dated May 21, 2013 (“Agreement and Plan of Merger”). A copy of the Agreement and Plan of Merger is attached to this proxy statement/prospectus as Annex A. You are encouraged to read this proxy statement/prospectus, including the annexes hereto.

Stockholders are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby (the “Transaction”), pursuant to which, among others, Merger Sub will be merged with and into Li3, with Li3 surviving the Merger and becoming a wholly owned subsidiary of Blue Wolf.

In connection with the Transaction, at the time when the Merger becomes effective (the “Effective Time”), Blue Wolf will issue consideration to Li3 stockholders in the form of newly issued ordinary shares of Blue Wolf, no par value (the “Ordinary Shares”), whereby each Li3 stockholder will receive one Ordinary Share for every 250 issued and outstanding shares of Li3 common stock held by such stockholder (the “Merger Consideration”) at the Effective Time. In addition, each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Shares for every 250 shares of Li3 common stock subject to each such Li3 Derivatives and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time. This is referred to herein as the Acquisition Proposal. The Ordinary Shares of Blue Wolf are currently listed on Nasdaq under the symbol “MNGL”.

Blue Wolf does not require shareholder approval to complete the Merger. Li3 is holding a special meeting of stockholders, which we refer to as the Li3 special meeting, in order to obtain the stockholder approval necessary to approve and adopt the Agreement and Plan of Merger and the Merger contemplated thereby, which we refer to as the Acquisition Proposal. In addition, Li3 stockholders will be asked to approve the adjournment of the Li3 special meeting if we are unable to obtain the requisite stockholder approval necessary to approve the Acquisition Proposal. We will be unable to complete the Acquisition Proposal unless the Li3 stockholder approve and adopt the Agreement and Plan of Merger, Blue Wolf successfully completes its tender offer (the “Offer”), and Blue Wolf retains at least $5 million of cash after its payment of the purchase price for shares validly tendered in its Offer and after payment of Blue Wolf’s expenses associated therewith.

Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:  What vote is required to approve each Li3 proposal?

A:  Proposal to Approve and Adopt the Agreement and Plan of Merger:  The proposal to approve and adopt the Agreement and Plan of Merger and the Merger contemplated thereby, which we refer to as the Li3 Acquisition Proposal, requires the affirmative vote of holders of a majority of the shares at a duly organized meeting of Li3 common stock outstanding and entitled to vote as of the record date. Accordingly, a stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the Acquisition Proposal.

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Proposal to Adjourn the Li3 Special Meeting by Li3 Stockholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to approve and adopt the Agreement and Plan of Merger) requires the affirmative vote of holders of a majority at a duly organized meeting of the shares of Li3 common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:  How do Li3’s stockholders intend to vote their shares?

A:  Li3 management believes, based in discussions with its largest stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will enter into lock-up and support agreements with Li3and Blue Wolf pursuant to which such Li3 stockholders will agree to vote in favor of the Merger and be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until one year after the consummation of the Merger (the “Lock-up Period”); provided, however, if the trading price of Blue Wolf Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration will be released from the lock-up.

Q:  What are the recommendations of Li3’s board of directors?

A:  Li3’s board of directors, or the Li3 board, has unanimously (i) approved the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, (ii) determined that the terms of the Transaction are fair to, and in the best interests of, Li3 and its stockholders, (iii) directed that the Agreement and Plan of Merger be submitted to Li3 stockholders for approval and adoption, and (iv) recommended that Li3 stockholders approve and adopt the Agreement and Plan of Merger.

The Li3 board unanimously recommends that Li3 stockholders vote:

•	“FOR” the Acquisition Proposal to approve and adopt the Agreement and Plan of Merger; and

•	“FOR” the Adjournment Proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to approve and adopt the Agreement and Plan of Merger).

Q.     What is being voted on?

A. Li3’s stockholders are being asked to vote on the Acquisition Proposal, which would adopt the Agreement and Plan of Merger and approve the Transaction. The Acquisition Proposal will be presented at the special meeting of stockholders for a vote

It is important for you to note that in the event the Acquisition Proposal does not receive the requisite vote for approval, then Li3 and Blue Wolf will not consummate the Transaction.

Q.     What will happen in the Transaction?

A. At the closing of the Transaction, Li3 will merge with and into Merger Sub, with Li3 surviving the Merger and becoming a wholly owned subsidiary of Blue Wolf.

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At the closing of the Transaction, Blue Wolf will: (i) issue the Merger Consideration; (ii) convert each option and warrant to purchase shares of Li3 common stock outstanding immediately prior to the Effective Time (the “Li3 Derivatives”) into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each Li3 Derivative and (iii) retain at least $5.0 million of cash after its payment of the purchase price for shares validly tendered in its Offer and after payment of Blue Wolf’s expenses associated therewith.

Q.     Why is Li3 proposing the Transaction?

A. As part of this evaluation, and in consultation with Li3’s management team, the special committee formed by the board and board considered without limitation or relative order the following:

•	Recent Li3 corporate events/transactions, such as the acquisition of the Cocina property announced in May 2013 and on-going joint venture discussions, that require the support of financing not previously contemplated in the budget and financial projections;
•	Due to the capital market environment and absent the ability to obtain additional forms of financing, Li3’s ability to continue the advancement of Li3’s Maricunga project could be jeopardized;
•	Li3’s ability to satisfy past and new liabilities amounting to approximately $6 million by October 2013;
•	Other joint venture and M&A opportunities currently being reviewed that would also require additional funding if executed;
•	Li3’s current stock price and market capitalization compared to its junior lithium mining peer group and the dilutive effect of a potential traditional form of financing utilizing Li3’s common stock;
•	The current state of the capital markets and in particular the access to financing by junior mining companies such as Li3. “Typically, junior lithium companies would have access to capital via traditional forms of financings such as Private Placements, Registered Direct Offerings, Private Investment in Public Equity (PIPEs) and IPO’s. Li3 has conducted several PIPE transactions to fund its operations since its inception. The vast majority of the mineral resource and lithium companies mainly trade on the Toronto Venture Exchange (TSX V). Some trade on the main Toronto Stock Exchange (TSX). Based upon information in the public domain, both exchanges have experienced substantial selling pressure resulting in the indices trading at levels not seen since 2007. Due to slowing global demand, prices of commodities have receded and, historically, the impact of declining commodity prices has had a direct correlation to the risk appetite of investors who typically invest in resource and lithium companies. To Li3’s knowledge, investor interest in financings for mineral resource and lithium projects has decreased. As such, capital market conditions provide very few financing alternatives in the mineral resource and lithium sectors and the Blue Wolf transaction represents a unique opportunity to obtain required financing for Li3.

Specific to the Blue Wolf transaction, the special committee and board considered without limitation or relative order the following:

•	Li3’s current stock price and the dilutive effect of the Blue Wolf transaction;
•	The dilutive impact on POSCO’s Li3 common stock holdings should it elect not to participate pursuant to their pre-emptive rights;
•	Li3´s ability to obtain a support and lock-up agreement from POSCO and other shareholders holding no less than 51% of Li3´s common stock regarding the transaction. POSCO is Li3’s largest shareholder owning approximately 25.4% of Li3’s common shares. Having POSCO execute both the IRA amendment and support and lock-up agreement signals their support of the merger transaction which could favorably impact the confidence of Li3’s other shareholders;

•	Li3´s ability to renegotiate the POSCO IRA to satisfy a Blue Wolf condition to closing;

•	The impact of the proposed business combination ratio (250:1) as measured against a traditional form of recapitalization. In 2012, Li3’s board of directors passed a resolution authorizing management to undertake and implement a reverse stock split and to use its best judgment ascertaining the size and timing of such split. The Blue Wolf transaction offered an opportunity for Li3 to accomplish a recapitalization whereas Li3 would be merging into a NASDAQ listed company versus Li3 initiating a reverse split and then applying to the NASDAQ market if it decided to upgrade its listing from the OTC Bulletin Board, although meeting the continued NASDAQ listing requirements are not assured;

•	The risk and uncertainty of the actual amount of funding available to Li3 from the transaction giving effect to the unknown amount of redemptions from the Blue Wolf trust account;

•	The likely possible minimum and maximum funding scenarios and the impact of a minimum funding amount when measured against the fees associated with the transaction;
•	The merits of a successful Blue Wolf transaction that would permit Li3 to pay its current liabilities and hold enough cash to pursue the next steps in the development of the Maricunga project. The additional funding necessary to allow Li3 to continue advancing the Maracunga project includes the minimum of $5 million remaining in the Blue Wolf trust account following the business combination. The $5 million would be allocated to make: (i) the $2 million payment due to the sellers in under the Purchase Agreement for the Cocina Mining Concessions, due on July 16, 2013, (ii) the $1.9 million payment in September 2013 due in on a convertible note to LW Securities, Ltd; (iii) a $500,000 payment on a bridge note, and (iv) $600,000 towards working capital of the combined company for three months.

After careful consideration, it was the unanimous opinion of the special committee that Li3 should continue with the Blue Wolf transaction, thus empowering Li3´s management to move forward with the regulatory and transaction documentation.

See the section entitled “The Stockholder Proposals—The Acquisition Proposal —Li3’s Board of Directors’ Reasons for the Approval of the Transaction” for additional information.

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Q.     How will Li3’s directors and officers vote?

A. Officers and Directors of Li3 will enter into Lock-Up and Support Agreements with Blue Wolf and Li3 pursuant to which such Li3 stockholders will agree to: (a) vote in favor of the Acquisition Proposal and (b) be restricted for a certain time period from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive.

See the section entitled “Agreement and Plan of Merger” for additional information.

Q.     Do I have dissenters’ rights if I object to the proposed Acquisition?

A. Yes. Under Chapter 92A of the NRS, Li3 public stockholders will have dissenters’ rights in connection with the business combination. To exercise dissenters’ rights, Li3 stockholders must strictly follow the procedures prescribed by Nevada law. These procedures are summarized under the section entitled “The Agreement and Plan of Merger — Dissenters’ Rights Under Nevada Law ” beginning on page 121, and Sections 92A.300 through 92A.500 of the NRS are attached to this proxy statement /prospectus as Annex B. Holders of shares of Li3 common stock are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising the right to seek appraisals, holders of shares of Li3 common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights. If the dissenting stockholder does not vote, his dissenter rights are not waived. The dissenting stockholder waives his rights only if he votes, or causes or permits to be voted, any of his shares in favor of the proposed action.

Q: What is the background of Blue Wolf?

A: Blue Wolf was formed on March 11, 2011, pursuant to the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses. Blue Wolf consummated its IPO of 8,050,000 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share (a “Warrant” and, together with one Ordinary Share, a “Unit”) on July 20, 2011. The net proceeds of the IPO, together with $3,125,000 from Blue Wolf’s sale of 4,166,667 Warrants (the “Sponsor Warrants”) to Blue Wolf MHC Ltd., a British Virgin Islands business company limited by shares which is owned by certain of Blue Wolf’s officers, directors, advisors and their respective affiliates (“Sponsor”), plus deferred underwriting fees in connection with Blue Wolf’s IPO for an aggregate of approximately $80 million, were deposited in the Trust Account.

On April 15, 2013, Blue Wolf’s shareholders approved the amendment of its Amended and Restated Memorandum and Articles of Association (“Charter”) to provide an extension of Blue Wolf’s corporate existence until July 22, 2013. Blue Wolf conducted a tender offer, funded with the proceeds then held in the Trust Account, in connection with the Charter amendment, pursuant to which it purchased approximately 5.8 million public shares for approximately $57.8 million. As a result, approximately $22.5 million remains in the Trust Account. If Blue Wolf does not consummate its initial business combination by July 22, 2013, it must liquidate the Trust Account to the holders of the Ordinary Shares issued in its IPO and dissolve.

Q:  What equity stake will former Li3 stockholders hold in Blue Wolf?

A:  The diagram below depicts Li3’s organizational structure immediately following the consummation of the Transaction. Following the closing of the Transaction, Blue Wolf intends to change its name to Li3 Energy Corp. The voting percentages provided below assume the following: (i) the issuance of 1,581,990 registered Ordinary Shares to Li3 stockholders as the Merger Consideration; (ii) that no Warrants are exercised (including the Sponsor Warrants and the Blue Wolf converted warrants); (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no current Li3 options are exercised; and (v) that the maximum number of Ordinary Shares are validly tendered in the Blue Wolf tender offer.

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Assuming none of the warrants are exercised, the Li3 shareholders’ equity stake following the completion of the business combination transaction will be between 37.3% and 57.1%. Assuming all of the Blue Wolf warrants are exercised, the Li3 shareholders’ equity stake following the completion of the business combination transaction will be between 12.1% and 13.6%. If all warrants and options are exercised, including existing Li3 options and warrants as converted, the Li3 shareholders’ equity stake will be between 16.2% and 18.1%. The diagram below depicts the ownership percentage of Li3 shareholders that will result if (i) none of the warrants are exercised, (ii) if the Blue Wolf warrants are exercised, and (iii) if the Li3 options and warrants are converted.

Q:  What conditions must be satisfied to complete the business combination?

A:  Blue Wolf and Li3 are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of the Li3 business stockholder approval; (ii); absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the merger and (ii) Blue Wolf’s retaining at least $5.0 million of cash immediately prior to the consummation of the Transaction. Additionally, pursuant to the Agreement and Plan of Merger, it is a condition to the consummation of the transaction that Blue Wolf shall have conducted the offer and purchased no more than 1,467,870 Ordinary Shares pursuant to the offer (as more fully set forth in the tender offer documents), and the offer is subject to the condition that the merger condition is satisfied.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Agreement and Plan of Merger — Conditions to the Closing of the Transaction” beginning on page 117.

Q: What assumptions have Blue Wolf made when disclosing ownership information?

A: Blue Wolf has made several assumptions with respect to ownership of its Ordinary Shares following the consummation of the Transaction. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-transaction assume: (i) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration to Li3 shareholders; (ii) that no Warrants (including the Sponsor Warrants and Converted Warrants) are exercised; (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Converted Options are exercised; and (v) that 1,467,970 Ordinary Shares are validly tendered pursuant to the Offer.

Q: Are the Offer and the Transaction conditioned on one another?

A: Yes. Pursuant to the Agreement and Plan of Merger, it is a condition to the consummation of the Transaction that Blue Wolf shall have conducted the Offer and purchased no more than the maximum number of Ordinary Shares allowable thereunder, and the Offer is subject to the condition that the merger condition (as described in “The Agreement and Plan of Merger”) is satisfied. If the merger condition is not satisfied upon a then scheduled expiration date, Blue Wolf will terminate or extend the Offer. See “The Agreement and Plan of Merger.”

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Q: Are there any restrictions on the transfer of the Merger Consideration?

A: Yes. Li3 management believes, based on discussions with its largest individual stockholders, that stockholders holding a majority of the outstanding shares of Li3 will support and agree to approve the Transaction and that such stockholders will further agree to lock up any Merger Consideration received by them in connection with the Transaction in accordance with the proposed terms of such an agreement (the “Lock-Up and Support Agreements”). These stockholders will agree to lock-up such shares for the earlier of (1) one year following the closing of the Transaction or (2) the date on which Blue Wolf consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of Blue Wolf’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (subject to earlier release if the stock price meets certain price targets). Pursuant to the proposed Lock-Up and Support Agreements, during this period, none of such stockholders nor any permitted transferee will be able to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Merger Consideration, whether any such transaction is to be settled by delivery of securities, cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). See “Related Agreements — Lock-Up and Support Agreements.”

Q: Are there other agreements that will be entered into in connection with the business combination?

A: Yes. In addition to the Agreement and Plan of Merger, Blue Wolf and Li3 have, as a closing condition to the Agreement and Plan of Merger, entered into related agreements with certain of Li3’s shareholders, including the Lock-up and Support Agreements and the Investor Rights Agreement with POSCO. Li3 is in the process of obtaining executed Lock-Up and Support Agreements from holders of a majority of its issued and outstanding shares of common stock.. The terms of such agreements are described in greater detail below under the heading “The Agreement and Plan of Merger–Closing Conditions of the Transaction.”

Q: Will there be a single controlling shareholder of Blue Wolf following the completion of the Transaction?

A: No. However, immediately following the Transaction, the existing Blue Wolf shareholders will hold voting securities representing between approximately 62.7% of Blue Wolf’s voting power, in the event no Ordinary Shares are validly tendered in the Offer, and approximately 42.9% of Blue Wolf’s voting power in the event 1,467,970 Ordinary Shares are accepted for payment in the Offer (without giving effect to the exercise of any outstanding options and warrants and assuming the assumptions above regarding ownership). In addition, POSCO, an existing Li3 stockholder, will hold voting securities representing between approximately 9.5% of Blue Wolf’s voting power, in the event no Ordinary Shares are validly tendered in the Offer, and approximately 14.5% of Blue Wolf’s voting power in the event 1,467,970 Ordinary Shares are accepted for payment in the Offer.

Q: Why must Blue Wolf complete the Transaction by July 22, 2013?

A: Pursuant to Blue Wolf’s Charter, they have until July 22, 2013 to complete a business combination. If Blue Wolf does not consummate a business combination within such time, Blue Wolf (i) will distribute the Trust Account, pro rata, to holders of Blue Wolf Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of Blue Wolf’s affairs. Consequently, if Blue Wolf does not consummate the business combination, Blue Wolf will not be able to consummate a different business combination by July 22, 2013 because they will not have enough time to identify another target, perform due diligence, negotiate a definitive agreement related to the business combination and complete a new tender offer.

Q:  When do you expect the business combination to be completed?

A:  Blue Wolf, Li3 and Merger Sub are working to complete the business combination as quickly as possible, and Blue Wolf anticipates that it will be completed by July 22, 2013. However, the business combination is subject to various conditions which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of Li3, Blue Wolf and Merger Sub could result in the business combination being completed at a later time, or not at all.

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Q:  What are my U.S. Federal income tax consequences as a result of the business combination?

A: The Merger will qualify as a “reorganization” to Li3 Energy, Inc. within the meaning of Sections 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code. However, gains, but not losses will be recognized by the Li3 Energy, Inc. shareholders on the exchange of Li3 shares as a result of Section 367(a) of the Internal Revenue Code.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the business combination to you. See “Material U.S. Federal Income Tax Considerations” on page 110.

Q:  What happens if I sell my shares of Li3 common stock before the applicable special meeting?

A:  The record date for the Li3 special meeting, which we refer to as the Li3 record date, is earlier than the date of the special meeting and the date that the Transaction is expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless the transferee requests a proxy, you will retain your right to vote at such special meeting, but will have transferred the right to receive the Li3 merger consideration in the merger. In order to receive the Merger Consideration you must hold your shares through completion of the Merger.

Q:  What happens if I sell my shares of Li3 common stock after the applicable special meeting, but before the applicable effective time?

A:  If you transfer your shares after the special meeting, but before the Effective Time, you will have transferred the right to receive Merger Consideration in the Merger. In order to receive the Merger Consideration you must hold your shares of Li3 through completion of the Merger.

Q:  My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:  No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

Li3 believes that under the Nevada Revised Statutes, or the NRS, broker non-votes should be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, to the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Agreement and Plan of Merger but will have no effect on the other proposal.

Q:  What do I need to do now?

A:  Read and consider the information contained in this proxy statement /prospectus carefully, consider how the Acquisition Proposal will affect you as a stockholder of Li3,and then please vote your shares as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee, so that your shares may be represented at your special meeting.

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Q:  How do I vote?

A:  You can vote by proxy before the special meeting or you can vote in person by completing a ballot at the special meeting. Even if you plan to attend Li3’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card (if you are a beneficial holder), or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting. For detailed information, see “The Special Meeting of Li3 Stockholders — How to Vote” beginning on page 99. YOUR VOTE IS VERY IMPORTANT.

Q:  When and where will the Li3 special meeting be held?

A:  The Li3 special meeting will be held at the offices of _____________, located at __________, on July __ , 2013, at 10:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Q:  Who is entitled to vote at the Li3 special meeting?

A:   Li3 has fixed June 26, 2013 as the record date. If you were an Li3 stockholder at the close of business on the record date, you are entitled to vote on matters that come before the Li3 special meeting.

However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Li3 special meeting.

Q:  Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:  Yes. If you are a stockholder of record, you can change your vote by revoking your proxy at any time before it is voted at the Li3 special meeting, as applicable. You can do this in one of four ways: (1) submit a proxy again by telephone or over the Internet prior to midnight on the night before the special meeting; (2) sign another proxy card with a later date and return it by mail prior to midnight on the night before the special meeting; (3) attend the applicable special meeting and complete a ballot; or (4) send a written notice of revocation to the secretary of Li3 so that it is received prior to midnight on the night before the Li3 special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  What should stockholders do if they receive more than one set of voting materials for a special meeting?

A:  You may receive more than one set of voting materials for a special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:  Should I send in my share certificates now for the exchange of my Li3 shares?

A:   No. As soon as practicable after the Effective Time, Blue Wolf shall cause Continental Stock Transfer & Trust Company (the “Exchange Agent”) to mail each holder of record holding an Li3 common stock certificate (the “Certificate”) a letter of transmittal as prepared by Li3 and Blue Wolf (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefore a certificate representing the number of whole Ordinary Shares to which such holder of Li3 common stock shall have become entitled to hereunder and in accordance with this Agreement, and the Certificate or Certificates so surrendered shall be canceled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

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Q:  How many votes do I have?

A:  Li3 stockholders are entitled to one vote at the special meeting for each share of Li3 common stock held of record as of the record date. As of the close of business on the record date, there were ___________ issued and outstanding shares of Li3 common stock.

Q:  What constitutes a quorum?

A:  Holders of a majority in voting power of the Li3 common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of the Li3 stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date, __________ shares of Li3 common stock would be required to achieve a quorum.

Q:  How will the solicitation of proxies be handled?

A:   Li3 is soliciting proxies for the Li3 special meeting from Li3 stockholders. Li3 will bear the cost of soliciting proxies from Li3 stockholders. In addition to this mailing, Li3’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies by telephone or in-person meeting.

Li3 has also engaged the services of Morrow & Co., LLC to assist in the solicitation and distribution of the proxies. The agent will receive reasonable and customary compensation for their respective services. The agent can be contacted at (203) 658-9400 by banks and brokerage firms and at (855) 292-8186 by individual shareholders.

Li3 will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Li3 common stock.

Q:  Who should I call if I have questions about the proxy materials or voting procedures?

A:  If you have questions about the Merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Li3 as follows:

You should contact Luis Santillana, by email at luis.santillana@li3energy.com, or by telephone at +56 920 2896-9100.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following summary highlights only selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that may be important to you. To better understand the Transaction and proposals to be considered at the special meeting, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” on page 146.

This proxy statement/prospectus is:

•	a proxy statement of Li3 for use in the solicitation of proxies for its special meeting of stockholders; and

•	a prospectus of Blue Wolf relating to the issuance of Ordinary Shares as Merger Consideration.

THE STOCKHOLDER PROPOSALS

THE ACQUISITION PROPOSAL

The Parties

Blue Wolf

Blue Wolf, incorporated in the British Virgin Islands on March 11, 2011, is organized as a blank check business company with limited liability (meaning the public shareholders have no liability, as members of Blue Wolf, for the liabilities of Blue Wolf) formed for the purpose of acquiring, engaging in share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets.

If Blue Wolf does not consummate an initial business combination by July 22, 2013, it (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of the Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of its affairs.

Blue Wolf’s Ordinary Shares, Warrants and Units are currently traded on Nasdaq under the symbols “MNGL,” “MNGLW” and “MNGLU,” respectively. See “Price Range of Securities and Dividends – Blue Wolf.”

Blue Wolf’s executive offices are located at Suite 409, Central Tower, 2 Sukhbaatar Square, Sukhbaatar District 8, Ulaanbaatar 14200, Mongolia, and its telephone number is 976-7010-0248.

Following the closing Blue Wolf intends to change its name to “Li3 Energy Corp.”

Li3

Li3 (OTCBB: LIEG), a Nevada corporation, is a South America-based exploration stage company in the lithium mining and energy sector which files public reports with the SEC. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. It is currently focused on exploring, developing and commercializing its 60% controlling interest in its flagship Maricunga Project located in the northeast section of the Salar de Maricunga in Region III of Atacama, in northern Chile. See “Information About Li3.”

Li3’s corporate office is located at Marchant Pereira 150, Of. 803, Providencia, Santiago de Chile, Chile, and its telephone number is +56 (2) 2896-9100.

Li3 will cease to be a public reporting company upon the closing of the Merger.

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Merger Sub

Blue Wolf Acquisition Sub, Inc. (“Merger Sub”) is a Nevada corporation and wholly owned subsidiary of Blue Wolf. Merger Sub will be organized solely for the purpose of effecting the business combination. Merger Sub will be merged with and into Li3 and, as a result, Li3 will survive the Merger and become a wholly owned subsidiary of Blue Wolf.

The Agreement and Plan of Merger

On May 21, 2013, Blue Wolf, Merger Sub and Li3 entered into the Agreement and Plan of Merger pursuant to which Blue Wolf will acquire Li3. The Agreement and Plan of Merger is described in greater detail under “The Agreement and Plan of Merger.” Pursuant to the terms of the Agreement and Plan of Merger, Merger Sub will merge with and into Li3 with Li3 surviving as a wholly-owned subsidiary of Blue Wolf. Concurrently with the Closing, the parties will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS.

Prior to and/or concurrently with the closing of the Transaction, Blue Wolf will have:

(i)	completed the Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the tender offer, stockholders of Blue Wolf will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Transaction; and

(ii)	filed a registration statement with the SEC to register the Merger Consideration and such registration statement shall have been declared effective on or prior to the Effective Time.

In connection with the Transaction, at the Effective Time, Blue Wolf shall cause the Merger Consideration to be issued to the stockholders of record of Li3. In addition, each option and warrant to purchase shares of Li3 common stock which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such Li3 option or warrant and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time. Any fractional shares shall be rounded up to the nearest whole number.

Board of Directors of Blue Wolf (post Transaction) (Page 123)

Under the Agreement and Plan of Merger, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf. Following the closing, the following persons shall serve as the directors of Blue Wolf: Luis Francisco Saenz, Patrick Cussen, Patrico Compos, Harvey McKenzie, SungWon Lee, Jonathan Lee and Myron Manternach. See “Management Following the Transaction” for more information.

Tax Considerations (Page 110)

It is expected by the parties to the Merger that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code, with the further expectation that Section 367(a) of the Internal Revenue Code will also apply to the Merger requiring U.S. Holders of Li3 common stock to recognize gain (but not loss) on the exchange of the Li3 shares.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “Material U.S. Federal Income Tax Consequences” on page 110.

For a description of the material federal income tax consequences of the Transaction, please see the information set forth in “Material U.S Federal Income Tax Considerations.”

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Anticipated Accounting Treatment (Page 106)

Li3’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. Li3 is the larger of the two entities and is the operating company within the combining companies. Following the Transaction, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf. Although, depending on the amount of shares tendered, there is a possibility that a larger portion of the voting rights in the combined entity is likely to be held by pre-Transaction Blue Wolf shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Blue Wolf shareholders are expected to represent a diverse group of shareholders at completion of the Transaction and Blue Wolf are not aware of any voting or other agreements that suggest that they can act as one party.

Dissenters’ Rights (Page 121)

Under Chapter 92A of the NRS, Li3 public stockholders will have dissenters’ rights in connection with the business combination. To exercise dissenters’ rights, Li3 stockholders must strictly follow the procedures prescribed by Nevada law. These procedures are summarized under the section entitled “The Agreement and Plan of Merger —Dissenters’ Rights Under Nevada Law” beginning on page 121, and Sections 92A.300 through 92A.500 of the NRS are attached to this proxy statement /prospectus as Annex B. Holders of shares of Li3 common stock are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising the right to seek appraisals, holders of shares of Li3 common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights. If the dissenting stockholder does not vote, his dissenter rights are not waived. The dissenting stockholder waives his rights only if he votes, or causes or permits to be voted, any of his shares in favor of the proposed action.

Proxies (Page 101)

Proxies may be solicited by mail, telephone or in person. Li3’s proxy solicitor is Morrow & Co., LLC, who can be reached at 470 West Avenue, Stamford, CT 06902. Their telephone number is (203) 658-9400 for banks and brokerage firms and (855) 292-8186 for individual shareholders.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the Special Meeting of Stockholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Li3Stockholders— Revoking Your Proxy.”

Reasons for the Transaction (Page 105)

Based upon its evaluation, Li3’s Board of Directors and special committee formed on May 6, 2013 (the “Special Committee”) unanimously approved the Transaction with Blue Wolf and determined that it is in the best interests of Li3and its stockholders.

Li3’s Board of Directors and Special Committee considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of Li3s board of directors may have given different weight to different factors.

Li3’s Board of Directors and Special Committee considered the factors below, in addition to the various risks discussed in the section entitled “Risk Factors” beginning on page 31, in reaching its determination that the Transaction is in the best interests of Li3and its stockholders and to approve the Transaction.

In considering the Transaction, Li3’s Board of Directors and Special Committee gave consideration to the following positive factors (although not weighted or in any order of significance):

•

Current capital market conditions provide very few financing alternatives in the mineral resource and lithium sectors. As such, the Transaction represents a unique opportunity to obtain required financing for the company.

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Funding vehicle that could simultaneously accomplish a complete recapitalization and when closed improve the company’s listing (NASDAQ Capital Markets vs. OTC BB)

•	Funding that upon closing, strengthen Li3’s balance sheet and allow for payment of near and intermediate liabilities.

•	Depending on the level of cash at closing, provide funding allowing the company to advance its Maricunga and Cocina Projects towards Feasibility Study and commercial scale;

•	Depending on the level of cash at closing, provide funding allowing the company to explore other joint venture lithium projects within Maricunga to consolidate the Salar.

In addition, Li3’s Board of Directors and Special Committee also gave consideration to the following negative factors (although not weighted or in any order of significance):

•	The dilutive effect of the Transaction;

•	The fees associated with a minimum closing of net $5 million of funds after giving effect to redemptions and other expenses.

•	The ownership levels maintained by existing Blue Wolf management and affiliated sponsor upon closing

Certain Benefits of Li3’s Directors and Officers and Others in the Transaction (Page 106)

When you consider the recommendation of Li3s board of directors in favor of approval of the Transaction, you should keep in mind that Li3’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•	Li3’s existing management team remains and will lead the company moving forward.

•	Li3 will retain majority control of the board of directors with four (4) nominated directors.

Voting Agreement (Page 122)

Li3 management believes, based on discussions with its largest stockholders, that stockholders of Li3 holding a majority of the issued and outstanding Li3 common stock will support and agree to approve the Merger, and that such stockholders will enter into lock-up and support agreements with Li3 and Blue Wolf pursuant to which such stockholders agree to vote in favor of the Merger.

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For more information, see the description of the Lock-Up and Support Agreement in the section entitled “Agreement and Plan of Merger.”

Regulatory Matters

The Transaction contemplated by the Agreement and Plan of Merger are not subject to any additional federal or state regulatory requirements or approvals, except for the SEC declaring effective Blue Wolf’s registration statement of which this proxy statement/prospectus is a part, the SEC advising Blue Wolf that it has no further comment on its concurrent tender offer, and filings with the State of Nevada necessary to effectuate the Merger.

The Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Agreement and Plan of Merger in its entirety.

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The Special Meeting of Stockholders

Date, Time and Place (Page 98)

A special meeting of the stockholders of Li3 will be held at the offices of __________, located at _____________, on July______, 2013, at 10:00 a.m., Eastern time, unless the special meeting is adjourned or postponed.

Record Date; Voting Power (Page 98)

Holders of shares of Li3 common stock as of the close of business on June 26, 2013, or the Li3 record date, are entitled to notice of, and to vote at, the special meeting or one or more adjournments thereof. Each share of Li3 common stock is entitled to one vote.

As of the Li3 record date, __________ shares of Li3 common stock were outstanding and entitled to vote at the Li3 special meeting.

Quorum & Vote Required

A quorum of Li3stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Stockholders if a majority of the outstanding shares of Li3at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Proposal to Approve and Adopt the Agreement and Plan of Merger by Li3 stockholders:  Approving and adopting the Agreement and Plan of Merger requires the affirmative vote of holders of a majority of the shares at a duly organized meeting of Li3 common stock outstanding and entitled to vote. Accordingly, an Li3 stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an Li3 stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Agreement and Plan of Merger.

Proposal to Approve the Adjournment of the Li3 Special Meeting by Li3 stockholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to approve and adopt the Agreement and Plan of Merger) requires the affirmative vote of holders of a majority at a duly organized meeting of the shares of Li3 common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Li3 Board and Special Committee (Page 99)

The Li3 board and Special Committee has unanimously (i) approved the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, (ii) determined that the terms of the business combination are fair to, and in the best interests of, Li3 and its stockholders, (iii) directed that the Agreement and Plan of Merger be submitted to Li3 stockholders for approval and adoption, and (iv) recommended that Li3 stockholders approve and adopt the Agreement and Plan of Merger.

THE LI3 BOARD AND SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT LI3 STOCKHOLDERS VOTE:

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•	“FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER;

•	“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER).

We refer to the recommendation that Li3 stockholders vote “FOR” the proposal to approve and adopt the Agreement and Plan of Merger as the Li3 recommendation. See “The Business Combination — Recommendation of the Li3 Board; Li3’s Reasons for the Business Combination” beginning on page 107.

RISK FACTORS (Page 31)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and especially consider the factors discussed in the section titled “Risk Factors.”

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SELECTED HISTORICAL FINANCIAL DATA

Blue Wolf Mongolia Holdings Corp.

Blue Wolf is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operations data for the four months ended June 30, 2012 and the period from March 11, 2011 (date of inception) through February 29, 2012 and the balance sheet data as of June 30, 2012 and February 29, 2012 have been derived from Blue Wolf’s audited financial statements included elsewhere in this proxy statement/prospectus. The statement of operations data for the nine months ended March 31, 2013 and the balance sheet data as of March 31, 2013 have been derived from Blue Wolf’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf” and Blue Wolf’s financial statements and related notes to those financial statements included elsewhere in this proxy statement/prospectus.

			March 11, 2011
	Nine months	Four months	(date of inception)
	ended March 31,	Ended June 30,	To February 29,
	2013	2012	2012
Statement of Operations Data (unaudited):
Revenue	$-	$-	$-

General and administrative expenses	607,559	166,702	401,940
Loss from operations	(607,559)	(166,702)	(401,940)
Interest income	4,595	2,660	4,287
Change in fair value of warrant liability	2,443,333	855,167	977,333
Net income	$1,840,369	$691,125	$579,680

Weighed average number of ordinary shares, excluding shares subject to possible redemption – basic and diluted	3,234,334	3,531,758	3,020,601

Net income per ordinary share, excluding shares subject to possible redemption - basic and diluted	$0.57	$0.20	$0.19

Balance Sheet Data (at end of period) (unaudited):
Cash (including investments held in trust account)	$80,298,131	$80,475,848	$80,634,412
Total assets (including investments held in trust account)	$80,305,098	$80,537,893	$80,722,741
Total shareholders' equity	$5,000,010	$5,000,004	$5,000,010

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Li3 Energy, Inc.

Li3 is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operations data for each of the years ended June 30, 2012, 2011, 2010, 2009 and 2008 and the balance sheet data as of June 30, 2012, 2011, 2010, 2009 and 2008 have been derived from Li3’s audited financial statements included elsewhere in this proxy statement/prospectus. The statement of operations data for the nine months ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 and 2012 have been derived from Li3’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3” and Li3’s financial statements and related notes to those financial statements included elsewhere in this proxy statement/prospectus.

	(unaudited)
	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except for share data)
SELECTED BALANCE SHEET DATA
Assets:
Total current assets	$2,450	$47	$37	$1,097	$359	$10	$25

Mineral rights	63,741	64,041	63,741	64,041	340	-	-

Total assets	66,339	64,547	63,963	65,138	703	18	37
Liabilities:
Accounts payable and accruals	1,815	2,604	3,949	803	1,650	9	5
Convertible debt	1,779	1,615	1,783	373	-	-	.
Notes payable	95	395	1,245	95	95	95	50
Derivative liabilities – warrant instruments	5,849	10,597	7,654	15,245	8,030	-	-
Total liabilities	9,539	15,211	14,631	16,516	9,775	104	55
Total equity of Li3 Energy, Inc	33,865	25,883	26,212	23,126	(9,072)	(86)	(18)
Non-controlling interests	22,933	23,453	23,121	25,496	-	-	-
Total equity	$56,798	$49,336	$49,332	$48,622	$(9,072)	$(86)	$(18)

	(unaudited)
	For the Nine Months Ended March 31,				For the Year Ended June 30,
	2013		2012		2012		2011		2010		2009		2008
	(Dollars in thousands, except for share data)
SELECTED INCOME STATEMENT DATA	$		$		$		$		$		$		$
Exploration expenses		(457)		(5,609)		(6,194)		(560)		(2,336)		-		-
Mineral rights impairment expense		-		-		(300)		(4,120)		(4,719)		-		-
General and administrative expenses		(3,700)		(4,988)		(6,996)		(5,449)		(2,762)		(63)		(96)
Change in fair value of derivative liability – warrant instruments		6,454		7,838		10,780		(6,116)		(6,224)		-		-
Interest expense, net		(299)		(880)		(1,151)		(410)		(3)		(5)		(0)
Net income (loss)		1,804		(4,448)		(4,687)		(19,219)		(16,049)		(68)		(96)
Net loss attributable to non-controlling interests		188		2,043		2,375		-		-		-		-
Net income (loss) attributable to Li3 Energy, Inc		1,991		(2,405)		(2,312)		(19,219)		(16,049)		(68)		(96)

PER COMMON SHARE DATA
Basic earnings per share		$0.01		$(0.01)		$(0.01)		$(0.16)		$(0.19)		$(0.01)		$(0.01)
Diluted earnings per share		$0.01		$(0.01)		$(0.01)		$(0.16)		$(0.19)		$(0.01)		$(0.01)
Basic weighted average common shares		380,373,535		310,810,095		313,997,372		123,690,841		83,014,592		121,052,721		7,645,677
Diluted weighted average common shares		395,841,166		310,810,095		313,997,372		123,690,841		83,014,592		121,052,721		7,645,677

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SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed combined pro forma balance sheet data as of March 31, 2013 and the unaudited condensed combined pro forma statements of operations data for the nine months ended March 31, 2013 are based on the separate historical financial statements of Blue Wolf and Li3, included elsewhere in this proxy statement/prospectus, after giving effect to the Transaction.

The unaudited condensed combined pro forma statement of operations for the nine months ended March 31, 2013 and for the year ended June 30, 2012 give pro forma effect to the Transaction as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma balance sheet as of March 31, 2013 gives pro forma effect to the Transaction as if it had occurred on such date.

Blue Wolf’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. Li3 is the larger of the two entities and is the operating company within the combining companies.  Following the Transaction, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf.  Although, depending on the amount of shares tendered, there is a possibility that a larger portion of the voting rights in the combined entity is likely to be held by pre-Transaction Blue Wolf shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Blue Wolf shareholders are expected to represent a diverse group of shareholders at completion of the Transaction and we are not aware of any voting or other agreements that suggest that they can act as one party. See the section entitled “The Transaction — Accounting Treatment” for more information.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transaction, are factually supportable and, in the case of the unaudited condensed combined pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transaction.

This information should be read together with the financial statements of Blue Wolf and Li3 and the respective notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3” included elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma financial statements have been prepared assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration and (b) if 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased by Blue Wolf, and, with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet Data

As of March 31, 2013

	Combined Pro Forma (Assuming No Tender)	Combined Pro Forma (Assuming Maximum Tender)

Cash and cash equivalents	$21,331,713	$7,574,192
Total assets	85,328,345	71,570,824
Total current liabilities	3,776,346	3,776,346
Total long-term liabilities	10,735,890	10,735,890
Common stock subject to rescission	3,041	3,041
Total non-controlling interest	22,932,695	22,932,695
Total stockholders' equity	70,813,068	57,055,547
Total liabilities and stockholders' equity	$85,328,345	$71,570,824

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

  Unaudited Condensed Combined Pro Forma Statements of Operations Data

For the Nine Months Ended March 31, 2013

	Combined Pro Forma (Assuming No Tender)	Combined Pro Forma (Assuming Maximum Tender)

Operating expenses	$(4,163,090)	$(4,163,090)
Loss from operations	4,163,090	4,163,090

Other income (expense)	8,410,007	8,410,007
Net income before taxes	4,246,917	4,246,917

Less: net loss attributable to the non-controlling interest	187,898	187,898
Net income attributable to stockholders	$4,434,815	$4,434,815

Weighted Average common shares outstanding - Basic	4,179,875	2,711,905
Weighted Average common shares outstanding - Diluted	4,241,746	2,773,776
Earnings per share attributable to stockholders - Basic	$1.06	$1.64
Earnings per share attributable to stockholders - Diluted	$1.05	$1.60

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COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Blue Wolf and Li3 and unaudited condensed combined pro forma per share ownership information after giving effect to the Transaction, assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration, and (b) the existence of 4,240,371 Ordinary Shares if no Ordinary Shares are validly tendered in the Offer or 2,772,401 Ordinary Shares if 1,467,970 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased by Blue Wolf, and, with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

Blue Wolf is providing this information to aid you in your analysis of the financial aspects of the Transaction. The historical information should be read in conjunction with “Selected Historical Financial Information” included elsewhere in this proxy statement/prospectus, the historical financial statements of Blue Wolf and the related notes thereto and the historical financial statements of Li3 and the related notes thereto each included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma per share information reflects the Transaction being accounted for as a as a recapitalization by Li3. See “The Transaction — Accounting Treatment” for more information.

Unaudited Condensed Combined Pro Forma Per Share Information

	Li3 Energy, Inc.	Blue Wolf Holdings Corp. and Subsidiary	Blue Wolf Holdings Corp. and Subsidiary Equivalent Pro Forma (Assuming Minimum Tender)	Blue Wolf Holdings Corp. and Subsidiary Equivalent Pro Forma (Assuming Maximum Tender)	Consolidated Pro Forma (Assuming No Tender)	Consolidated Pro Forma (Assuming Maximum Tender)

Book value per share at March 31, 2013(2)(3)(6)	$0.09	$7.22	$8.46	$6.59	$11.29	$12.31
Earnings per share - Nine months ended March 31, 2013
Basic earnings (loss) per share (7)	$0.01	$0.57	$0.92	$2.05	$1.06	$1.64
Diluted earnings (loss) per share (7)	$0.01	$0.57	$0.92	$2.05	$1.05	$1.60

Book value per share at June 30, 2012(2)(6)(8)(9)	$0.08	$7.03	$8.46	$6.59	$9.62	$8.40
Earnings per share - Twelve months ended June 30, 2012
Basic earnings (loss) per share (8)(10)	$(0.01)	$0.36	$0.69	$1.54	$(0.26)	$(0.42)
Diluted earnings (loss) per share (8)(10)	$(0.01)	$0.36	$0.69	$1.54	$(0.26)	$(0.42)

(1)	As of March 31, 2013 and June 30, 2012, Li3 had 394,041,586 and 323,782,553, respectively, outstanding shares of common stock that were used to calculate the book value per share.

(2)	Book value per share of Blue Wolf is computed by dividing the sum of total shareholders’ equity plus Ordinary Shares subject to possible redemption by the 10,062,500 Ordinary Shares (which includes 1,467,970 Ordinary Shares subject to possible redemption and 2,012,500 Ordinary Shares currently held by our Sponsor) outstanding at the balance sheet date.

(3)	Book value per share for the pro forma columns is computed by dividing the sum of total shareholders’ equity by the Ordinary Shares assumed to be outstanding after the Transaction. Combined Pro Forma (assuming no tender of Ordinary Shares) assumes 4,240,371 shares are outstanding and equals the sum of 4,268,381 Ordinary Shares currently outstanding and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders, less 1,610,000 Ordinary Shares forfeited by the Sponsor. Combined Pro Forma (assuming maximum allowable tender of Ordinary Shares) assumes 2,772,401 shares are outstanding and is (i) the sum of 4,268,381 Ordinary Shares currently outstanding and 1,581,990 Ordinary Shares to be issued to Li3’s shareholders less (ii) the maximum allowable tender of 1,467,970 Ordinary Shares and 1,610,000 Ordinary Shares forfeited by the Sponsor.

(4)	Basic earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 4,179,875 Ordinary Shares (assuming no tender of Ordinary Shares), and 2,711,905 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the nine months ended March 31, 2013 included elsewhere in this proxy statement/prospectus.

(5)	Diluted earnings (loss) per share in the pro forma columns is computed using the following weighted average shares: 4,241,746 Ordinary Shares (assuming no tender of Ordinary Shares), and 2,773,776 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the nine months ended March 31, 2013 included elsewhere in this proxy statement/prospectus.

(6)	Equivalent book value per share assuming no tender was calculated using assets on hand for Blue Wolf are $22,481,425 of cash; Ordinary Shares outstanding are 2,658,381. Equivalent book value per share assuming maximum tender; assets on hand for Blue Wolf are $7,845,764 of cash; Ordinary Shares outstanding are 1,190,411.

(7)	Equivalent pro forma earnings per share was calculated using pro forma income before non-recurring charges or credits directly attributable to the Transaction of $2,443,333 (unrealized gain on derivative) divided by 2,658,381 Ordinary Shares (assuming no tender) and 1,190,411 Ordinary Shares (assuming maximum tender).

(8)	Equivalent pro forma earnings per share was calculated using pro forma income before non-recurring charges or credits directly attributable to the Transaction of $1,832,500 (unrealized gain on derivative) divided by 2,658,381 Ordinary Shares (assuming no tender) and 1,190,411 Ordinary Shares (assuming maximum tender).

(9)	Book value per share for the pro forma columns was calculated by dividing the sum of the total shareholder's equity by the Ordinary Shares assumed to be outstanding after the Transaction. Combined Pro Forma (assuming no tender of Ordinary Shares) assumes 3,953,511 Ordinary Shares are outstanding and equals the sum of 4,268,381 Ordinary Shares currently outstanding and 1,295,130 Ordinary Shares to be issued to Li3’s shareholders, less 1,610,000 Ordinary Shares forfeited by the Sponsor. Combined Pro Forma (assuming maximum tender of Ordinary Shares) assumes 2,485,541 shares are outstanding and is (i) the sum of 4,268,381 Ordinary Shares currently outstanding and 1,295,130 Ordinary Shares to be issued to Li3’s shareholders less the maximum allowable tender of 1,467,970 Ordinary Shares and (ii) 1,610,000 Ordinary Shares forfeited by the Sponsor.

(10)	Basic and diluted earnings (loss) per share in the pro forma columns was calculated using the 3,914,370 weighted average shares (assuming no tender of Ordinary Shares) and 2,446,400 Ordinary Shares (assuming maximum allowable tender of Ordinary Shares), as presented in the Unaudited Condensed Combined Pro Forma Statements of Operations for the year ended June 30, 2012 included elsewhere in this proxy statement/prospectus.

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MARKET PRICE AND DIVIDEND INFORMATION

Blue Wolf

Price Range of Blue Wolf Securities

The Units, Ordinary Shares and Warrants of Blue Wolf are listed on Nasdaq under the symbols “MNGLU,” “MNGL” and “MNGLW,” respectively. The Units commenced public trading on July 15, 2011, and the Ordinary Shares and Warrants commenced separate trading on August 3, 2011.

The following table sets forth the high and low sales prices on Nasdaq for Blue Wolf’s Units, Ordinary Shares and Warrants for the periods indicated.

	Units		Ordinary Shares		Warrants
Quarter Ended	Low	High	Low	High	Low	High
March 31, 2013	$10.10	$10.38	$9.87	$9.99	$0.29	$0.40
December 31, 2012	$10.01	$10.41	$9.80	$10.34	$0.00	$0.40
September 30, 2012	$10.10	$10.30	$9.50	$9.90	$0.00	$0.60
June 30, 2012	$10.11	$10.94	$9.60	$10.10	$0.60	$0.72
March 31, 2012	$10.05	$10.37	$9.50	$10.08	$0.00	$0.72
December 31, 2011	$10.05	$10.33	$9.49	$9.62	$0.00	$0.80
September 30, 2011	$10.03	$10.49	$9.58	$10.10	$0.65	$0.87

On June 21, 2013, the last reported closing prices of Blue Wolf’s Units, Ordinary Shares and Warrants were $10.15, $10.29 and $0.25.

Holders

As of the date of this proxy statement/prospectus, there were two holders of record of Blue Wolf’s Ordinary Shares, two holders of record of Blue Wolf’s Warrants and one holders of record of Blue Wolf’s Units.

Dividends

Blue Wolf has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of any cash dividends subsequent to the initial business combination will be within the discretion of Blue Wolf board of directors at such time and subject to the Companies Act. The Companies Act provides that, subject to Blue Wolf’s Charter the directors may, by resolution, authorize a distribution to stockholders at such time and of such an amount as they think fit, if they are satisfied on reasonable grounds that Blue Wolf will immediately after the distribution, satisfy the ‘solvency test’. A company will satisfy the solvency test if (i) the value of the company’s assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company’s failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

In addition, Blue Wolf’s board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if Blue Wolf incurs any indebtedness in connection with its initial business combination, Blue Wolf’s ability to declare dividends may be limited by restrictive covenants Blue Wolf may agree to in connection therewith.

Li3

Price Range of Li3 Common Stock

Li3’s common stock trades on the OTCBB under the symbol “LIEG”. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of the Li3 common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

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	Fiscal Year Ending June 30, 2013		Fiscal Year Ending June 30, 2012		Fiscal Year Ending June 30, 2011
	High	Low	High	Low	High	Low

First Quarter (July 1 - September 30)	$0.10	$0.06	$0.23	$0.10	$0.42	$0.18
Second Quarter (October 1 – December 31)	$0.08	$0.05	$0.13	$0.06	$0.32	$0.10
Third Quarter (January 1 – March 31)	$0.06	$0.03	$0.14	$0.07	$0.51	$0.21
Fourth Quarter (April 1 – June 30) (through May 17, 2013)	$0.06	$0.03	$0.10	$0.06	$0.45	$0.19

On June 21, 2013, the last reported closing prices of Li3’s common stock on the OTCBB was $0.04.

Holders of Common Stock

As of May 8, 2013, there were approximately 188 Li3 stockholders of record. Because shares of Li3’s common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of such shares is substantially larger than the number of stockholders of record. On May 17, 2013, the last reported sale price per share for the Li3 common stock as reported by the OTCBB quotation service was $0.04 per share.

Dividends

Li3 has never declared any cash dividends with respect to its common stock. Future payment of dividends is within the discretion of its board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Li3 presently intends to retain future earnings, if any, for use in its business and it has no present intention to pay cash dividends on its common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The Li3 board of directors adopted, and its stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”) on October 19, 2009.  The 2009 Plan reserves a total of 5,000,000 shares of common stock for issuance pursuant to awards granted thereunder.  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

As of March 31, 2013, Li3 has outstanding 1,450,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.22 per share, of which options for 1,200,000 are currently vested.  In addition, Li3 has granted (a) an award of 2,500,000 shares of restricted stock under the 2009 Plan, of which 2,500,000 shares are currently issued and vested, and (b) awards of restricted stock units with respect to 950,000 shares of common stock, 550,001 of which are currently issued and vested.  For all option grants, the board of directors has set (or will set) the exercise price of the options at a price equal to or greater than the fair market value of the common stock on the date of grant of the options. Of the outstanding options under the 2009 Plan, 1,200,000 have vested. 200,000 of such options vested immediately and have a five year term, 1,000,000 options were fully vested as of December 31, 2012 and have a five year term, and the remaining 250,000 options vest on September 1, 2013 and have a five year term. Furthermore, Li3 has committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares; however, it does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations.

The following table provides information as of March 31, 2013, with respect to the shares of common stock that may be issued under existing Li3 equity compensation plans:

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Weighted-
		average	Number of securities
	Number of securities	Exercise price of	remaining available for
	to be issued upon	Outstanding	future issuance under equity
	exercise of	options,	compensation plans
	outstanding options,	Warrants and	(excluding securities reflected
	warrants and rights	rights	in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders (1)	1,450,000	$0.22	1,050,000	(2)
Equity compensation plans not approved by security holders	-	-	-
Total	1,450,000	$0.22	1,050,000	(2)

(1)    Represents the 2009 Equity Incentive Plan.

(2)    950,000 of such shares are reserved for issuance pursuant to Restricted Stock Units granted under the 2009 Plan, of which 550,001 shares have vested.

See “Executive Compensation of Li3” for information regarding individual equity compensation arrangements received by Li3’s executive officers pursuant to their employment agreements with Li3. See “The Agreement and Plan of Merger — Transaction Consideration to be Delivered” for a description of the treatment of Li3’s outstanding options and warrants in the Transaction.

Dividend Policy Following the Transaction

Future payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. We presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our ordinary shares.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Factors Relating to the Transaction

Certain Li3 stockholders have indicated their intention to vote in favor of the Acquisition Proposal.

Based on Li3’s discussions with its largest individual stockholders holding a majority of the issued and outstanding Li3 common stock, Li3 believes that such stockholders will enter into lock-up and support agreements with Li3and Blue Wolf subsequent to the execution of the Agreement and Plan of Merger, pursuant to which such Li3 stockholders will agree to vote in favor of the Merger and be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until one year after the consummation of the Merger (the “Lock-up Period”); provided, however, if the trading price of Blue Wolf Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration will be released from the lock-up. Accordingly, the Transaction may be approved by these certain stockholders even if our remaining public stockholders do not approve the Transaction. See “Related Agreements — Lock-Up and Support Agreements.”

There may be tax consequences of the merger that may adversely affect Li3 stockholders.

It is expected by the parties to the Merger that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code, with the further expectation that Section 367(a) of the Internal Revenue Code will also apply to the Merger requiring U.S. Holders of Li3 common stock to recognize gain (but not loss) on the exchange of the Li3 shares. See “Material U.S. Federal Income Tax Considerations” on page 110.

The Li3 board did not obtain a fairness opinion in determining whether or not to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to Li3’s stockholders.

In analyzing the business combination, the Li3 board conducted significant due diligence on Blue Wolf. The Li3 board believes because of the financial skills and background of its directors, it was qualified to conclude that the business combination was fair from a financial perspective to its stockholders. Notwithstanding the foregoing, the Li3 board did not obtain a fairness opinion to assist it in its determination. Accordingly, the Li3 board may be incorrect in its assessment of the transaction.

The Li3 board’s determination of the fairness of the transaction includes an analysis of the current state of the capital markets and in particular the access to financing by junior mining companies such as Li3. “Typically, junior lithium companies would have access to capital via traditional forms of financings such as Private Placements, Registered Direct Offerings, Private Investment in Public Equity (PIPEs) and IPO’s. Li3 has conducted several PIPE transactions to fund its operations since its inception. The vast majority of the mineral resource and lithium companies mainly trade on the Toronto Venture Exchange (TSX V). Some trade on the main Toronto Stock Exchange (TSX). Based upon information in the public domain, both exchanges have experienced substantial selling pressure resulting in the indices trading at levels not seen since 2007. Due to slowing global demand, prices of commodities have receded and, historically, the impact of declining commodity prices has had a direct correlation to the risk appetite of investors who typically invest in resource and lithium companies. To Li3’s knowledge, investor interest in financings for mineral resource and lithium projects has decreased. As such, capital market conditions provide very few financing alternatives in the mineral resource and lithium sectors and the Blue Wolf transaction represents a unique opportunity to obtain required financing for Li3.”

If the Transaction’s benefits do not meet the expectations of investors and/or stockholders, the market price of Blue Wolf’s securities may decline.

The market price of Blue Wolf’s securities, including its Ordinary Shares, prior to the consummation of the Transaction or the market price of Blue Wolf’s securities following the consummation of the Transaction may decline as a result of the Transaction if Blue Wolf does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by investors and/or stockholders. Accordingly, stockholders may experience a loss as a result of a decline in the market price of Blue Wolf’s securities prior to or following the consummation of the Transaction. A decline in the market price of Blue Wolf’s securities also could adversely affect Blue Wolf’s ability to issue additional securities and Blue Wolf’s ability to obtain additional financing in the future.

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Risks Related to Blue Wolf

An active market for Blue Wolf’s securities may not develop following the Transaction, which would adversely affect the liquidity and price of Blue Wolf’s securities.

An active trading market for Blue Wolf’s securities may never develop following the Transaction or, if developed, it may not be sustained. Additionally, if Blue Wolf’s securities are delisted from Nasdaq, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of Blue Wolf’s securities may be more limited than if it were listed on Nasdaq or another national or foreign exchange. You may be unable to sell your securities unless a market can be established and sustained.

As a foreign private issuer, Blue Wolf is permitted to rely on exemptions from certain NASDAQ corporate governance standards and other Exchange Act requirements applicable to U.S. issuers. This may afford less protection to holders of Blue Wolf’s securities.

As a foreign private issuer, Blue Wolf is permitted to follow home country corporate governance practices instead of certain corporate governance rules of the Nasdaq Capital Market. The corporate governance practice in Blue Wolf’s home country, the British Virgin Islands, does not require the implementation of various Nasdaq Capital Market corporate governance rules. Accordingly, Blue Wolf intends to rely on its home country corporate governance practice for the composition and responsibilities of its board of directors and board committees (including the audit, compensation and nominating committees), the participation of independent directors in the determination of executive compensation and the nomination of directors, the requirement of annual meetings of shareholders, the review and oversight of related-party transactions, the scheduling of executive sessions, the availability and content of a code of conduct, the number of shareholders representing a quorum at shareholders’ meetings, Blue Wolf intends to follow home country practice instead of Rule 5635 of the Nasdaq Capital Market, which requires shareholder approval for certain issuances of securities, including acquisitions of stock or assets of third parties resulting in the issuance of 20% or more of an issuer’s outstanding shares, issuances resulting in a change of control of an issuer and certain equity compensation plans.

As a foreign private issuer, Blue Wolf will also be exempt from those rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, selective disclosure rules pursuant to Regulation FD and Blue Wolf’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Blue Wolf will not be required under the Exchange Act to file periodic and current reports with the SEC as frequently or as promptly as U.S. issuers. Because of these exemptions, Blue Wolf’s shareholders are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Blue Wolf does not currently intend to hold an annual meeting of sthareholders until after its consummation of a business combination.

Blue Wolf is not required under BVI law to hold an annual meeting of shareholders and Blue Wolf does not currently intend to hold an annual meeting of shareholders until after Blue Wolf consummates its initial business combination. If Blue Wolf’s shareholders want Blue Wolf to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, Blue Wolf may not increase the required percentage to call a meeting above such 30 percent level. Until Blue Wolf holds an annual meeting of shareholders, public shareholders may not be afforded the opportunity to elect directors and to discuss company affairs with management.

Blue Wolf’s securities may not continue to be listed on Nasdaq in the future, which could limit investors’ ability to make transactions in Blue Wolf’s securities and subject Blue Wolf to additional trading restrictions.

Blue Wolf’s securities are listed on Nasdaq. In order to maintain that listing, Blue Wolf must satisfy minimum financial and other requirements. If and when Blue Wolf consummate the Transaction, Blue Wolf will be required to comply with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. Blue Wolf may not be able to meet those listing requirements.

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If Blue Wolf fails to meet all applicable Nasdaq requirements and Nasdaq delists its securities from trading on its exchange, Blue Wolf expects its securities could be quoted on the OTC Bulletin Board or the “pink sheets.” If this were to occur, Blue Wolf could face significant material adverse consequences, including:

•	limited availability of market quotations for Blue Wolf’s securities;

•	reduced liquidity of Blue Wolf’s securities;

•	a determination that Blue Wolf’s shares are a “penny stock” which will require brokers trading in Blue Wolf’s shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Blue Wolf’s shares;

•	a limited amount of news and analyst coverage for Blue Wolf; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Furthermore, The National Securities Markets Improvement Act of 1996 (“NSMIA”) is a federal statute which prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Blue Wolf’s securities are listed on Nasdaq, they are covered securities for the purpose of NSMIA. If Blue Wolf’s securities were no longer listed on Nasdaq and therefore not “covered securities,” Blue Wolf would be subject to regulation in each state in which Blue Wolf offers its securities.

You may face difficulties in protecting your interests, and your ability to protect your rights through the United States federal courts may be limited, because Blue Wolf are incorporated under British Virgin Islands law.

Blue Wolf is a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against Blue Wolf’s directors or officers.

Blue Wolf’s corporate affairs will be governed by its Charter, the BVI Business Companies Act, 2004 of the British Virgin Islands (the “Companies Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Blue Wolf’s directors to Blue Wolf under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of Blue Wolf’s shareholders and the fiduciary responsibilities of Blue Wolf’s directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against Blue Wolf judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•	to impose liabilities against Blue Wolf, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

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•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Blue Wolf’s Charter permits the board of directors to create additional classes of securities, including shares with rights, preferences, designations and limitations as they determine which may have an anti-takeover effect.

Blue Wolf’s Charter permits its board of directors to designate rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect to the terms or the issuance. If issued, the rights, preferences, designations and limitations of the preferred shares would be set by its board of directors and could operate to the disadvantage of the outstanding ordinary shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers.

Risks Related to Li3

Li3 is an exploration stage company and currently has no revenues. Its business plan depends on its ability to explore for and develop mineral reserves and place any such reserves into extraction. Because Li3 has a limited operating history, it is difficult to predict its future performance.

Although Li3 was formed in June 2005, it has been and continues to be an exploration stage company. Therefore, it has limited operating and financial history available to help potential investors evaluate its past performance and the risks of investing in Li3. Moreover, Li3’s limited historical financial results may not accurately predict its future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to Li3’s business and companies with limited operating histories in general, it is possible that Li3 may not be successful in implementing its business strategy.

Li3 has generated no revenues to date and does not anticipate generating any revenues in the near term. Li3’s activities to date have been limited to capital formation, organization, acquisition of interests in mining properties and limited exploration on its projects, including digging and sampling of test pits and brine analysis on its Maricunga property. Li3 has yet to generate positive earnings and there can be no assurance that it will ever operate profitably. Li3’s success is significantly dependent on a successful exploration, mining and production program. Its operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. Li3 may be unable to locate exploitable quantities of mineral resources or operate on a profitable basis. Li3 is in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If Li3’s business plan is not successful, and it is not able to operate profitably, investors may lose some or all of their investment.

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Li3’s past losses raise doubt about its ability to continue as a going concern.

Li3’s consolidated financial statements contained herein have been prepared assuming Li3 will continue as a going concern. As of March 31, 2013, Li3 had no source of current revenue, a cash balance of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. Li3 had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, Li3 received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”). On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar.

Li3 does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, and requires immediate cash flow for which it is seeking interim funding.

Li3 has sustained and continues to sustain losses as a result of its operations and cannot predict if and when it may generate profits. In the event Li3 identifies commercial reserves of lithium or other minerals, it will require substantial additional capital to develop those reserves. Li3 expects to finance its future operations primarily through future equity or debt financings. However, as discussed in Li3’s consolidated financial statements, there exists substantial doubt about Li3’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital through an equity or debt financing, or any combination thereof, on satisfactory terms or at all.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mineral operations are subject to applicable law and government regulation, which could restrict or prohibit the exploitation of that mineral resource.

Both mineral exploration and extraction in Chile require obtaining mining concessions as well as permits from various foreign, federal, state, provincial and local governmental authorities, as the case may be, and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that Li3 will be able to obtain or maintain any of the mining rights and permits required for the continued exploration of its mineral properties or for the construction and operation of a mine on its properties (especially but not limited to extracting lithium) nor that it will be able to obtain or maintain any of such rights and permits at economically viable costs.

In Chile, the Chilean Organic Law on Mining Concessions (“LOCM”) and the Chilean Mining Code (“CMC”) provide that lithium may not be granted in a mining concession without prejudice of the mining concessions validly granted before lithium was declared as a mineral the exploration and exploitation of which could not be the object of a mining concession. As a result, only mining exploitation concessions initiated before January 1, 1979 are authorized for the exploitation of lithium. For all other cases, the CMC establishes the reserve of lithium to Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of Chile for each case. Additionally, Law 16,319, which created the Chilean Nuclear Energy Commission (the “NEC”), provides in its article 8th that, for reasons of national interest, any act or contract in connection with lithium will require the previous authorization of NEC (or have NEC as a party thereto). NEC is entitled to subject any such authorization to the fulfillment by the applicant of certain conditions. Once any such authorization is granted, NEC is not authorized to amend it or terminate it, nor the applicant to resign it, for reasons other than those set forth in the resolution granting it.

Since the constitution process of the Litio 1-6 Mining Concessions was initiated in 2000, the Maricunga Companies are not authorized to exploit lithium in the area covered by such concessions, unless they also obtain a CEOL authorizing such exploitation. Since the constitution process of the Cocina Mining Concessions was initiated in 1937, Minera Li (a wholly-owned subsidiary of Li3), as the owner of the Cocina Mining Concessions, is authorized to exploit lithium in the area covered by the Cocina Mining Concessions.

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Lithium exploitation both in the area covered by the Cocina Mining Concessions as well as in the area covered by the Litio 1-6 Mining Concessions (in case in the future it becomes legally possible to exploit lithium in this latter area) shall require the NEC authorization. To the best of our understanding (i) NEC provided its authorization when requested to do so in the past, subjecting the applicant to commercially reasonable production quotas; and (ii) the third party whose option to acquire the Cocina Mining Concessions (via acquiring 100% shares of the Cocina Company) recently expired obtained a NEC authorization for the exploitation of lithium from the area covered by such concessions subject to a production quota of 50,000 tons; and (iii) NEC granted an authorization to whomever were awarded with the CEOL public offer, provided that such entity informs the NEC on the price, purchaser, volume and use of each sale of lithium; informs the NEC, on an annual basis, on the volume sold, the amount of metallic lithium, the volume of extracted brine to produce the volume of lithium sold as well as the density and lithium volume in the brine; and sells or otherwise commercializes all the lithium produced in the best market conditions.

Even though the authorization that NEC granted to the third party is not transferable and the authorization that NEC granted to whomever were awarded with the CEOL public offer should be considered extinguished as a consequence of the ineffectiveness of the CEOL public offer (and for as long as it remains ineffective), those authorizations shed light on the type of conditions that NEC may impose on Minera Li or the Maricunga Companies should any of them request an authorization from NEC to extract lithium from the area covered by the Cocina Mining Concessions or the Litio 1-6 Mining Concessions (in case lithium exploitation from these latter concessions is authorized). Moreover, the granting of the NEC authorization (as well as the conditions such authorization could be subject to) should be decided exclusively on the grounds that it is related to the “production, acquisition, transfer, transport, and specific use of atomic energy and fertile fissionable and radioactive materials”, since that is the purpose of the NEC, which, in turn, determines NEC’s scope of authority.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium, production quotas and licenses (Special Lithium Operations Contracts, or “CEOL”) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty (in addition to paying taxes in accordance with the ordinary Chilean tax regime. In September 2012, Li3 formed a consortium consisting of Li3, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, on September 14, 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed Li3 that the Consortium’s bid was not the winning bid. The Consortium made the second highest offer.

On September 25, 2012, the Ministry of Mining issued a resolution awarding the CEOL public offer to the highest bidder.

On September 28, 2012, the Consortium filed a petition to the Ministry of Mining requesting (i) to exclude the highest bidder from the CEOL bidding process since it did not comply with certain of the requirements set forth in the CEOL public offer in order to participate in such process (ii) and to award the CEOL public offer to the Consortium instead.

On October 1, 2012, the Ministry of Mining resolved (i) to invalidate the September 25, 2012 resolution since the highest bidder had not complied with the rules of the CEOL public offer; and (ii) not to award the CEOL public offer to any of the other bidders.

On October 5, 2012, Li3 submitted a “Request for Reconsideration” to the Chilean Government, requesting it to reconsider the invalidation of the CEOL public offer and award the CEOL to the Consortium as the second highest bidder during the September 2012 bidding process.

On October 17, 2012, the Chilean Government ratified its decision to invalidate the CEOL process and not to accept any of the bids.

On October 22, 2012, Li3 submitted another “Request for Reconsideration” to the Chilean Government. The Chilean Government had 30 days to answer Li3´s request.

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On November 19, 2012, the Ministry of Mining ratified its decision to invalidate the September 25, 2012 resolution and rejected Minera Li’s request that the CEOL public offer should be awarded to the Consortium.

On January 16, 2013, Li3 submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing judicial remedies. Li3 is awaiting a response from the Chilean Controller to its letter. A negative response would imply that Li3 is not authorized to exploit lithium from the area covered by the Litio 1-6 Mining Concessions since such concessions do not authorize to exploit lithium. Accordingly, there can be no assurance that Li3 will be able to obtain the permits necessary to exploit any minerals that its exploration activities discover in a timely manner or at all. Any such delay or failure would have a material adverse effect on the development horizon for Maricunga and its prospects.

Li3’s option on the Alfredo Property has expired, and Li3 may have a continuing obligation in the event Li3 develops future iodine nitrate properties in Chile.

On August 3, 2010, Li3 signed an agreement to acquire Alfredo Holdings, Ltd. which held an option to acquire six mining concessions in Pozo Almonte, Chile. Li3 allowed the option to expire because Li3 determined that the project was not economically viable. Pursuant to an amendment to the agreement with the Alfredo Sellers, if and when certain milestones are achieved with respect to any future Li3 Chilean iodine nitrate project, Li3 must make additional payments to the Alfredo Sellers in an aggregate amount of up to $5.5 million. There can be no assurance that financing sufficient to make such payments will be available to Li3 when needed. Li3 is not currently planning to explore, exploit or develop any iodine nitrate project in Chile.

All of Li3’s properties are in the exploration stage. Investment in exploration projects increases the risks inherent in its mining activities. There is no assurance that Li3 can establish the existence of any mineral resource on any of its properties in commercially exploitable quantities, and its mining operations may not be successful.

Li3 has not established that any of its mineral properties contains any meaningful levels of mineral reserves. There can be no assurance that future exploration and mining activities will be successful.

A mineral reserve is defined by the SEC in its Industry Guide 7 (which can be viewed at http://www.sec.gov/divisions/corpfin/forms/industry.html.secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Li3 may never establish any mineral reserves.

Even if Li3 does eventually discover a meaningful mineral reserve on one or more of its properties, Li3 may not be able to develop its properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines. Furthermore, Li3 cannot be sure that an overall exploration success rate or extraction operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time. The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond Li3’s control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Li3 has limited financial resources and may not be able to fund its anticipated exploration activities. If Li3 is unable to fund its exploration activities, its potential profitability will be adversely affected.

Li3’s anticipated exploration activities will require financial resources substantially in excess of its current working capital. If Li3 is not able to finance its exploration activities, then Li3 will be unable to identify commercially exploitable resources even if present on its properties. If Li3 fails to adequately support its exploration activities, it could have a material adverse effect on its results of operations. There can be no assurance that capital will be available to Li3 when needed, on favorable terms or at all.

If Li3 establishes the existence of a mineral resource on any of its properties in a commercially exploitable quantity, Li3 will require additional capital in order to develop the property into a producing mine. If Li3 is unable to obtain additional funding, its business operations will be harmed and if Li3 does obtain additional financing, existing stockholders may suffer substantial dilution.

If Li3 does discover mineral resources in commercially exploitable quantities on any of its properties, Li3 will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although Li3 may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that Li3 will be able to raise the funds required for development on a timely basis.

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Li3 currently does not have any contracts or firm commitments for additional financing. There can be no assurance that additional financing will be available in amounts or on terms acceptable to Li3, if at all. An inability to obtain additional capital would restrict Li3’s ability to grow and could diminish its ability to continue to conduct its business operations. If Li3 is unable to obtain additional financing, Li3 will likely be required to curtail exploration and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing stockholders.

Newer battery and/or fuel cell technologies could decrease demand for lithium over time which could significantly impact Li3’s prospects and future revenues.

Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive. Some of these technologies could be successful and could impact demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. Advances in nanotechnology, in particular, offer the prospect of significantly better batteries in the future. For example, researchers at Stanford University have recently demonstrated ultra-lightweight, bendable batteries and super capacitors made from paper coated with ink made of carbon nanotubes and silver nanowires; the material charges and discharges very quickly, making it potentially useful in hybrid and electric vehicles, which need rapid power for acceleration and would benefit from quicker charging than is available with current technologies. Li3 cannot predict which new technologies may ultimately prove to be commercializable and on what time horizon. While lithium battery technology is currently among the best available for electronics, vehicles and other applications, commercialized battery technologies that offer superior weight, capacity, charging time and/or cost could significantly adversely affect the demand for lithium in the future and thus could significantly adversely impact Li3’s prospects and future revenues.

Mineral exploration and development is subject to extraordinary operating risks. Li3 does not currently insure against these risks. In the event of a cave-in or similar occurrence, Li3’s liability may exceed its resources, which could have an adverse impact on Li3.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Li3’s operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if Li3 discovers a mineral resource in commercially exploitable quantity, its operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which Li3 cannot insure or against which Li3 may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. Li3 does not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on Li3.

Lithium, iodine and nitrates prices are subject to unpredictable fluctuations, making it difficult to predict the economic viability of Li3’s exploration properties and projects.

Li3 may derive revenues, if any, either from the extraction and sale of lithium, iodine and potassium nitrate, as well as other potentially economic salts produced from the lithium salar brines, or from the sale of our mineral resource properties. The price of these commodities may fluctuate widely, and is affected by numerous factors beyond Li3’s control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the price of these minerals, and therefore the economic viability of any of Li3’s exploration properties and projects, cannot accurately be predicted.

The mining industry is highly competitive, and Li3 faces competition from many established global companies.  Li3 may not be able to compete effectively with these companies which may adversely affect Li3’s prospects.

The markets in which Li3 operates are highly competitive.  The mineral exploration, development, and production industry is largely un-integrated.  Li3 competes against numerous well-established national and foreign companies in every aspect of the mineral mining industry.  Some of Li3’s competitors have longer operating histories and greater technical facilities, and significantly greater recognition in the market and financial and other resources, than Li3.  Li3 may not compete effectively with other exploration companies in locating and acquiring mineral resource properties, and customers may not buy any or all of the mineral products that Li3 expects to produce.

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Li3 owes certain of its shareholders approximately $630,000 in cash as a result of certain registration rights penalties.  While Li3 intends to obtain waivers from each of these shareholders to ameliorate this debt, there is no guarantee that Li3 will be able to do so in terms that are favorable to Li3.

On March 22, 2011, Li3’s board of directors approved a private placement offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). Li3 also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years. Pursuant to a registration rights agreement for this offering, Li3 agreed to file a registration statement with the SEC within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the warrants under the Securities Act, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at Li3’s expense. Pursuant to the registration rights agreement, in the event Li3 did not meet these deadlines, Li3 agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819).Li3 was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and Li3 recorded a monetary penalties accrual of $38,750, which has not yet been paid as of March 31, 2013.  Li3 was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and Li3 increased the monetary penalties accrual to $518,243, (plus accrued interest of $111,401, included in accrued expenses, which is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of March 31, 2013.  Although Li3 intends to seek a waiver for these monetary penalties, there is no assurance Li3 will be successful in obtaining a waiver.

If Li3 is unable to make payments due on July 16, 2013 to the  sellers of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”) and the owner of certain mining concessions in Chile, the sellers could execute on their mortgage and retain the concessions.

On April 16, 2013, Li3 entered into a purchase agreement with Jose Resk Nara and Carlos Alfonso Iribarren to purchase all of the outstanding shares of SLM, which became become a wholly owned subsidiary of Li3. SLM owns the group of mining concessions “Cocina 19 through 27”.

Pursuant to the purchase agreement, Li3 agreed to pay the sellers $7.3 million, of which $2.0 million was paid on the closing date, $2.0 million is to be paid 90 days following the closing date or July 16, 2013, $1.8 million is to be paid 180 days after the closing date, and $100,000 is to be paid annually on the anniversary of the closing date for fifteen years beginning in 2014. If Li3 is unable to make the July 16, 2013 payment, or any of the other payments due to the sellers, the sellers could execute on their mortgage. At execution, the concession could go to public auction and could be acquired by a third party, or retained by the seller if nobody offers the minimum auction price.

Because Li3 is small and has limited capital, Li3 may have to limit its exploration and developmental mining activity which may adversely affect Li3’s prospects.

Because Li3 is a small exploration stage company and does not have much capital, Li3 may have to limit its exploration and production activity.  As such, Li3 may not be able to complete an exploration program that is as thorough as Li3 would like.  In that event, existing reserves may go undiscovered.  Without finding reserves, Li3’s ability to generate revenues and its prospects will be adversely affected.

Compliance with environmental and other government regulations could be costly and could negatively impact production and adversely affect Li3’s operating results.

Li3’s operations are subject to numerous federal, state and local laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations:

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•	require that Li3 acquire permits before commencing extraction operations, including, but not limited to, the approval of the pertinent project’s environmental impact study (as applicable). With respect to mineral extracting activities taking place within the area of the Salar de Maricunga, this approval will probably be particularly difficult to obtain since that area is part of a Zone of National Touristic Interest denominated Salar de Maricunga-Volcán Ojos del Salado;

•	restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Under these laws and regulations, Li3 could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties.  Li3 does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost, and Li3 does not maintain any such insurance.  Also, Li3 does not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost.  Accordingly, Li3 may be subject to liability or Li3 may be required to cease production (subsequent to any commencement) from properties in the event of environmental damages.

The Maricunga Project requires, as a condition precedent for commencing any extracting activity, the approval by the Chilean environmental authorities of its environmental impact study. The process to obtain the approval of an environmental impact study includes, among other things, requiring the opinion of all relevant authorities with environmental powers. Once the environmental impact study is approved, no sectional environmental permit can be denied.

The developer of the Maricunga Project also needs to obtain all non-environmental permits necessary to carry out exploration and exploitation mining activities in the area. The environmental impact assessment system regulated in law 19 300 considers the inclusion of the mitigation measures to protect the habitat of vulnerable animals in the area which should be included by Li3 in the environmental impact study or statement, as applicable.

Li3 may be legally required to obtain water rights as a condition precedent to commencing any extraction of minerals from the Maricunga Project.

The Maricunga Project, if successful, involves extracting mineral (lithium and potash) from the Salar de Maricunga. The Salar de Maricunga has a high presence of semi superficial water. Li3 may be legally required to obtain water rights as a condition precedent to commencing any extraction of minerals from the Maricunga Project.

Li3 may be unable to amend the mining claims that Li3 is seeking to acquire to cover the primary minerals that Li3 plans to develop.

Li3’s business plan includes acquisition, exploration and development of lithium brine properties.  However, Li3 may pursue this goal by acquiring salt-mining claims and/or options or other interests in salt-mining claims or other types of claims, which Li3 intends to seek to have amended to cover lithium extraction.  There can be no assurance that Li3 will be successful in amending any such claims timely, economically or at all. See Risk Factors - “Mineral operations are subject to applicable law and government regulation” above.

Li3 may have difficulty managing growth in its business which could have a material adverse effect on Li3’s business, financial condition and results of operations and its ability to timely execute its business plan.

Because of the relatively small size of Li3’s business, growth in accordance with its long-term business plans, if achieved, will place a significant strain on its financial, technical, operational and management resources.  As Li3 increases its activities and the number of projects Li3 is evaluating or in which Li3 participates, there will be additional demands on its financial, technical, operational and management resources.  The failure to continue to upgrade its technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of required personnel could have a material adverse effect on Li3’s business, financial condition and results of operations and its ability to timely execute its business plan.

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If Li3 is unable to keep its key management personnel, then Li3 is likely to face significant delays at a critical time in its corporate development and its business is likely to be damaged which could have a material adverse affect on Li3’s business, financing condition and operations.

Li3’s success depends upon the skills, experience and efforts of its management and other key personnel, including its Chief Executive Officer.  As a relatively new company, much of Li3’s corporate, scientific and technical knowledge is concentrated in the hands of a few individuals.  Li3 does not have employment agreements with any of its employees other than its Chief Executive Officer, Chief Financial Officer and Vice President.  Li3 does not maintain key-man life insurance on any of its management or other key personnel.  The loss of the services of one or more of its present management or other key personnel could significantly delay its exploration and development activities as there could be a learning curve of several months or more for any replacement personnel.  Furthermore, competition for the type of highly skilled individuals Li3 require is intense and Li3 may not be able to attract and retain new employees of the caliber needed to achieve its objectives.  Failure to replace key personnel could have a material adverse effect on Li3’s business, financial condition and operations.

Difficult conditions in the global capital markets may significantly affect Li3’s ability to raise additional capital to continue operations.

The ongoing worldwide financial and credit upheaval may continue indefinitely.  Because of reduced market liquidity, Li3 may not be able to raise additional capital when Li3 needs it.  Because the future of Li3’s business will depend on its ability to explore and develop the mineral resources on its existing properties and to complete the acquisition of one or more additional mineral resource properties for which, most likely, Li3 will need additional capital, Li3 may not be able to complete such development and acquisition projects or develop or acquire revenue producing assets.  As a result, Li3 may not be able to generate income and, to conserve capital, Li3 may be forced to curtail its current business activities or cease operations entirely.

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INFORMATION ABOUT LI3

General

Li3 Energy, Inc. is a South America based and U.S. listed exploration company in the lithium and mining sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. Li3 is currently focused on further exploring, developing and commercializing its 60% controlling interest in its flagship Maricunga Project, located in the northeast section of the Salar de Maricunga in Region III of Atacama, in northern Chile. The recently completed technical report produced in accordance with National Instrument 43 101 of the Canadian Securities Administrator proves Maricunga’s attractive lithium and potassium grades and recommends the project to advance to the Feasibility Study stage. Li3 is seeking to be a low cost producer of lithium, potassium nitrate and other mineral products.

In Chile, Li3’s assets consist of 1,888 hectares located within the Salar de Maricunga as well as 4,900 hectares of other prospective land holdings that are strategically located within close proximity to the Salar de Maricunga that could serve as potential processing sites for the project. Together, its total Chilean land holdings consist of 6,788 hectares, and to the best of Li3’s knowledge, it is one of the only companies with an advanced stage lithium and potassium project within the Salar de Maricunga. Li3 plans to continue exploring other synergistic opportunities to further augment and strengthen this property and its land portfolio throughout the region.

Through its strategic partners, Li3 has been evaluating the use of advanced process technologies that may further improve upon the economics and shorten the commercial production timeline of its Maricunga Project. Li3 plans to further evaluate these technologies in pilot/demonstration and test facilities that will measure both effectiveness and economic feasibility when measured against the conventional lithium commercialization process.

Upon Li3 obtaining the necessary permits to exploit lithium, its goals are to:

•	advance the Maricunga project to the Feasibility Study stage;

•	support the global implementation of clean and green energy initiatives;

•	meet growing lithium market demand; and

•	become a mid-tier, low cost secondary supplier of lithium, potassium nitrate, and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries.

A summary of Li3’s key recent activities is found below:

•	May 2011 - Completed acquisition of 60% Controlling Interest in Maricunga Project.

•	June 2011 - Maricunga identified as “Top 11 Lithium Projects in the World” - signumBOX.

•	August 2011 - Strategic Partnership with POSCO Canada Ltd., a wholly owned subsidiary of POSCO (NYSE: PKX), which established an $18 million Exploration and Development program for Maricunga, among other things.

•	September 2011 - Completed $8 million funding tranche with POSCAN and launched $8 million Phase One Plan.

•	March 2012 - MOU with POSCO to construct Test Facility (advanced process technology).

•	April 2012 - As required by POSCAN, Li3 issued a technical report, which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators validating its earlier exploration campaign at Maricunga recommending the project to advance to the Feasibility Study stage.

•	August 2012 - Completed a $10 million funding tranche from POSCAN.

•	Sept 2012 - Organized a consortium to bid on auction for lithium exploitation permit.

•	Participated in government auction for lithium exploitation permit in September 2012, and initially have been unsuccessful.

•	December 2012 – Evaluating the production of potassium and other bi-products from the Maricunga properties.

•	March 2013 – Executed MOU with Blue Wolf Mongolia Holdings Corp. to explore a possible business combination.

•	April 2013 – Acquired 100% of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company.

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Li3 believes that if it is successful in (i) advancing the Maricunga Project through the Feasibility Study stage, (ii) obtaining the government of Chile to either reconsider its decision to cancel the 2012 CEOL public offer and instead awards it to the Consortium or adjudicates a new CEOL public offer issued by the government to the Consortium (or any other Li3 entity); (iii) obtaining all other necessary Chilean government approvals/licenses, (iv) closing and acquiring additional land acreage to support further development of the Maricunga project, (v) achieving a Definitive Feasibility Study, and (vi) raising the necessary capital, it could begin commercial production and begin generating revenues by the end of calendar year 2015. However, there can be no assurance that Li3 will achieve its stated objectives. Li3 is led by a management team of seasoned industry veterans with extensive exploration, mining, minerals, finance and commercialization expertise and a board of directors which includes global industry leaders who have advised, led and operated numerous mining entities and an experienced technical team, many of whom have worked on other junior lithium projects.

Li3 is an exploration stage company and as such, it has never generated revenues from operations and currently does not expect to generate any such revenues in the near term.

Strategic Plan

Part of Li3’s strategic plan is to explore and develop its existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium and other industrial minerals properties. Li3’s primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. Management believes the key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies. The third leg of Li3’s strategic plan is to develop improved technologies for the extraction of lithium from brines.

Through Li3’s strategic partner POSCO, Li3 has been evaluating the use of their patented, Lithium Direct Extraction technology that may further improve upon the economics and address the inefficiencies in the lithium market (time to market and yield loss) that could improve upon the economics and shorten the commercial production timeline of Li3’s Maricunga project. Li3 plans to further evaluate this technology in test facilities that will measure both effectiveness and economic feasibility when measured against the conventional lithium commercialization process.

Acquisition of Additional Accretive Land Acreage for Potential Processing Facility

On May 11, 2012, Li3 signed an agreement to receive 100% ownership from a group of 18 concessions, named Verde 1, 2, 3, 4, 5, 6, 7, and Amarillo 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12. These concessions are located in Region III of Atacama in northern Chile, 55km northeast of the city of Copiapo and 70 km west of the Maricunga Project. Collectively, these concessions cover a total area of 4,900 hectares. Li3 paid approximately $10,000 to acquire the property concessions. Li3 is evaluating Llano de Varas as a potential site for processing facilities.

Value added Nitrate Project

Li3 believes that Maricunga, when combined with a potential nitrate acquisition, would create the following rooted synergies:

•	Based on preliminary chemical analysis, the Maricunga Project has the potential to produce lithium as well as a significant amount of potassium chloride. Li3 believes that production of potassium would significantly improve the economics of any potential Nitrate Acquisition, as sodium nitrate from the caliche deposit can be reacted with potassium chloride (potash) to produce a value added potassium nitrate (KNO3). Potassium nitrate is a valuable product used in fertilizers, which could create additional revenue.

•	A stand-alone potential Nitrate project would produce iodine and a sodium sulfate byproduct, which is needed to remove magnesium from brines in order to purify the lithium product. The sodium sulfate can then be used as a low cost raw material which can be employed in Maricunga, subsequently improving its economics. This would generate a credit for the lithium carbonate (Li2CO3) produced at Maricunga.

Evaluation of Advanced Process Technologies

As such, the third aspect of Li3’s strategic plan involves exploring the use of technologies that, when measured against the conventional approach to lithium commercialization could possibly improve the project economics and shorten time to market. Li3 believes that the lithium industry (specifically the juniors) has not embarked upon much R&D efforts addressing several critical areas that it hopes to gain a competitive edge if it can improve upon:

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1) The approximately 60% lithium yield loss from brine to end-product;

2) The land and capital intensive (CAPEX) foot-print necessary for solar evaporation ponds; and

3) The typical 4 year speed to market of a typical lithium project from start to commercial production.

In the current lithium market, in which three large global companies supply 80% of the world’s lithium with few mid-tier producers, Li3’s management believes that in order to compete it must address these critical areas. Accordingly, Li3 has sought strategic partners who it believes are capable of deploying both the intellectual and financial capital necessary to assist it in these initiatives.

Strategic Partners

POSCO / POSCAN

On August 24, 2011, Li3 entered into a Securities Purchase Agreement (the “SPA”) and an Investor Rights Agreement (the “IRA” and, together with the SPA, the “POSCAN Agreements”) with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO. Pursuant to the POSCAN Agreements, on September 14, 2011, POSCAN purchased 38,095,300 Units of Li3’s securities for approximately $8 million, with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $0.40 per share.

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The SPA further provided that POSCAN would purchase an additional 47,619,000 Units at the same $0.21 price per Unit (for an aggregate additional purchase price of approximately $10 million) upon satisfaction of certain conditions, including:  (i) completion of a resource report prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators, that concludes that the Maricunga property meets certain technical requirements and that proceeding to the feasibility study phase for the Maricunga project is warranted; (ii) completion of a work program agreed to by Li3 and POSCAN; and (iii) having the necessary permits and approvals in place for building and operating a brine test facility on the Maricunga property. In addition to being the relevant milestone under the agreement with POSCAN, Li3 believe that the Canadian standards for Resource Reports are generally perceived as the industry standard, having marketability worldwide.  The SPA provides that Li3 is to use the proceeds from such investments exclusively for activities related to the development of the Maricunga project, pursuant to budgets mutually agreeable to Li3 and POSCAN. However, Li3 and POSCAN ultimately modified the terms of POSCAN’s second tranche investment as described below.

The SPA includes provisions for POSCAN to purchase brine from the Maricunga property and test it at POSCAN’s test facility in Korea.  In addition, the SPA provides that Li3 and POSCAN will discuss and evaluate the development, financing and construction of a brine testing facility on the Maricunga property, and that if such facility is built, Li3 would (i) supply the test facility with brine and other materials and utilities and (ii) assist POSCAN in obtaining any rights, licenses and permits required to build and operate such facility.

The securities purchased by POSCAN will be locked up and may not be sold (subject to customary exceptions) until the earlier of nine months from their issuance and November 20, 2012.  Pursuant to the IRA, Li3 has granted POSCAN the right to demand registration of the common stock included in the Units, and issuable upon exercise of the Warrants included in the Units, commencing 12 months after the date of issuance of the Units and ending five years after the date of the IRA.  As of the date of this proxy statement/prospectus, POSCAN has not required a registration of such shares. The obligation to register any such shares shall terminate once they may be sold without registration in any 30 day period pursuant to Rule 144 under the Securities Act.  Upon a registration demand made by POSCAN pursuant to the IRA, Li3 must file a registration statement covering the relevant shares within 75 calendar days of such demand, and use best efforts to have it declared effective within 120 calendar days of filing.  If Li3 do not meet these deadlines, Li3 must pay liquidated damages of 2% of the purchase price of the relevant securities per month until such failures are cured (up to an aggregate maximum of 10%).  POSCAN will also have “piggy-back” registration rights with respect to such shares.

The IRA provides that Li3 will appoint a director nominated by POSCAN to Li3’s board of directors, and will continue to nominate a POSCAN-designee at each annual meeting for as long as POSCAN owns not less than 10% of the issued and outstanding shares of common stock.  So long as POSCAN holds any shares of common stock (subject to customary exceptions), Li3 shall not issue any new securities to any person unless Li3 has also offered to POSCAN the right to purchase its pro rata share of such securities on the same terms and conditions as are offered, as to maintain its then percentage interest in Li3 outstanding capital. The IRA also provides that, until the earlier of (i) POSCAN owning less than 10% of the issued and outstanding common stock and (ii) Li3’s aggregate market capitalization exceeding $250 million, Li3 may not undertake certain actions without the approval of POSCAN (which approval may be evidenced by the affirmative vote or consent of POSCAN’s director nominee), including:  a liquidation, merger or reorganization; a sale of all or substantially all of Li3’s assets; incurring indebtedness in excess of $1,000,000 (subject to certain exceptions); create or take any action that results in Li3 holding the capital stock of any subsidiary that is not wholly owned (with certain exceptions); transfer or license Li3’s proprietary technology to a third party; substantially change the scope of its business; or amend or waive any non-competition or non-solicitation provision applicable to Li3’s Chief Executive Officer or Chief Operating Officer.

POSCO (with its subsidiaries) is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world.   There can be no assurance that any final agreement will be reached with POSCAN with respect to a pilot plant, a commercial plant, any further investment by POSCAN, any purchase by POSCAN of Li3’s production, or otherwise.

On February 23, 2012, POSCO announced that it has developed technology that may improve lithium recovery from brine and shorten processing times compared to the conventional processes currently being used in the lithium market. On March 7, 2012, Li3 and POSCO executed a Non-Binding Memorandum of Understanding to construct a test facility for the recovery of lithium and other products at POSCO’s expense, with technical support from Li3 as necessary. The parties expect that products from the test facility will not be commercialized and will be used for testing purposes only. Upon successful completion of the test facility, evaluating the merits and validation of the technology, the parties may discuss commercialization of the products in detail, including off-take agreements between the parties.

On August 17, 2012, Li3 entered into an Additional Agreement to Stock Purchase Agreement (the “Additional Agreement”) with POSCAN which, among other things, modified certain provisions of the SPA. Also on August 17, 2012, Li3 closed on POSCAN’s second tranche of investment under the SPA, selling 62,499,938 Units to POSCAN for $9,999,990, with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

The Additional Agreement reduced POSCAN’s purchase price per Unit for the second tranche of investment from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the SPA (the “POSCAN Unit Warrants”) from $0.40 per share to $0.21 per share. Pursuant to the Additional Agreement, Li3 also agreed to issue to POSCAN a two-year warrant (the “POSCAN Bonus Warrant”) to purchase 5,000,000 shares of common stock at an exercise price of $0.15 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, Li3 must issue additional shares of common stock to POSCAN in the event that Li3 issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following August 17, 2012.

The Additional Agreement provides restrictions on Li3’s use of the proceeds from the Second Closing, and includes Li3’s agreement to use its best efforts to obtain the Cocina Mining Concessions and to take certain steps towards commercialization of potassium, boron and lithium (if later authorized) from the flagship Maricunga property. Other than having the right to participate in future fundings, POSCAN has no current commitments to provide Li3 with any additional funding in the future.

In March 2013, POSCO announced that it had successfully completed testing of its proprietary, patented Direct Lithium Extraction Process This process addresses the current economics and inefficiencies in the lithium market by significantly improving lithium recovery yields and shortening the time to commercial production. This process includes the following benefits:

•	When measured against traditional forms of commercialization (via natural solar evaporation), its technology increased lithium yields from the same resource from 40-50% to 80% with a substantially reduced land footprint;
•	Substantially improved process times and has achieved lithium carbonate end product from existing brine resources in 8 hours, as opposed to the industry average of 12 months;
•	Non-dependent on climatic conditions, self contained and eliminates the use of evaporation ponds; and
•	Technology is adaptable, scalable and represents a paradigm shift in how lithium is commercialized.

On June 13, 2013, Blue Wolf, Li3 and POSCO entered into an investor rights agreement modifying the IRA, pursuant to which POSCO is entitled to certain rights as a shareholder of combined company. For every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a registration statement to be filed by Blue Wolf. The modified investor rights agreement provides that the combined company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the combined company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares. In addition, POSCO’s rights under the modified investor rights agreement include, but are not limited to preemptive rights, consent rights and certain information rights.

Project Overviews

Chile - Maricunga Project

Location

The Salar de Maricunga is located in Region III of northern Chile at an elevation of approximately 3,750 m. It is classified as a mixed type of salar of the Na-Cl-Ca/SO4 system. The Salar de Maricunga was originally sampled by CORFO (the Chilean governmental organization that promotes economic growth in Chile) in the early 1980s. Based on the due diligence conducted in connection with the acquisition of Li3’s Maricunga interest and on its recently issued technical report, which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrator (“NI 43-101 report”), Li3’s management believes the local brine contains high grades of lithium and potassium with reasonable magnesium levels and low sulphate content and the salar had a highly productive aquifer system within the extensive colluvial/alluvial sediments surrounding the salar.

Location of the Salar de Maricunga

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Maricunga Project within the Salar

The Maricunga property is undeveloped and covers an area of approximately 1,888 hectares comprising six exploitation mining concessions granted by the Chilean government, each held by one of the Maricunga Companies, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile. Each mining concession grants the owner the right to explore and develop commercially, mineral deposits at the Maricunga property, except for lithium, and hydrocarbons (liquid or gas).  These mining properties are not subject to royalties or other agreements.  However, Li3 must pay annual licenses in March of each year, aggregating approximately $15,000 per year for exploration and exploitation concessions.

On May 20, 2011, Li3 and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, (the “Acquisition Agreement”) whereby Li3, through its Chilean subsidiary, Minera Li Energy SPA (“Minera Li”), acquired from the Maricunga Sellers a 60% interest in each of the Maricunga Companies. The purchase price was $6,370,000 in cash, including amounts paid to agents, and Li3’s 127,500,000 restricted shares of common stock (the “Maricunga Purchase Price Shares”), 50% of which was restricted from sale for nine months and the remainder of which is restricted from sale for 18 months as provided in the Acquisition Agreement (the “Lock-Up”). Li3 has registered all of the Maricunga Purchase Price Shares.

As part of the acquisition, Li3 agreed with the Maricunga Sellers:  (a) to increase the number of directors constituting Li3’s board of directors to seven; (b) that during the Lock-Up period (which expired in December 2012), the Maricunga Sellers will have the right to nominate three of Li3’s directors and that a fourth director (who shall hold the position of Chairman of the Board) will be jointly nominated by the Maricunga Sellers and by Li3’s management (such persons, or any successors thereto nominated by the Maricunga Sellers or by the Maricunga Sellers and management, as the case may be, the “Nominees”), and that the Board shall appoint such Nominees to fill vacancies created in the board of directors by the increase in the number of directors and by resignations, to serve until the next annual meeting of stockholders; (c) that the Nominees shall continue to be nominated as directors by Li3’s management at the next and subsequent annual meetings of its stockholders, and at any special meeting of the stockholders at which directors are to be elected (collectively, a “Meeting”), during the period of the Lock-Up (but the Nominees will be subject to reelection by the stockholders as provided in Li3’s by-laws); and (d) that if any Nominee is not elected by the stockholders pursuant to the by-laws, the Maricunga Sellers, or the Maricunga Sellers and management, as the case may be, will have the right to designate the same or another person as their Nominee at the next Meeting, provided it is within the Lock-Up period. Pursuant to these provisions, Li3’s board of directors was expanded and Messrs. De Aguirre, Campos and Fraser were appointed to the board as Nominees of the Maricunga Sellers. While the Lock-Up period has ended, the Nominees will remain as directors until the next shareholder meeting, at which point the Company will not be required to re-nominate them.

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Li3 currently maintains 60% ownership of the Maricunga project, with minority stockholders owning the remaining 40%. The Chilean Mining Code (sometimes referred to as “CMC”) requires stockholders of legal mining companies (such as the Maricunga Companies) to contribute their pro rata portion of exploration and exploitation expenses that are established at a stockholders meeting (“Required Contributions”).

At stockholders meetings held on October 6, 2011, the Maricunga Companies established Required Contributions that were to be funded by the stockholders on or prior to January 4, 2012. The minority stockholders of each Maricunga Company defaulted on their obligations to fund such Required Contributions.

The Chilean Mining Code permits any legal mining company to initiate an executive trial, the final resolution of which would state that shares held by stockholders who fail to make any Required Contribution must be sold at a public auction. The Chilean Mining Code establishes that the minimum bid in such auction shall be the amount of the Required Contribution that the defaulting stockholders failed to contribute (the “Default Amount”). The proceeds of such auction shall go first to the relevant legal mining company in the amount of the Default Amount, and any proceeds in excess thereof shall be paid to the defaulting stockholders. If the minimum bid is not achieved in the auction, then the defaulting stockholders’ shares in the legal mining company will be cancelled and each non-defaulting shareholder’s funding obligations will increase proportionally. The defaulting stockholders may cancel this procedure by paying the Default Amount plus expenses at any time before the sale in the public auction.

As the majority shareholder, each of the Maricunga Companies has filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against each of the minority stockholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority stockholders have not paid their contributions to the costs of conservation and exploration, which were agreed upon at the stockholders’ meeting on October 6, 2011. Mainly because they are subject to the jurisdiction of four different courts, not all said law suits are in the same procedural stage. Except for one of those law suits, in which no defense was filed, in all the other of those law suits the minority stockholders filed substantially the same defenses. The resolution of those defenses is still pending in 29 of those law suits, while in six of them the court already rejected them. As of today, no court has accepted any defense. The sale in public auction of the shares of each minority shareholder in each Maricunga Company shall take place once and if the defenses filed in the corresponding law suit are finally rejected.

As indicated above, the shares of the minority stockholders of the Maricunga Companies will be cancelled in the scenario where the minimum bid is not achieved in the public auctions of all the law suits. If this scenario occurred, Minera Li would become the exclusive shareholder of each of the Maricunga Companies thereby absorbing them as a matter of law. Note however that (i) the shares of the minority stockholders are subject to pledges, injunction orders and judicial liens created in favor of third parties before the initiation of the above referred law suits; and (ii) there is no legal norm regulating how (i) would impact the absorption outcome.

Finally, in order to prevent the Maricunga Companies from collecting the pro rata share of the minority stockholders in the Required Contributions, groups of minority stockholders filed law suits (12) to obtain the annulment of the six stockholders meetings whereby the Required Contributions were decided. These actions are subject to the Chilean regular civil procedure and all of them are still in the first stage of such procedure (discussion stage).

Under Article 189 of the CMC, the transfer of the mining concession(s) which caused the legal mining company to exist requires the vote of 2/3 of the legal mining company’s shares. The legal mining company requires the same majority for entering into a promise (or equivalent) to totally or partially sell such concession(s). Accordingly and as of today, Minera Li’s rights in the Maricunga Companies are not sufficient to have the Maricunga Companies transfer the Litio 1-6 Concessions or promise to sell them.

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The mining industry in Chile is regulated by the Political Constitution of Chile (“Constitution”), the Constitutional Organic Mining Law (“COM”) and the Chilean Mining Code along with other general and special regulations.  Specifically, the Constitution provides that the national government is the owner of all mines, although it also states that any individual or company may apply for an Exploration Concession or Exploitation Concession to explore or mine mineral deposits, respectively; the COM regulates all concessions and claims; and the MC elaborates on the provisions of the Constitution and the COM. The civil courts receive applications for concessions, grant concessions, terminate and resolve issues arising with respect to concessions. The National Geology and Mining Service (“NGMS”) within the Chilean Ministry of Mining is responsible for approving the technical requirements related to the form, boundary and location of concessions. The NGMS also maintains a public record of concessions and supervises technical compliance with mining regulations. There is no binding legal code for reporting on mineral resources and reserves The right to explore or exploit a designated area, and apply for concessions is on a first come first served basis, subject to an Exploration concession holder's exclusive right to file for an exploitation concession in respect of their concession area. Concessions can be freely assigned or transferred, mortgaged, and in general subject to any legal contracts.  The ownership rights of a concession can be enforced against the government of Chile or any other party.

The ownership rights of a concession holder differ from the ownership rights of a surface title holder in that a concession holder has the right to:

a)	upon providing the agreed indemnity payment to the surface land holder, occupy as much of the surface land as is necessary for the exploration or exploitation works;

b)	impose an easement on an unwilling surface land holder through a simple and summary procedure before the relevant civil court. Certain restrictions will apply where surface land is covered by dwellings and/ or is land where vineyards and fruit trees are planted. The respective surface land holder is entitled to compensation equivalent to the damage effectively suffered as a consequence of the easement, fixed by mutual agreement or judicial resolution, as requested.

The significant differences between an Exploration Concession and an Exploitation Concession are summarized below:

An exploration concession:

•	is granted by the competent Chilean Civil Court for an initial period of two years with a right to apply for a further two year period prior upon expiry of the initial concession. Where an extension is granted, the concession holder must relinquish half of the original designated area;

•	requires annual payment;

•	entitles the owner to explore for minerals in that concession area and to exclude anybody else from doing so;

•	provides a right to file for an exploitation concession in respect of all or part of a concession area;

•	must be greater than 100 hectares and less than or equal to 15,000 hectares in area;

•	does not require an environmental authorization for exploration works unless the exploration involves mining prospecting;

•	does not require work to be undertaken on the concession area in order to maintain interest in that concession; and

•	does not authorize its owner to exploit the minerals in that concession.

An exploitation concession:

•	is of unlimited duration;

•	requires annual payment;

•	involves a more onerous process for filing and higher costs for filing and compliance;

•	does not require work to be undertaken on the concession in order to maintain interest in that concession;

•	must be greater than 1 hectare and less than or equal to 5,000 hectares in area;

•	does not require an environmental authorization for exploration works unless the exploration involves mining prospecting;

•	grants mining rights which prevail over third party claims; and

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•	entitles the owner to exploit the minerals in that concession area and to exclude anybody else from doing so.

Li3’s Lithium exploitation mining concessions have the following grant numbers:

a)	Litio 1- 1/29 is registered in folio 478 overleaf N° 158 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

b)	Litio 2- 1/29 is registered in folio 485 overleaf N° 159 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

c)	Litio 3- 1/58 is registered in folio 491 overleaf N° 160 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

d)	Litio 4- 1/60 is registered in folio 498 N° 161 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

e)	Litio 5- 1/60 is registered in folio 504 N° 162 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

f)	Litio 6- 1/60 is registered in folio 511 N° 163 year 2004 of the Property Registry kept by the Mine Registrar of Copiapo.

The area of each of such concessions is:

a)	Litio 1- 1/29 - 130 hectares.

b)	Litio 2- 1/29 - 143 hectares.

c)	Litio 3- 1/58 - 286 hectares.

d)	Litio 4- 1/60 - 297 hectares.

e)	Litio 5- 1/60 - 300 hectares.

f)	Litio 6- 1/60 - 282 hectares.

Acquisition of “Grandfathered” Lithium Properties

Upon expiry of an option granted by the Sellers in favor of a third party, on April 16, 2013, Minera Li (a 100% wholly-owned subsidiary of Li3) entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) whereby it purchased all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean legal mining company (the “Cocina Company”). Cocina Company is the sole owner of a group of mining concessions named “Cocina 19 through 27” (the “Cocina Mining Concessions”).

Pursuant to the Purchase Agreement, Minera Li agreed to pay the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million is to be paid 90 days following the Closing Date, $1.8 million is to be paid 180 days after the Closing Date and $100,000 is to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014. After the initial $2.0 million payment, Minera Li´s cash balance was approximately $100,000. In order to make the payment due to the Sellers on July 16, 2013, Li3 intends to use the funds available in the trust account following the Transaction, which are expected to be a minimum of $5 million, together with additional financing to be obtained by Li3. If Li3 is unable to make the July 16, 2013 payment, or any of the other payments due to the Sellers, the Sellers could execute on their mortgage. At execution, the concession could go to public auction and could be acquired by a third party, or retained by the Sellers if no one offers the minimum auction price.

The transfer of the shares sold therein is currently in process and once it is completed, Minera Li will absorb, as a matter of law, the Cocina Company. As a consequence thereof, Minera Li will become the sole owner of the Cocina Mining Concessions.

The Cocina Mining Concessions were mortgaged in favor of a third party as a security of the Sellers’ obligations under the option agreement with the third party. The lifting of such mortgages is currently in process, and Li3 expects to receive authorized certificates confirming that the mortgages have been lifted by the end of June 2013.

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The Cocina Mining Concessions are located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. They are comprised of 450 hectares, increasing Li3’s land holdings within Maricunga to 1,888 hectares. The Cocina Mining Concessions adjoin the company´s existing Litio 1-6 Mining Concessions and were constituted prior to the 1979 Lithium Exploitation Restrictions, meaning that, from a mining law point of view, their holder is authorized (having a constitutionally protected ownership right) to exploit lithium in the area covered by those concessions. It is, however, subject to obtain the NEC authorization as explained above. Also, the exploitation of the Cocina Mining Concessions is not subject to obtaining a CEOL for the exploitation of lithium in the area covered by those concessions; however, and as any mineral exploitation in Chile, it requires, as a condition precedent, all other permits which according to Chilean law are necessary to exploit minerals.

2011 Maricunga Project Exploration and Drilling Campaign

Li3 plans to utilize co-by-product credits in the commercialization of its Maricunga Project. The Maricunga project is being explored as a source of lithium carbonate and potassium chloride, with co-product boric acid. Lithium carbonate would be sold in the open market as battery grade material.  Potassium chloride production is planned to be used in the production of potassium nitrate from a potential sodium nitrate/iodine project. If Li3 is successful in acquiring it, or another sodium nitrate/iodine project, a portion of the by-product sodium sulphate production from any iodine operation that Li3 may have, could be returned to Maricunga to adjust the sulphate balance for calcium removal in the lithium brine.

In December 2011, Li3 completed on schedule, the $8 million Phase One of the $18 million Exploration and Development Program established in August 2011. Li3 reported the initial results from brine samples taken during the sonic and reverse circulation well drilling program initiated in October 2011. The drilling contractors used by Li3 in Maricunga are leading Sonic Drilling Contractors and leading Reverse Circulation Well Drilling Contractors. Li3 carried out sonic drilling for the collection of undisturbed samples from continuous core for porosity determinations and brine samples for laboratory chemical analyses.  Six sonic boreholes for a total of 900 meters were drilled and completed to a depth of 150 meters each. Li3 carried out reverse circulation well drilling with isolated brine sampling. A total of 884 meters of 6-inch monitoring wells were drilled and a total of 300 meters of 17 inch production wells were drilled.

From the Phase One Program, a total of 431 samples were taken during the drilling and were submitted to the University of Antofagasta in Antofagasta, Chile for analysis. The preliminary laboratory analysis of the 431 Maricunga brine samples, demonstrated the following values and characteristics:

MARICUNGA						Ratio	Ratio	Ratio
(mg/l)	K	Li	Mg	Ca	SO4	K/Li	Mg/Li	SO4/Li
Average	8,988	1,240	8,284	12,417	718	7.2	6.7	0.6
Maximum	14,669	2,050	15,100	31,600	2,960	7.2	7.4	1.4

Other Properties

Li3 acquired other interest in certain Peruvian and Argentina properties during 2010. Li3 has determined that these properties were not economically feasible, and as a result, Li3 has impaired any investment in these properties and will not be pursuing them any further. Li3 has recorded an impairment of $300,000 in fiscal 2012 and $50,000 in fiscal 2011 relating to these properties.

Lithium Exploitation Permitting in Chile

The mining industry is heavily regulated and changes in international laws and regulations can be significant. Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

In Chile, lithium is not exploitable via regular mining concessions. The Chilean Mining Code establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither Li3 nor its subsidiaries have sufficient authority (or permits) to exploit lithium in Chile.

The government of Chile introduced a process to increase the exploitation of lithium in Chile. In February 2012, the Chilean Government outlined plans to improve its worldwide competiveness. The Boost Competitive Agenda (a package of reforms intended to remove regulatory red tape, to encourage entrepreneurship, innovation, competition and boost productivity of the economy), is coordinated by the Office of Competiveness of the Ministry of Economy and was initiated in August 2011. In February 2012, the Office of Competitiveness introduced ten new measures to extend the government’s commitment to ensure that development continues to reach Chile, including “Re-launching the Chilean Lithium Industry”, which Chile’s Minister of Economy stated seeks to lift restrictions and implement mechanisms to improve competitiveness within the industry, promote further investment and protect the country’s market share and standing in the world lithium market. In light of the events described in the following paragraphs, it remains to be seen whether the Chilean government is still interested in re-launching the Chilean lithium industry in the manner indicated above.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium, production quotas and licenses (Special Lithium Operations Contracts, or “CEOL”) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty. In September 2012, Li3 formed a consortium consisting of Li3, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, on September 14 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed Li3 that the Consortium’s bid was not the winning bid. The Consortium made the second highest offer.

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On September 25, 2012, the Ministry of Mining issued a resolution awarding the CEOL public offer to the highest bidder.

On October 1, 2012, the Ministry of Mining resolved (i) to invalidate the September 25, 2012 resolution since the winner had not complied with the rules of the CEOL public offer; and (ii) not to award the CEOL public offer to any of the other bidders.

On October 5, 2012, Li3 submitted a “Request for Reconsideration” to the Chilean Government, requesting it to reconsider the invalidation of the CEOL public offer and award the CEOL to the Consortium as the second highest bidder during the September 2012 bidding process.

On October 17, 2012, the Chilean Government ratified its decision to invalidate the CEOL process and not to accept any of the bids.

On October 22, 2012, Li3 submitted another “Request for Reconsideration” to the Chilean Government. The Chilean Government had 30 days to answer Li3´s request.

On November 19, 2012, the Ministry of Mining ratified its decision to invalidate the September 25, 2012 resolution and rejected Minera Li’s request that the CEOL public offer should be awarded to the Consortium.

On January 16, 2013, Li3 submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing judicial remedies. Li3 is awaiting a response from the Chilean Controller to its letter. A negative response would imply that Li3 is not authorized to exploit lithium from the area covered by the Litio 1-6 Mining Concessions. Accordingly, there can be no assurance that Li3 will be able to obtain the permits necessary to exploit any minerals that its exploration activities discover in a timely manner or at all. Any such delay or failure would have a material adverse effect on the development horizon for Maricunga and its prospects.

On April 16, 2013, Minera Li (a 100% wholly-owned subsidiary of Li3) acquired a group of mining concessions named “Cocina 19 through 27” (the “Cocina Mining Concessions”). Cocina Mining Concessions are not subject to obtaining a CEOL for the exploitation of lithium in the area covered by those concessions; however, and as any mineral exploitation in Chile, it requires, as a condition precedent, all other permits which according to Chilean law are necessary to exploit minerals.

Other Permits

Li3’s operations are subject to numerous Chilean and international laws and regulations governing the operation and maintenance of its facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	Require that Li3 acquire permits before commencing extraction operations;

•	Restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	Limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	Require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Companies must meet, maintain and abide by strict environmental regulations in accordance with Chilean and international laws and regulations. Li3 will also have to abide and comply with national labor laws that protect and govern its employees. Additionally, Li3 believes that between its management team, the consultants and experts Li3 has hired, it will be able to satisfy any and all regulatory and compliance requirements.

Brine Exploration Phases

The life cycle of a brine mining operation can be divided into five phases:

•	Mining activity begins with the “exploration phase,” in which one seeks to define the type, extent, location and value of deposits and to estimate the grade and size of the deposits;

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•	The “feasibility phase” then ensues to address the financial viability of the project (including any permitting requirements) and to determine whether or not to proceed to development - the end of the feasibility stage is marked by the conclusion of a feasibility study;

•	If the decision is made to move forward after the feasibility stage, then the “development phase” follows, in which the infrastructure needed to begin operations is constructed;

•	Upon completion of such infrastructure, a project enters the “production phase,” during which the applicable minerals are extracted, produced and sold; and

•	Once all economically extractable minerals have been produced, a mine is closed and it enters the “reclamation phase,” in which the area is made suitable for future uses.

Li3 is currently in the exploration phase, seeking to define the type, extent, location and value of deposits.

Competition

Li3 is currently categorized as a junior mineral resource exploration company that competes with other mineral resource exploration companies for financing, personnel and equipment and for the acquisition of mineral properties. Although Li3 commissioned report which was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators completed by Hains Technology and Associates deemed Maricunga suitable to advance to the Feasibility Study stage and a Chilean based independent research firm signumBOX listed Maricunga as one of the top lithium salars in the world, many of the mineral resource exploration companies with whom Li3 competes have greater financial and technical resources than those available to Li3. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties and on exploration and development. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and/or development. This competition could adversely impact on Li3’s ability to finance further exploration and to achieve the financing necessary for it to develop its mineral properties.

Compliance with Government Regulation

Li3 is committed to complying with and is, to its knowledge, in compliance with, all governmental and environmental regulations applicable to Li3 and its properties. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. Li3 cannot predict the extent to which these requirements will affect it or its properties if Li3 identifies the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of its properties.

Employees

Li3 has eight full-time employees and/or contract employees, including its Chief Executive Officer, Chief Financial Officer, and Executive Vice President.  In addition, Li3 engages several advisors and consultants.

Li3 engages contractors from time to time to consult with it on specific corporate affairs or to perform specific tasks in connection with its exploration programs.

Subsidiaries

Li3 currently has six wholly owned subsidiaries:

1.	Li3 Energy Peru SRL, a private limited company organized under the laws of Peru;

2.	Minera Li Energy SPA, a wholly owned subsidiary in Chile;

3.	Alfredo Holdings, Ltd., an exempted limited company incorporated under the laws of the Cayman Islands;

4.	Pacific Road Mining Chile, S.A. a Chilean corporation, which is a subsidiary of Alfredo;

5.	Noto Energy S.A., an Argentinean corporation; and

6.	Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands.

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Li3 also owns 60% of each of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six Chilean mining companies, which are wholly owned by Minera Li Energy SPA.

Intellectual Property

Li3 does not own, either legally or beneficially, any patent or trademark nor any material intellectual license, and is not dependent on any such rights. Li3 has trademarked Li3 Energy, its logo and registered the domain name www.li3energy.com. Li3 considers many of its lithium mining site evaluation, exploration and development techniques to be proprietary, and periodically evaluates whether to seek protection for any such techniques.

Lithium and Lithium Mining

Lithium is the lightest metal in the periodic table of elements.  It is a soft, silver white metal and belongs to the alkali group of elements, which includes sodium, potassium, rubidium, cesium and francium. The chemical symbol for lithium is “Li,” and its atomic number is 3.

Like the other alkali metals, lithium has a single valence electron that is easily given up to form a cation (positively charged ion). Because of this, it is a good conductor of both heat and electricity and highly reactive, though it is the least reactive of the alkali metals.  Lithium possesses a low coefficient of thermal expansion (which describes how the size of an object changes with a change in temperature) and the highest specific heat capacity (a measure of the heat, or thermal energy, required to increase the temperature of a given quantity of a substance by one unit of temperature) of any solid element.

No other metal is as lightweight, better at holding a charge or as good at dissipating heat as lithium. These properties make lithium an excellent material for manufacturing batteries (lithium-ion batteries).  According to the U.S. Geological Survey’s (“USGS”) “Mineral Commodity Summaries 2011,” batteries accounted for 23% of lithium end-usage globally, and Li3 expects demand for lithium from the battery segment to grow along with demand for such batteries.  Although lithium markets vary by location, global end-usage was estimated by the USGS as follows:  ceramics and glass, 31%; batteries, 23%; lubricating greases, 10%; air treatment, 5%; continuous casting, 4%; primary aluminum production, 3%; and other uses, 24%.  Lithium use in batteries expanded significantly in recent years, because rechargeable lithium batteries are being used increasingly in portable electronic devices and electrical tools.

As mentioned earlier, lithium belongs to the alkali group of metals. This group of metals is typically extracted from solutions called brines, which are associated with evaporite deposits.  Lithium is also contained in the mineral spodumene, which occurs in a rock called pegmatite.  To a lesser extent lithium occurs as a component of certain clay minerals.

Historically, and especially during the period leading up to and during World War II, lithium was designated a strategic metal, heavily used in the aircraft industry because it is light and strong. During this period the mineral spodumene (a lithium aluminum silicate) was mined by open pit hard rock mining methods and processed to recover the lithium.  During the post-war period, lithium production from the higher cost hard rock mines was replaced by the lower cost extraction of lithium from the mineral rich brines associated with evaporite deposits. Evaporite deposits occur in environments characterized by arid conditions with extremely high evaporation rates. This environment typically occurs at high altitudes, greater than 12,000 feet above sea level, so evaporite deposits occur in only a very few locations in the world, including China (the province of Qinghai and the Autonomous Region of Tibet); the Puna Plateau, a high altitude plateau covering part of Argentina, Chile, Bolivia and the southern portion of Peru; and in a small region in Nevada, which is the core of what is called the Great Basin of the western United States.  Over 70% of the world’s lithium is produced from the brines associated with the evaporite deposits on the Puna Plateau of South America.

Brine extraction (mining) and the recovery of lithium and other economic compounds is analogous to pumping water from an aquifer, but instead of fresh water, the water contains a variety of mineral salts in solution, including lithium, potassium (K), magnesium (Mg) and sodium (Na).  This form of “mining” is much more efficient, cost effective and environmentally friendly than open pit mining.  Lithium production from spodumene can typically cost in the range of $4,300 to $4,800 per metric ton of lithium carbonate and is a process that is highly sensitive to energy costs.  On the other hand, lithium production from brines can be accomplished at costs in the range of $2,200 to $2,600 per metric ton of lithium carbonate.  However, the processing cost can vary by a wide range, depending largely on:

•	lithium concentration in the particular brine;

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•	evaporation rates at the site, which determine how quickly the brine can be concentrated; and

•	the balance of other minerals in the brine, which affects the degree of processing needed to remove impurities.

Lithium use in Batteries

Lithium demand is being driven by its increasing use in the batteries of portable consumer electronics, including mobile phones and laptop computers, and in a range of industrial applications including ceramics and lubricants.  The most dramatic increase in demand is being spurred by auto makers racing to bring lithium-ion battery powered and hybrid electric cars to market, as major automobile manufacturers are forming partnerships with established battery manufacturers to build battery plants for their mass production. In addition, lithium-ion batteries used in transportation is expected to increase to approximately $8 billion by 2015 from $876 million in 2010, largely fueled by government subsidies and incentives.

A lithium-ion battery (Li-ion battery) is a type of rechargeable battery in which lithium ions move from the anode (negative terminal) to the cathode (positive terminal) during discharge, and from the cathode to the anode when charging.  Lithium-ion batteries are one of the most popular types of battery, because they have one of the best energy-to-weight ratios, no memory effect (the effect in which certain other rechargeable batteries lose their maximum energy capacity if they are repeatedly recharged after being only partially discharged) and a slow loss of charge when not in use.

Rechargeable battery materials used in electric vehicles include lead-acid (traditional “wet” and gel or “valve regulated”), nickel-cadmium, nickel-metal-hydride, lithium-ion, lithium-ion polymer, and, less commonly, zinc-air and molten salt.  Ideally, a battery for an electric car needs to be light, small, energy dense, quick to recharge, relatively inexpensive, long lasting, and safe.  Today’s electric and hybrid vehicles are primarily powered by nickel-metal-hydride (NiMH) batteries.  NiMH batteries are safe, abuse-tolerant and offer much longer life cycles than older lead-acid batteries, while providing reasonable energy density.   However, NiMH batteries are more expensive than lead-acid batteries, as a result of the high nickel content.

Li-ion batteries have a higher energy density than most other types of rechargeable batteries.  A Li-ion battery can achieve power density of 100-170 watt hours (Wh) per kilogram (kg) of weight, versus NiMH’s 30-80 Wh/kg.  This means that for their size or weight they can store more energy than other rechargeable batteries. Li-ion batteries also operate at higher voltages than other rechargeable batteries, typically about 3.7 volts for Li-ion vs. 1.2 volts for NiMH or NiCd.  This means a single cell can often be used rather than multiple NiMH or NiCd cells.

Finally, Li-ion batteries have a lower self-discharge rate than other types of rechargeable batteries.  This means that once they are charged they will retain their charge for a longer time than other types of rechargeable batteries.  NiMH and NiCd batteries can lose anywhere from 1-5% of their charge per day (depending on the storage temperature) even if they are not installed in a device. Li-ion batteries, on the other hand, can retain most of their charge even after months of storage.

Ideal Brine Conditions

The most important metrics when evaluating lithium brine resources are:

1)	lithium content;

2)	evaporation rate;

3)	magnesium to lithium ratio;

4)	potassium content; and

5)	sulphate to lithium ratio.

The boron content is also important, as it allows for the production of another saleable product, boric acid.

The lithium concentration in the brines is typically measured in parts per million (ppm) or weight percentages. The higher the lithium concentration, the better. However, high local evaporation rates can compensate for lower lithium concentrations.

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Providing that lithium contents are high enough, the magnesium to lithium (Mg:Li) ratio is another important chemical feature in assessing favorable brine chemistry and the ultimate economic viability of a site at an early stage.  The lower the ratio the better, as a high ratio means that, during the evaporation process, an increasing amount of lithium will be trapped (“entrained”) in the magnesium salts when they crystallize early.  This will ultimately lead to a lower lithium recovery rate and thus less profitability.  High Mg:Li ratios also generally mean that more soda ash (Na 2 CO 3) reagent is required during the processing of the brine (as described below) and, therefore, may add significantly to costs.

The potassium (K) concentration in the brines is typically measured as a weight percentage.

The lower the sulphate (SO4) to lithium ratio in the final lithium brine pond, the more the brine will be amenable to lithium extraction via the conventional solar evaporation process.  This is because lithium sulphate (Li 2 SO 4) is highly soluble and so, to the extent that it is able to form, the lithium recovery will suffer.

Key Stages of Lithium Recovery

Currently the most economical way to recover lithium from a salar (a dry lake or salt flat) is by solar evaporation.  However, the process is subject to natural conditions, and the evaporation rate, relative humidity, wind velocity, temperature and brine composition have a tremendous influence on the solar pond requirements and in turn on pumping and settling rates to meet production quotas.

Each lithium recovery process has a unique design based on the concentrations of Li, Na, K, Mg, calcium (Ca) and SO4 in the brine, and, although there may be some similarities, each salar has its own customized methodology for optimum recovery due to the varying ionic concentrations.  Wells are drilled, and the mineral rich brine is pumped to the surface into a series of large shallow ponds of increasing concentration.  As water evaporates, the concentration of minerals in solution increases. Typically the brine evaporates over an 18-24 month period until it has a sufficient concentration of lithium salts.  At that point, the concentrate is shipped by truck or pipelined to processing plants where it is converted to usable salt products.  In the plant, sodium carbonate (soda ash) is added to precipitate lithium carbonate, which is dried and shipped to end users to be further processed into pure lithium metal.  The by-products such as potassium chloride (potash), sodium borate (borax) and other salts may also be recovered and sold to end users.

The primary reagents used to produce lithium from brine are lime and soda ash. Both substances are natural materials, commonly used in many processes and have no detrimental environmental effect when used properly. Other than solar energy, only minor amounts of fuels are consumed in the production process (pumping the brines into the ponds, etc.).

Potentially economic salts produced from the salar brine are NaCl, carnallite, sylvinite and bischoffite, as well as the final end-point brine.  The chemical pond to pond process from the brine feed from the salar to the end-point brine ready for the processing plant is as follows:

•	Calcium Chloride (CaCl2) is added at the beginning in the first pond in order to precipitate out most of the sulphate (SO 4) in the form of gypsum (CaSO 4). Removal of the sulphate is important, as it is detrimental in downstream processing. Furthermore, the gypsum itself has multiple uses from agriculture to construction.

•	In the next two ponds and after solar evaporation, sylvinite will begin to precipitate, which is a combination of table salt and potash (KCl). The sylvinite can be harvested and sent to a froth flotation circuit to produce potash.

•	Finally, the sequential ponding process moves to the lithium ponds until the end-point brine is sufficiently rich in lithium. The lithium is still largely in the final ponds, because it is extremely soluble (likes to stay dissolved in solution), although there will be some lithium entrained in Mg and K salts in previous ponds.

Global Market

Based on the most recent available information from the United States Geological Survey (“USGS”), market conditions improved for lithium-based products in 2012. Worldwide lithium production increased in 2012. Production volumes of two major lithium producers in Australia and Chile increased moderately through the third quarter of 2012. Argentina’s major lithium producer experienced weather-related complications during the year, which reduced production and delayed efforts to increase production capacity. Industry analysts and the major lithium producers expected worldwide consumption of lithium in 2012 to be between 25,900 and 28,200 tons, increasing by 7.5% to 10% from that of 2011. All of the major brine and mineral-based lithium producers increased their lithium prices in 2012. Many emerging companies continued exploring for lithium on claims worldwide. Numerous claims in Nevada, as well as in Argentina, Australia,, Bolivia, and Canada, have been leased or staked.

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Subsurface brines have become the leading raw material for lithium carbonate production worldwide because of lower production costs compared with the mining and processing costs for hard-rock ores. Owing to growing spodumene demand from China in the last several years, however, mineral-sourced lithium has gained market share on brine-sourced lithium. Two brine operations in Chile dominate the world market, and a facility at a brine deposit in Argentina produced lithium carbonate and lithium chloride. One new brine operation in Argentina began limited commercial production in 2012, and several additional brine operations were under development. Brine operations in China produced lithium carbonate, lithium chloride, and lithium hydroxide. Lithium minerals were used directly as ore concentrates in ceramics and glass applications worldwide and, increasingly, as feedstock for lithium carbonate and other lithium compounds in China.

Owing to China’s growing demand for high-quality spodumene by its chemical companies, Australia’s leading lithium ore miner doubled its production capacity, raising its total lithium carbonate equivalent production capacity to 110,000 tons per year. A major lithium brine producer agreed to acquire the Australian lithium ore miner in 2012 to diversify its supply of lithium. An emerging Australian lithium ore producer continued lithium concentrate production in Western Australia and opened a lithium carbonate plant in China, where the lithium concentrate was to be converted to battery-grade lithium carbonate and supplied to the Aisian market. Utilizing a unique reverse-osmosis process, a California company began producing high-purity lithium carbonate from geothermal brines. The reverse osmosis process eliminates the need for solar evaporation, a crucial and lengthy procedure in common brine operations. Initial lithium carbonate production was 500 tons per year.

Batteries, especially rechargeable batteries, are the uses for lithium compounds with the largest growth potential. Demand for rechargeable lithium batteries exceeds that of rechargeable non lithium batteries for use in cellular telephones, cordless tools, MP3 players, and portable computers and tablets. Major automobile companies were developing lithium batteries for electric motor. Non rechargeable lithium batteries were used in calculators, cameras, computers, electronic games, watches and other devices.

Lithium supply security has become a top priority for Asian technology companies. Strategic alliances and joint ventures have been, and are continuing to be, established with lithium exploration companies worldwide to ensure a reliable, diversified supply of lithium for Asia’s battery suppliers and vehicle manufactures.

The increase in 2011 production was due primarily to the increase of the lithium-ion battery market, as global sales were $13.9 billion during 2011. These sales are projected to rise to $16.1 billion in 2012, $18.6 billion in 2013, $23.6 billion in 2015, and $34.3 billion in 2020. Other lithium end uses have increased, but not at the same rates as lithium-ion batteries. According to Roskill Information Services Ltd., lithium-ion batteries were the largest single end use for lithium in 2011 (22% of total end use) , but glass & ceramics were still important (21% of total use in 2011).

According to the USGS, Chile is the leading lithium producer in the world.  Argentina, Australia, China, and the United States are also major producers.  The 2012 edition of the USGS Mineral Commodity Summaries gives the following estimated world lithium mine production (in metric tons of lithium content):

	Mine production
	2012 (est.)		2011
Chile	13,000		12,900
Australia	13,000		12,500
China	6,000		4,144
Argentina	2,700		2,950
Portugal	820		820
Zimbabwe	500		470
Brazil	490		320
United States	Withheld		Withheld
World total (rounded)	37,000	[1]	34,100	[1]

 1.    Excludes U.S. production.

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Substitution for lithium compounds is possible in batteries, ceramics, greases, and manufactured glass.  Examples are calcium and aluminum soaps as substitutes for stearates in greases; calcium, magnesium, mercury, and zinc as anode material in primary batteries; and sodic and potassic fluxes in ceramics and glass manufacture. Lithium carbonate is not considered to be an essential ingredient in aluminum potlines. Substitutes for aluminum-lithium alloys in structural materials are composite materials consisting of boron, glass, or polymer fibers in engineering resins.

Nitrate Market and Production

Potassium nitrate is a chemical compound with the formula KNO3. It occurs as a mineral niter and is a natural solid source of nitrogen. Its common names include saltpeter and nitrate of potash.  Major uses of potassium nitrate are in fertilizers, rocket propellants and fireworks. When used as a food additive in the European Union, the compound is referred to as E252.

Potassium nitrate can be produced through various chemical reactions, including:

NH4NO3 (ammonium nitrate) + KCl (potash) NH4Cl (ammonium chloride) + KNO3

NH4NO3 + KOH (potassium hydroxide) NH3 (ammonia) + KNO3 + H2O

NaNO3 (sodium nitrate) + KCl NaCl (table salt) + KNO3

Potassium nitrate is mainly used in fertilizers, as a source of nitrogen and potassium, two of the macro nutrients for plants. Potassium nitrate is also one of the three components of black powder (gunpowder), along with powdered charcoal (substantially carbon) and sulfur, where it acts as an oxidizer.

In the process of food preservation, potassium nitrate, more commonly known as saltpeter, has been a common ingredient of salted meat since the middle ages, but its use has been mostly discontinued due to inconsistent results compared to more modern nitrate and nitrite compounds. Even so, saltpeter is still used in some food applications, such as charcuterie and the brine used to make corned beef.

Potassium nitrate is an efficient oxidizer, which produces a lilac flame upon burning due to the presence of potassium. It is therefore used in amateur rocket propellants and in fireworks.  It is also added to pre-rolled cigarettes to maintain an even burn of the tobacco.

Potassium nitrate is the main component (usually about 98%) of tree stump remover, as it accelerates the natural decomposition of the stump. It is also commonly used in the heat treatment of metals as a solvent in the post-wash. The oxidizing, water solubility and low cost make it an ideal short-term rust inhibitor.

Potassium nitrate can also be found in some toothpastes for sensitive teeth.  Recently, the use of potassium nitrate in toothpastes for treating sensitive teeth (dentine hypersensitivity) has increased dramatically, even though studies to this effect have been inconclusive.

World population growth and its effects on the scarcity of water and increased competition on land use for living, industry, nature and agriculture, increase the need for agriculture efficiency. The amount of land in agriculture per capita will further decrease in the future as world population is expected to grow faster than the growth of arable land. Therefore, crop productivity has to increase in order to provide the same amount of food in relation to the growing world population. The growing importance of specialty plant nutrition products, such as potassium nitrate, has been driven by these factors as one of its main uses is for premium crops.

Properties

The information set forth above under “Business—Project Overviews” relating to Li3’s exploration properties (primarily Maricunga) is incorporated herein by reference.

Li3 previously leased approximately 800 square feet of office space in Lima, Peru, on which its lease payments were $48,262 for fiscal year 2012. Li3 no longer maintains a property in Peru.  Li3 also leases approximately 1,500 square feet of office space in Santiago, Chile, with monthly rent of approximately $3,800. This lease commenced on July 1, 2011, and Li3 paid rent during fiscal year 2012 amounting to $36,762. This lease expires June 30, 2014. Li3 believes its leased facilities are adequate for its needs at present.

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Legal Proceedings

From time to time, Li3 may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

Except as described below, Li3 is currently not aware of any pending legal proceedings to which Li3 are a party or of which any of its property is the subject, nor is Li3 aware of any such proceedings that are contemplated by any governmental authority.

As the majority shareholder, Li3 has filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority stockholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority stockholders have not paid their contributions to the costs of conservation and exploration, which were agreed upon at the stockholders’ meeting on October 6, 2011. In November 2012, Li3 received a favorable decision from one of the civil courts to auction approximately 8% of the shares once the judgment is executed. Chilean law gives Li3 a preference in that auction. The other civil courts have not reached a final decision yet.

Certain minority stockholders have filed counterclaims against Li3 to declare, among other things, the invalidation of such stockholders’ meeting at which required contributions were established that such minority stockholders failed to make. Li3 filed dilatory defenses because Li3 was not served according to law and also filed a complaint against the officer serving the process. This process is on hold because the minority stockholders have not filed a new claim, as requested by the court. Li3’s future plans are not dependent on the outcome of this matter with respect to the development of the Maricunga project.

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Management’s Discussion and Analysis of Financial Condition

and Results of Operations of Li3

You should read the following discussion in conjunction with the sections of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business of Li3,” “Forward-Looking Statements,” “Business of Li3” and Li3’s financial statements and the related notes thereto included elsewhere in this proxy statement/ prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Li3 Energy, Inc (“Li3” or the “Company”) is a South America based and United States listed exploration company in the lithium and mining sector. We aim to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas.

The Company owns (a) a 60% interest in the Maricunga project, which consists of mining concessions covering an area of approximately 3,553 acres (1,438 hectares) prospective for lithium and potassium brines, and is located in the Salar de Maricunga in northern Chile; and (b) a mining concession on 2,995 acres (1,212 hectares) situated on brine salars in Argentina, known as Cauchari. We are currently evaluating additional exploration and production opportunities. In April 2013, the Company acquired a mining concession on 450 hectares which corresponds to a strategic lithium asset and is located adjacent to the existing Maricunga project.

Going Concern

As of March 31, 2013, the Company had no source of current revenue, a cash balance on hand of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. The Company had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, the Company received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”) a wholly owned subsidiary of POSCO (a South Korean company).

On April 16, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) to purchase all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”), which will become a wholly owned subsidiary of the Company. SLM owns the group of mining concessions “Cocina 19 through 27”. Pursuant to the Purchase Agreement, the Company paid the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million to be paid 90 days following the Closing Date, $1.8 million to be paid 180 days after the Closing Date and $100,000 to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014. After such payment, the Company´s cash balance was approximately $100,000.

The Company does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. The Company requires immediate cash flow for which it is seeking interim funding. The Company believes that the Transaction, if successful, would provide Li3 with additional funding allowing the Company to continue advancing the Maricunga project and to pay for the Cocina Mining Concessions. The additional funding would be provided by the minimum of $5 million that are expected to remain in the Trust Account following the Transaction. The Company expects that the $5 million would be allocated as follows: (i) $2 million payment due to the Sellers under the purchase agreement for the Cocina Mining Concessions, due in July 2013, (ii) $1.9 million payment in September 2013 due on a convertible note to LW Securities, Ltd; (iii) $500,000 payment on a bridge note, and (iv) $600,000 towards working capital of the combined company for three months .

In the course of our exploration activities, we have sustained and continue to sustain losses. We cannot predict if and when we may generate profits. In the event we identify commercial reserves of minerals, we will require substantial additional capital to develop those reserves and permits from the Chilean government to exploit the mineral reserves, neither of which is assured (See Operational Update below).

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To take us into the operational stage and to begin generating revenues, we will require a substantial injection of funds to progress development of our properties. We expect to finance our future growth primarily through equity and debt financings. However, there exists substantial doubt about our ability to continue as a going concern because there is no assurance that we will be able to obtain such capital. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then our operations would be materially negatively impacted.

Our ability to complete additional equity or debt offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of us and the offering terms. In addition, our ability to complete an offering may be dependent on the status of our exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required until such time as we can generate sources of recurring revenues and to ultimately attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Operational Update

Maricunga

On May 20, 2011, we, through our Chilean subsidiary, Minera Li, acquired a 60% interest in each of Sociedades Legales Mineras Litio 1 a 6 de la sierra Hoyada de Maricunga.

The Maricunga property is an exploration property and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile. Each concession grants the owner the right to explore for mineral deposits at the Maricunga property.

In September 2011, in order to provide funding to begin the initial assessments of producible minerals from the Maricunga Project, we entered into a subscription agreement with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a South Korean company). In accordance with the subscription agreement, POSCAN purchased 38,095,300 Units of our securities for approximately $8 million, with each “Unit” consisting of one share of our common stock for $0.21 per share and a three-year warrant to purchase one share of our common stock at an exercise price of $0.40 per share.

In December 2011, we completed our phase one exploration work on Maricunga with the $8 million funding from POSCAN. In April 2012, we reported the completion of the NI 43-101 of the Canadian Securities Administrators (NI 43-101) that summarizes and validates the results of our $8 million Phase One Exploration and Development Program on our Maricunga Project in Chile, completed in December 2011. The Technical Report was prepared by Donald H. Hains, P. Geo., Principal of Hains Technology Associates, who is a Qualified Person as defined by NI 43-101. The key highlights of the Compliant Measured Report include:

•	Further exploration work and expenditures are warranted to advance the Maricunga Project to the Feasibility Stage (economic assessment);
•	The property holds significant potential for development as a source of lithium, potassium and boron;
•	Exploration work indicates that the brines in the property are enriched in lithium and potassium and that the brine has a sufficient Mg/Li ratio permitting lithium recovery.

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On August 17, 2012, (the “Second Closing”), POSCAN purchased an additional 62,499,938 Units of our securities for gross proceeds of $9,999,990, with each “Unit” consisting of one share of common stock for $0.16 per share and a three-year warrant to purchase one share of common stock for $0.21 per share. In connection with the transaction, we agreed to reduce the exercise price of all of the warrants previously sold to POSCAN from $0.40 per share to $0.21 per share and issued to POSCAN a two-year warrant (the “Bonus Warrant”) to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share.

Furthermore, subject to certain exceptions, we must issue additional shares of our common stock to POSCAN in the event that we issue or sell any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing. During September 2012, the Company entered into settlement agreements providing for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the receivable holder. As a result, this provision was triggered and the Company is seeking a waiver.

Due to the uncertainty regarding the lithium permit in Chile, we are evaluating the Maricunga project as a potential producer of potash or potassium nitrate. Our NI 43-101 of the Canadian Securities Administrators (NI 43-101) shows that potassium resources are available in the Maricunga properties. The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and it is exploitable via regular mining concessions, according to the Chilean Mining Code.

Initial estimations suggest that a potash project is economically feasible. We are evaluating the next steps that would allow us to maximize shareholder value from the Maricunga properties. However, there can be no assurance that we will be able to do so in the near future or at all. The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

To produce potassium nitrate, the Company will be required to obtain a source of sodium nitrate which could come from either 1) developing a sodium nitrate and iodine project; or 2) buying the sodium nitrate from different producers in the north of Chile.

We may also seek to acquire additional properties for any processing site and we also plan to make improvements to the Maricunga site infrastructure, camp, and property.

In March 2013 the Company obtained approval of the Environmental Impact Declaration for the Maricunga project from the Chilean Environmental Authority. The Company is currently in discussions with consultants regarding the next steps to be taken in order to allow on-site work to continue in October 2013, after the winter season.

Also in March 2013, POSCO announced that it has developed a chemical lithium extraction technology that reduces recovery time from around 12 months to just eight hours. The technology increases the lithium recovery rate from a maximum of 50% using traditional evaporation ponds to more than 80%, and the lithium carbonate produced is more than 99.9% pure. If the Company is able to obtain the necessary lithium permit, it will pursue utilizing this technology as the means of extraction in order to gain efficiencies.

Lithium Permit Update

In 2012, the Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs), which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.

In September 2012, we formed a consortium consisting of us, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

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The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government, requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. This is deemed to be the last administrative recourse before pursuing legal remedies. The Company is waiting for an answer.

Maricunga Stockholders’ Lawsuit Update

As the majority shareholder, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority stockholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority stockholders have not paid their required contributions to the costs of conservation and exploration, which were agreed upon at the stockholders’ meeting on October 6, 2011. In December 2012, we received a favorable decision from one of the civil courts to auction approximately 4% of the shares once the judgment is executed. This is being opposed by the stockholders, and we are awaiting the court’s decision after which the second court of Copiapo should set a date and time for the auction. Evidence is currently being presented in the lawsuits in the other civil courts, after which a final decision should be issued.

Certain minority stockholders have filed counter claims against us, in two civil courts of Santiago, to declare, among other things, the invalidation of such stockholders’ meeting at which required contributions were established that such minority stockholders failed to make. In one of the courts, the process is on hold because the minority stockholders have not filed a new claim, as requested by the court. In the other court, we have filed our defense claiming that the lawsuits should be dismissed on the basis that the decision made in the stockholders´ meeting on October 6, 2011 was made in accordance with Chilean law, and that the amounts are necessary for the conservation and exploration of the mining property. This lawsuit is still in the discovery stage.

Strategic Plan

Part of our strategic plan is to explore and develop our existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium, potassium, nitrates and other industrial minerals properties.  Our primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. The key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies. The third leg of our strategic plan is to develop improved technologies for the extraction of lithium from brines.

We have acquired a 60% interest in the Maricunga project, an advanced lithium and potassium chloride project in Chile, and we continue to explore other lithium and industrial minerals prospects in the region.

Our current strategy principally involves the exploration of the Maricunga property and the acquisition of a source of iodine and nitrate. On the Maricunga project, we initially received $8 million of funding from POSCAN, which was spent to complete our Phase One Exploration and Development Plan. Such plan has been completed, and we have successfully produced a technical report in accordance with National Instrument 43-101 of the Canadian Securities Administrators for Maricunga. Upon achieving the NI 43-101 compliant resource, we satisfied the conditions to receive an additional $10 million of funding from POSCAN. In August 2012, we received the $10 million second tranche funding as committed by POSCAN.

Since then, we have continued our efforts to advance the Maricunga project. However, a key element in advancing the project lies in securing a special permit to exploit lithium in Chile. We participated in an international auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) to obtain this permit but we were not successful.

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In the event that we ultimately do not obtain the necessary permits for lithium exploitation for our current Maricunga properties, we will likely pursue a strategy for the production of potassium from those properties. Our Technical Report in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) shows that potassium resources are available in the Maricunga properties. As part of our strategic plan, we always had plans to produce a potassium by-product alongside the lithium.The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and is exploitable via regular mining concessions, according to the Chilean Mining Code.

In the event we develop a potash production operation on the Maricunga properties, we would complete a feasibility study of the economics of the project and would be required to raise approximately $100 million to $130 million to bring the project into production.

Another alternative would be producing potash that in combination with sodium nitrates will mix to produce potassium nitrate (KNO3). Potassium nitrate is a valuable product used in fertilizers. Potassium nitrate is used extensively as a fertilizer. Its advantage over commodity based fertilizers such as potash is that it provides two essential elements (nitrogen and potassium) in a single product. Because it has no sodium chloride content, it does not rot or damage delicate plants such as tobacco or the roots of fruit trees. As it is totally water soluble, naturally-derived potassium nitrate is especially suitable for use in organic farming and in hydroponic (soil free) agriculture. There is an increase in demand for this product, particularly in China, India, and Brazil. Chile is today the largest producer of potassium nitrate.

To produce potassium nitrate, we will also be required to obtain a source of sodium nitrate which could come from either 1) developing a sodium nitrate and iodine project; or 2) buying the sodium nitrate from different producers in the north of Chile. The Atacama Desert in the north of Chile is rich in sodium nitrate. The Company previously had an option on the Alfredo iodine and nitrates project. At the time we decided not to pursue that option because we were focused on pursuing the Maricunga properties as a lithium project. This property as well as a number of other projects in the north of Chile with the similar characteristics that we have evaluated in the past may continue to be available. Also, there are a number of producers of iodine in the north of Chile that have nitrates stockpiled which, as nitrates by themselves, are not economically profitable. There would be opportunities for us to acquire these to complement our potash production.

In parallel to these efforts, we continue to consider various alternatives to continue to pursue our lithium strategy. These include the acquisition and/or joint venture of nearby properties within the same Maricunga Salar that do not require special lithium permits for exploitation. On this basis, on April 16, 2013, the Company acquired the exploitation mining concession “Cocina 19 through 27” by the acquisition of 100% of the shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based Company. This exploitation mining concession corresponds to a strategic lithium asset and is located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. It is comprised of 450 hectares, increasing the Company´s land holdings within Maricunga to 1,888 hectares. The acquired “Cocina 19 through 27” mining concession adjoins the Company´s existing Litio 1-6 properties and there is no need to apply for a special contract with the State of Chile in order to exploit the lithium of the Cocina 19 through 27 concession. For further clarity, the exploitation of this concession is not subject to obtaining a CEOL permit; however, the acquisition does not provide the necessary permits to exploit lithium from our existing Maricunga property.

Results of Operations

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

Revenues

We had no revenues during the three months ended March 31, 2013 and 2012.

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Exploration expenses

During the three months ended March 31, 2013 and 2012, we incurred exploration expenses of $79,336 and $2,156,317, respectively.  The expenses incurred during the three months ended March 31, 2013 relate to our efforts to obtain the environmental permits that will allow us to take the project to a feasibility stage.

General and administrative expenses

Our general and administrative expenses for the three months ended March 31, 2013 and 2012 consisted of the following:

			Increase
	March 31, 2013	March 31, 2012	(Decrease)
Salaries and wages	$217,589	$257,760	$(40,171)
Legal fees	239,402	307,876	(68,474)
Accounting and finance fees	63,960	81,424	(17,464)
Audit fees	44,015	12,000	32,015
Other professional fees	76,162	248,774	(172,612)
Marketing and investor relations	2,971	165,842	(162,871)
Travel expenses	35,707	277,692	(241,985)
Board of Directors expense	61,000	151,935	(90,935)
Rent	3,720	25,755	(22,035)
Communications	11,468	15,871	(4,403)
Office expenses	4,505	53,785	(49,280)
Relocation expenses	24,414	-	24,414
Bank fees	1,767	4,674	(2,907)
Other	8,218	12,158	(3,940)
Stock-based compensation	489,705	221,554	268,151
Depreciation and amortization	7,027	13,196	(6,169)
Registration rights penalties	-	337,776	(337,776)
	$1,291,630	$2,188,072	$(896,442)

We incurred total general and administrative expenses of $1,291,630 for the three months ended March 31, 2013 compared to $2,188,072 for the three months ended March 31, 2012, a $896,442 decrease, which is comprised mainly of:

•	Other professional fees decreased by $172,612 primarily due to a reduction in the use of outside professionals and the efforts of the Company to reduce costs;

•	Marketing and investor relations and travel expenses decreased by $162,871 and $241,985, respectively, as a result of the decrease in investor relations activities and the efforts of the Company to reduce costs;

•	Stock-based compensation increased by $268,151 as a result of accrual for $468,931 in relation to POSCO anti-dilution provisions which may have been triggered during the current year. This has been partially offset by stock issued in settlement of liabilities of $135,000 during the three months ended March 31, 2012 along with reduced amortization of stock based compensation as the stock units and options granted reach their vesting date;

•	Registration rights penalties decreased by $337,776 as there were no penalties incurred during the three months ended March 31, 2013.

 Other income/expense

Other income for the three months ended March 31, 2013, was $155,463 compared to other expense in the amount of $3,873,785 for the three months ended March 31, 2012.  The decrease in other income and expense was primarily due to our recognition of an unrealized gain from the change in fair value of the derivative liability related to our outstanding warrant instruments of $213,163 during the three months ended March 31, 2013 compared to a loss of $3,765,995 during the three months ended March 31, 2012.

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Net interest expense amounted to $57,274 and $182,048 during the three months ended March 31, 2013 and 2012, respectively.  The decrease in interest expense was primarily a result of the decrease in amortization of discount on notes payable, which was $50,037 for the three months ended March 31, 2013, compared to $167,194 for the three months ended March 31, 2012.

During the three months ended March 31, 2013, we recorded a loss on foreign currency transactions of $426 compared to a gain on foreign currency transactions of $74,258 for the three months ended March 31, 2012. Such activity was related to our operations in Peru and Chile.

Nine Months Ended March 31, 2013 Compared with Nine Months Ended March 31, 2012

Revenues

We had no revenues during the nine months ended March 31, 2013 and 2012.

Exploration expenses

During the nine months ended March 31, 2013 and 2012, we incurred exploration expenses of $456,945 and $5,608,579, respectively.  The expenses incurred during the nine months ended March 31, 2013 relate to our efforts to obtain the environmental permits that will allow us take the project to a feasibility stage.

General and administrative expenses

Our general and administrative expenses for the nine months ended March 31, 2013 and 2012 consisted of the following:

			Increase
	March 31, 2013	March 31, 2012	(Decrease)
Salaries and wages	$1,046,200	$627,304	$418,896
Legal fees	590,779	802,288	(211,509)
Accounting and finance fees	252,575	294,491	(41,916)
Audit fees	178,640	111,943	66,697
Other professional fees	209,816	633,841	(424,025)
Marketing and investor relations	26,946	288,894	(261,948)
Travel expenses	139,645	777,128	(637,483)
Board of Directors expense	183,000	151,935	31,065
Rent	71,179	97,540	(26,361)
Communications	46,105	51,646	(5,541)
Office expenses	32,119	107,152	(75,033)
Relocation expenses	40,479	-	40,479
Bank fees	6,012	5,703	309
Other	25,917	13,279	12,638
Stock based compensation	819,804	529,937	289,867
Depreciation and amortization	31,113	15,579	15,534
Registration rights penalties	-	479,776	(479,776)
	$3,700,329	$4,988,436	$(1,288,107)

We incurred total general and administrative expenses of $3,700,329 for the nine months ended March 31, 2013 compared to $4,988,436 for the nine months ended March 31, 2012, a $1,288,107 decrease, which is comprised mainly of:

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•	Salaries and wages increased by $418,896 mainly due to hiring a full-time CFO and Vice President in March 2012, redundancy payments and bonus payments, partially offset by reduced salaries in Peru due to office closure and the resignation of the COO in December 2012;

•	Legal fees decreased by $211,509 due to reduced legal activity. For the period ended March 31, 2012, significant legal fees were incurred in relation to financing and capital raising, potential transactions, structures, tax issues and equity incentive plans;

•	Other professional fees decreased by $424,025 primarily due to a reduction in the use of outside professionals and the efforts of the Company to reduce costs;

•	Marketing and investor relations and travel expenses decreased by $261,948 and $637,483, respectively, as a result of the decrease in investor relations activities and the efforts of the Company to reduce costs;

•

Stock-based compensation increased by $289,867 as a result of accrual for $468,931 in relation to POSCO anti-dilution provisions which may have been triggered during the current year. This has been partially offset by stock issued in settlement of liabilities of $135,000 during the nine months ended March 31, 2012 compared with $20,700 during the nine months ended March 31, 2013, along with reduced amortization of stock based compensation as the stock units and options granted reach their vesting date;

•	Registration rights penalties decreased by $479,776 as there were no penalties incurred during the nine months ended March 31, 2013.

Loss on settlements, net

The Company recorded a loss on settlements of $5,816 as a result of settlement agreements with respect to an aggregate of $390,336 of obligations, under which the Company issued an aggregate of 5,825,761 shares of the Company’s common stock, valued at $396,152.

Other income

Other income for the nine months ended March 31, 2013, was $5,966,674 compared to $6,148,875 for the nine months ended March 31, 2012.  The decrease in other income was primarily due to the change in loss on debt extinguishment, recognition of change in fair value of warrant derivative liabilities, warrant modification expense, and the change in interest expense.

We recognized a loss on debt extinguishment of $37,235 compared with a loss on debt extinguishment of $841,752 for the nine months ended March 31, 2013 and 2012, respectively. The differences related to the difference in the terms of existing debt compared to debt under the modified terms of the debt agreements.

We recognized an unrealized gain from the change in the fair value of the derivative liability related to our outstanding warrant instruments of $6,453,869 during the nine months ended March 31, 2013 compared to $7,837,564 during the nine months ended March 31, 2012.  The change in fair value of our derivative warrant liability has no impact on our cash flows from operations.

We recognized warrant modification expense in conjunction with the closing of POSCAN’s second tranche of investment on August 17, 2012, when the Company adjusted the exercise price of the warrants previously issued to POSCAN from $0.40 to $0.21 per share. The incremental value of the warrants before and after the modification was $171,150 and was reported as current period expense.

Net interest expense amounted to $298,533 and $880,332 during the nine months ended March 31, 2013 and 2012, respectively. The decrease in interest expense was primarily a result of the decrease in amortization of discount on notes payable and deferred financing costs, which was $827,032 during the nine months ended March 31, 2012 and $109,534 during the nine months ended March 31, 2013, and interest income of $35,000 earned on funds on deposit during the nine months ended March 31, 2013. This decrease in interest expense has been partially offset by an increase in interest expense for the nine months ended March 31, 2013 on: registration rights penalties of $69,963, notes payable entered into during 2012 of $57,760, and interest related to late payment of supplier invoices of $37,710.

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During the nine months ended March 31, 2013 and 2012, we recorded gains on foreign currency transactions of $19,723 and $33,395, respectively, and such activity was related to our operations in Peru and Chile.

Fiscal Year Ended June 30, 2012 Compared with Fiscal Year Ended June 30, 2011

Revenues

We had no revenues during the years ended June 30, 2012 and 2011.

Exploration Expenses

During the years ended June 30, 2012 and 2011, we incurred exploration expenses of $6,193,533 and $560,075, respectively. The expenses incurred during the year ended June 30, 2012, relate to our efforts to begin exploration activities on our Maricunga project in Chile and principally include drilling expenses and other related expenses. The expenses incurred during the year ended June 30, 2011, relate primarily to our other properties which we no longer are exploring.

Mineral Rights Impairment Expense

During the years ended June 30, 2012 and 2011, we incurred impairment expenses of $300,000 and $4,120,000, respectively. Mineral rights impairment expense for the year ended June 30, 2012, is a result of the impairment of the Noto properties. Mineral rights impairment expense recorded during the year ended June 30, 2011 is a result of the impairments of the Alfredo property ($4,070,000) and the Peru property ($50,000). We determined that these projects did not meet our requirements for additional mining development activities.

Loss on Settlements, Net

During the year ended June 30, 2011, we recorded a loss on settlement of $1,920,000 as a result of issuing 6,000,000 shares of our common stock in connection with a settlement related to the Puna property obligation.  In addition, we recorded a gain on settlement of $422,500 as a result of a settlement with Lacus (payment of $150,000 in cash and 500,000 shares of the Company’s common stock), which was less than we had accrued for these expenses as of June 30, 2010. The Puna and Lacus settlements were related to the Argentinean properties that were terminated. There were no similar transactions during the year ended June 30, 2012.

General and Administrative Expenses

Our general and administrative expenses for the years ended June 30, 2012 and 2011 consisted of the following:

			Increase
	June 30, 2012	June 30, 2011	(Decrease)
Professional fees-legal	$1,210,123	$1,021,198	$188,925
Wages and salaries	1,115,824	571,337	544,487
Travel expenses	896,898	697,729	199,169
Stock based compensation	649,580	1,941,862	(1,292,282)
Registration rights penalties	479,777	38,750	441,027
Write-offs of deposits on potential acquisitions	400,000	-	400,000
Marketing and investor relations	395,416	232,289	163,127
Professional fees-others	375,881	45,868	330,013
Professional fees-finance/accounting	330,798	414,804	(84,006)
Office expenses	307,320	91,864	215,456
Board of Directors expenses	215,935	-	215,935
Professional fees-audit	205,273	150,710	54,563
Insurance	100,079	63,828	36,251
Filing fees	99,791	57,536	42,255
Other	213,348	120,892	92,456
	$6,996,043	$5,448,667	$1,547,376

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We incurred total general and administrative expenses of $6,996,043 for the year ended June 30, 2012 compared to $5,448,667 for the year ended June 30, 2011, a $1,547,376 increase, which comprised of:

•	Professional fees-legal increased by $188,925 due to due diligence expenses in connection to potential acquisitions and the POSCAN funding;
•	Wages and salaries expense increased by $544,487 due to the increase in hiring of new employees, including a CEO, a full time CFO, and office staff;
•	Travel expenses increased by $199,169 due to investor relations activities in relation to seeking sources of funding;
•	Registration rights penalties increased by $441,027 due to penalties incurred in connection with the failure to file a timely registration statement;
•	Write-offs of deposits on potential acquisitions increased by $400,000 due to write-offs of payments to New World Resource Corp. and to the Claritas and Bongos properties;
•	Marketing and investor relations increased by $163,127 due to activities for actively seeking various sources of funding;
•	Professional fees-others increased by $330,013 due to consulting fees related to the acquisition and development of the Maricunga project;
•	Office expenses increased by $215,456 mainly due to the opening of our new office in Chile;
•	Board of Directors fees increased by $215,935 due to the approval of fees to be paid to the Board of Directors in 2012;
•	Professional fees-audit increased by $54,563 due to higher activity as a result of the development of the Maricunga project;
•	Insurance increased by $36,251 mainly due to insurance costs related to the new Chile location;
•	Filing fees increased by $42,255 mainly due to the Form S-1 filings during the year 2012, XBRL requirements which started during 2012 and an increase in press release activities in 2012;
•	Other expenses increased by $92,456 mainly due to the higher activity as result of the development of the Maricunga project.
•	These increases were partially offset by an $84,006 decrease in professional fees-finance/accounting due to the hiring of new employees during 2012 and a $1,292,282 decrease in stock compensation to as a result of fewer services paid for with stock.

Other (Income) Expense

Loss on Debt Extinguishment

We incurred a loss on debt extinguishment of $841,752 during the year ended June 30, 2012 as a result of entering into a waiver agreement with the lenders whereby the terms of the notes were extended and the conversion price was reduced from $0.40 per share to $0.12 per share, which resulted in us expensing all unamortized deferred financing costs and recording the difference between the carrying value of the notes and the estimated fair value of the post-modification notes as expense. There were no similar transactions during the year ended June 30, 2011.

Change in Fair Value of Derivative Liability - Warrant Instruments

During the year ended June 30, 2012, we recorded a gain of $10,780,342 on the change in fair value of derivative liability - warrant instruments, compared to a loss of $6,116,147 during the year ended June 30, 2011.  The change in fair value of our derivative warrant liability has no impact on our cash flows from operations and was primarily a result of the decrease in our stock price during the year ended June 30, 2012.

Warrant Modification Expense

During the year ended June 30, 2011, we modified certain warrants by which new warrants were issued in exchange for the exercise of previously issued warrants.  The newly issued warrants were treated as derivatives as they contain certain anti-dilution features.  We valued the new warrants issued as a result of the modification using a modified lattice model and recorded expense of $1,068,320 during the year ended June 30, 2011. There were no similar transactions during the year ended June 30, 2012.

Interest Expense

During the years ended June 30, 2012 and 2011, interest expense was $1,150,634 and $410,056, respectively.  The increase in interest expense was a result of interest and amortization of the debt discount on the $1.5 million zero coupon convertible notes issued in May 2011, and interest on new promissory notes issued during the second half of fiscal year 2012.

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Gain on Foreign Currency Transactions

During the years ended June 30, 2012 and 2011, gain on foreign currency transactions amounted to $14,142 and $1,383, respectively.

Net Loss

Net loss for the year ended June 30, 2012 was $4,687,478 compared to a net loss of $19,219,382 for the year ended June 30, 2011.  The decrease is primarily due to an unrealized gain on the change in fair value of derivative liabilities - warrant instruments of $10,780,342 in 2012 compared to an unrealized loss of $6,116,147 in 2011. This decrease was partially offset by a $1,863,334 increase in our total operating expenses in 2012, compared to the prior year.

Net Loss Attributable to Non-Controlling Interest

During the years ended June 30, 2012 and 2011, the net loss attributable to non-controlling interests was $2,375,407 and $-0-, respectively.  This represents the non-controlling interest’s 40% share of expenses relating to the exploration of the Maricunga Property.

Liquidity and Capital Resources

We are primarily engaged in exploration and acquisition of new properties and do not generate income from operations currently. Our primary source of liquidity has been debt and equity financing.

Although we have begun the acquisition of certain mining properties, any of such properties that we may acquire will require exploration and development that could take years to complete before it begins to generate revenues. There can be no assurances that we will be successful in acquiring such properties or that if we do complete acquisitions, properties acquired will be successfully developed to the revenue producing stage. If we are not successful in our proposed mining operations, our business, results of operations, liquidity and financial condition will suffer materially.

Various factors outside of our control, including the price of lithium, potassium nitrate and other minerals, overall market and economic conditions, the volatility in equity markets may limit our ability to raise the capital needed to execute our plan of operations. These or other factors could adversely affect our ability to raise additional capital. As a result of an inability to raise additional capital, our short-term or long-term liquidity and our ability to execute our plan of operations could be significantly impaired.

As of March 31, 2013, the Company had a cash balance on hand of $2,349,834, which is not sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. We have implemented a cost reduction program and we are taking the necessary actions to preserve cash. We are in progress of evaluating the total costs and activities that a potassium project requires. The Company has no source of revenue; however management is actively seeking additional funding in the form of equity and/or debt from potential investors.

On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar. After such payment, the Company´s cash balance was approximately $100,000.

On March 18, 2013, the Company signed a Memorandum of Understanding with BW. If successful, the transaction could provide Li3 with additional funding allowing the Company to continue advancing the Maricunga project. Under the proposed terms of the merger, BW would establish a new subsidiary which would merge into the Company, with Li3 remaining as the surviving entity as a wholly-owned subsidiary of BW. Each shareholder of Li3 would receive 1 share of common stock in BW for every 250 shares of common stock held in Li3. The Company´s existing warrants will exchange in the same ratio. The closing of the proposed transaction with BW is subject to a number of closing conditions, including further due diligence, final approval by both board of Directors of both companies, regulatory and court approvals, shareholder approvals and the execution of a definitive agreement.

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POSCAN funding

In September 2011, POSCAN purchased 38,095,300 Units of our securities for approximately $8 million (or $0.21 per Unit), with each “Unit” consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock at an exercise price of $0.40 per share.

In August 2012, we received the second tranche of funding by POSCAN. We issued 62,499,938 Units to POSCAN for gross proceeds of $9,999,990 (or $0.16 per Unit), with each “Unit” consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

Pursuant to the Additional Agreement, we reduced POSCAN’s purchase price per Unit for the second tranche from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the POSCAN SPA from $0.40 per share to $0.21 per share.

Pursuant to the Additional Agreement, we also agreed to issue to POSCAN a two-year Bonus Warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share. Furthermore, subject to certain exceptions, we must issue additional shares of our common stock to POSCAN in the event that we issue or sell any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

POSCAN has no current commitments to provide us with funding in the future.

Shares for Debt Settlement

In addition to utilizing our capital to acquire properties and pay other corporate costs, we periodically issue shares of our common stock as consideration in lieu of cash to conserve our cash and meet our obligations. We likely will continue to issue common stock for these purposes where feasible, if we determine that it is in our economic best interests. In September 2012, we issued 5,825,761 shares of our common stock for the settlement of $390,336 relating to certain outstanding liabilities at June 30, 2012. In April and May 2013, we issued 1,372,533 shares of our common stock for the settlement of $91,960 relating to certain outstanding liabilities at March 31, 2013.

Convertible Notes

In September 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1% or $202,926. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share.

Common Stock Subject to Rescission

On March 19, 2012, the Securities and Exchange Commission declared effective a registration statement that we had filed to cover the resale of shares previously issued and sold (or to be issued upon the exercise of warrants). On March 1, 2013, we filed a post-effective amendment for that registration statement that included our audited financial statements as of and for the year ended June 30, 2012 as had been filed on our Annual Report on Form 10-K for the year ended June 30, 2012 (the “2012 Annual Report”). We believe that the filing of the post-effective amendment fulfilled our obligation to update the registration with current financial information pursuant to Section 10(a)(3) of the Act. However, there were approximately three months when our registration statement contained financial information that was not current. During that period, 65,000 shares sold pursuant to that prospectus in open market transactions which may have violated Section 5 of the Securities Act of 1933, as amended, and, as a result, the purchasers of those shares may have rescission rights or claims for damages. Accordingly, we have reduced stockholders’ equity at March 31, 2013 by $3,041, the total amount that we would have to refund if all the purchasers of those shares exercised their rescission right.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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MANAGEMENT OF Li3

Executive Officers and Directors

Below are the names and certain information regarding Li3’s current executive officers and directors:

Name	Age	Title	Date First Appointed
Luis Francisco Saenz	41	President, Chief Executive Officer and Director	October 19, 2009
Luis Santillana	37	Chief Financial Officer, Secretary and Treasurer	July 1, 2012
Patrick Cussen	63	Chairman of the Board	December 5, 2011
Alan S. Fraser	50	Director	October 23, 2011
Patricio A. Campos	66	Director	October 23, 2011
Eduardo G. de Aguirre	65	Director	October 23, 2011
SungWon Lee	46	Director	December 19, 2012
Harvey McKenzie	66	Director	June 27, 2011
David G. Wahl	68	Director	February 18, 2010

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by the board of directors and serve at its pleasure.

Certain biographical information for each of the executive officers and directors is set forth below.

Luis Francisco Saenz joined Li3’s board of directors on October 19, 2009. Mr. Saenz has been its Chief Executive Officer since October 19, 2009 and President since September 14, 2011. He is currently, and has been since July 21, 2008, the President and a Director of the publicly traded Loreto Resources Corporation (LRTC.OB), and he also served as their Chief Executive Officer from July 21, 2008 until August 25, 2011. Mr. Saenz was formerly employed at Standard Bank (“Standard”) with Standard’s investment banking unit, Standard Americas, Inc. Mr. Saenz joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard’s Peru representative office. While in Peru, Mr. Saenz led Standard’s mining and metals organization effort in the Latin America region. Mr. Saenz returned to New York in 2007 to head Standard’s mining and metals team in the Americas. Mr. Saenz previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America. Mr. Saenz graduated from Franklin and Marshall College in 1991 with a Bachelor of Arts degree in economics and international affairs.

Luis Santillana became Vice President of Finance on March 1, 2012, and has been Chief Financial Officer, Treasurer and Secretary of Li3 since July 1, 2012. Mr. Santillana strengthens the existing management team and brings additional domain expertise, having over 13 years of experience in the mining industry, specifically in finance, fund raising, debt facilities, deal negotiation and execution, strategic and financial planning, financial valuations, treasury management, and improvement of management reporting. Prior to joining Li3, Mr. Santillana held the position of Strategic Planning Manager for ENRC plc,, a $7 billion revenue, diversified mining company listed on the London Stock Exchange (FTSE 100). Based in London, he was involved in strategic and financial planning and management reporting for ENRC. From September 2008 to June 2010, Mr. Santillana was responsible for the financial planning and treasury functions at London Mining plc, an iron-ore mining company listed on the London Stock Exchange (AIM). Prior to joining London Mining plc, Mr. Santillana worked for Hochschild Mining plc, a Peruvian gold and silver producer, where he was part of the core management team that led Hochschild Mining’s successful IPO and listing on the London Stock Exchange (FTSE 250). Mr. Santillana holds an MBA from IESE Business School (Spain) and a Bachelor’s Degree in Industrial Engineering from Universidad de Lima (Peru).

Patrick Cussen joined Li3 as Chairman of the board of directors in September 2011. Mr. Cussen brings us 40 years of mineral and mining expertise and is currently the President of Celta, a Chilean mining consulting and service company to the Latin American mining industry advising global clients including: Antofagasta Minerals, Vale, Phelps Dodge (Freeport), Placer Dome (Barrick), Codelco, Citibank, LS-Nikko Copper and Royal Gold. From 1972 - 1985, Mr. Cussen held numerous positions within Codelco, the world’s largest copper producer, culminating as Managing Director, Chile Copper Ltd., a London based Codelco subsidiary. From 1985 - 1990, Mr. Cussen was VP Sales, Empresa Minera de Mantos Blancos S.A. (subsidiary of Anglo American Chile). Mr. Cussen is currently Chairman of the Board of the Center for Copper and Mining Studies, Cesco, the Chilean think-tank on mining. Mr. Cussen is also a former member of the board of the Chilean Copper Commission. Mr. Cussen is an industrial civil engineer and holds an MA in economics from the University of Chile.

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Mr. Cussen’s qualifications to serve on the board of directors include his experience with the mining industry.

Patricio Campos joined Li3’s board of directors in September 2011. Mr. Campos brings valuable domain expertise having over 39 years’ experience in the mining industry, specifically in project exploration, evaluation, technical and economic preparation. His mineral and mining experience includes copper, gold and non-metallic (coal, phosphate, limestone, nitrate and iodine, lithium (brines) minerals, boron and potassium chloride projects. Mr. Campos has also acted as a consultant in the evaluation of ore deposit reserves, copper, gold, iodine, nitrate, coal, phosphate, lithium salars, boron, potassium chloride and potassium sulphate projects. Prior to joining Li3, Mr. Campos previously led and supervised the construction of several plants (iodine, bagging) for Chemical & Mining Co. of Chile Inc. (NYSE: SQM), a multi-national global producer and seller of fertilizers and specialty chemicals and Bifox Ltd. (phosphoric acid, grinding, crushing). Additionally, Mr. Campos has worked as a consultant spanning 30 years for companies such as Anglo American (Salar de Atacama Project), SQM (Salar de Atacama Project), Falcon Mines, MAGSA, ACF Minera S.A., SCM Montevideo & Montecristo, and Sociedad Minera Isla Riesco. Mr. Campos has also actively participated in due diligence processes and negotiations for assets such as Algorta Norte S.A.’s iodine project, SQM’s Salar de Atacama and Antucoya copper projects, Codelco´s El Hueso gold mine and other exploration projects, Phelp Dodge’s Safford project, among others. Mr. Campos is a former Professor of Mining Economy at the Mining Department, Universidad de Chile and a former Professor for due diligence, Mining Department, Escuela de Ingenieria, Unversidad de Chile and Instituto de Indenieros de Minas de Chile. Currently Mr. Campos is a member of the Comité de Recursos Mineros del IIMCh (Mining Resources Committee, Chile). Mr. Campos received his Civil Mining Engineering degree from Universidad de Chile and Graduated in economic evaluation and project preparation, Bid-Odeplan-Universidad Católica de Chile.

Mr. Campos’s qualifications to serve on the board of directors include his experience with the mining industry.

Alan S. Fraser joined Li3’s board of directors in September 2011 and brings over 24 years of experience in Engineering Business Development specifically for Mining Projects, Mining Project Evaluations, Due Diligence Studies, Process Plants, Power Plants, Petrochemical Process Plants, Sulphuric Acid Plants, Infrastructure and Environmental Assessments. Currently, Mr. Fraser is the Managing Director and shareholder of P3 Consultores S.A, a Project Management Services Company providing risk administration to clients including Anglo American, Colahuasi and others. From 2001 to 2009, Mr. Fraser held numerous positions, culminating as the Director, Business Development for Fluor, Chile S.A. servicing global clients including BHP Billiton Base Metals, Rio Tinto, Anglo American, Xstrata, Codelco, Antofagasta Minerals, Southern Peru Copper Corporation, General Atomics. While in this capacity, Mr. Fraser actively participated in numerous resource projects including; winning the Gaby SX-EW EPCM Project for Codelco, ($900 million), Pascua Lama EPC Project for Barrack Gold ($2.3 billion), Gold Mill EPCM Project for Minera Yanacocha ($240 million), Sulphide Leach EPCM Project of Minera Escondida Ltda. ($780 million), Ilo Smelter Modernization EPCM Project ($400 million), and engineering studies as Codelco Minco 230 k tpd, Salobo Feasibility Study for CVRD (Brazil), additional work for Newmont/Minera Yanacocha including the Gold Mill Project, Collahuasi SX/EW expansion studies and Material Handling support, Minera Escondida Water Supply Studies. Also recent detail engineering services for the expansion of Lomas Bayas ($47 million) and the Feasibility Study of the El Morro project ($1.5 billion). Mr. Fraser is a Civil Mining Engineer, Universidad de Chile, Santiago, Chile.

Mr. Fraser’s qualifications to serve on the board of directors include his experience with the mining industry.

Eduardo de Aguirre joined Li3’s board of directors in October 2011. Mr. de Aguirre brings over 35 years' experience in business development, project management and finance. Since 2007, Mr. de Aguirre has served as Legal Representative to General Dynamics Installation Services Inc., Chile who are building and commissioning radio telescopes for the ALMA Project for a total value of about $150MMUS. ALMA is the largest astronomical project in existence in the world, now in construction in the Atacama desert in Chile and will be fully operational in 2013. Its total cost is in the range of billions of dollars. In addition, since 2005, he has acted as Consultant and Sales Representative for Latin America to General Dynamics SATCOM Technologies Inc. Prior to that, from 2000 - 2011, he acted as a consultant for various Chilean entities including Target-DDI, AACA, ASL, Filmosonido and ViaSat. From 1989 - 2000, Mr. de Aguirre served as Regional Manager in South America and as General Manager of the Chilean Subsidiary of Scientific Atlanta, Inc. Mr. de Aguirre is a Civil Industrial Engineer and attended Engineering School at the Catholic University, Santiago, Chile.

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Mr. de Aguirre’s qualifications to serve on the board of directors include his experience in business development, project management and finance.

SungWon Lee, PhD. was appointed to Li3’s board of directors on December 19, 2012, in connection with the closing of POSCAN’s initial investment in Li3’s securities.  Dr. Lee is a metallurgist with vast knowledge in aluminum forming and superplasticity. Dr. Lee joined POSCO in 2000 and has held various roles including Team Leader of the New Business Development Department where his activities included sourcing and reviewing numerous investment projects, joint ventures and organic growth projects. Dr. Lee led the development of the Magnesium Coil Project and the Fe-Mn Alloy Joint Venture both of which are operating units within POSCO Group. Dr. Lee has been serving as the Director of the Lithium Project Department within POSCO since 2010. Dr. Lee graduated with a Bachelor of Science from Yonsei University, Korea, M.S. Metallurgical Engineering, Yonsei University, Korea and PhD. Materials Science and Engineering, University of Southern California, USA.

Dr. Lee’s qualifications to serve on the board of directors include his experience with metallic minerals.

Harvey McKenzie was appointed to Li3’s board of directors on June 27, 2011. Mr. McKenzie is a Chartered Accountant and has been the CFO and corporate secretary of Anconia Resources Corp. (TSXV: ARA.V) since June 2011 and the CFO and a director of Martina Minerals Corp. (TSXV: MTN.V) (formerly Manor Global Inc., a capital pool company), since February 2005.  Prior thereto, Mr. McKenzie served as the CFO of several Canadian publicly listed exploration, development and producing mining companies, including Eurotin Inc. from May 2011 to September 2011, Sino Vanadium Inc. from May 2010 to March 2011, Iberian Minerals Corp. from July 2007 to June 2009, Carlisle Goldfields Limited from September 2006 to July 2007, and Asian Mineral Resources Limited from July 2006 to January 2008.  From August 2005 to July 2007, he was the CFO and a director of Card One Plus, Ltd., an electronic payment solutions company. Prior thereto he was the CFO of Thistle Mining Inc. from March 1999 to August 2005 (TSXV: TMG.V). He has also served as a consultant for several private companies and on the boards of several junior Canadian natural resource companies for over a decade. Prior thereto, he was in the financial services sector from 1987 to 1995; and from 1983 to 1987 he served as Director of Information Services of Ernst & Young, Chartered Accountants, in Toronto. From 1977 to 1983, he provided management and controllership functions for various financial institutions. From 1970 to 1977, he served as an Auditor for PricewaterhouseCoopers, Chartered Accountants. Mr. McKenzie obtained his Diploma in Alternate Dispute Resolution from the University of Toronto in 2001. He obtained his C.A. from the Institute of Chartered Accountants of Ontario in 1973 and his B.Sc. (Hons.) in Mathematics from the University of Toronto in 1970.

Mr. McKenzie’s qualifications to serve on the board of directors include his experience with companies involved in the mining and mineral industry.

David G. Wahl, P. Eng., P.Geo. ICD.D was appointed to Li3’s Board of Directors on February 18, 2010.  From 2005 to the present, Mr. Wahl has been the President and CEO of Southampton Associates - Consulting Engineers & Geoscientist, a private consulting concern specializing in mining and technical issues for corporate clients, financial institutions and governments. Mr. Wahl is a Director of Renforth Resources Inc. (TSX-V) and Femin Inc (Frankfurt). Mr. Wahl also has served in a technical advisory capacity to certain financial institutions, government agencies, and national legal and accounting firms.  As a past director of the Prospectors and Developers Association, Mr. Wahl provided independent peer review of the OSC/TSE Mining Standard Task Force and for Canadian National Instrument 43-101.  Mr. Wahl contributed to a similar review process as co-chair of the Professional Engineers of Ontario Review Committee.  Mr. Wahl is a graduate of the Colorado School of Mines and received a degree as an Engineer of Mines in 1968.

Mr. Wahl’s qualifications to serve on the board of directors include his experience with companies involved in the mining and mineral industry.

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Pursuant to the Investor’s Rights Agreement between POSCAN and Li3, dated as of August 24, 2011, Li3 was required to appoint a director nominated by POSCAN to the board of directors, and we must continue to nominate a POSCAN-designee at each annual meeting for as long as POSCAN owns not less than 10% of the issued and outstanding shares of common stock. Li3 appointed Mr. SungWon Lee to the board of directors on December 19, 2012.

Involvement in Certain Legal Proceedings

To the best of Li3’s knowledge, other than as disclosed below, none of its directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Harvey McKenzie was the Chief Financial Officer of Thistle Mining Inc. when, on January 7, 2005, Thistle Mining obtained protection from creditors pursuant to the Companies’ Creditors Arrangement Act, (Canada). The restructuring was completed on June 30, 2005.

Board of Director Meetings

Li3’s business is under the general oversight of the board of directors as provided by the laws of Nevada and its by-laws. During the fiscal year ended June 30, 2012, the board of directors held seven meetings and took action by unanimous written consent in lieu of a meeting two times. Except as set forth below, each incumbent director attended at least 75% of the board of directors meetings and the meetings of the committees on which he served during fiscal 2012 (or the portion thereof during which he has been a director).

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Director	Percentage of meetings attended
Hyundae Kim	11%
Patricio Campos	50%
David Wahl	57%
Eduardo Aguirre	63%

Board Committees

Until December 5, 2011, Li3 had not established any committees of its board of directors.  The entire board of directors has historically performed all functions that would otherwise be performed by committees, including audit and nominating committees.  Effective December 5, 2011, the board of directors formed an Audit Committee, a Compensation Committee, a Health, Safety, Environment and Community Committee and a Nominating and Corporate Governance Committee. It has subsequently adopted charters for all such committees.

Audit Committee

The purpose of the Audit Committee of the board of directors is to represent and assist the board in monitoring (i) accounting, auditing, and financial reporting processes; (ii) the integrity of the financial statements; (iii) Li3’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of the independent registered public accounting firm. The Audit Committee’s responsibilities are set forth in its formal charter. The Audit Committee consists of Mr. McKenzie (Chairperson) and Messrs. Cussen and Fraser. The Audit Committee was formed on December 5, 2011, and has met two times during fiscal 2012.

Li3’s board of directors has determined that all Audit Committee members are financially literate under the Nasdaq listing rules. The board also determined that Mr. McKenzie qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act.

Compensation Committee

The purpose of the Compensation Committee of Li3’s board of directors is to (i) assist the board in discharging its responsibilities with respect to compensation of executive officers, (ii) evaluate the performance of executive officers, and (iii) administer the stock and incentive compensation plans and recommend changes in such plans to the board as needed. The Compensation Committee’s specific responsibilities are set forth in its formal charter. The Compensation Committee currently consists of Mr. De Aguirre (Chairman) and Messrs. Cussen and Saenz. Mr. Saenz, as Chief Executive Officer, is not independent within the meaning of the Nasdaq rules; nonetheless, Li3 believes that his presence on the Compensation Committee is productive, given the size and history of Li3. The Compensation Committee was formed on December 5, 2011, and has met two times during fiscal 2012.

Health, Safety, Environment and Community Committee

The purpose of the Health, Safety, Environment and Community Committee of Li3’s board of directors is to assist the board in discharging its responsibilities with respect to (i) employee health and safety, (ii) the protection of the environment, and (iii) the relationship to the local communities affected by its operations. The Health, Safety, Environment and Community Committee’s specific responsibilities are set forth in its formal charter. The Health, Safety, Environment and Community Committee currently consists of Mr. Campos (Chairman) and Messrs. Fraser and Wahl. The Health, Safety, Environment and Community Committee was formed on December 5, 2011, and has not met during fiscal 2012.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee of the board of directors is to assist the board in identifying qualified individuals to become board members, in determining the composition of the board and its committees, in monitoring a process to assess board effectiveness and in developing and implementing corporate procedures and policies. The Nominating and Corporate Governance Committee’s specific responsibilities are set forth in its formal charter. The Nominating and Corporate Governance Committee currently consists of Mr. Cussen (Chairman) and Messrs. McKenzie and Saenz. Mr. Saenz, as Chief Executive Officer, is not independent within the meaning of the Nasdaq rules; nonetheless, we believe that his presence on the Nominating and Corporate Governance Committee is productive, given the size and history of Li3. The Nominating and Corporate Governance Committee was formed on December 5, 2011, and has not met during fiscal 2012.

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Shareholder Communications

Currently, Li3 does not have a policy with regard to the consideration of any director candidates recommended by security holders.  To date, no security holders have made any such recommendations.

Director Independence

Because the common stock is not currently listed on a national securities exchange, Li3 has used the definition of “independence” of The Nasdaq Stock Market to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Li3 or any other individual having a relationship which, in the opinion of Li3’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of Li3;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of Li3;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which Li3 made, or from which Li3 received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions); and

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of Li3 served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of Li3’s outside auditor, and who worked on Li3’s audit.

The board of directors has determined that each of Messrs. De Aguirre, Campos, Cussen, Fraser, Lee, McKenzie and Wahl- is an “Independent Director” within the meaning of the rules of the Nasdaq Stock Market. Furthermore, the board has determined that each member of the Audit Committee is “independent” within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

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EXECUTIVE COMPENSATION OF Li3

The following table sets forth information concerning the total compensation paid or accrued by Li3 during the last two fiscal years ended June 30, 2012 and June 30, 2011 to (i) all individuals that served as principal executive officer or acted in a similar capacity for Li3 at any time during the fiscal year ended June 30, 2012; and (ii) all individuals that served as executive officers at any time during the fiscal year ended June 30, 2011 that received annual compensation during such fiscal year in excess of $100,000.

Summary Compensation Table

							Change
							in
							Pension
							Value
							and Non-
						Non-Equity	qualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)
Luis Francisco Saenz	2012	225,000	200,000	-	-	-	-	19,070	444,070
Chief Executive Officer (1)	2011	75,000	-	154,000	-	-	-	-	229,000

Thomas E. Currin	2012	212,500	-	-	-	-	-	-	212,500
Chief Operating Officer (2)	2011	75,000	100,000	1,232,500	343,310	-	-	-	1,750,810

Luis Santillana	2012	61,667	20,000	34,500	30,725	-	-	-	146,892
Chief Financial Officer (3)	2011	-	-	-	-	-	-	-	-

Eric E. Marin	2012	201,772	-	-	-	-	-	-	201,772
Interim Chief Financial Officer (4)	2011	10,000	-	-	-	-	-	-	10,000

(1)	Mr. Saenz was appointed Chief Executive Officer as of October 19, 2009. Mr. Saenz has an employment agreement as described below. Li3 granted Mr. Saenz 1,500,000 shares of restricted common stock upon his initial hire and 700,000 restricted stock units on June 27, 2011, which had a grant date fair value of $154,000. Li3 has been paying Mr. Saenz at the rate of $100,000 per annum for the first calendar quarter of 2011 and $200,000 per annum thereafter. On May 2, 2012, the board of directors approved a cash bonus of $200,000 for Mr. Saenz’ achievements for fiscal years 2010 and 2011 and an increase to Mr. Saenz’ compensation from $200,000 per annum to $250,000 per annum, retroactive as of January 1, 2012. In December 2011, Li3 paid approximately $19,070 for Mr. Saenz’ rental expenses for an apartment located in Chile.

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(2)   Mr. Currin was appointed Chief Operating Officer on August 11, 2010. Li3 granted 2,500,000 shares of restricted stock to MIZ under the 2009 Plan, which vest upon the achievement of certain milestones, and the grant date fair value of which is $950,000.  During the year ended June 30, 2011, Li3 also granted to MIZ 736,842 shares of common stock outside of the 2009 Plan with a grant date fair value of $282,500.  In connection with the hiring of Mr. Currin, Li3 granted 1,000,000 stock options under the 2009 Plan to MIZ, having a grant date fair value of $343,310.  Mr. Currin’s base salary was $200,000 per annum.  However, pursuant to an amendment to the Employment Services Agreement with MIZ, Li3 issued an aggregate of 500,000 shares of common stock in lieu of (i) all base salary earned in calendar year 2010 and (ii) one-half of the base salary for the first calendar quarter of 2011. On May 2, 2012, the board of directors approved an increase to Mr. Currin’s compensation from $200,000 per annum to $225,000 per annum, retroactive as of January 1, 2012. On December 5, 2012, Mr. Currin submitted a letter of resignation to Li3, effective immediately. He will continue providing services for Li3 as an independent consultant.

(3)   Mr. Santillana served as Vice President of Finance from March 1, 2012 until June 30, 2012, when he was appointed Chief Financial Officer. Mr. Santillana has an employment agreement with Li3 as described below. Li3 agreed to grant Mr. Santillana restricted stock units under the 2009 Plan with respect to 250,000 shares of common stock and options under the 2009 Plan to purchase another 250,000 shares of common stock. Li3 paid Mr. Santillana a $20,000 bonus during fiscal year 2012, and it has been paying Mr. Santillana at the rate of $185,000 per annum for the entire period of his employment.

(4)   Mr. Marin was appointed Interim Chief Financial Officer on January 13, 2010.  On November 23, 2011, Li3 entered into a Contractor Services Agreement (the “R&M Agreement”) with R&M Global Advisors, Inc., an entity controlled by Mr. Marin, pursuant to which Li3 retained Mr. Marin’s services as Interim Chief Financial Officer for a term beginning on September 15, 2011, and continuing for six months thereafter with provision for automatic renewal for successive six month periods unless either provides notice of non-renewal.  Under the R&M Agreement, Li3 paid an initial fee of $15,000 plus a monthly fee of $15,000 per month, commencing retroactively on September 15, 2011. The amounts for the fiscal year 2012 represent billings for professional services by R&M Global Advisors. Mr. Marin resigned at the close of business on June 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

Li3 has not issued any stock options or maintained any stock option or other incentive plans other than the 2009 Equity Incentive Plan. (See “Market Price and Dividend Information – Li3 - Securities Authorized for Issuance under Equity Compensation Plans,” above).

The following tables set forth information regarding stock options held by the Li3 Named Executive Officers at March 31, 2013.

Option Awards
Equity incentive
plan awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised	Option plan
	options	options	unearned	exercise	Option
Name	exercisable (#)	unexercisable (#)	options (#)	price ($)	expiration date
Luis Saenz (2)	-	-	-	-	-
Luis Santillana (3)	-	250,000	250,000	$0.40	3-1-2017
Thomas Currin (4)	1,000,000	-	-	$0.16	8-11-2017
Eric E. Marin	-	-	-	-	-

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Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
Luis Saenz (2)	-	-	233,333	$13,533
Luis Santillana(3)	-	-	166,666	$9,667
Thomas Currin (4)	-	-	-	-
Eric E. Marin	-	-	-	-

(1)	Value is based on last sale price of the common stock on March 31, 2013, which was $0.058 per share.

(2)	In May 2011, Mr. Saenz received a grant of 700,000 restricted stock units (each unit is equivalent to one common share) under the 2009 Plan of which 466,667 units were vested on March 31, 2013 and the remaining 233,333 units will vest on January 15, 2014.

(3)	Pursuant to an Employment Agreement, Li3 agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Equity Incentive Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 also agreed to grant Mr. Santillana an option under the 2009 Equity Incentive Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013. In April 2013, Li3 issued 83,334 shares of common stock in respect to the restricted stocks units that vested in March 2013.

(4)	Consists of awards granted to MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin. Mr. Currin was granted 2,500,000 restricted common shares under the 2009 Plan subject to vesting upon achievement of various milestones. 800,000 shares vested as of June 30, 2012. Also includes options granted under the 2009 Plan to purchase 1,000,000 shares of common stock which vests in three equal installments on each of August 10, 2011, 2012 and 2013. Pursuant to a termination agreement dated December 5, 2012, the remaining 1,700,000 restricted stocks units were deemed fully vested and issued. The options to purchase 1,000,000 shares of common stock were also deemed fully vested and the exercise price of the options was adjusted to $0.16 per share.

Li3 has no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Agreements with Executive Officers

Li3 has an employment agreement with each of its Chief Executive Officer, Chief Financial Officer and Executive Vice President.  Each of the former Interim Chief Financial Officer and former Chief Operating Officer is compensated through an agreement between Li3 and his affiliate.

Employment Agreement with Luis Saenz

Li3 has entered into an Employment Services Agreement with its Chief Executive Officer, Luis Saenz, effective as of August 24, 2011.  Under the Employment Services Agreement Li3 will pay Mr. Saenz such base salary as may be determined by the board of directors, which is currently $250,000.  The Employment Services Agreement has an initial term of one year and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.  Li3 may also pay Mr. Saenz an annual bonus at such time and in such amount as may be determined by the board of directors in its sole discretion.

Mr. Saenz’s employment by remains “at-will” and terminable at any time for any reason or for no reason.  If Mr. Saenz’s employment is terminated without Cause, Li3 must continue to pay him any base salary at the rate then in effect for a period of 18 months.  If Mr. Saenz terminates the Employment Services Agreement for Good Reason, or in the event of a termination of employment due to a permanent disability, Li3 will continue to pay him any base salary at the rate then in effect for a period of 18 months.

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For the duration of the employment period and, unless Li3 terminates Mr. Saenz’s employment without Cause, for a period of 18 months thereafter, Mr. Saenz has agreed not to directly or indirectly compete with any business engaged in by Li3 or proposed to be engaged in by it during the period of his employment anywhere within the countries in which Li3 is then operating.

The foregoing is a summary of the principal terms of the Employment Services Agreement and is qualified in its entirety by the detailed provisions of the actual agreement, which is incorporated by reference as an exhibit to this Report and is incorporated herein by reference.

Employment Services Agreement with MIZ Comercializadora

Mr. Currin formerly served as Chief Operating Officer from August 11, 2010 until December 5, 2012.  During this period Mr. Currin and his consulting firm MIZ Comercializadora, S. de R.L. received compensation starting at a base fee of $200,000 per year and including the ability to participate in the 2009 Plan. Following his resignation on December 5, 2012, Li3 and Mr. Currin entered into a termination agreement, pursuant to which all previous awards granted under the 2009 Plan vested immediately. Mr. Currin will continue providing services for Li3 as an independent consultant.

Employment Services Agreement with Luis Santillana

Li3 and Minera Li have entered into separate Employment Services Agreements with Mr. Santillana, dated as of December 1, 2011, amended as of March 1, 2012 and dated July 12, 2012, respectively (the “Employment Agreements”). Under the Employment Agreements, Mr. Santillana shall devote his full-time efforts to Li3, and Li3 has been paying Mr. Santillana an annual base salary of $185,000. The Employment Agreements have each an initial term of one year and are automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew. Pursuant to the Employment Agreements, Li3 has agreed to pay Mr. Santillana an initial bonus of $40,000, and it may also pay Mr. Santillana an annual bonus of up to 50% of his base salary, at such time and in such amount as may be determined by the board of directors in its sole discretion. Li3 has agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Equity Incentive Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 has also agreed to grant Mr. Santillana an option under the 2009 Equity Incentive Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013. In April 2013, Li3 issued 83,334 shares of common stock in respect to the restricted stock units that vested in March 2013.

Mr. Santillana’s employment is “at-will” and terminable at any time for any reason or for no reason. If Mr. Santillana’s employment is terminated without Cause or in connection with a Change of Control (as such terms are defined in the Employment Agreements) or if he terminates his employment for Good Reason (as defined in the Employment Agreements), his restricted stock units and options will vest immediately and expire nine months after such termination. If Li3 terminates Mr. Santillana’s employment without Cause, or in connection with a Change of Control, or if Mr. Santillana terminates his employment for Good Reason, or in the event of a termination of employment due to a permanent disability, Li3 will continue to pay Mr. Santillana his base salary at the rate then in effect for a period of nine months.

For the duration of the employment period and, unless Li3 terminates Mr. Santillana’s employment without Cause, for a period of nine months thereafter, Mr. Santillana has agreed not to directly or indirectly compete with any business engaged in by Li3 or proposed to be engaged in by Li3 during the period of his employment anywhere within the countries in which Li3 is then operating.

The foregoing is a summary of the principal terms of the Employment Agreements and is qualified in its entirety by the detailed provisions of the actual agreements, which are filed as exhibits to Li3’s Annual Report and are incorporated herein by reference.

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Compensation of Non-Employee Directors

On May 2, 2012, the Li3 board adopted a plan of compensation for its non-employee directors’ services to Li3, pursuant to which each current and former non-employee director shall be paid cash (the “Cash Director Compensation”) at the greatest of the following annual rates that applies to such director during the relevant time periods: $64,000 for the Chairman of the board; $40,000 for the Audit Committee Chairman; $34,000 for the Chairman of any other standing board committee; and $24,000 for directors who do not chair any committees. The Cash Director Compensation shall be deemed to begin to accrue retroactively for each non-employee director on the later of such director’s initiation of substantial involvement with the board, as determined in good faith by the Chief Executive Officer, and July 1, 2011 (each such director’s “Compensation Start Date”). The increased rates of Cash Director Compensation for the Chairman of the board and committee chairmen shall only apply to the period of time that the relevant director served in such capacity.

The board also determined to grant to each of its non-employee directors other than the Chairman of the board 100,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of such director’s Compensation Start Date. Finally, the board determined to grant to the Chairman of the board 300,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of his becoming Chairman of the board. Such restricted stock units have not yet been granted, as Li3 does not have sufficient shares authorized at this time for issuance pursuant to awards under the 2009 Plan to accommodate all of such restricted stock units.

Equity Compensation Plan Information

On October 19, 2009, the board of directors adopted, and our stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”), which reserved a total of 5,000,000 shares of common stock for issuance under the 2009 Plan (3,050,001 shares of which have been issued and the restrictions thereon lapsed).  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

In addition, the number of shares of common stock subject to the 2009 Plan, any number of shares subject to any numerical limit in the 2009 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the Compensation Committee of the board of directors, or the board of directors in the absence of such a committee, will administer the 2009 Plan.  Subject to the terms of the 2009 Plan, the Compensation Committee would have complete authority and discretion to determine the terms of awards under the 2009 Plan.

Grants

The 2009 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

●	Options granted under the 2009 Plan entitle the grantee, upon exercise, to purchase a specified number of shares at a specified exercise price per share. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

●	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

●	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

●	The 2009 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

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●	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment and Termination

The Board has the power to amend, suspend or terminate the 2009 Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2009 Plan would terminate ten years after its adoption.

Grants to Officers and Directors

On December 9, 2009, the board approved non-incentive stock option grants under the 2009 Plan to the individual non-employee directors, and in the amounts, listed in the table below.  These options can be exercised at a price of $0.25 per share, the fair market value of common stock on the date of grant, as determined by the Board, based on the offering price of common stock sold in relatively contemporaneous private placement transactions, vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

Name of Optionee	Number of Shares
Douglas Perkins	50,000
Anthony Hawkshaw	50,000
Kjeld Thygesen	500,000

In connection with Mr. Perkins’s departure from the board on February 18, 2010, the options granted to him on December 9, 2009, terminated.  At such time, Mr. Perkins entered into a consulting arrangement, and the board granted him non-statutory stock options under the 2009 Plan to purchase 50,000 shares of common stock at an exercise price of $1.00 per share, which option vested immediately and expires after two years.

In addition, the Chief Executive Officer gave Anthony Hawkshaw 50,000 of his common stock for services rendered during the year ended June 30, 2010.

Upon Mr. Thygesen’s resignation from the board of directors on September 14, 2011, his options, to the extent unvested, terminated immediately.  Accordingly, only 166,667 of his options remained outstanding following such resignation, and they expired unexercised on December 14, 2011.  Upon Mr. Hawkshaw’s resignation from the board of directors on October 14, 2011, his options, to the extent unvested, terminated immediately.  Accordingly, only 16,667 of his options remain outstanding following such resignation, and they expired on January 14, 2012.

As noted above, pursuant to the Employment Services Agreement, Li3 has granted to MIZ an option to purchase an aggregate of 1,000,000 shares of common stock under the 2009 Plan, exercisable at $0.16 per share. All of the options have a five year term and are fully vested.

The Board granted 700,000 restricted stock units to Luis Saenz, which vest in three equal installments on January 15, 2012, 2013 and 2014.

Pursuant to an Employment Agreement, Li3 agreed to grant Mr. Santillana 250,000 restricted stock units under the 2009 Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 also agreed to grant Mr. Santillana an option under the 2009 Plan to purchase an aggregate of 250,000 shares of common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013.

The board also determined to grant to each of its non-employee directors other than the Chairman of the board 100,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of such director’s Compensation Start Date. Finally, the board determined to grant to the Chairman of the board 300,000 Restricted Stock Units under the 2009 Plan, which shall vest in three equal installments on each of the first three anniversaries of his becoming Chairman of the board. Such restricted stock units have not yet been granted, as Li3 does not have sufficient shares authorized at this time for issuance pursuant to awards under the 2009 Plan to accommodate all of such restricted stock units.

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BUSINESS OF BLUE WOLF

Introduction

Blue Wolf is a blank check company incorporated as a British Virgin Islands, or BVI, business company limited by shares and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets. While Blue Wolf intended to focus on operating businesses that had their primary operations in Mongolia, Blue Wolf also considered other geographic regions or industries if it believed those regions or industries were better able to provide attractive financial returns to Blue Wolf investors.

To date Blue Wolf’s efforts have been limited to organizational activities, activities relating to Blue Wolf’s IPO and activities relating to identifying and evaluating prospective acquisition candidates. The registration statement for the IPO was declared effective July 14, 2011. Blue Wolf consummated the IPO of 8,050,000 Units on July 20, 2011 (including the underwriters’ exercise of their over-allotment option in full). Simultaneously with the consummation of the IPO, Blue Wolf consummated the private sale to Blue Wolf’s Sponsor of 4,166,667 Sponsor Warrants at $0.75 per Warrant (for an aggregate purchase price of $3,125,000).  Upon the closing of the IPO and the private placement, $80,237,500 ($9.97 per share) was placed in the Trust Account, including $2,415,000 in deferred underwriting commissions, payable only upon the consummation of Blue Wolf’s business combination. In April 2013 Blue Wolf and the underwriters agreed to a modification of such deferred commissions, such that, in lieu of payment of $2.4 million upon consummation of the business combination, the underwriters will receive an amount equal to the sum of (i) $1.0 million and (ii) (a) $1.4 million multiplied by (b) the quotient of (x) the amount of cash remaining in the Trust Account at the closing of the Business Combination after payment of the aggregate Purchase Price to holders of Public Shares that have tendered such shares to Blue Wolf, divided by $80,237,500. In June 2013, Blue Wolf and the underwriters agreed to another modification of such deferred commissions, such that, upon consummation of the business combination, the underwriters will receive an amount equal to the to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Business Combination after payment of the aggregate Purchase Price to holders of Public Shares that have tendered such shares to Blue Wolf attributable to Blue Wolf's existing shareholders or new shareholders introduced to Blue Wolf by the underwriters. Blue Wolf may also pay similar fees to other registered broker-dealers. Such fees in the aggregate shall not exceed $1.4 million.

Blue Wolf has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account from Blue Wolf’s IPO. As of April 30, 2013 approximately $22,470,123 was held in the Trust Account and Blue Wolf had cash outside of the Trust Account of $76,125 (which amounts reflect the balance of loan proceeds received from the Sponsor). Through April 30, 2013, Blue Wolf have withdrawn $11,040 of interest earned on the funds held in the Trust Account. Other than the deferred underwriting commissions, no amounts are payable to the underwriters of Blue Wolf’s IPO in the event of a business combination.

In January 2013, Blue Wolf issued a non-interest bearing unsecured promissory note (the “January Note”) in the amount of $200,000 to Blue Wolf’s Sponsor in consideration for the payment by the Sponsor of various expenses. In March 2013, Blue Wolf issued a non-interest bearing unsecured promissory note (the “March Note”) in the amount of $100,000 to Blue Wolf’s Sponsor in consideration for the payment by the Sponsor of various expenses. In April 2013, Blue Wolf issued a non-interest bearing unsecured promissory note (the “April Note”) in the amount of $100,000 to Blue Wolf’s Sponsor in consideration for the payment by the Sponsor of various expenses. The January Note, March Note and April Note are due upon consummation of the business combination. They do not have a claim against the Trust Account and will not reduce the per-share redemption price to below $9.97.

Redemption of Public Shares and Liquidation If No Initial Business Combination

Blue Wolf’s Sponsor, officers and directors have agreed that Blue Wolf must complete its initial business combination by July 22, 2013. Blue Wolf may not be able to find a suitable target business and consummate Blue Wolf’s initial business combination within such time period. If Blue Wolf is unable to consummate its initial business combination by July 22, 2013, Blue Wolf will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to Blue Wolf’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of Blue Wolf’s affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of Blue Wolf’s Charter and prior to any voluntary winding up, although at all times subject to the Companies Act.

The redemption will trigger automatic distribution procedures and any subsequent necessary action by Blue Wolf in the discretion of Blue Wolf’s directors, resulting in Blue Wolf’s voluntary liquidation and subsequent dissolution. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement locally in the British Virgin Islands and in Blue Wolf’s principal place of business or in the place the liquidator believes such advertising is most likely to come to the attention of Blue Wolf’s creditors, and taking any other steps he considers appropriate to identify Blue Wolf’s creditors, after which Blue Wolf’s assets would be distributed. As soon as Blue Wolf’s affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. Blue Wolf would be dissolved once the Registrar issues a Certificate of Dissolution.

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Blue Wolf will instruct the trustee to distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to Blue Wolf’s public shareholders. Blue Wolf’s Sponsor has agreed to waive its redemption rights with respect to its founder shares if blue Wolf fails to consummate its initial business combination by July 22, 2013. However, to the extent Blue Wolf’s Sponsor, or any of Blue Wolf’s officers, directors or affiliates acquire Public Shares in the open market, they will be entitled to redemption rights with respect to such Public Shares if Blue Wolf fails to consummate its initial business combination by July 22, 2013. There will be no redemption rights or liquidating distributions with respect to Blue Wolf’s Warrants, which will expire worthless in the event Blue Wolf does not consummate its initial business combination by July 22, 2013. Blue Wolf will pay the costs of Blue Wolf’s liquidation of the Trust Account from Blue Wolf’s remaining assets outside of the Trust Account. However, if those funds are not sufficient to cover these costs and expenses, Blue Wolf may request the trustee to release to Blue Wolf an amount of up to $50,000 of such accrued interest to pay those costs and expenses. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in Blue Wolf’s liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of Blue Wolf’s assets to Blue Wolf’s public shareholders.

Additionally, in any liquidation proceedings under British Virgin Islands law, the funds held in Blue Wolf’s Trust Account may be included in Blue Wolf’s estate and subject to the claims of third parties with priority over the claims of Blue Wolf’s shareholders. To the extent any such claims deplete the Trust Account Blue Wolf may not be able to return to Blue Wolf’s public shareholders the liquidation amounts payable to them.

If Blue Wolf were to expend all of the net proceeds of Blue Wolf’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon Blue Wolf’s dissolution would be approximately $9.97. The proceeds deposited in the Trust Account could, however, become subject to the claims of Blue Wolf’s creditors which would have higher priority than the claims of Blue Wolf’s public shareholders. The actual per-share redemption amount received by shareholders may be less than $9.97 (net of any taxes payable).

Although Blue Wolf seeks to have all vendors, service providers, prospective target businesses or other entities with which Blue Wolf does business execute agreements with Blue Wolf waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Blue Wolf’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Blue Wolf’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Blue Wolf’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Blue Wolf than any alternative. Examples of possible instances where Blue Wolf may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Blue Wolf and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Messr. Kraus and Edwards have agreed that they will be jointly and severally liable to Blue Wolf, if and to the extent any claims by a vendor for services rendered or products sold to Blue Wolf, or a prospective target business with which Blue Wolf has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below approximately $9.97 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Blue Wolf’s indemnity of the underwriters of Blue Wolf’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Messr. Kraus and Edwards will not be responsible to the extent of any liability for such third party claims. However, Messr. Kraus and Edwards may not be able to satisfy those obligations. None of Blue Wolf’s officers will indemnify Blue Wolf for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Blue Wolf have not independently verified whether such persons have sufficient funds to satisfy their indemnity obligations and, therefore, Blue Wolf’s existing shareholders may not able to satisfy those obligations. Blue Wolf believes the likelihood of Blue Wolf’s existing shareholders having to indemnify the Trust Account is limited because Blue Wolf endeavors to have all vendors and prospective target businesses as well as other entities execute agreements with Blue Wolf waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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In the event that the proceeds in the Trust Account are reduced below approximately $9.97 per share and Messrs. Kraus or Edwards assert that he is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, Blue Wolf’s independent directors would determine whether to take legal action against such person to enforce its indemnification obligations. While Blue Wolf currently expects that its independent directors would take legal action on Blue Wolf’s behalf against such person to enforce his indemnification obligations to Blue Wolf, it is possible that Blue Wolf’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price may be less than $9.97 per share.

Blue Wolf will seek to reduce the possibility that Messr. Kraus and Edwards will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Blue Wolf does business execute agreements with Blue Wolf waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Messr. Kraus and Edwards will also not be liable as to any claims under Blue Wolf’s indemnity of the underwriters of Blue Wolf’s IPO against certain liabilities, including liabilities under the Securities Act. If Blue Wolf is deemed insolvent for the purposes of the BVI Insolvency Act, 2003 (the “Insolvency Act”) (i.e. (i) Blue Wolf fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of blue Wolf’s is returned wholly or partly unsatisfied; or (iii) either the value of Blue Wolf’s liabilities exceeds its assets, or Blue Wolf are unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part.

Additionally, if Blue Wolf enters insolvent liquidation under the Insolvency Act, the funds held in Blue Wolf’s Trust Account will likely be included in Blue Wolf’s estate and subject to the claims of third parties with priority over the claims of Blue Wolf’s shareholders. To the extent any insolvency claims deplete the Trust Account you may not be able to return to Blue Wolf’s public shareholders the liquidation amounts due them.

Blue Wolf’s public shareholders will be entitled to receive funds from the Trust Account only in the event of a redemption to public shareholders prior to any winding up in the event Blue Wolf does not consummate its initial business combination or Blue Wolf’s liquidation or if Blue Wolf redeems its shares in connection with an initial business combination that Blue Wolf consummates. In no other circumstances shall a shareholder have any right or interest of any kind to or in the Trust Account. In the event Blue Wolf seeks shareholder approval in connection with Blue Wolf’s initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to Blue Wolf for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Employees

Blue Wolf currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Blue Wolf’s matters but they intend to devote as much of their time as they deem necessary to Blue Wolf’s affairs until it has completed Blue Wolf’s initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Blue Wolf’s initial business combination and the stage of the business combination process Blue Wolf is in. Blue Wolf does not intend to have any full time employees prior to the consummation of its initial business combination.

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Properties

Blue Wolf currently maintains its executive offices in Ulaanbaatar, Mongolia. The cost for this space is included in the $10,000 per month fee that Blue Wolf pays its sponsor for office space, utilities and secretarial and administrative services. Blue Wolf considers its current office space adequate for its current operations until consummation of the Transaction.

Legal Proceedings

There are no legal proceedings pending against Blue Wolf.

Enforceability of liabilities against Blue Wolf in the United States

Blue Wolf is a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against Blue Wolf’s directors or officers.

Blue Wolf’s corporate affairs will be governed by its Charter, the BVI Business Companies Act, 2004 of the British Virgin Islands (the “Companies Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Blue Wolf’s directors to Blue Wolf under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of Blue Wolf’s shareholders and the fiduciary responsibilities of Blue Wolf’s directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions exist in British Virgin Islands law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against Blue Wolf judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

•	to impose liabilities against Blue Wolf, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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Management’s Discussion and Analysis

of Financial Condition and Results of Operations of Blue Wolf

The following discussion should be read in conjunction with Blue Wolf’s financial statements, together with the notes to those statements, included elsewhere herein. Blue Wolf’s actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

Blue Wolf is a blank check company formed on March 11, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Blue Wolf’s efforts in identifying prospective target businesses were initially focused on businesses within Mongolia, Blue Wolf also considered opportunities in other business sectors or geographic regions. Blue Wolf intends to effectuate its initial business combination using cash from the proceeds of its IPO and the private placement of the Sponsor Warrants, Blue Wolf’s shares, debt or a combination of cash, shares and debt. In addition, Blue Wolf will not effect a business combination with another blank check company or a similar company with nominal operations.

Results of Operations

Blue Wolf’s efforts have been limited to organizational activities, activities relating to Blue Wolf’s IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Blue Wolf has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. As of March 31, 2013, $80,248,791 was held in the Trust Account (including $2.415 million of deferred underwriting commissions, $3.125 million from the sale of the Sponsor Warrants and $11,543 in accrued interest) and Blue Wolf had cash outside of the Trust Account of $49,340 (which amounts reflect the balance of loan proceeds received from the Sponsor). Interest income on the balance of the Trust Account (net of taxes payable) may be available to Blue Wolf to fund Blue Wolf’s working capital requirements but given the current interest rates, it is doubtful that Blue Wolf will earn a significant amount of interest. The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the Trust Account, to locate, conduct due diligence, structure, negotiate and close Blue Wolf’s initial business combination. Through March 31, 2013, Blue Wolf had not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting commissions, no amounts are payable to the underwriters of Blue Wolf’s Public Offering in the event of a business combination.

For the nine months ended March 31, 2013, Blue Wolf had net income of $1,840,369 ($607,559 of expenses, $2,443,333 of gain from the change in the fair value of the warrant liability and earned $4,595 of interest income). For the period from March 11, 2011 (date of inception) to March 31, 2013, Blue Wolf had a net income of $3,111,174 ($1,176,202 of expenses, $4,275,833 of gain from the change in fair value of the warrant liability and earned $11,543 in interest income, of which none had been withdrawn as of March 31, 2013. Blue Wolf incurred offering costs of approximately $4,980,000 (including $2,012,500 of underwriting fees paid at closing and $2,415,000 of deferred underwriting commissions), which were charged to shareholders’ equity upon the completion of the IPO. All of Blue Wolf’s funds in the Trust Account are invested in U.S. government treasury bills with a maturity of 180 days or less.

Liquidity and Capital Resources

On July 20, 2011, Blue Wolf consummated Blue Wolf’s IPO of 8,050,000 units at a price of $10.00 per unit. Simultaneously with the consummation of Blue Wolf’s IPO, Blue Wolf consummated the private sale of 4,166,667 Sponsor Warrants to Blue Wolf’s Sponsor for $3,125,000. Blue Wolf received net proceeds from Blue Wolf’s IPO and the sale of the Sponsor Warrants of $80,237,500 (including the deferred portion of the underwriting commission of $2.415 million) net of the non-deferred portion of the underwriting commissions of approximately $2.013 million and other offering costs of approximately $665,000 and cash deposited outside of Blue Wolf’s Trust Account. As of March 31, 2013, Blue Wolf had cash of $49,340, including loans in the amount of $400,000.

Public shareholders of Blue Wolf were afforded the opportunity concurrent with the proxy solicitation with respect to the extension of time to consummate Blue Wolf’s initial business combination to redeem their Public Shares through a tender offer. On April 16, 2013, the expiration date for the tender offer, an aggregate of 5,794,119 Ordinary Shares had been validly tendered and were accepted for purchase pursuant to the tender offer for an aggregate purchase price of approximately $57.8 million. Consequently, approximately $22.5 million remains in the Trust Account. As a result, the amount of deferred underwriting commissions payable to Blue Wolf’s IPO underwriters has been modified to provide for a minimum fee of $1.0 million and a maximum fee of up to approximately $1.4 million payable upon consummation of Blue Wolf’s initial business combination.

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Blue Wolf will depend on sufficient interest being earned on the proceeds held in the Trust Account to provide Blue Wolf with additional working capital to identify one or more target businesses, conduct due diligence and complete Blue Wolf’s initial business combination, as well as to pay any taxes that Blue Wolf may owe. The amounts in the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the Trust Account, to locate, conduct due diligence, structure, negotiate and close Blue Wolf’s initial business combination. As a result, Blue Wolf may need to seek additional capital to continue its operations. In such event, Blue Wolf intends to borrow sufficient funds from its Sponsor or management team to operate until Blue Wolf closes its initial business combination. Neither Blue Wolf’s Sponsor nor Blue Wolf’s management team is under any obligation to advance funds to Blue Wolf. If Blue Wolf’s Sponsor or its affiliate or Blue Wolf’s management team loans Blue Wolf any funds, they may, at their option, convert up to $500,000 of those loans into warrants at $0.75 per warrant. These warrants would have the same terms as the Sponsor Warrants. Any such loans would be repaid only from funds held outside the Trust Account or from funds released to Blue Wolf upon completion of Blue Wolf’s initial business combination. If Blue Wolf is unable to complete Blue Wolf’s initial business combination because it does not have sufficient funds available to Blue Wolf, Blue Wolf will cease operations and liquidate the Trust Account. As of March 31, 2013, loans in the aggregate amount of $400,000 were outstanding, none of which are convertible to warrants.

For the period from July 20, 2011 (consummation of Blue Wolf’s IPO) through March 31, 2013, Blue Wolf disbursed an aggregate of approximately $980,000 out of the proceeds of Blue Wolf’s IPO held outside the trust, for legal expenses, accounting expenses and filing fees relating to Blue Wolf’s SEC reporting obligations, general corporate matters, and miscellaneous expenses.

Off-balance Sheet Financing Arrangements

Blue Wolf has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Blue Wolf does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Blue Wolf has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

Blue Wolf does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 payable to Blue Wolf’s Sponsor, for office space, utilities, secretarial and administrative services.

Blue Wolf began incurring these fees on July 15, 2011 (the date Blue Wolf’s securities were first listed on Nasdaq) and will terminate upon the earlier of (i) the consummation of an initial business combination or (ii) the liquidation of Blue Wolf. Blue Wolf had a balance outstanding of $60,000 for unpaid fees as of March 31, 2013.

Critical Accounting Policies

The preparation of interim financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Blue Wolf has identified the following as its critical accounting policies:

Cash Equivalents

Blue Wolf considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

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Development Stage Company

Blue Wolf is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Blue Wolf’s efforts to date have been limited to organizational activities, activities relating to its IPO, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Blue Wolf has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. Blue Wolf will not generate any operating revenues until after completion of an initial business combination, at the earliest. Blue Wolf will continue to generate non-operating income in the form of interest income on the designated Trust Account until the earlier of Blue Wolf’s initial business combination or Blue Wolf’s liquidation.

Redeemable Ordinary Shares

All of the Ordinary Shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of Ordinary Shares under Blue Wolf's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of Blue Wolf require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although Blue Wolf does not specify a maximum redemption threshold, Blue Wolf’s Charter provides that in no event will Blue Wolf redeem its Public Shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

Blue Wolf recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares shall be affected by charges against paid-in capital.

Accordingly, at March 31, 2013, 6,782,032 of the 10,062,500 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable (approximately $9.97 as of March 31, 2013).

Net Income/(Loss) Per Ordinary Share

Net income/(loss) per share is computed by dividing net income/(loss) applicable to ordinary shareholders by the weighted average number of Ordinary Shares outstanding for the period. The 12,216,667 shares issuable upon exercise of the Warrants related to Blue Wolf’s IPO and the private placement of the Sponsor Warrants are contingently issuable shares and are excluded from the calculation of diluted earnings per share because they are anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on Blue Wolf’s interim financial statements.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. Blue Wolf is not presently engaged in and, if Blue Wolf does not consummate a suitable business combination prior to the prescribed liquidation date of the Trust Account, Blue Wolf may not engage in, any substantive commercial business. Accordingly, Blue Wolf is not and, until such time as it consummates a business combination, Blue Wolf will not be, exposed to significant risks associated with foreign exchange rates, commodity prices, equity prices or other market driven rates or prices. The net proceeds of Blue Wolf’s IPO held in the Trust Account may be invested by the trustee only in U.S. Treasuries with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Given Blue Wolf’s limited risk in Blue Wolf’s exposure to government securities and money market funds, Blue Wolf does not view the interest rate risk to be significant.

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MANAGEMENT OF BLUE WOLF

Directors and Executive Officers

Blue Wolf’s current directors and executive officers are as follows:

Name	Age	Position
Lee Kraus	57	Chief Executive Officer and Chairman of the Board

Paul (Nicholas) Edwards	51	President and Chief Financial Officer

John A. Shapiro	61	Director

George Ireland	56	Director

Koji Fusa	53	Director

Stephen Quin	53	Director

Giacomo E. Di Mase	34	Director

Buyankhishig Ishdorj	33	Vice President, Business Development

Elena Bagayeva	32	Vice President, Finance

Lee Kraus has been Blue Wolf’s Chief Executive Officer and Chairman of the Board since inception. Mr. Kraus is co-founder of Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector. In February 2007, he founded the predecessor firm to Composite Capital Advisors, LLC (an affiliate of Composite Capital, LLC), a natural resources financial advisory firm focused principally on activities in Central Asia, including Kazakhstan and Uzbekistan. In February 2011, Mr. Kraus co-founded Blue Wolf Fund L.P., a Cayman Islands exempted limited partnership which makes private and public equity investments in Asia, including Mongolia. All investment decisions of Blue Wolf Fund L.P. are made by Composite Capital, LLC. In March 2011, he co-founded Blue Wolf MHC Ltd., Blue Wolf’s Sponsor, and has served as a director since inception. In Mr. Kraus has in-depth experience in the natural resources area, and has been actively involved in mergers and acquisitions, restructurings, and debt and equity capital raising for this class of assets on a global basis for three decades. From June 2007 to December 2012, Mr. Kraus served as a director of Max Petroleum, Plc, or Max, an exploration and production company with assets in Kazakhstan and listed on the London Stock Exchange and the Frankfurt Stock Exchange. From September 2007 to January 2008, Mr. Kraus also served as interim Chief Operating Officer of Max. Mr. Kraus is also a member of the board of directors of Duraseal Holding S.r.l., a nanotechnology-based coatings company focused on the oil and gas, aerospace and automotive sectors. From January 2005 until January 2007, Mr. Kraus served as Managing Director and Head of Natural Resources at Dresdner Kleinwort. From 2000 through 2004, he was involved as a venture investor in software startups. From 1991 to 2000, Mr. Kraus worked at Lazard Frères & Co. in mergers and acquisitions. From 1998 to 2000, Mr. Kraus was a Managing Director and served on the Board of Directors of Lazard Moscow. From 1984 to 1991, Mr. Kraus was in Morgan Stanley’s Natural Resources Group. He also served as a field engineer with Schlumberger in Venezuela and as a systems design consulting engineer on refining and petrochemicals projects before studying for his MBA. He received his Bachelors degree in Electrical Engineering from Stanford University and his Masters of Business Administration from the University of Chicago.

Blue Wolf believes Mr. Kraus is well qualified to serve as Blue Wolf’s Chief Executive Officer and Chairman of the Board due to his public company experience as well as his experience in operations, financing and natural resources. Blue Wolf believes Mr. Kraus’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow Blue Wolf to generate acquisition opportunities and identify suitable acquisition candidates. Blue Wolf believes Mr. Kraus’s strategic experience and background in negotiating, structuring and consummating numerous business combinations over career spanning four decades will further Blue Wolf’s purposes of consummating a business combination.

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Nicholas Edwards has been Blue Wolf’s President and Chief Financial Officer since inception. From inception to December 30, 2012, he also served as a director of Blue Wolf. Mr. Edwards is co-founder of Composite Capital LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector. In February 2011, he co-founded Blue Wolf Fund L.P., a Cayman Islands exempted limited partnership which makes private and public equity investments in Asia, including Mongolia. All investment decisions of Blue Wolf Fund L.P. are made by Composite Capital, LLC. In March 2011, Mr. Edwards co-founded Blue Wolf MHC Ltd., Blue Wolf’s Sponsor, and has served as a director since inception. Since 2003, Mr. Edwards has been the Managing Partner of Nicholas Edwards Investments LLC, a Japan-focused investment management company. From 1995 until 2001, Mr. Edwards was the partner in charge of the Japanese equity business at Warburg Pincus and opened Warburg Pincus’ Tokyo office in 1996. Subsequently, he founded Nicholas Edwards Investments, Japan, a Japan-focused investment management company. At Warburg Pincus, Mr. Edwards’s other areas of responsibility included the firm’s technology investments elsewhere in Asia, specifically in Taiwan, Korea, and Thailand, and mining investments in Latin America, specifically in Mexico, Chile and Peru. From July 1991 until July 1995, Mr. Edwards worked as a portfolio manager in Jardine Fleming in Tokyo. From January 1989 to June 1991, he worked at Robert Fleming in New York, where he ran the Japan equity research sales desk, including the specialist smaller company mandates and the Japan Technology Fund. From July 1984 to January 1989, Mr. Edwards worked as an analyst covering a variety of sectors, including technology and basic raw materials, at Jardine Fleming in Tokyo. He received a First Class Honors degree in Oriental Studies from Oxford University and his Masters degree equivalent from Hiroshima University. Mr. Edwards is fluent in English, Japanese, French and Spanish.

John A. Shapiro has served as a Director since July 2211. Mr. Shapiro has served as a director of Blueknight Energy Partners, L.P., a service provider for companies engaged in the production, distribution and marketing of crude oil and asphalt product, since November 2009. He retired as an officer at Morgan Stanley & Co. in 2008 where he had served for more than 24 years in various capacities, most recently as Global Head of Commodities. While an officer at Morgan Stanley, Mr. Shapiro participated in the successful acquisitions of TransMontaigne Inc. and Heidmar Inc. and served as a member of the board of directors of both companies. Prior to joining Morgan Stanley & Co., Mr. Shapiro worked for Conoco, Inc. and New England Merchants National Bank. Mr. Shapiro has been a lecturer at Princeton University, Harvard University School of Government, HEC Business School (Paris, France) and Oxford University Energy Program (Oxford, UK). In addition, he serves on the board of directors of Citymeals-on-Wheels and holds an MBA from Harvard University and a Bachelors degree in Economics from Princeton University.

Blue Wolf believes Mr. Shapiro is well-qualified to serve as Blue Wolf’s Director due to his commodity and finance experience. Blue Wolf believes Mr. Shapiro’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups, and investment bankers will allow Blue Wolf to generate attractive acquisition opportunities and identify suitable acquisition candidates. Blue Wolf believes Mr. Shapiro’s background in commodities, finance and investing will further Blue Wolf’s purpose of consummating Blue Wolf’s initial business combination.

George Ireland has served as a Director since May 2011. Mr. Ireland is the Chief Executive Officer and Managing Member of Geologic Resource Partners, LLC and Portfolio Manager of the associated Geologic Resource Funds. Mr. Ireland has over 30 years of experience in most aspects of the mining sector, ranging from field geology to banking and venture capital. Mr. Ireland founded Geologic Resource Partners LLC in 2004. From 2000 to 2004, he was the general partner of Ring Partners, LP, an investment partnership that later merged with the Geologic Resource Fund. From 1991 to 2000, he was an analyst for Knott Partners LP. Mr. Ireland graduated from Phillips Academy and the University of Michigan with a Bachelors degree from the School of Natural Resources. Mr. Ireland also serves on the board of directors of Kiska Metals Corporation (TSX.V: KSK), a mineral exploration company primarily engaged in the exploration and development of mineral properties primarily in the United States and Canada, and Merrill & Ring Inc., a private timber company in the United States. Mr. Ireland served as a director of Uranium Resources, Inc. from 1995 to 2008.

Blue Wolf believes Mr. Ireland is well qualified to serve as Blue Wolf’s Director due to his public company experience as well as his experience in operations, finance and natural resources. Blue Wolf believes Mr. Ireland’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow Blue Wolf to generate acquisition opportunities and identify suitable acquisition candidates.

Koji Fusa has served as a Director since July 9, 2012. He served as the Chief Executive Officer and a Director of Sandringham Capital Partners Limited, an investment manager and advisory company in the United Kingdom, since September 2004. Since February 2012, he has also served as chief executive officer and director of Collabrium Japan Acquisition Corporation (Nasdaq: JACQ) a blank check company formed for the purpose of consummating a business combination with one or more businesses or entities. From July 2003 to August 2004, Mr. Fusa served as a Managing Director at Credit Suisse First Boston Ltd. based in London. From July 2200 to June 2003, he served as Head of Investment Banking at Credit Suisse First Boston Ltd. in its Japanese office.

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Blue Wolf believes Mr. Fusa is well-qualified to serve as Blue Wolf’s Director due to his commodity and finance experience. Blue Wolf believes Mr. Fusa’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups, and investment bankers will allow Blue Wolf to generate attractive acquisition opportunities and identify suitable acquisition candidates. Blue Wolf believes Mr. Fusa’s background in commodity and finance will further Blue Wolf’s purpose of consummating Blue Wolf’s initial business combination.

Stephen Quin has served as a Director since August 27, 2012. He is a professional geologist registered with the Association of Professional Engineers and Geoscientists of BC, and a Fellow of the Geologic Association of Canada and Society of Economic Geologists. Mr. Quin has more than 30 years of international experience in exploration, mine development and operations and corporate development. Since January 2011, he has served as President and Chief Executive Officer of Midas Gold Corp. (TSE:MAX), a Canadian company involved in exploration and evaluation of the Golden Meadows Project in Idaho. From November 2008 to December 2010, Mr. Quin served as President and Chief Operating Officer of Capstone Mining Corp. (TSE: CS), a Canadian mining company. From September 2005 until November 2008, Mr. Quin served as President and Chief Executive Officer of Sherwood Copper Corp., where he led the acquisition and subsequent feasibility, financing and development of the Minto Mine in Yukon and, subsequently, its merger with Capstone Mining Corp. Prior to his employment at Sherwood Copper Corp., Mr. Quin served as Executive Vice President (January 1994 to August 2005) and director (May 1987 to June 2002) of Miramar Mining Corporation, where he participated in the acquisition of the Con Mine in the Northwest Territories of Canada and in the acquisition and exploration of the Hope Bay project in Nunavut, Canada. In parallel, Mr. Quin led the acquisition and subsequent exploration of copper and gold properties for Miramar’s affiliate, Northern Orion Exploration, including the giant Agua Rica copper-gold-molybdenum deposit in Argentina. Mr. Quin currently serves as a director of the following Canadian companies: Mercator Minerals Ltd. (TSE: ML), Troon Ventures Ltd. (CVE:TVN) and Chalice Gold Mines Ltd. (TSE:CXN). From May 2005 to July 2011, Mr. Quin served as a director of Rare Element Resources Ltd. (NYSE MKT:REE).

Blue Wolf believe Mr. Quin is well qualified to serve as Blue Wolf’s Director due to his public company experience as well as his experience in operations, finance and natural resources. Blue Wolf believes Mr. Quin’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow Blue Wolf to generate acquisition opportunities and identify suitable acquisition candidates.

Giacomo E. Di Mase has served as a Director since December 30, 2012. Mr. Di Mase has served as chief executive officer and a director of Orange Park Records srl, an independent record label and music publishing company in Rome, Italy, since March 2007. From May 2000 to March 2012, Mr. Di Mase served in various capacities including business analyst, business development, and strategic management at Piaggio Aero Industries, an aircraft manufacturing company in Genoa, Italy, which is family owned in partnership with Mubadala and Tata Group. He also serves as a director of Xurex Inc., a company that develops anti-corrosion and anti-abrasion chemicals, Duraseal Coatings Company, a company that produces coatings for drilling and extraction pipes, and Universal Nanotech Ltd., a marketing and public relations company for nanotechnology coating products. Mr. Di Mase received his B.A. in Business Administration from John Cabot University in Rome, Italy.

Blue Wolf believes Mr. Di Mase is well qualified to serve as Blue Wolf’s Director due to his experience in operations and finance. Blue Wolf believes Mr. Di Mase’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will allow Blue Wolf to generate acquisition opportunities and identify suitable acquisition candidates.

Buyankhishig Ishdorj has been Blue Wolf’s Vice President, Business Development since December 30, 2012. Mr. Ishdorj has served as a Vice President of Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector, since December 2011 and as an Associate from March 2011 to December 2011. From September 2009 to March 2011, he served as General Manager of Monet Capital Investment, an investment bank in Mongolia. Mr. Ishdorj served as the Head of Marketing and the Chief Operating Officer of Altai Cashmere LLC, a garment manufacturing company, from November 2007 to September 2009.  From September 2007 to November 2007, he served as the Chief Executive Officer of UBOS LLC, a trading company owned by Just Group LLC. Mr. Ishdorj served as Manager of Business Development for Just Group LLC, a diversified holding company, from May 2006 to September 2007, and as the Chief Executive Officer of MTML LLC, a trading company, from January 2004 to May 2006. He has served as a board member of the Mongolia-Turkey Association of Mongolia since 2008 and as a member of the Association of New Market since 2011. Mr. Ishdorj received his B.A. in International Relations and Economics at the University of Uludag in Turkey and a M.B.A. in International Relations and Economics at the University of Ankara in Turkey.

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Elena Bagayeva has been Blue Wolf’s Vice President, Finance since December 30, 2012. Ms. Bagayeva has served as project manager at Composite Capital, LLC, an investment management and financial advisory firm with a particular focus on the natural resources sector, since September 2012. From November 2011 to June 2012, she served as manager of corporate development and investor relations of Xanadu Mines Ltd. (ASX:XAM). From October 2009 to November 2011, Ms. Bagayeva served as business development manager and projects coordinator of Wardell Armstrong International Ltd., a United Kingdom consulting company serving the international mineral industry. From February 2006 to September 2009, she served in various capacities at Sary Kazna LLC, an operating subsidiary of Central Asia Metals PLC (AIM:CAML). Ms. Bagayeva received a B.A. in Linguistics from Kazakh State University and is studying for her MBA at the London School of Business and Finance.

Number and Terms of Office of Officers and Directors

Blue Wolf’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Blue Wolf’s first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Messr. Shapiro and Quin, will expire at Blue Wolf’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messr. Ireland and Fusa, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messr. Kraus and Di Mase, will expire at the third annual meeting of shareholders. Blue Wolf’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Blue Wolf’s board of directors is authorized to appoint persons to the offices set forth in Blue Wolf’s Charter as it deems appropriate. Blue Wolf’s Charter provide that Blue Wolf’s officers may consist of a chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

See “Management Following the Transaction” for a description of the officers and directors of Blue Wolf following the Transaction.

Committees of the Board of Directors

The Board of Directors has established an audit committee and a corporate governance and nominating committee, each of which is comprised of directors who are independent under the Nasdaq listing standards.

Audit Committee

The audit committee of the board of directors consists of Mr. Shapiro (chairman), Mr. Fusa and Mr. Quin. The audit committee’s duties, which are specified in Blue Wolf’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Blue Wolf’s Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Blue Wolf’s financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management Blue Wolf’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by Blue Wolf’s independent auditor, including the fees and terms of the services to be performed;

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•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by Blue Wolf regarding accounting, internal accounting controls or reports which raise material issues regarding Blue Wolf’s financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by Blue Wolf’s management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of directors who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Blue Wolf must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Shapiro satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Blue Wolf’s board of directors. The corporate governance and nominating committee considers persons identified by its members, management, shareholders, investment bankers and others. Each of Messr. Ireland and Shapiro serve on the committee, with Mr. Ireland serving as its chair.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Conduct and Ethics

Blue Wolf has adopted a code of conduct and ethics applicable to Blue Wolf’s directors, officers and employees in accordance with applicable federal securities laws.

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Compensation Discussion and Analysis

None of Blue Wolf’s executive officers or directors has or will receive any cash compensation for services rendered prior to the consummation of Blue Wolf’s initial business combination. Commencing on July 15, 2011, the date that Blue Wolf’s securities were first listed on Nasdaq, through the earlier of consummation of Blue Wolf’s initial business combination and Blue Wolf’s liquidation, Blue Wolf will pay Blue Wolf’s Sponsor, an entity controlled by Blue Wolf’s officers and directors, a total of $10,000 per month for office space, utilities and secretarial and administrative services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to Blue Wolf’s Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of Blue Wolf’s initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Blue Wolf’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Blue Wolf’s independent directors will review on an ongoing basis all material payments to Blue Wolf’s Sponsor, officers, directors or Blue Wolf’s or their affiliates.

After the completion of Blue Wolf’s initial business combination, Blue Wolf’s directors and/or members of Blue Wolf’s management team who remain with Blue Wolf may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to Blue Wolf’s shareholders in connection with a proposed business combination. However, it is unlikely the amount of such compensation will be known at such time, as executive and director compensation will be determined by the directors of the post-combination company. Any compensation to be paid to Blue Wolf’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on Blue Wolf’s board of directors.

Blue Wolf does not intend to take any action to ensure that members of Blue Wolf’s management team maintain their positions with Blue Wolf after the consummation of Blue Wolf’s initial business combination, although it is possible that some or all of Blue Wolf’s executive officers and directors may negotiate employment or consulting arrangements to remain with Blue Wolf after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Blue Wolf may influence Blue Wolf’s management’s motivation in identifying or selecting a target business but Blue Wolf does not believe that the ability of Blue Wolf’s management to remain with Blue Wolf after the consummation of Blue Wolf’s initial business combination will be a determining factor in Blue Wolf’s decision to proceed with any potential business combination. Blue Wolf is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation and Compensation Committee Report

Blue Wolf does not presently have a compensation committee of Blue Wolf’s board of directors. Blue Wolf’s board of directors intends to establish a compensation committee upon the consummation of an initial business combination and, at that time, adopt a charter for such committee. Blue Wolf does not believe a compensation committee is necessary prior to the consummation of an initial business combination because there will be no salary, fees or other compensation paid to Blue Wolf’s officers or directors prior to such time other than as disclosed herein. All members of Blue Wolf’s board of directors reviewed the “Compensation Discussion and Analysis” and agreed that it should be included in Blue Wolf’s public reports.

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THE SPECIAL MEETING OF Li3 STOCKHOLDERS

Date, Time and Place of the Li3 Special Meeting

The special meeting of Li3 stockholders, or the Li3 special meeting, is scheduled to be held at the offices of ____________, located at __________________, on July ___, 2013, at 10:00 a.m., Eastern time.

Purpose of the Li3 Special Meeting

At the Li3 special meeting, Li3 stockholders will be asked to:

•	consider and act on a proposal to approve and adopt the Agreement and Plan of Merger;

•	consider and act on a proposal to approve the adjournment of the Li3 special meeting, if necessary, to permit the further solicitation of proxies because there are not sufficient votes at the Li3 special meeting to vote in favor of the approval and adoption of the Agreement and Plan of Merger; and

•	transact any other business that may properly come before the Li3 special meeting or any reconvened meeting following an adjournment or postponement of the Li3special meeting.

Record Date; Outstanding Shares Entitled to Vote

The Li3 board has fixed June 26, 2013, as the record date for the Li3 special meeting, or the Li3 record date. If you were a holder of record of shares of Li3 common stock at the close of business on the Li3 record date, you are entitled to vote your Li3 shares of common stock held on the li3 record date at the Li3 special meeting.

As of the Li3 record date, there were ___________ shares of Li3 common stock outstanding and entitled to vote at the Li3 special meeting.

Ownership of Li3 Shares

If your Li3 shares are registered directly in your name with Li3’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those Li3 shares, the “stockholder of record.” This proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Li3.

If your Li3 shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of Li3 shares held in “street name.” This proxy statement/prospectus has been forwarded to you by your broker, bank or nominee who is considered, with respect to those Li3 shares, the stockholder of record. As the beneficial owner of Li3 shares held in street name, you have the right to direct your broker, bank or nominee how to vote your Li3 shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Quorum

In order to transact business at the Li3 special meeting, a quorum of Li3 stockholders must be present. A quorum will exist if holders of a majority of the outstanding shares of Li3 common stock entitled to vote on a matter are present in person, or represented by proxy, at the Li3 special meeting. Accordingly, the presence at the Li3 special meeting, either in person or by proxy, of holders of at least a majority of the outstanding shares of Li3 common stock will be required to establish a quorum. If a quorum is not present, the Li3 special meeting may be adjourned, pending stockholder approval, to a later date.

Holders of shares of Li3 common stock present in person at the Li3 special meeting but not voting, and shares of Li3 common stock for which Li3 has received proxies indicating that their holders have abstained, will be counted as present at the Li3 special meeting for purposes of determining whether a quorum is established.

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Vote Required

Under Nevada law and Li3’s bylaws, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If a quorum exists, a majority vote of those shares present and voting at a duly organized meeting shall suffice to defeat or enact any proposal.

The affirmative vote of the holders of at least a majority of the outstanding shares of Li3 common stock who are present at the meeting, in person or by proxy, and entitled to vote on the applicable matter is required to:

•	approve and adopt the Agreement and Plan of Merger;

•	approve an adjournment, if any, of the special meeting; and

•	approve such other business that may properly come before the Li3 special meeting.

Because approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of the majority of the outstanding shares of common stock of Li3 at a duly organized meeting, if you mark “abstain” or fail to vote on the proposed merger, it will have the same effect as a vote “AGAINST” the approval and adoption of the Agreement and Plan of Merger. If you fail to vote in person or by proxy with respect to any LI3 shares for which you are the record owner or fail to instruct your broker or other nominee on how to vote the LI3 shares you hold in street name with respect to the Adjournment Proposal, your Li3 shares will not be voted, or treated as present at the special meeting and entitled to vote, on each proposal, and as such, your failure to vote or to instruct your broker or nominee how to vote will not have the effect of a “FOR” or “AGAINST” vote with respect to either proposal.

Security Ownership of Certain Beneficial Owners and Management of Li3

The following table sets forth certain information regarding Li3’s shares of common stock beneficially owned as of June 25, 2013, for (i) each stockholder known to be the beneficial owner of 5% or more of its outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 25, 2013. For purposes of computing the percentage of outstanding shares of Li3’s common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 25, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise noted, the address of each person below is c/o Li3 Energy, Inc., Marchant Pereira 150 Of. 803 Providencia, Santiago de Chile, Chile.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)
5% Shareholders
POSCO Canada Ltd. 650 W. Georgia St., Suite 2350 Vancouver, British Columbia V6B 4N9 Canada	206,190,476	(2)	41.1%
Calcata Sociedad Anónima S.A. San Antonio N°19, Of. 1601 Santiago, Santiago Chile	51,041,666	(3)(4)	12.9%
Directors and Executive Officers
Luis Francisco Saenz	3,557,712		*
Luis Santillana	631,841	(5)	*
Patrick Cussen	4,662,812	(6)*
Patricio A. Campos	18,945,254	(4)(7)	4.8%
Harvey McKenzie	680,216	(8)	*
Eduardo G. de Aguirre	443,388		*
Alan S. Fraser	358,209		*
David G. Wahl	402,985		*
SungWon Lee	0		-
All directors and executive officers as a group (9 people)	29,682,417		7.5%

* Less than 1%.

1)	Based upon 395,497,453 shares of common stock issued and outstanding as of June 25, 2013. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

2)	Includes 105,595,238 shares of common stock underlying warrants that are presently exercisable.
3)	Estimate of beneficial ownership, which is based on information available to Li3. The beneficial owner may have acquired shares held in street name, of which Li3 is not aware.
4)	Because of the arrangements described in “Directors and Officers—Rights to Nominate Directors” above these persons may be deemed to constitute a group as defined in Section 13(d) of the Exchange Act. However, each such person (a) disclaims membership in a group and (b) disclaims beneficial ownership of the shares of Common Stock beneficially owned by any other such person or any other person.
5)	Includes 250,000 shares of common stock underlying options held by Mr. Santillana that are presently exercisable.
6)	Includes 1,027,778 shares of common stock underlying warrants that are presently exercisable
7)	Includes 18,375,000 shares held by Campos Mineral Asesorias Profesionales Limitada, an entity controlled by Mr. Campos.
8)	Includes 37,037 shares of common stock underlying warrants that are presently exercisable.

Recommendation of the Li3 Board

Proposal No. 1:  The Li3 board unanimously determined that the Agreement and Plan of Merger and consummation of the transactions contemplated thereunder are advisable, fair and in the best interests of Li3 and its stockholders and unanimously approved the Agreement and Plan of Merger. The Li3 board recommends that the stockholders of Li3 vote “FOR” the proposal to approve and adopt the Agreement and Plan of Merger. Additional information on the recommendation of the Li3board is set forth in “The Business Combination — Recommendation of the Li3 Board; Li3’s Reasons for the Business Combination” beginning on page 107.

Li3 stockholders should carefully read this proxy statement /prospectus in its entirety for additional information concerning the Agreement and the Plan of Merger and the Transaction. In addition, Li3 stockholders are directed to the Agreement and Plan of Merger, which is attached as Annex A to this proxy statement/prospectus.

Proposal No. 2:  The Li3 board unanimously recommends that the stockholders of Li3 vote “FOR” the adjournment of the Li3 special meeting to permit further solicitation of proxies because there are not sufficient votes at the Li3 special meeting to approve and adopt the Agreement and Plan of Merger.

How to Vote

After reading and carefully considering the information contained in this proxy statement/prospectus, please vote promptly. In order to ensure your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible, even if you plan to attend the special meeting.

Internet.  If you are a beneficial holder of Li3 common stock, you can vote over the Internet by following the instructions included with your proxy card. If you vote over the Internet, do not return your proxy card. The availability of Internet voting for beneficial owners holding Li3 shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

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Telephone.  If you are a beneficial holder of Li3 common stock, you can vote by telephone by following the instructions included with your proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card. The availability of telephone voting for beneficial owners holding Li3 shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

Mail.  You can vote by mail by simply completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus. In addition, all stockholders may vote in person at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Attending the Li3 Special Meeting

All Li3 stockholders as of the record date may attend the special meeting. If you are a beneficial owner of Li3 shares held in street name, you may request to attend the meeting by writing to___________________, or by emailing your request to _______________. You must provide evidence of your ownership of Li3 shares, which you can obtain from your broker, banker or nominee.

Voting of Proxies

If you vote by Internet, telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your Li3 shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your Li3 shares will be voted “FOR” the approval and adoption of the Agreement and Plan of Merger and “FOR” the approval of the adjournment proposal.

Voting of Li3 Shares Held in Street Name

Li3 stockholders who hold Li3 shares of common stock in a stock brokerage account or through a bank, broker or other nominee (referred to in this proxy statement /prospectus as “street name” stockholders) who wish to vote at the Li3 special meeting should be provided a voting instruction card by the institution that holds their li3 shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits stockholders whose Li3 shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. Eastern time on ___________, 2013. Directing the voting of your Li3 shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

Revoking your Proxy

If you are a stockholder of record you can revoke your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation to the Corporate Secretary of Li3;

•	you can submit a revised proxy bearing a later date by Internet, telephone or mail as described above; or

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•	you can attend the Li3 special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, though your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting. If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Proxy Solicitations

Li3 is soliciting proxies for the special meeting from Li3 stockholders. Li3 will bear the cost of soliciting proxies from stockholders. In addition to this mailing, Li3’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies by telephone or in-person meeting. Li3 estimates the anticipated cost in connection with the solicitation of the proxies to be $29,000.

Li3 has also engaged the services of Morrow & Co., LLC to assist in the solicitation and distribution of the proxies. The agent will receive reasonable and customary compensation for their respective services, Li3 will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials the beneficial owners of common stock.

Other Business

The Li3 board is not aware of any other business to be acted upon at the Li3 special meeting.

Adjournments and Postponements

Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. One or more adjournments may be made from time to time with the approval of a majority of the votes present in person at the special meeting or represented by proxy at the time of the vote, whether or not a quorum exists. Li3 is not required to notify stockholders of one or more adjournments if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

In addition, at any time prior to convening the special meeting, the Li3 special meeting may be postponed without the approval of Li3 stockholders. If postponed, Li3 will publicly announce the new meeting date.

At any adjourned or postponed meeting, Li3 may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by stockholders for use at the special meeting will be used at one or more adjournments or postponement of the meeting. References to the special meeting in this proxy statement/prospectus are to the Li3 special meeting as adjourned or postponed.

PROPOSAL NO. 1 — APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER

As discussed in the proxy statement/prospectus, Li3 is asking its stockholders to approve and adopt the Agreement and Plan of Merger. Li3 stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Agreement and Plan of Merger, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “Agreement and Plan of Merger” beginning on page 116 for additional information and a summary of certain terms of the Agreement and Plan of Merger. You are urged to read carefully the entire Agreement and Plan of Merger before voting on this proposal.

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Approval of this proposal is a condition to the completion of the business combination. If the proposal is not approved, the business combination will not occur.

Recommendation of the Li3 Board

THE LI3 BOARD UNANIMOUSLY RECOMMENDS THE LI3 STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

PROPOSAL NO. 2 — ADJOURNMENT OF SPECIAL MEETING

Li3 is requesting the Li3 stockholders’ approval on a proposal to adjourn the Li3 special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes at the li3 special meeting to approve and adopt the Agreement and Plan of Merger.

Vote Required for Approval

The vote to adjourn the Li3 special meeting, if necessary, to permit the further solicitation of proxies because there are not sufficient votes at the Li3 special meeting to approve and adopt the Agreement and Plan of Merger will be approved if the holders of at least a majority of the outstanding shares of Li3 common stock who are present at the meeting, in person or by proxy, and entitled to vote on this proposal vote “FOR” this proposal.

Recommendation of the Li3 Board

THE Li3 BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

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THE BUSINESS COMBINATION

The following is a description of certain material aspects of the business combination. While Blue Wolf believes that the following description covers the material terms of the business combination, the description may not contain all of the information that may be important to you. The discussion of the business combination in this proxy statement/prospectus is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached to the proxy statement/prospectus as Annex A, , which is provided for the purpose of providing you with information regarding their terms and are incorporated by reference into this proxy statement/prospectus. Blue Wolf encourages you to read carefully this entire proxy statement/prospectus, including the Agreement and Plan of Merger for a more complete understanding of the Merger.

General Description of the Transaction

Blue Wolf has formed Merger Sub, a wholly-owned subsidiary of Blue Wolf.

Blue Wolf and Li3 have agreed to combine their business under the terms of the Agreement and Plan of Merger. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, Merger Sub will merge with and into Li3, with Li3 surviving as a wholly owned subsidiary of Blue Wolf. Also at the Effective Time, the outstanding shares of Li3 common stock (excluding dissenting shares) will be converted automatically into the right to receive an aggregate of up to 1,581,990 Ordinary Shares of Blue Wolf.

At the Effective Time, Merger Sub will merge with and into Li3, with Li3 surviving as a wholly owned subsidiary of Blue Wolf, and, as a result, Blue Wolf shall cause the Merger Consideration to be issued to the stockholders of record of Li3. In addition, each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to such Li3 Derivatives and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time.

Upon consummation of the Merger, the funds then held in the Blue Wolf Trust Account will be released to Blue Wolf as promptly as practicable (less any fees paid to the trustee or to third parties who rendered services to Blue Wolf in connection with the Agreement and Plan of Merger, amounts paid to stockholders who exercise their redemption rights or amounts paid for filings or other action required under the Agreement and Plan of Merger.

See discussion below under “Li3’s Board of Directors’ Reasons for the Approval of the Transaction” for detailed information on the considerations of Li3’s Board of Directors.

Background of the Transaction

The terms of the Agreement and Plan of Merger are the result of negotiations between the representatives of Blue Wolf and Li3. The following is a brief description of the background of these negotiations and the related transactions.

On February 1, 2013, Myron Manternach, an investor in Blue Wolf’s Sponsor, called Marc Lubow, Executive Vice President of Li3, to discuss a possible transaction with Li3. . Mr. Manternach contacted Mr. Lubow after reviewing public information regarding Li3 and did not have a pre-existing relationship with Mr. Lubow prior to that time.

On February 4, 2013, Mr. Manternach attended a conference call with Li3’s management team, including Mr. Lubow, Luis Saenz, CEO, and Luis Santillana, CFO. Later that day, Mr. Manternach and Li3 management attended a conference call with representatives of Ellenoff Grossman & Schole, LLP, legal counsel of Blue Wolf and representatives of Anslow & Jaclin, LLP, legal counsel of Li3. After the call, Mr. Manternach emailed a draft non-disclosure agreement and a preliminary letter of intent and pro forma analysis for a merger.

On February 5, 2013, Blue Wolf executed the non-disclosure agreement with Li3. Blue Wolf began conducting due diligence and was given access to Li3’s online data room. Later that day, a conference call was held between Mr. Manternach, Li3 management, Blue Wolf legal counsel and Li3 legal counsel to discuss the letter of intent and the structure and process for a potential merger. After the call, Mr. Manternach emailed the group a brief presentation that included information about Blue Wolf, a preliminary pro forma analysis for a potential merger between Blue Wolf and Li3, and a preliminary timeline for a merger.

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On February 6, 2013, Mr. Saenz sent an email to Mr. Manternach and stated that Li3 held a board call to discuss a potential merger between Blue Wolf and Li3 and that the board did not reach a consensus in favor of the merger on the terms shown in the preliminary letter of intent and pro forma analyses.

In a memorandum dated February 18, 2013, management evaluated the various financial requirements of Li3 as well as the alternatives explored to date to obtain said financing. The conclusion and recommendation by management was to advance the Blue Wolf transaction while continuing to explore potential financing alternatives.

On March 3, 2013, Mr. Saenz sent an email to Mr. Manternach and stated that Li3 had gained support of additional directors for a merger with Blue Wolf and that Li3 wanted to move forward with a merger in anticipation that all Li3 directors will ultimately support a merger on the terms shown in the preliminary letter of intent.

On March 4, 2013, Lee Kraus, Chairman and CEO of Blue Wolf, called Mr. Saenz to discuss the terms of the preliminary letter of intent and to gauge Li3’s level interest and ability to pursue a merger with Blue Wolf. Later that day, a conference call was held with Mr. Kraus, Mr. Manternach, Li3 management, and legal counsel of Blue Wolf and Li3.

On March 7, 2013, after a series of communications with Li3 management and their legal counsel, Blue Wolf executed a non-binding letter of intent for a merger with Li3.

On March 11, 2013, Mr. Manternach sent to Li3 management a preliminary draft Memorandum of Understanding (“MOU”) for a merger between Blue Wolf and Li3. The MOU was similar to the letter of intent, except that it included additional exclusivity and termination provisions allowing for Blue Wolf to conduct a tender offer and convene a meeting of its shareholders to vote on certain amendments to its charter, including an extension of Blue Wolf’s corporate existence.

On March 11, 2013, Blue Wolf held a conference call with its board of directors in which the board unanimously approved execution of the MOU and negotiations with Li3 for a potential merger. In making its decision, the board considered a range of factors, including the key terms of the MOU, as well as Li3’s valuation, management and corporate governance. Prior to the conference call, the management of Li3 prepared and provided the management of Blue Wolf and Composite Capital, an affiliate of Blue Wolf’s sponsor, with certain information regarding Li3’s business, including its costs for production of lithium and also its anticipated timing for bringing its product to market, each of which reflected Li3 management’s estimates of production, capital costs and operating costs. Composite Capital then incorporated this information into its model of Li3’s discounted cash flow analysis and cash flow projection. In large part, this model contained Composite Capital’s adjustments to reflect assumptions related to: (i) the timing of development, including the assumption that Li3 had procured all exploitation licenses necessary to develop the existing Maricunga Project (which license had not been obtained), (ii) Li3’s consummation of several prospective strategic acquisitions and joint ventures, (iii) Li3’s ability to acquire 100% ownership of Maricunga, (iv) the sales prices for extracted products and co-products and (v) the prospective overhead costs of Li3. This model was included as part of a presentation submitted to the board, which presentation also included general information regarding the Transaction, the current state of Li3’s assets, Li3’s strategic partners, an overview of the lithium sector, highlights of the Maricunga Project, potential accretive acquisitions and joint ventures, Li3’s capital structure, Li3’s corporate governance and the timing for a Transaction with Li3. In making its determination to pursue a business Transaction with Li3, the board relied primarily on the information provided by Li3 regarding Li3’s business, and in particular its costs for production of lithium and also its anticipated timing for bringing its product to market, in addition to Li3’s valuation implied by the terms of the MOU, and the valuation implied by the market price of Li3’s publicly traded stock. The directors also considered the attractiveness of entering the lithium industry, including the outlook for supply, demand and price, cost competitiveness and potential development options, such as acquisitions, joint ventures and partnerships. The board also considered several risks associated with Li3’s business, including political risk, regulatory risk and uncertainty in Li3’s ability to obtain an exploitation license from the Chilean government and its timing impact on production, financing risks related to Li3’s ability to finance production, and other uncertainties typical of early stage mining companies, such as the lack of feasibility studies prepared by independent consulting firms. The discounted cash flow analysis and projected cash flow information prepared by Composite Capital was not material to the board’s decision to pursue a potential Transaction with Li3 because the board was aware that this information was subject to various uncertainties, especially with respect to timing, financing risk and regulatory risk. Rather, it was just one of the many factors considered by the board in evaluating the Transaction.

On March 14, 2013, Nicholas Edwards, President of Blue Wolf, Mr. Kraus and Mr. Manternach attended a lunch in New York City with Harvey McKenzie, an Li3 director, Mr. Santillana, Mr. Lubow and Li3’s legal counsel.

On March 18, 2013, after a series of communications and negotiations with Li3 management and their legal counsel, Blue Wolf executed an MOU for a merger with Li3.

On March 20, 2013, Blue Wolf announced the execution of the MOU for a merger with Li3 and commenced a proxy solicitation for shareholder approval of certain amendments to its charter, including an extension of Blue Wolf’s corporate existence. Blue Wolf filed with the SEC a Schedule TO for a tender offer concurrent with the commencement of the proxy solicitation.

On March 21, 2013, Li3 announced that it had entered into a Memorandum of Understanding with Blue Wolf to explore a possible business combination. This was after careful consideration of the alternatives available in the capital markets for financing for Li3.

On April 9, 2013, Mr. Kraus and Mr. Saenz attended meetings and conference calls with investors in New York City to discuss the proxy solicitation and tender offer. The meetings were arranged by representatives of Deutsche Bank Securities.

On April 15, 2013, at a meeting of shareholders of Blue Wolf, the Blue Wolf shareholders approved (a) amendments to the Charter to (i) extend the date by which Blue Wolf must consummate its initial business combination from April 20, 2013 to July 22, 2013 and (ii) to remove the requirement that Blue Wolf acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Trust Account and (b) an amendment to the Investment Management Trust Agreement (the “IMTA”), by and between Blue Wolf and Continental Stock Transfer & Trust Company entered into at the time of the IPO to (i) permit the withdrawal from the Trust Account of an amount sufficient to purchase the Ordinary Shares validly tendered and not withdrawn in the concurrent tender offer and (ii) extend the date on which to liquidate the Trust Account in accordance with the IMTA to July 22 , 2013.

Public shareholders of Blue Wolf were afforded the opportunity through a tender offer concurrent with the proxy solicitation with respect to the extension to redeem their Public Shares through a tender offer. On April 16, 2013, the expiration date for the tender offer, an aggregate of 5,794,119 Ordinary Shares were validly tendered and thereafter purchased pursuant to the tender offer for aggregate consideration of $57.8 million, leaving approximately $22.5 million in the Trust Account.

Subsequent to the approval of the charter amendments and the completion of the tender offer, Blue Wolf, Li3 and their respective counsels negotiated the terms of a definitive agreement. The terms of the definitive agreement largely followed the terms set forth in the MOU with limited negotiations on material provisions.

On May 6, 2013, at the Li3 board of directors meeting of Li3, its Chairman, Patrick Cussen, requested that a special committee (the “Special Committee”) be formed to review the merits of the Blue Wolf transaction proposal, evaluate and compare other possible financing alternatives, and to approve the execution of the Transaction. The board chose Luis Saenz, Li3’s CEO, Harvey McKenzie and Alan Fraser, both of whom are independent directors for the Special Committee. Mr. McKenzie and Mr. Fraser were chosen due to their respective investment banking, capital markets and M&A expertise as well as Li3’s CEO, who has extensive experience as an investment banker and has established relationships with numerous investment banking firms. Mr. Saenz was assigned the responsibility of on-going negotiations with Blue Wolf as well as gathering market intelligence pertaining to the state of the capital markets and exploring Li3’s ability to obtain alternate sources of funding. In those conversations, it was concluded that given the difficult market conditions and the tepid investor appetite for mineral resource and lithium projects, the Blue Wolf transaction offered the company an alternate funding vehicle. Mr. Saenz reported his findings to the Special Committee and, upon further review, it was unanimously concluded that given the difficult market conditions and the tepid investor appetite for mineral resource and lithium projects, the Blue Wolf transaction offered the company an alternate funding vehicle.

On May 9, 2013, Li3 filed its Form 10-Q for the quarter ended March 31, 2013. Mr. Manternach sent Li3 management a revised pro forma merger analysis reflecting updated information from the Form 10-Q and Li3 management estimates of cash, debt and remaining acquisition related liabilities for the period ending July 22, 2013.

On May 15, 2013, Blue Wolf and Li3 completed negotiations of the definitive agreement. Blue Wolf also completed its financial due diligence, including a review of Li3’s potential use of proceeds. Blue Wolf and Li3 management also completed a joint investor presentation which was filed as Exhibit (a)(5)(A) to Amendment No. 1 to Schedule TO filed by Blue Wolf Mongolia Holdings Corp. on June 24, 2013.

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On May 16, 2013, the directors of Blue Wolf held a conference call to review the Li3 transaction and consider the definitive agreement for the Transaction. Mr. Kraus, Mr. Edwards and Mr. Manternach discussed the investor presentation developed for the Transaction. The presentation included an overview of the mechanics and key terms of the transaction, a description of Li3 and its lithium assets in Chile, a description of the Maricunga Project and the terms of the recent acquisition of Cocina, Li3 management’s estimate of capital requirements during the next 18 months, pro forma analyses for transaction proceeds and share ownership, updated lithium market statistics and forecasts, and comparable valuation analyses prepared by Li3 management. This information was included, in all material respects, in the investor presentation filed by Blue Wolf with the SEC on May 21, 2013. The directors of Blue Wolf did not consider or review any other forecasts or financial projections prepared by Li3 management at this meeting. The directors of Blue Wolf recognized that estimates by their very nature may change in material elements and that they are merely a good faith estimate of how the market or business may perform in the future based upon a series of assumptions. The directors of Blue Wolf also considered several risks, including Li3’s limited balance sheet liquidity and the risk that depending on tender offer redemption levels, the transaction may not retain enough proceeds to fund all of Li3’s capital needs for the next 18 months.

On May 21, 2013 the Special Committee held a conference call to review the Blue Wolf transaction and consider the definitive agreement for the Transaction. After weighing the positives and negatives, as described below, and the Special Committee approved the Agreement and Plan of Merger and the Transaction.

On May 22, 2013, Li3 entered into an investor rights agreement modifying the IRA, pursuant to which to which POSCO is entitled to certain rights as a shareholder of the combined company. Pursuant to the modified investor rights agreement, for every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a Registration Statement on Form F-4 to be filed by the Company. The modified investor rights agreement provides that the company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares of the company. In addition, POSCO’s rights under the modified investor rights agreement include, but are not limited preemptive rights, consent rights and certain information rights .

Li3’s Board of Directors’ Reasons for the Approval of the Transaction

As part of the this evaluation, Li3’s special committee after consultation with Li3’s management team considered without limitation or relative order the following;

As part of this evaluation, and in consultation with Li3’s management team, the special committee and board considered without limitation or relative order the following:

•	Recent Li3 corporate events/transactions, such as the acquisition of the Cocina property announced in May 2013 and on-going joint venture discussions, that require the support of financing not previously contemplated in the budget and financial projections;
•	Due to the capital market environment and absent the ability to obtain additional forms of financing, Li3’s ability to continue the advancement of Li3’s Maricunga project could be jeopardized;
•	Li3’s ability to satisfy past and new liabilities amounting to approximately $6 million by October 2013;
•	Other joint venture and M&A opportunities currently being reviewed that would also require additional funding if executed;
•	Li3’s current stock price and market capitalization compared to its junior lithium mining peer group and the dilutive effect of a potential traditional form of financing utilizing Li3’s common stock;
•	The current state of the capital markets and in particular the access to financing by junior mining companies such as Li3. “Typically, junior lithium companies would have access to capital via traditional forms of financings such as Private Placements, Registered Direct Offerings, Private Investment in Public Equity (PIPEs) and IPO’s. Li3 has conducted several PIPE transactions to fund its operations since its inception. The vast majority of the mineral resource and lithium companies mainly trade on the Toronto Venture Exchange (TSX V). Some trade on the main Toronto Stock Exchange (TSX). Based upon information in the public domain, both exchanges have experienced substantial selling pressure resulting in the indices trading at levels not seen since 2007. Due to slowing global demand, prices of commodities have receded and, historically, the impact of declining commodity prices has had a direct correlation to the risk appetite of investors who typically invest in resource and lithium companies. To Li3’s knowledge, investor interest in financings for mineral resource and lithium projects has decreased. As such, capital market conditions provide very few financing alternatives in the mineral resource and lithium sectors and the Blue Wolf transaction represents a unique opportunity to obtain required financing for Li3.

Specific to the Blue Wolf transaction, the special committee and board considered without limitation or relative order the following:

•	Li3’s current stock price and the dilutive effect of the Blue Wolf transaction;
•	The dilutive impact on POSCO’s Li3 common stock holdings should it elect not to participate pursuant to their pre-emptive rights;
•	Li3´s ability to obtain a support and lock-up agreement from POSCO and other shareholders holding no less than 51% of Li3´s common stock regarding the transaction. POSCO is Li3’s largest shareholder owning approximately 25.4% of Li3’s common shares. Having POSCO execute both the IRA amendment and support and lock-up agreement signals their support of the merger transaction which could favorably impact the confidence of Li3’s other shareholders;

•	Li3´s ability to renegotiate the POSCO IRA to satisfy a Blue Wolf condition to closing;

•	The impact of the proposed business combination ratio (250:1) as measured against a traditional form of recapitalization. In 2012, Li3’s board of directors passed a resolution authorizing management to undertake and implement a reverse stock split and to use its best judgment ascertaining the size and timing of such split. The Blue Wolf transaction offered an opportunity for Li3 to accomplish a recapitalization whereas Li3 would be merging into a NASDAQ listed company versus Li3 initiating a reverse split and then applying to the NASDAQ market if it decided to upgrade its listing from the OTC Bulletin Board, although meeting the continued NASDAQ listing requirements are not assured;

•	The risk and uncertainty of the actual amount of funding available to Li3 from the transaction giving effect to the unknown amount of redemptions from the Blue Wolf trust account;

•	The likely possible minimum and maximum funding scenarios and the impact of a minimum funding amount when measured against the fees associated with the transaction;
•	The merits of a successful Blue Wolf transaction that would permit Li3 to pay its current liabilities and hold enough cash to pursue the next steps in the development of the Maricunga project. The additional funding necessary to allow Li3 to continue advancing the Maracunga project includes the minimum of $5 million remaining in the Blue Wolf trust account following the business combination. The $5 million would be allocated to make: (i) the $2 million payment due to the sellers in under the Purchase Agreement for the Cocina Mining Concessions, due on July 16, 2013, (ii) the $1.9 million payment in September 2013 due in on a convertible note to LW Securities, Ltd; (iii) a $500,000 payment on a bridge note, and (iv) $600,000 towards working capital of the combined company for three months.

After careful consideration, it was the unanimous opinion of the special committee that the board should approve the transaction and the company should move forward with the regulatory and transaction documentation.

In considering the Transaction, Li3’s Board of Directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•	Current capital market conditions provide very few financing alternatives in the mineral resource and lithium sectors. As such, the Blue Wolf transaction represents a unique opportunity to obtain required financing for the company.

Funding vehicle that could simultaneously accomplish a complete recapitalization and when closed improve the company’s listing (NASDAQ Capital Markets vs. OTC BB)

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•	Funding that upon closing, strengthen Li3’s balance sheet and allow for payment of near and intermediate liabilities.

•	Depending on the level of cash at closing, provide funding allowing the company to advance its Maricunga and Cocina Projects towards Feasibility Study and commercial scale;

•	Depending on the level of cash at closing, provide funding allowing the company to explore other joint venture lithium projects within Maricunga to consolidate the Salar.

In addition, Li3’s Board of Directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•	The dilutive effect of the transaction;

•	The fees associated with a minimum closing of net $5 million of funds after giving effect to redemptions and other expenses.

•	The ownership levels maintained by existing Blue Wolf Management and affiliated sponsor upon closing

Accounting Treatment

Li3’s management has concluded that Li3 will be the accounting acquirer and the Transaction will be accounted for as a recapitalization by Li3 based on the evaluation of the facts and circumstances of the Transaction. Li3 is the larger of the two entities and is the operating company within the combining companies.  Following the Transaction, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf.  Although, depending on the amount of shares tendered, there is a possibility that a larger portion of the voting rights in the combined entity is likely to be held by pre-Transaction Blue Wolf shareholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity, were not aligned with this voting interest. Additionally, the Blue Wolf shareholders are expected to represent a diverse group of stockholders at completion of the Transaction and Blue Wolf are not aware of any voting or other agreements that suggest that they can act as one party.

Nevada Company Considerations

Li3’s corporate affairs are governed by its articles of incorporation and the provisions of applicable Nevada law, including the Nevada Revised Statutes. The Nevada Revised Statutes differs from the Companies Act applicable in the British Virgin Island corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Nevada Revised Statutes applicable to Li3 and the Companies Act applicable to companies incorporated in the British Virgin Islands and their shareholders. A brief discussion of certain other provisions of the Nevada Revised Statutes also follows.

We cannot predict whether U.S. courts, which have developed a substantial body of case law, would reach the same conclusions based on a particular set of facts as the British Virgin Islands courts would be expected to reach. The following table provides a comparison between the statutory provisions of the Nevada Revised Statutes relating to shareholders’ rights and the Companies Act together with the provisions of our memorandum and articles of association.

Nevada	British Virgin Islands
Shareholder Meetings

Held at a time and place as determined by the entire board of directors, any two directors or the president.	Held at a time and place as determined by the directors or such other persons as may be authorized by the memorandum or articles of association to call the meeting. BW directors must call a meeting if the holders of 30% of the voting shares requisition one.
May be held within or without the state of Nevada.	May be held within or without the British Virgin Islands.

Notice:

A copy of the notice of any meeting must be given not more than sixty (60) days and no fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.

Notice:

Under Blue Wolf’s memorandum and articles of association, a copy of the notice of any meeting shall be given not fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.

Shareholders’ Voting Rights

Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member.	Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the member.

Quorum consists of a majority of the voting power, which includes the voting power that is present in person or by proxy.

Quorum is fixed by Blue Wolf’s memorandum and articles of association, to consist of the holder or holders present in person or by proxy entitled to exercise at least a majority of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon.

Under Blue Wolf’s memorandum and articles of association, subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy. If a poll is demanded it shall be taken in such manner as the chairman directs.

Changes to the articles of incorporation require approval of a majority outstanding shares entitled to vote.

Changes in the rights attaching to shares as set forth in the memorandum and articles of association require approval of not less than 65% of the votes of all issued and outstanding shares, prior to the consummation of our initial business combination and the approval of 50% of the votes of all issued shares in the case of a written consent and the approval of the holders of a majority of the shares who being so entitled attend and vote at the shareholdermeeting following the consummation of our initial business combination, in the case of the ordinary shares, or in the case of the preferred shares, the approval of 50% of the votes of the issued shares of that class in the case of a written consent and the approval of the holders of a majority of the shares who being so entitled attend and vote at a meeting of such class, except where a greater majority is required under our memorandum and articles of association or the Companies Act, provided that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.

The articles of incorporation may provide for cumulative voting.	Blue Wolf’s memorandum and articles of association do not provide for cumulative voting in the election of directors.

Approval of a plan of merger, conversion or exchange for domestic limited partnership must be done by a majority of outstanding shares entitled to vote.

Matters to be decided upon by the shareholders require a majority vote of shareholders who being so entitled attend and vote at the general meeting, unless the Companies Act or the memorandum and articles of association requires a higher majority. Blue Wolf’s memorandum and articles of association also may be amended by resolution of directors, including to create the rights, preferences, designations and limitations attaching to any blank check preferred shares.

Directors

A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.

Board must consist of at least one member. Maximum and minimum number of directors can be changed by an amendment to the articles of association, with such amendment being passed by a resolution of shareholders or a resolution of directors

Under Nevada law, prior to the expiration of the term for which the directors sought to be removed are sitting, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock.  Nevada does not distinguish between removal of directors with or without cause. Nevada law provides that any director may be removed either for or without cause by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting. The two-thirds requirement does not apply at an annual meeting where another candidate may simply be elected by a majority of the quorum to fill an expiring term of an incumbent director.

Directors are appointed for three year staggered terms by the shareholders or the directors (. The directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Directors do not have to be independent.	Directors do not have to be independent.

Fiduciary Duties

Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation.

Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

(a) The interests of the corporation’s employees, suppliers, creditors and customers;

(b) The economy of the State and Nation;

(c) The interests of the community and of society; and

(d) The long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The board would be well advised, however, to prioritize the best interests of the corporation and its shareholders, despite this statutory ability to consider other interests.

Under Nevada law, a director breaches her duty of loyalty to the corporation if the director takes a business opportunity that is within the scope of the corporation’s potential business for himself or presents it to another party without first giving the corporation an opportunity to fairly consider the business opportunity. All such opportunities should be presented first to the corporation and fully considered.

However, a contract or other transaction is not void or voidable solely because the contract or transaction is between a Nevada corporation and its director if the fact of financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote of the interested director, and the contract or transaction is fair as to the corporation at the time it is authorized.

Directors and officers owe fiduciary duties at both common law and under statute as follows:

Duty to act honestly and in good faith in what the directors believe to be in the best interests of the company;

Duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the Companies Act or the memorandum and articles of association;

Duty to exercise the care, diligence and skill that a responsible director would exercise in the circumstances taking into account, without limitation:

-       the nature of the company;

-       the nature of the decision; and

-       the position of the director and the nature of the responsibilities undertaken by him.

Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction. It would be prudent, however, for an interested director to also abstain from a vote on a transaction in which the director is interested.

The Companies Act provides that, a director of a company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. A director is not required to comply with such disclosure requirements where the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. The failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders and the transaction is approved or ratified by a resolution of shareholders entitled to vote at a meeting of shareholders or (b) the company received fair value for the transaction. Otherwise, if a director fails to comply with the disclosure obligations, the transaction is voidable by the company although such avoidance of a transaction does not affect the title or interest of a person in or to property which that person has acquired if the property was acquired:

(a)    from a person other than the company;

(b)    for valuable consideration; and

(c)    without knowledgeof the circumstances of the transaction under which the transferor acquired the property from the company.

Pursuant to the Companies Act, and the company’s memorandum and articles of association, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board he/she may:

-       vote on a matter relating to the transaction;

-       attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

-       sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Shareholders’ Derivative Actions

In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred.  A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.

Nevada law permits advancing expenses of defense subject to an undertaking by the potential indemnitee to repay the expenses in the event the potential indemnitee is ultimately found to be ineligible for indemnification.

Nevada also follows Delaware regarding the creation of and deference to the ultimate judgment of independent litigation review committees.

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the permission of the British Virgin Islands Court, bring an action in the name and on behalf of the company or intervene in a matter to which the company is a party in certain circumstances. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

-       the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and

-       it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

-       whether the shareholder is acting in good faith;

-       whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

-       whether the action is likely to succeed;

-       the costs of the proceedings in relation to the relief likely to be obtained; and

-       whether another alternative remedy to the derivative action is available/

Dividends and Other Distributions

Nevada law prohibits distributions to stockholders when the distributions would (i) render the corporation unable to pay its debts as they become due in the usual course of business and (ii) render the corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

 Section 78.300 of the NRS imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 3 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

Distributions and dividends of the company’s money or assets can only be made if the directors are satisfied on reasonable grounds that the company will, immediately after the distribution, satisfy the solvency test, (i.e. that the value of its assets exceeds it liabilities and it is able to pay its debts as they fall due.)

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Recommendation of the Li3 Board; Li3’s Reasons for the Business Combination

At a meeting held on May 21, 2013, the Li3 board and Special Committee unanimously (i) approved the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the business combination are fair to, and in the best interests of, Li3 and its stockholders, (iii) directed that the merger agreement be submitted to Li3 stockholders for adoption, (iv) recommended that Li3 stockholders approve and adopt the merger agreement and (v) declared the advisability of the merger agreement. ACCORDINGLY, THE LI3 BOARD UNANIMOUSLY RECOMMENDS THAT LI3 STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING.

The Li3 board’s recommendation that Li3’s stockholders adopt the Agreement and Plan of Merger is based primarily on the value of the Merger Consideration payable to Li3 stockholders pursuant to the Merger.

Certain Benefits of Li3’s Directors and Officers and Others in the Transaction

When you consider the recommendation of Li3s board of directors in favor of approval of the Transaction, you should keep in mind that Li3’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•	Li3’s existing management team remains and will lead the company moving forward.

•	Li3 will retain majority control of the Board of Directors with four (4) nominated directors.

Beneficial Ownership of Directors and Executive Officers

As of the close of business on __, 2013, the Li3 record date, Li3’s directors and executive officers beneficially owned and were entitled to vote approximately 7.2% of Li3’s total common stock outstanding on that date.

Employment Agreements: Severance Payments

If Mr. Saenz’s employment is terminated by us without Cause, we must continue to pay him any base salary at the rate then in effect for a period of 18 months.  If Mr. Saenz terminates his employment for Good Reason (as defined in the Employment Agreement), or in the event of a termination of employment due to a permanent disability, we will continue to pay him any base salary at the rate then in effect for a period of 18 months.

If Mr. Santillana’s employment is terminated by us without Cause or in connection with a Change of Control (as such terms are defined in the Employment Agreement) or if he terminates his employment for Good Reason (as defined in the Employment Agreement), his restricted stock units and options will vest immediately and expire nine months after such termination. If we terminate Mr. Santillana’s employment without Cause, or in connection with a Change of Control, or if Mr. Santillana terminates his employment for Good Reason, or in the event of a termination of employment due to a permanent disability, we will continue to pay Mr. Santillana his base salary at the rate then in effect for a period of nine months.

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Employment Following the Merger

Following the Merger, Luis Francisco Saenz will serve as President and Chief Executive Officer of Blue Wolf, and Luis Santillana will serve as Chief Financial Officer of Blue Wolf. No executive officer of Li3 has entered into an employment agreement with Blue Wolf and it is currently anticipated that employment agreements will not be entered into until after the consummation of the Transaction. Mr. Saenz is the President and Chief Executive officer of Li3 and Mr. Santillana is the Chief Financial Officer of Li3.

New Directors of Blue Wolf

Luis Francisco Saenz, Patrick Cussen, Patricio Campos, Harvey McKenzie, SungWon Lee, Jonathan Lee and Myron Manternach will serve as directors of Blue Wolf following the consummation of the Transaction. Messrs. Cussen, Campos, McKenzie and SungWon Lee are designees of Li3 Messrs. Saenz, Jonathan Lee and Manternach are designees of Blue Wolf.

Indemnification and D&O Liability Insurance

Indemnification.  The certificate of incorporation and bylaws of the Li3 surviving corporation and Blue Wolf will contain provisions no less favorable with respect to indemnification than those set forth in the certificate of incorporation and bylaws of Li3.

D&O Liability Insurance.  Blue Wolf has agreed that the Li3 surviving corporation shall maintain directors’ and officers’ liability insurance policies not materially less favorable than those currently maintained by Li3, with respect to all matters occurring prior to the effective time of the Li3 merger.

Restricted Stock Ownership

Many of the directors and senior officers of Li3 own shares of Li3 common stock that are subject to vesting provisions.

The following tables set forth information regarding stock options held by Li3’s Named Executive Officers at March 31, 2013.

Option Awards
Equity incentive
plan awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised	Option plan
	options	options	unearned	exercise	Option
Name	exercisable (#)	unexercisable (#)	options (#)	price ($)	expiration date
Luis Saenz (2)	-	-	-	-	-
Luis Santillana (3)	-	250,000	250,000	$0.40	3-1-2017
Thomas Currin (4)	1,000,000	-	-	$0.16	8-11-2017
Eric E. Marin	-	-	-	-	-

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned hares, Units or Other Rights That Have Not Vested (#) (1)
Luis Saenz (2)	-	-	233,333	$13,533
Luis Santillana(3)	-	-	166,666	9,667
Thomas Currin (4)	-	-	-	$-
Eric E. Marin	-	-	-	-

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(1)	Value is based on last sale price of our common stock on March 31, 2013, which was $0.058 per share.

(2)	In May 2011, Mr. Saenz received a grant of 700,000 restricted stock units (each unit is equivalent to one common share) under the 2009 Plan of which 466,667 units were vested at March 31, 2013 and the remaining 233,333 units will vest on January 15, 2014.

(3)	Pursuant to an Employment Agreement, Li3 agreed to grant Mr. Santillana 250,000 restricted stock units under our 2009 Equity Incentive Plan, which shall vest in three equal installments on each of March 1, 2013, 2014 and 2015. Li3 also agreed to grant Mr. Santillana an option under the 2009 Equity Incentive Plan to purchase an aggregate of 250,000 shares of our common stock, exercisable for a term of five years at an exercise price of $0.40 per share, which option shall vest in its entirety on September 1, 2013. In April 2013, Li3 issued 83,334 shares of common stock in respect to the restricted stock units that vested in March 2013.

(4)	Consists of awards granted to MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin. Mr. Currin was granted 2,500,000 restricted common shares under the 2009 Plan subject to vesting upon achievement of various milestones. 800,000 shares vested as of June 30, 2012. Also includes options granted under the 2009 Plan to purchase 1,000,000 shares of common stock which vests in three equal installments on each of August 10, 2011, 2012 and 2013. Pursuant to a termination agreement dated December 5, 2013, the remaining 1,700,000 restricted stock units were deemed fully vested and issued. The options to purchase 1,000,000 shares of common stock were also deemed fully vested and the exercise price of the options was adjusted to $0.16 per share.

Li3 has no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Agreements with Executive Officers

Li3 has an employment agreement with each of its Chief Executive Officer, its Chief Financial Officer and its Executive Vice President.  Each of its former Interim Chief Financial Officer and its former Chief Operating Officer is compensated through an agreement between us and his affiliate.

Employment Agreement with Luis Saenz

Li3 has entered into an Employment Services Agreement with its Chief Executive Officer, Luis Saenz, effective as of August 24, 2011.   Mr. Saenz’s employment by Li3 remains “at-will” and terminable at any time for any reason or for no reason.  If Mr. Saenz’s employment is terminated by us without Cause, Li3 must continue to pay him any base salary at the rate then in effect for a period of 18 months.

Employment Services Agreement with Luis Santillana

Li3 is party to an Employment Services Agreement with Mr. Santillana, dated as of December 1, 2011, amended as of March 1, 2012. Mr. Santillana’s employment by Li3 is “at-will” and terminable at any time for any reason or for no reason. If Mr. Santillana’s employment is terminated by Li3 without Cause or in connection with a Change of Control (as such terms are defined in the Employment Agreement) or if he terminates his employment for Good Reason (as defined in the Employment Agreement), his restricted stock units and options will vest immediately and expire nine months after such termination. If we terminate Mr. Santillana’s employment without Cause, or in connection with a Change of Control, or if Mr. Santillana terminates his employment for Good Reason, or in the event of a termination of employment due to a permanent disability, we will continue to pay Mr. Santillana his base salary at the rate then in effect for a period of nine months.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder of common stock of Li3 that receives Blue Wolf Ordinary Shares in the Merger. This summary is based on the Internal Revenue Code and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to Li3 shareholders that are U.S. Holders. A U.S. Holder is a beneficial owner of Li3 common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a United States trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Li3 equity;

•	holders owning shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Li3 common shares through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to shareholders who do not hold Li3 common shares as a capital asset (generally, assets held for investment). Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Li3 common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Merger.

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Neither Li3 nor Blue Wolf intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger and as a result there can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF SHARES OF COMMON STOCK OF Li3 SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER AND THE ONGOING OWNERSHIP OF BLUE WOLF SHARES.

The Merger

It is expected by the parties to the Merger that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code, with the further expectation that Section 367(a) of the Internal Revenue Code will also apply to the Merger requiring U.S. Holders of Li3 common stock to recognize gain (but not loss) on the exchange of the Li3 shares. Neither Blue Wolf nor Li3 have obtained, and do not intend to obtain, a tax opinion regarding the U.S. federal income tax treatment of the Merger.

In order for the Merger to qualify as a reorganization for tax purposes, the Merger must comply with certain technical requirements of Section 368 of the Code, including, among others, the “continuity of interest” test, the “continuity of business enterprise” requirement, and a requirement that the transaction have a bona fide business purpose other than tax avoidance. The continuity of interest test will be satisfied if the Li3 shareholders receive Ordinary Shares of Blue Wolf that are worth at least 40% of the total consideration received. As set forth in the Merger Agreement, 100% of the consideration being received by the Li3 shareholders in exchange for their Li3 common stock consists of Ordinary Shares of Blue Wolf, and consequently the continuity of interest test should be satisfied. The continuity of business enterprise will be satisfied so long as a significant portion of Li3’s historic assets are under the control of Blue Wolf. The parties to the transaction expect that these requirements and all other requirements for a reorganization under Code Section 368 will be satisfied. These expectations are based on certain facts and assumptions, and certain representations and undertakings, from Blue Wolf, Merger Sub and Li3. If, notwithstanding the expectations of the parties to the Merger, it is ultimately determined that the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Li3 shareholder would recognize gain or loss equal to the difference between the fair market value of the Blue Wolf Ordinary Shares it receives in the Merger and its tax basis in the Li3 shares surrendered in exchange therefor.

Section 368(a)(2)(E).

The following material U.S. federal income tax consequences should result from qualification of the merger as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code:

•	None of Li3, Blue Wolf or Merger Sub should recognize gain or loss in the Merger;

•	Except for the application of Section 367 to the Merger, Li3 U.S. shareholders would not recognize any gain or loss on the exchange of their Li3 common shares solely for Blue Wolf Ordinary Shares in the Merger;

•	a Li3 U.S. shareholder’s tax basis in Blue Wolf Ordinary Shares received in the Merger will be the same as such shareholder’s tax basis in Li3 common shares exchanged therefor (increased by any gain recognized on the transfer under Section 367); and

•	a Li3 U.S. shareholder’s holding period for Blue Wolf Ordinary Shares received in the Merger will include such shareholder’s holding period for Li3 common shares exchanged therefor.

Section 367.

If the Merger qualifies as a reorganization but it is ultimately determined that the transfer of Li3 shares by Li3 shareholders pursuant to the Merger does not qualify for an exception to Section 367(a) of the Code, then each Li3 shareholder would recognize gain (but not loss) equal to the excess of the fair market value of the Blue Wolf Ordinary Shares it receives in the Merger over its tax basis in the Li3 shares surrendered in exchange therefor.

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The regulations promulgated under Section 367 provide an exception to the gain recognition requirement for certain transfers of stock of domestic corporations to foreign corporations where 5% U.S. Holders agree to enter into a five-year “gain recognition agreement” with the IRS. However, a prerequisite to this exception is that Blue Wolf must have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the transfer. Based on representations made by Blue Wolf, it does not appear that this active trade or business requirement is satisfied.

An additional exception under the Section 367 regulations provides that Section 367 shall not apply to any property transferred to a foreign corporation for use by such foreign corporation in the active conduct of a trade or business outside of the United States. It is not clear that the activities of Blue Wolf post-transaction would constitute an active trade or business for purposes of this exception. Li3 U.S. shareholders should consult with their own tax advisors to determine if any of the exceptions to Section 367 gain recognition rules would be applicable.

Taxation of Li3 U.S Shareholders.

Any gain recognized by Li3 U.S. shareholders would generally be long-term capital gain if the U.S. Holder has held the Li3 common shares for more than one year at the time the Merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 20% with respect to taxable years beginning on or after January 1, 2013. Also new in 2013, capital gains income may be subject to an additional 3.8% Medicare surtax for a single filer with an income over $200,000 or a married couple with an income over $250,000. The deductibility of capital losses is subject to limitations.

For a holder who acquired different blocks of Li3 common shares at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the Merger, and a loss realized (but not recognized) on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Li3 shareholders that have acquired different blocks of Li3 common shares at different times or at different prices should consult their tax advisors regarding the allocation of their tax basis among, and their holding period of, Blue Wolf Ordinary Shares received in exchange for such Li3 common shares.

Ownership of Blue Wolf Ordinary Shares

The following discussion is a summary of material U.S. federal income tax consequences of the ownership and disposition of Blue Wolf Ordinary Shares to U.S. Holders who receive such shares pursuant to the Merger.

Taxation of Dividends

Dividends will generally be taxed as ordinary income to U.S. Holders to the extent that they are paid out of Blue Wolf’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the discussion below of special rules applicable to Passive Foreign Investment Companies (“PFICs”), the gross amount of the dividends, if any, paid by Blue Wolf to U.S. Holders, may be eligible to be taxed at lower rates applicable to certain qualified dividends. The maximum U.S. federal income tax rate imposed on dividends received by individuals from U.S. and certain foreign corporations is 20% with respect to taxable years beginning on or after January 1, 2013. Additionally, dividend income may be subject to an additional 3.8% Medicare surtax for a single filer with an income over $200,000 or a married couple with an income over $250,000. Recipients of dividends from foreign corporations will be taxed at the qualified dividend rate, provided that certain holding period requirements are satisfied and certain other requirements are met, if the dividends are received from certain “qualified foreign corporations,” which includes, among others, a foreign corporation that is readily tradable on an established securities market in the U.S. The U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the U.S. such as NASDAQ. However, to the extent that Blue Wolf is considered a PFIC during the taxable year the dividend is paid or the preceding year, Blue Wolf will not be a qualified foreign corporation. In such case, dividends would be taxable at ordinary income rates, which currently are at a maximum rate of 39.6% for taxable years beginning on or after January 1, 2013, in addition to the potential 3.8% Medicare surtax. Dividends paid by Blue Wolf will not qualify for the dividends received deduction otherwise available to corporate shareholders.

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To the extent that the amount of any dividend exceeds Blue Wolf’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in Blue Wolf Ordinary Shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held Blue Wolf Ordinary Shares for more than one year at the time the dividend is received (as described below in “— Sale, Exchange or Other Taxable Disposition”).

In certain circumstances, a U.S. Holder may be eligible to receive a foreign tax credit for the BVI withholding taxes (if any) payable in respect of dividends received by the U.S. Holder and, in the case of a corporate U.S. Holder owning 10% or more of the voting shares of Blue Wolf, for a portion of the BVI taxes paid by Blue Wolf (if any).

It is possible that Blue Wolf is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Blue Wolf as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. Holder’s ability to claim a foreign tax credit for the BVI withholding taxes payable in respect of the dividends.

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. Holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of Blue Wolf Ordinary Shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in Blue Wolf Ordinary Shares. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.

Gain or loss realized on the sale, exchange or other taxable disposition of Blue Wolf Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if Blue Wolf Ordinary Shares have been held for more than one year. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 20% with respect to taxable years beginning on or after January 1, 2013, and may be subject to an additional 3.8% Medicare surtax. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income”, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination as to PFIC status is made annually. As a blank check company, Blue Wolf believes that it has been a PFIC since inception. If a U.S. Holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. Holder of dividends paid by Blue Wolf and of sales, exchanges and other dispositions of Blue Wolf Ordinary Shares, and may result in other adverse U.S. federal income tax consequences.

If Blue Wolf is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Blue Wolf Ordinary Shares and the U.S. holder did not make either a timely qualified electing fund (“QEF”) election for Blue Wolf’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Ordinary Shares, as described below, such holder generally will be subject to special rules with respect to: (a) any gain recognized by the U.S. holder on the sale or other disposition of its Ordinary Shares; and (b) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Ordinary Shares). Under these rules:

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•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

In general, a U.S. holder will avoid the PFIC tax consequences described above in respect to Blue Wolf Ordinary Shares by making a timely QEF election to include in income its pro rata share of Blue Wolf’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income) (“QEF inclusions”), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Blue Wolf’s taxable year ends. A subsequent distribution of such earnings and profits that were previously included in income is not taxable as a dividend to such U.S. holders. The tax basis of a U.S. holder’s shares in a QEF will be increased by QEF inclusions that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. holder did not make a timely QEF election and/or is not eligible for a retroactive QEF election as described above, then the PFIC tax consequences described above will apply unless the U.S. holder made a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special PFIC tax and interest charge rules described above. As a result of the purging election, the U.S. holder will have a new basis and holding period in the Ordinary Shares with respect to which the purging election was made.

As stated above, Blue Wolf believes it has been a PFIC since the date of its inception. It is not clear at this time as to whether Blue Wolf will continue to be a PFIC following the Merger. Such determination will be wholly dependent upon Blue Wolf’s assets, income and business operations going forward.

U.S. Holders should consult their own tax advisors regarding the PFIC rules in connection with the Merger.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of Blue Wolf Ordinary Shares and the proceeds received on the disposition of Blue Wolf Ordinary Shares effected within the U.S. (and, in certain cases, outside the U.S.), paid to U.S. Holders other than certain exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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Assuming the Merger is treated as a reorganization, U.S. Holders who receive Blue Wolf Ordinary Shares as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. Holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Blue Wolf Ordinary Shares in the Merger will be required to file a statement with such U.S. federal income tax return setting forth such shareholder’s basis in the Li3 common shares surrendered and the fair market value of such stock immediately before the Merger along with other information. A “significant holder” is generally a Li3 shareholder who, immediately before the Merger, owned at least 5% of the outstanding stock of Li3 (by vote or value).

Foreign Asset Reporting

Generally, certain U.S. citizens and resident aliens must file Form 8938 with their annual U.S. federal tax return if they have an interest in “specified foreign financial assets” and the value of those assets is more than the applicable reporting threshold. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Blue Wolf Ordinary Shares may be considered a “specified foreign financial asset.” U.S. Holders required to report information relating to their ownership of Blue Wolf Ordinary Shares must attach a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they held Blue Wolf Ordinary Shares. U.S. Holders that are individuals are urged to consult their tax advisors regarding the application of these reporting requirements regarding their ownership of Blue Wolf Ordinary Shares.

THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER OF LI3 COMMON STOCK. U.S. HOLDERS OF LI3 COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

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THE AGREEMENT AND PLAN OF MERGER

This section of the proxy statement/prospectus describes the material provisions of the Agreement and Plan of Merger but does not purport to describe all of the terms of the Agreement and Plan of Merger. The following summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Agreement and Plan of Merger, a copy of which is attached as Annex I hereto, in its entirety because it is the primary legal document that governs the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement and Plan of Merger.

The Agreement and Plan of Merger has been included to provide information regarding the terms of the Transaction. In your review of the representations and warranties contained in the Agreement and Plan of Merger and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Agreement and Plan of Merger may have the right to not close the Transaction if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the Agreement and Plan of Merger, rather than establishing matters of fact. The representations and warranties and other provisions of the Agreement and Plan of Merger should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the Annex.

The Agreement and Plan of Merger contains representations, warranties and covenants that the respective parties made to each other as of the date of the Agreement and Plan of Merger or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Agreement and Plan of Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Agreement and Plan of Merger and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this proxy statement/prospectus. The representations, warranties and covenants in the Agreement and Plan of Merger are also modified in important part by the underlying disclosure schedules. These representations, warranties and covenants are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Blue Wolf and Li3 do not believe that these schedules contain information that is material to an investment decision.

Nature of Transaction

The nature of Li3’s business is primarily the implementation, or exploration, stage of a project rather than a fully developed operating business generating revenue, which stage will be achieved once Li3 develops one of its assets and obtains all applicable permits from the Chilean regulatory authorities.

Structure of Transaction

On May 21, 2013, Blue Wolf, Merger Sub and Li3 entered into the Agreement and Plan of Merger pursuant to which Blue Wolf will acquire Li3. The Agreement and Plan of Merger is described below in greater detail under “The Agreement and Plan of Merger.” Pursuant to the terms of the Agreement and Plan of Merger, Merger Sub will merge with and into Li3 with Li3 surviving as a wholly-owned subsidiary of Blue Wolf. Concurrently with the Closing, the parties will file articles of merger with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS. The time when the Transaction becomes effective is referred to as the “Effective Time.”

Prior to and/or concurrently with the closing of the Transaction, Blue Wolf will have:

(iii)	completed the Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the tender offer, stockholders of Blue Wolf will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Transaction; and

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(iv)	filed a registration statement with the SEC to register the Merger Consideration and such registration statement shall have been declared effective on or prior to the Effective Time.

Transaction Consideration to be Delivered

In connection with the Transaction, at the Effective Time, Blue Wolf shall cause the Merger Consideration to be issued to the stockholders of record of Li3. In addition, each option and warrant to purchase shares of Li3 common stock (the “Li3 Derivatives”) which is outstanding immediately prior to the Effective Time shall be converted into a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such Li3 Derivative and on the same contractual terms and conditions as were in effect immediately prior to the Effective Time. Any fractional shares shall be rounded up to the nearest whole number.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated no later than one business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transaction,” unless Blue Wolf and Li3 agree in writing to hold the Closing at another time but no later than July 22, 2013.

Conditions to Closing of the Transaction

The obligations of the parties to the Agreement and Plan of Merger to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Agreement and Plan of Merger before consummation of the Transaction:

•	the Blue Wolf registration statement registering the Merger Consideration shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

•	the Offer shall have been completed and Blue Wolf shall have accepted for payment the Ordinary Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	the applicable waiting period (and any extension thereof) under any antitrust laws, if any, shall have expired or been terminated;

•	all consents required to be obtained from, or made with, any governmental authority in order to consummate the transactions contemplated by the Agreement and Plan of Merger shall have been obtained or made;

•	no governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;

•	there shall be no pending action against any party or any affiliate, or any of their respective properties or assets, or any officer or director, in his or her capacity as such, of any party or any of their affiliates, with respect to the consummation of the Transaction or the transactions contemplated thereby which could reasonably be expected to have a material adverse effect; and

•	the Li3 shareholder approval of the Transaction shall have been obtained in accordance with the NRS and Li3’s articles of incorporation.

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The obligation of Blue Wolf to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by Blue Wolf):

•	each of the representations and warranties of Li3 shall be true and correct ;

•	Li3 having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under the Agreement and Plan of Merger;

•	Li3 having delivered to Blue Wolf a certificate, dated the closing date, signed by an executive officer of Li3 in such capacity certifying as to the satisfaction of certain of Li3’s conditions;

•	Li3 having delivered to Blue Wolf a true copy of the resolutions of Li3’s board of directors authorizing the execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated therein;

•	no material adverse effect shall have occurred with respect to Li3 since the date of the Agreement and Plan of Merger;

•	Blue Wolf shall have received an opinion from Li3’s counsel in form and substance reasonably satisfactory to it, addressed to Blue Wolf and dated as of the closing date;

•	Blue Wolf shall have received a certificate of good standing of Li3 issued by the appropriate Governmental Authority;

•	Li3 shall have procured all of the third party consents required in order to effect the Closing;

•	Shareholders of Li3 holding a majority of the issued and outstanding Li3 common stock shall have entered into Lock-Up and Support Agreements with Blue Wolf and Li3 pursuant to which such Li3 shareholders agree to: (a) vote in favor of the Transaction and (b) be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the earlier of (1) one year after the consummation of the Transaction or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up Period”); provided, however, if the trading price of the Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up; and

•	Blue Wolf and Li3 shall have entered into an investor rights agreement modifying Li3’s previous agreement with POSCO, pursuant to which POSCO will be entitled to certain rights as a shareholder of combined company, including without limitation, preemptive rights, consent rights, information rights and the right to nominate one director to the board of directors.

The obligation of Li3 to consummate the Transaction is subject to satisfaction of the following conditions (or waiver in writing by Li3):

•	each of the representations and warranties of Blue Wolf being true and correct ;

•	Blue Wolf having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with under the Agreement and Plan of Merger;

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•	Blue Wolf having delivered to Li3 a certificate, dated the closing date, signed by an executive officer of Blue Wolf in such capacity certifying as to the satisfaction of certain of Blue Wolf’s conditions;

•	Blue Wolf having delivered to Li3 a true copy of the resolutions of Blue Wolf’s board of directors authorizing the execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated therein;

•	no material adverse effect shall have occurred with respect to Blue Wolf since the date of the Agreement and Plan of Merger;

•	Li3 shall have received a certificate of good standing of Blue Wolf issued by the appropriate Governmental Authority;

•	Li3 shall have received an opinion of counsel from Blue Wolf’s counsel in form and substance reasonably satisfactory to it, addressed to Li3 and dated as of the closing date;

•	Blue Wolf having no less than $5 million after payment of the Purchase Price for shares validly tendered in the Offer and after payment of Blue Wolf’s expenses; and

•	Blue Wolf shall have caused the directors set forth in the Agreement and Plan of Merger to be appointed to the board of directors as of the closing date.

Termination

The Agreement and Plan of Merger may be terminated prior to the Closing as follows:

•	by mutual written agreement of Blue Wolf and Li3;

•	by written notice by either Blue Wolf or Li3 if any of the closing conditions set forth in the Agreement and Plan of Merger have not been satisfied by Blue Wolf or Li3, as the case may be (or waived by Blue Wolf or Li3, as the case may be) by July 22, 2013. Notwithstanding the foregoing, the right to terminate shall not be available to Blue Wolf or Li3 if the failure by Blue Wolf, on one hand, or Li3, on the other hand, to fulfill any obligation under the Agreement and Plan of Merger has been the cause of, or resulted in, the failure of the Closing to occur on or before July 22, 2013;

•	by written notice by Blue Wolf, if (1) there has been a material breach by Li3 of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any material representation or warranty of Li3 shall have become untrue or inaccurate, and (2) the breach or inaccuracy is incapable of being cured or is not cured within 20 days of notice of such breach or inaccuracy; and

•	by written notice by Li3, if (1) there has been a material breach by Blue Wolf of any of its material representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any material representation or warranty of Blue Wolf shall have become untrue or inaccurate and (2) the breach or inaccuracy is incapable of being cured or is not cured within 20 days of notice of such breach or inaccuracy.

Effect of Termination

If the Agreement and Plan of Merger is terminated, it shall become void, and there shall be no liability on the part of any party thereto or any of their respective affiliates or directors, officers, employees, agents or other representatives of any of them, and all rights and obligations of each party thereto shall cease; except for liability for any fraud committed of the Agreement and Plan of Merger prior to termination.

Fees and Expenses

All expenses incurred in connection with the Agreement and Plan of Merger and the Transaction shall be paid by the party incurring such expense; provided, however, in the event the Agreement and Plan of Merger is terminated for any reason, Li3 shall pay Blue Wolf a termination fee of up to a maximum of $150,000 for expenses documented and actually incurred by Blue Wolf in connection with the preparation of the Agreement and Plan of Merger, the registration statement and the proxy solicitation and tender offer conducted by Blue Wolf prior to the execution of the Agreement and Plan of Merger.

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Management Following the Transaction

Immediately following the Closing, the board of directors of Blue Wolf shall consist of seven members, four of whom shall be appointed by Li3 and three of whom shall be appointed by Blue Wolf. The following persons will serve as directors of Blue Wolf following the Closing: Luis Francisco Saenz, Patrick Cussen (Chairman), Harvey McKenzie, SungWon Lee, Patricio Capos, Myron Manternach, and Jonathan Lee. Following the Closing, the following persons shall serve as the officers of Blue Wolf: Luis Francisco Saenz (President and Chief Executive Officer) and Luis Santillana (Chief Financial Officer). See “Management Following the Transaction.”

Tender Offer

The Agreement and Plan of Merger obligates Blue Wolf to consummate prior to the Closing a tender offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the Tender Offer, stockholders of Blue Wolf will be provided with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Transaction. The obligation of Blue Wolf to purchase Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to, among others, the Maximum Tender Condition and the Merger Condition.

Representations and Warranties

The Agreement and Plan of Merger contains a number of representations that each of Blue Wolf and Li3 have made to each other. These representations and warranties, among others, relate to the following: (i) Due Organization and Good Standing; (ii) Capitalization; (iii) Subsidiaries; (iv) Authorization; Binding Agreement; (v) Governmental Approvals; (vi) No Violations; (vii) SEC Filings and Financial Statements; (viii) Absence of Certain Changes; (ix) Absence of Undisclosed Liabilities; (x) Compliance with Laws; (xi) Regulatory Agreements; Permits; Qualifications; (xii) Litigation; (xiii) Restrictions on Business Activities; (xiv) Material Contracts; (xv) Intellectual Property; (xvi) Employee Benefit Plans; (xvii) Taxes and Returns; (xviii) Finders and Investment Bankers; (xix) Title to Property; Assets; (xx) Employee Matters; (xxi) Environmental Matters; (xxii)Transactions with Affiliates; (xxiii) Insurance; (xxiv) Books and Records; (xxv) Accounts Receivable; (xxvi) Title to Mining Concessions; (xxvii) Listing; (xxviii) Investment Company Act and (xxix) Information Supplied.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Agreement and Plan of Merger, material adverse effect means any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of a party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from certain limited circumstances, including: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such party conducts business that is material to the business of such party, so long as such party is not disproportionately affected thereby, (iii) the announcement of the execution of the Agreement and Plan of Merger, or the pendency of the consummation of the transactions contemplated thereby, (iv) any change in United States generally accepted accounting principles or interpretation thereof after the date of the Agreement and Plan of Merger or (v) the execution and performance of or compliance with the Agreement and Plan of Merger.

Covenants of the Parties

Each of Blue Wolf and Li3 has agreed to use their commercially reasonable efforts to take all necessary actions to effect the Transaction and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transaction. Li3 also covenanted to conduct its business in a manner consistent with past practice, to consult with Blue Wolf and obtain the permission of the other party before, among other things, amending any of its organizational documents, modifying its outstanding equity interests, terminating or waiving any material right under any material contract, closing or materially reducing any of its activities, assuming additional obligations or liabilities other than in the ordinary course of business consistent with past practice. In addition, Blue Wolf and Li3 shall prepare and Blue Wolf shall file a registration statement under the Securities Act registering the Merger Consideration. The registration statement will include a proxy statement/prospectus which Li3 shall cause to be mailed to its stockholders in connection with convening a meeting of stockholders to approve the Transaction. The Agreement and Plan of Merger also contains covenants related to notifications, exchange listing, access to information, and confidentiality. Furthermore, the Agreement and Plan of Merger also contains covenants which restrict and govern the activities of Li3 with respect to the solicitation or receipt of Acquisition Proposals.

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Trust Account Waiver

Li3 agreed that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Blue Wolf and Li3, the Agreement and Plan of Merger or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Claims”). Li3 irrevocably waived any Trust Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Blue Wolf and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of the Agreement and Plan of Merger). Li3 agreed and acknowledged that such irrevocable waiver is material to the Agreement and Plan of Merger and specifically relied upon by Blue Wolf to induce it to enter into the Agreement and Plan of Merger, and Li3 further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Li3 or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Blue Wolf, which proceeding seeks, in whole or in part, monetary relief against Blue Wolf, Li3 (on behalf of itself and its respective affiliates) acknowledged and agreed that its or their sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Li3 (or its affiliates or any party claiming on its behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Li3 or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Blue Wolf, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Blue Wolf public stockholders, whether in the form of money damages or injunctive relief, Blue Wolf shall be entitled to recover from Li3 or any of its affiliates commencing any such action or proceeding, as the case may be, the associated legal fees and costs in connection with any such action or proceeding, in the event Blue Wolf prevails in such action or proceeding.

Public Announcements

Blue Wolf and Li3 agreed not to make any public announcement with respect to the Agreement and Plan of Merger or the Transaction without the prior written consent of the other parties, except to the extent required by applicable law or the rules and regulations of a securities exchange, and in such case the party making such announcement shall provide the other parties with reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

Dissenters’ Rights Under Nevada Law

Under Chapter 92A of the NRS, Li3 public stockholders will have dissenters’ rights in connection with the business combination. In general, shares of Li3 common stock issued and outstanding immediately prior to the effective time of the Merger that are held by a holder who (i) has not voted such shares in favor of the adoption of the Agreement and Plan of Merger, (ii) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such shares of Li3 common stock in accordance with Section 92A.420 of the NRS, and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the Merger, will not be converted into a right to receive Merger Consideration at the effective time. If, after the effective time of the Merger, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of Li3common stock will be treated as if they had been converted as of the effective time of the Merger in a right to receive the Merger Consideration, without interest thereon, and (B) such holder will receive the Merger Consideration in accordance with the terms of the merger agreement. To exercise dissenters’ rights, Li3 stockholders must strictly follow the procedures prescribed by Nevada law. Attached as Annex B to this proxy statement/prospectus is a copy of Sections 92A.300 through 92A.500 of the NRS, which are reproduced in full and describe the procedures relating to the exercise of such dissenters’ rights. If the dissenting stockholder does not vote, his dissenter rights are not waived. The dissenting stockholder waives his rights only if he votes, or causes or permits to be voted, any of his shares in favor of the proposed action.

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Related Agreements

This section of the proxy statement/prospectus describes the material provisions of the Related Agreements but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, which were filed as exhibits to Blue Wolf’s Form Schedule TO. Shareholders and other interested parties are urged to read such agreements in their entirety. See “Where You Can Find More Information.”

Sponsor Agreement

Blue Wolf’s Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. The number of founder shares and sponsor warrants to be forfeited by the Sponsor pursuant to this agreement was negotiated by the parties and was a material term of the Agreement and Plan of Merger insofar as it relates to the combined company’s capitalization on a fully-diluted basis. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect.

Investor Rights Agreement

On June 13, 2013, Blue Wolf and Li3 entered into an investor rights agreement with POSCO pursuant to which POSCO will be entitled to certain rights as a shareholder of combined company. For every warrant to purchase shares of Li3 common stock, POSCO will receive a right to acquire one Ordinary Share for every 250 shares of Li3 common stock subject to each such warrant, and the right to have any shares issued to it pursuant to the Transaction registered on a registration statement to be filed by Blue Wolf. The modified investor rights agreement provides that the combined company will appoint a director nominated by POSCO to the board of directors of the new company, and will continue to take all reasonable action such that POSCO’s nominee is elected to serve on the combined company’s board of directors, so long as POSCO owns any issued and outstanding Ordinary Shares. POSCO is also entitled to preemptive rights, consent rights and information rights.

Lock-up and Support Agreements

On June 13, 2013, Blue Wolf and Li3 entered into a Lock-up and Support Agreements with POSCO, pursuant to which POSCO agreed to: (a) vote in favor of the Transaction and (b) be restricted from offering, issuing, granting any option on, selling, transferring or otherwise disposing of any shares of Li3 common stock or the Merger Consideration they receive until the earlier of (1) one year after the consummation of the Transaction or (2) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after the Transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up Period”); provided, however, if the trading price of the Ordinary Shares reaches or exceeds $11.50 for any 20 trading days within any 30 trading day period during the Lock-Up Period, 50% of each shareholder’s Merger Consideration will be released from the lock-up and, if the trading price reaches or exceeds $15.00 for any 20 trading days within any 30 trading day period during the Lock-up Period, the remaining 50% of each shareholder’s Merger Consideration shall be released from the lock-up. Li3 is in the process of obtaining executed Lock-Up and Support Agreements from holders of a majority of its issued and outstanding shares of common stock.

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MANAGEMENT FOLLOWING THE TRANSACTION

Directors and Executive Officers

Pursuant to the terms of the Agreement and Plan of Merger, the parties shall take all necessary action, including causing the directors of Blue Wolf prior to the Closing to resign, so that seven individuals (a majority of whom shall be independent under the applicable rules of the Nasdaq) shall be appointed to Blue Wolf’s board of directors immediately after the Closing Date. Li3 shall have the right to designate four directors to serve on our board of directors immediately after the Closing Date and Blue Wolf shall have the right to designate three directors.

Immediately following the consummation of the Transaction, our directors and executive officers will be as follows:

Name	Age	Position
Luis Francisco Saenz	41	President, Chief Executive Officer and Director(2)
Luis Santillana	37	Chief Financial Officer
Patrick Cussen	63	Chairman of the Board(1)
Patricio Campos	66	Director(1)
Harvey McKenzie	66	Director(1)
SungWon Lee	46	Director(1)
Jonathan Lee	32	Director(2)
Myron Manternach	49	Director(2)

(1)	Designee of Li3

(2)	Designee of Blue Wolf

For biographical information for Messrs. Saenz, Santillana, Cussen, Campos, McKenzie and SungWon Lee, see “Management of Li3.”

Jonathan G. Lee is President of JGL Partners LLC and an independent consultant to investment funds and capital market firms specializing in the natural resources and metals industries. Prior, Mr. Lee was an equity research analyst with Byron Capital Markets Ltd. where he specialized in the specialty metals industry including the lithium, vanadium, cobalt, and graphite markets, and where he developed a network of contacts within the industry. Additionally, Mr. Lee has advised a number of clients in the lithium sector on project due diligence, structuring, capital allocation, and strategic options. Prior, Mr. Lee was an environmental engineer for Camp, Dresser & McKee, Inc., where he designed, constructed and managed treatment facilities for EPA projects listed under the National Priorities List. Mr. Lee began his career with NAC Consultants, Inc. where he managed environmental situations for a wide range of industrial companies. Mr. Lee holds an MBA from the NYU Stern School of Business and a BS degree in Chemical Engineering from Tufts University where he graduated cum laude.

Blue Wolf believes Mr. Lee is well qualified to serve as a director of the combined company because of his scientific background and his significant experience in the specialty metals industry.

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Myron Manternach is an independent advisor to investment funds and companies in the natural resources and transportation industries. Mr. Manternach’s current advisory projects include work as a Managing Director of Composite Capital, an Ulaanbaatar-based investment advisory firm focused on the natural resources sector, and ACA Associates, Inc., a New York-based advisory firm focused on the transportation industry. Mr. Manternach has 19 years of experience in managing investments for institutional investment funds and providing financial advice to companies, financial sponsors and projects. Mr. Manternach began his investment career in 1994 as an investment banker at Chase Securities Inc., where he rose to vice president of investment banking of JPMorgan. Mr. Manternach has worked for 10 years as a manager of institutional investment funds, including those of EagleRock Capital, Robeco Investment Management and Octavian Advisors. Mr. Manternach currently serves on the Board of Directors of Prophecy Platinum Corp., a publicly-listed Canadian mining company, and is a member of its Audit Committee, Corporate Governance & Nominating Committee and Compensation Committee. Mr. Manternach also serves as a director of Bosques Amazonicos, a privately-held forestry company based in Peru and focused on the development of REDD projects for the production of carbon credits. Mr. Manternach was an electrical engineer for Texas Instruments, where he designed integrated circuits and was awarded a United States patent. Mr. Manternach holds an MBA from the Wharton School of the University of Pennsylvania and a BS in Electrical Engineering with distinction from Iowa State University.

Blue Wolf believes Mr. Manternach is well qualified to serve as a director of the combined company due to his public company experience as well as his experience in operations, financing and natural resources. Blue Wolf believe Mr. Manternach’s access to a network of contacts and sources, ranging from private and public company contacts, private equity groups and investment bankers will enable him to advise us to find and complete mergers and acquisitions and financing for the merged company.

Board Committees

Following completion of the Transaction, our board of directors will have four standing committees: the audit committee, the compensation committee, the health, safety, environment and community committee and the nominating and corporate governance committee.

Audit Committee

The audit committee will assist our board of directors in overseeing:

•	Li3’s accounting and financial reporting processes;

•	the integrity and audits of Li3’s financial statements;

•	Li3’s compliance with legal and regulatory requirements;

•	the qualifications and independence of Li3’s independent registered public accounting firm; and

•	the performance of Li3’s independent registered public accounting firm and any internal auditors.

The committee will also be responsible for engaging Li3’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will:

•	evaluate the performance of our CEO;

•	review the compensation and fees payable to our CEO; and

•	administer the issuance of any stock to our employees.

Health, Safety, Environment and Community Committee

The health, safety, environment and community committee is responsible for assisting our board of directors in discharging its responsibilities with respect to (i) employee health and safety, (ii) the protection of the environment, and (iii) our relationship to the local communities affected by our operations.

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Corporate Governance and Nominating Committee

The corporate governance and nominating committee will be responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving the general operation of our board of directors and its corporate governance, and annually recommend to the board of directors nominees for each committee of the board of directors. In addition, the committee will facilitate the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to the board of directors.

Code of Business Conduct and Ethics

Our board of directors will amend Li3’s existing code of business conduct and ethics that applies to our executive officers and directors. Among other matters, this code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for executive officers or directors may be made only by our Audit Committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

Following the closing of the Transaction, the Company will determine the compensation to be paid to non-employee directors for their services.

Compensation of Executive Officers

Following the closing of the Transaction, the Company will enter into employment agreements with its Mr. Santillana and Mr. Saenz.

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UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma balance sheets as of March 31, 2013 and June 30, 212 and the unaudited condensed combined pro forma statements of operations for the nine months ended March 31, 2013 and year ended June 30, 2012, are based on the separate historical financial statements of Li3 and Blue Wolf included elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma statement of operations for the nine months ended March 31, 2013 and for the year ended June 30, 2012 give pro forma effect to the Transaction as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma balance sheet as of March 31, 2013 gives pro forma effect to the Transaction as if it had occurred on such date.

 The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transaction, are factually supportable and, in the case of the unaudited pro forma condensed combined statements of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transaction.

On May 21, 2013, Blue Wolf entered into an Agreement and Plan of Merger with Li3, pursuant to which Blue Wolf will merge with Merger Sub, a wholly-owned subsidiary of Li3. The Transaction will be accounted for as a recapitalization by Li3 based on the evaluation by Blue Wolf’s management of the facts and circumstances of the Transaction. See “The Transaction — Accounting Treatment” for more information.

This information should be read together with the financial statements of Blue Wolf and Li3 and the respective notes thereto included elsewhere in this proxy statement/prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Wolf” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Li3.”

The unaudited condensed combined pro forma financial statements have been prepared assuming (a) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration upon consummation of the Transaction and (b) with respect to the number of outstanding Ordinary Shares, the following:

•	Assuming No Tender of Ordinary Shares: This presentation assumes that no Blue Wolf shareholders validly tender their Ordinary Shares pursuant to the Offer.

•	Assuming Maximum Allowable Tender of Ordinary Shares: This presentation assumes that Blue Wolf shareholders validly tender and do not properly withdraw, and that Blue Wolf purchases, 1,467,970 Ordinary Shares at a price of $9.97 per Ordinary Share pursuant to the Offer.

The pro forma adjustments principally give effect to:

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of March 31, 2013

Assuming No Tender of Ordinary Shares

		Blue Wolf			No Tender
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.	Pro forma		Combined
	March 31, 2013	March 31, 2013	Adjustments		March 31, 2013
Assets

Current assets:
Cash	$2,349,834	$49,340	80,248,791	(1)	$21,331,713
			(57,767,366	)(2)
			(1,348,886	)(3)
			(1,900,000	)(7)
			(300,000	)(8)
Prepaid expenses and other current assets	99,931	6,967			106,898
Total current assets	2,449,765	56,307			21,438,611

Mineral rights	63,741,000	-			63,741,000
Property and equipment, net	137,551	-			137,551
Other assets	11,183	-			11,183
Investment held in Trust Account	-	80,248,791	(80,248,791	)(1)	-

Total assets	$66,339,499	$80,305,098	$(61,316,252)		$85,328,345

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$246,104	-			$246,104
Accounts payable - related parties	6,329	-			6,329
Accrued expenses	555,102	86,566			641,668
Accrued registration rights penalties	518,243	-			518,243
Common stock payable	489,631				489,631
Zero-coupon convertible debt	1,779,371	-			1,779,371
Notes payable	95,000	-			95,000
Note payable to affiliate		300,000	(300,000	)(8)	-
Total current liabilities	3,689,780	386,566			3,776,346

Long-term liabilities:
Derivative liabilities - warrant instruments	5,849,223	4,886,667			10,735,890
Deferred underwriters compensation	-	2,415,000	(1,348,886	)(3)	-
			(1,066,114	)(4)
Total liabilities	9,539,003	7,688,233			14,512,236

Ordinary shares subject to possible redemption	-	67,616,855	(57,767,366	)(2)	-
			(9,849,489	)(5)
Common stock subject to rescission	3,041				3,041

Stockholders’ equity:

Preferred stock Li3 Energy, Inc. – 10,000,000 shares authorized; none issued and outstanding Blue Wolf Mongolia Holdings Corp. – five classes of unlimited shares authorized; none issued and outstanding Pro forma combined – five classes of unlimited shares authorized; none issued and outstanding	-	-	-		-

Ordinary shares, no par value Blue Wolf Mongolia Holdings Corp - unlimited shares authorized; 3,280,468 issued and outstanding (which excludes 6,782,032 shares subject to possible redemption) Pro forma combined – unlimited shares authorized; 4,240,371 issued and outstanding	-	5,000,010	394,042	(6)	84,162,736
			69,253,081	(6)
			(1,400,000	)(7)
			1,066,114	(4)
			9,849,489	(5)

Common stock Li3 Energy, Inc. – 990,000,000 shares authorized; 394,041,586 issued and outstanding	394,042	-	(394,042	)(6)	-

Additional paid-in capital	69,253,081	-	(69,253,081	)(6)	-

Accumulated deficit	(35,782,363)	-	(500,000	)(7)	(36,282,363)
Total stockholders’ equity of Company	33,864,760	5,000,010			47,880,373

Non-controlling interests	22,932,695				22,932,695
Total stockholders’ equity	56,797,455	5,000,010			70,813,068

Total Liabilities and stockholders’ equity	$66,339,499	$80,305,098	$(61,316,252)		$85,328,345

(1)	To record the release of Blue Wolf's investments held in trust account and reclassification of $80,248,791 to cash that becomes available for transaction expenses, redemption of Public Shares and the operating expenses of the combined company following the Transaction.
(2)	To record the payment of approximately $57.8 million for the tender of 5,794,119 ordinary shares of Blue Wolf at $9.97 per share for the ordinary shares actually redeemed in April 2013.
(3)	To record the payment of deferred underwriters compensation. Based on an amendment to the original deferred compensation arrangement in June 2013, the underwriters will receive upon the closing of the Transaction, in lieu of the original fee of $2.415 million, an amount equal to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Transaction after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to Blue Wolf ($22,481,425) attributable to Blue Wolf’s existing shareholders or new shareholders introduced to Blue Wolf by the underwriters.
(4)	To record the reduction of the deferred underwriters compensation liability (as described in footnote (3)) by Blue Wolf that was settled as a reduction to offering costs (Original liability of $2,415,000 less amended compensation liability of $1,348,886).
(5)	To reclassify amounts classified as ordinary shares subject to redemption (temporary equity) to ordinary shares (permanent equity) for shares not redeemed as part of the Transaction.
(6)	To record the merger consideration for the Transaction. Li3 shareholders will receive 1 ordinary share of Blue Wolf for every 250 shares of Li3 common stock held. Upon the consummation of the Transaction, all of the issued and outstanding shares of Li3’s common stock will cease to exist, and all of Li3’s paid-in capital will transfer to ordinary shares of Blue Wolf.
(7)	The total estimated merger costs are $2.2 million (which includes $1.4 million incurred by Blue Wolf, $0.5 million incurred by Li3 and $0.3 million for the payment of the affiliate note payable). The board of directors of each company considered the estimated merger costs in their evaluation of the merits of the business combination.
(8)	To record payment of affiliate note payable of $300,000.

125

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.
Unaudited Condensed Combined Pro Forma Balance Sheet
As of March 31, 2013

Assuming Maximum Tender of Ordinary Shares

		Blue Wolf			Maximum Tender
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.	Pro forma		Combined
	March 31, 2013	March 31, 2013	Adjustments		March 31, 2013
Assets

Current assets:
Cash	$2,349,834	$49,340	80,248,791	(1)	$7,574,192
			(72,403,027	)(2)
			(470,746	)(3)
			(1,900,000	)(7)
			(300,000	)(8)
Prepaid expenses and other current assets	99,931	6,967			106,898
Total current assets	2,449,765	56,307			7,681,090

Mineral rights	63,741,000	-			63,741,000
Property and equipment, net	137,551	-			137,551
Other assets	11,183	-			11,183
Investment held in Trust Account	-	80,248,791	(80,248,791	)(1)	-

Total assets	$66,339,499	$80,305,098	$(75,073,773)		$71,570,824

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$246,104	-			$246,104
Accounts payable - related parties	6,329	-			6,329
Accrued expenses	555,102	86,566			641,668
Accrued registration rights penalties	518,243	-			518,243
	489,631				489,631
Zero-coupon convertible debt	1,779,371	-			1,779,371
Notes payable	95,000	-			95,000
		300,000	(300,000	)(8)	-
Total current liabilities	3,689,780	386,566			3,776,346

Long-term liabilities:
Derivative liabilities - warrant instruments	5,849,223	4,886,667			10,735,890
Deferred underwriters compensation	-	2,415,000	(470,746	)(3)	-
			(1,944,254	)(4)
Total liabilities	9,539,003	7,688,233			14,512,236

Ordinary shares subject to possible redemption	-	67,616,855	(67,616,855	)(2)	-

Common stock subject to rescission	3,041		-		3,041

Stockholders’ equity:

Preferred stock Li3 Energy, Inc. – 10,000,000 shares authorized; none issued and outstanding Blue Wolf Mongolia Holdings Corp. – five classes of unlimited shares authorized; none issued and outstanding Pro forma combined – five classes of unlimited shares authorized; none issued and outstanding	-	-	-		-

Ordinary shares, no par value Blue Wolf Mongolia Holdings Corp - unlimited shares authorized; 3,280,468 issued and outstanding (which excludes 6,782,032 shares subject to possible redemption) Pro forma combined – unlimited shares authorized; 2,772,401 issued and outstanding	-	5,000,010	394,042	(6)	70,405,215
			69,253,081	(6)
			(1,400,000	)(7)
			(4,786,172	)(2)
			1,944,254	(4)

Common stock Li3 Energy, Inc. – 990,000,000 shares authorized; 394,041,586 issued and outstanding	394,042	-	(394,042	)(6)	-

Additional paid-in capital	69,253,081	-	(69,253,081	)(6)	-

Accumulated deficit	(35,782,363)	-	(500,000	)(7)	(36,282,363)
Total stockholders’ equity of Company	33,864,760	5,000,010			34,122,852

Non-controlling interests	22,932,695				22,932,695
Total stockholders’ equity	56,797,455	5,000,010			57,055,547

Total Liabilities and stockholders’ equity	$66,339,499	$80,305,098	$(75,073,773)		$71,570,824

(1)	To record the release of Blue Wolf's investments held in trust account and reclassification of $80,248,791 to cash that becomes available for transaction expenses, redemption of Public Shares and the operating expenses of the combined company following the Transaction.
(2)	To record the payment of approximately $72.4 million for the purchase of 7,262,089 ordinary shares of Blue Wolf at $9.97 per share for the ordinary shares redeemed (of which approximately $57.8 million was paid for the purchase of 5,794,119 ordinary shares of Blue Wolf at $9.97 per share for ordinary shares actually redeemed in April 2013). As a result of the liability recorded for the Blue Wolf warrants of $4,886,667, ordinary shares subject to possible redemption were reduced to maintain net tangible assets above $5,000,001. However, this had no impact on the cash held in the Trust Account, and therefore, did not impact the intended maximum redemption of $72.4 million, which provided the target post-Transaction operating cash. As a result, the excess of $4,786,172 of the maximum tender over the ordinary shares subject to possible redemption was adjusted out of permanent equity.
(3)	To record the deferred underwriters compensation. Based on an amendment to the original deferred compensation arrangement in June 2013, the underwriters will receive upon the closing of the Transaction, in lieu of the original fee of $2.415 million, an amount equal to the greater of: (i) $350,000 and (ii) six percent (6%) of the amount of cash remaining in the Trust Account at the closing of the Transaction after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to Blue Wolf ($7,845,764) attributable to Blue Wolf’s existing shareholders or new shareholders introduced to Blue Wolf by the underwriters.
(4)	To record the reduction of the deferred underwriters compensation liability (as described in footnote (3)) by Blue Wolf that was settled as a reduction to offering costs (Original liability of $2,415,000 less amended compensation liability of $470,746).
(5)	Intentionally omitted.
(6)	To record the merger consideration for the Transaction. Li3 shareholders will receive 1 ordinary share of Blue Wolf for every 250 shares of Li3 common stock held. Upon the consummation of the Transaction, all of the issued and outstanding shares of Li3’s common stock will cease to exist, and all of Li3’s paid-in capital will transfer to ordinary shares of Blue Wolf.
(7)	The total estimated merger costs are $2.2 million (which includes $1.4 million incurred by Blue Wolf, $0.5 million incurred by Li3 and $0.3 million for the payment of the affiliate note payable). The board of directors of each company considered the estimated merger costs in their evaluation of the merits of the business combination.
(8)	To record payment of affiliate note payable of $300,000.

126

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Nine Months Ended March 31, 2013

		Blue Wolf
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.			Combined
	Nine months ended	Nine months ended	Pro forma		Nine months ended
	March 31, 2013	March 31, 2013	Adjustments (3)		March 31, 2013
Operating expenses:
Exploration expense	$456,945	$-			$456,945
Selling, general and administrative	3,700,329	607,559	(607,559	)(1)	3,700,329
Loss on settlements, net	5,816				5,816
Total operating expenses	4,163,090	607,559			4,163,090

Operating loss	4,163,090	607,559			4,163,090

Other income (expense):
Change in fair value of derivative liabilities - warrant instruments	6,453,869	2,443,333			8,897,202
Gain on foreign currency transactions	19,723	-			19,723
Warrant modification expense	(171,150)	-			(171,150)
Interest income (expense)	(298,533)	4,595	(4,595	)(2)	(298,533)
Loss on debt extinguishment	(37,235)	-			(37,235)
Total other income	5,966,674	2,447,928			8,410,007

Net income	1,803,584	1,840,369			4,246,917
Loss attributable to the noncontrolling interest	187,898				187,898
Net income attributable to the Company	$1,991,482	$1,840,369			$4,434,815

Net income per share attributable to shareholders:					No Tender		Maximum Tender
Basic		$0.57			$1.06		$1.64
Diluted		$0.57			$1.05		$1.60

Weighted average shares outstanding:					No Tender	(8)	Maximum Tender	(8)
Basic		3,234,334			4,179,875	(4)	2,711,905	(6)
Diluted		3,234,334			4,241,746	(5)	2,773,776	(7)

(1)	To remove general and administrative expenses incurred by Blue Wolf prior to the Transaction which related principally to: (1) searching for a business combination which resulted directly from the Transaction and will not be incurred by the combined company post-Transaction; and (2) complying with SEC reporting requirements. Since Li3 is already a public registrant, Li3’s historical financial information includes costs incurred in complying with SEC reporting requirements, which will continue post-Transaction. Therefore, the duplicative costs incurred by Blue Wolf will be eliminated.
(2)	Reflects the adjustment to eliminate interest income earned on cash held in trust.
(3)	Merger costs are not reflected in the pro-formas as they are not recurring in nature.

(4)	Basic Weighted average shares outstanding were calculated as follows:

	380,373,535	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,521,494	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Hioldings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119)
	4,179,875	Pro forma weighted average outstanding shares

(5)	Diluted Weighted average shares outstanding were calculated as follows:

	395,841,166	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,583,365	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119)
	4,241,746	Pro forma weighted average outstanding shares

(6)	Basic Weighted average shares outstanding were calculated as follows:

	380,373,535	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,521,494	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089)
	2,711,905	Pro forma weighted average outstanding shares

(7)	Diluted Weighted average shares outstanding were calculated as follows:

	395,841,166	Weighted average outstanding shares of Li3 Energy, Inc. at March 31, 2013
Divided by	250	To record the 1 for 250 exchange
	1,583,365	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089)
	2,773,776	Pro forma weighted average outstanding shares

(8)	At March 31, 2013, Li3 Energy, Inc. excluded 161,376,432/250 exchange = 645,506 warrants and 1,450,000/250 exchange = 5,800 stock options from diluted EPS for anti-dilution reasons.
At March 31, 2013, Blue Wolf Mongolia Holdings Corp. excluded 8,050,000 warrants from diluted EPS for anti-dilution reasons.
At March 31, 2013, the combined pro forma EPS excludes 645,506 Li3 Energy, Inc. warrants, 5,800 stock options, and 8,050,000 Blue Wolf Mongolia Holdings Corp. warrants for anti-dilution reasons.

127

Blue Wolf Mongolia Holdings Corp. and Li3 Energy, Inc.

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Year Ended June 30, 2012

		Blue Wolf
		Mongolia Holdings			Pro forma
	Li3 Energy, Inc.	Corp.			Combined
	Year Ended	Year Ended	Pro forma		Year Ended
	June 30, 2012	June 30, 2012	Adjustments (3)		June 30, 2012

Operating expenses:
Exploration expenses	$6,193,533	$-			$6,193,533
General and administrative expenses	6,996,043	563,642	(563,642)	(1)	6,996,043
Mineral rights impairment expense	300,000	-			300,000
Total operating expenses	13,489,576	563,642			13,489,576

Operating loss	13,489,576	563,642			13,489,576

Other income (expense):
Change in fair value of derivative liabilities - warrant instruments	10,780,342	1,832,500			12,612,842
Gain on foreign currency transactions	14,142	-			14,142
Interest income (expense)	(1,150,634)	6,948	(6,948)	(2)	(1,150,634)
Loss on debt extinguishment	(841,752)	-			(841,752)
Total other income	8,802,098	1,839,448			10,634,598

Net income (loss)	(4,687,478)	1,275,806			(3,411,672)
Loss attibutable to the noncontrolling interest	(2,375,407)	-			(2,375,407)
Net income (loss) attributable to the Company	(2,312,071)	1,275,806			(1,036,265)

Net income (loss) per share attributable to shareholders:					No Tender	Maximum Tender
Basic		$0.36			$(0.26)	$(0.42)
Diluted		$0.36			$(0.26)	$(0.42)

Weighted average shares outstanding:					No Tender (6)	Maximum Tender	(6)
Basic		3,499,477			3,914,370 (4)	2,446,400	(5)
Diluted		3,499,477			3,914,370 (4)	2,446,400	(5)

Pro forma footnotes:

(1) To remove general and administrative expenses incurred by Blue Wolf prior to the Transaction which related principally to: (1) searching for a business combination which resulted directly from the Transaction and will not be incurred by the combined company post-Transaction; and (2) complying with SEC reporting requirements. Since Li3 is already a public registrant, Li3’s historical financial information includes costs incurred in complying with SEC reporting requirements, which will continue post-Transaction. Therefore, the duplicative costs incurred by Blue Wolf will be eliminated.

(2) Reflects the adjustment to eliminate interest income earned on cash held in trust.

(3) Merger costs are not reflected in the pro-formas as they are not recurring in nature.

(4) Basic and Diluted Weighted average shares outstanding were calculated as follows:

	313,997,372	Weighted average outstanding shares of Li3 Energy, Inc. at June 30, 2012
Divided by	250	To record the 1 for 250 exchange
	1,255,989	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	2,255,881	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming no tender (8,050,000 - 5,794,119)
	3,914,370	Pro forma weighted average outstanding shares

(5) Basic and Diluted Weighted average shares outstanding were calculated as follows:

	313,997,372	Weighted average outstanding shares of Li3 Energy, Inc. at June 30, 2012
Divided by	250	To record the 1 for 250 exchange
	1,255,989	Li3 Energy, Inc. weighted average shares after the share exchange
Plus	2,012,500	Blue Wolf Mongolia Holdings Corp. Founder shares
Minus	(1,610,000)	Blue Wolf Mongolia Holdings Corp. Founder shares cancelled in connection with merger agreement
Plus	787,911	Blue Wolf Mongolia Holdings Corp. shares outstanding assuming maximum tender (8,050,000 - 7,262,089)
	2,446,400	Pro forma weighted average outstanding shares

(6) At June 30, 2012, Li3 Energy, Inc. excluded 89,284,712/250 exchange = 357,139 warrants, 533,333/250 exchange = 2,133 stock options, and 14,859,842/250 share exchange = 59,439 of shares issuable from convertible debt from diluted EPS for anti-dilution reasons.

At June 30, 2012, Blue Wolf Mongolia Holdings Corp. excluded 8,050,000 warrants from diluted EPS for anti-dilution reasons.

At June 30, 2012, the combined pro forma EPS exludes 357,139 Li3 Energy, Inc. warrants, 2,133 stock options, 59,439 shares issuable from convertible debt and 8,050,000 Blue Wolf Mongolia Holdings Corp. warrants for anti-dilution reasons.

128

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of the Ordinary Shares as of the date of this proxy statement/prospectus (pre-Transaction) and the beneficial ownership of the Ordinary Shares immediately following consummation of the Transaction (post-Transaction) by:

•	each person known by Li3 to be the beneficial owner of more than 5% of the outstanding Ordinary Shares on the date of this proxy statement/prospectus (pre-Transaction) and of our Ordinary Shares outstanding after the consummation of the Transaction (post-Transaction);

•	each of Blue Wolf’s current executive officers and directors;

•	each person who will become an executive officer or director upon consummation of the Transaction;

•	all pre-Transaction executive officers and directors as a group; and

•	all post-Transaction executive officers and directors as a group.

As of the date of this proxy statement/prospectus, Blue Wolf had 4,268,381 Ordinary Shares issued and outstanding and no outstanding preferred shares.

Unless otherwise indicated, Li3 believes that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).

Information (pre-Transaction) with respect to Blue Wolf’s Ordinary Shares does not reflect beneficial ownership of Blue Wolf’s outstanding Warrants or Sponsor Warrants.

Information (post-Transaction) with respect to our Ordinary Shares assumes: (i) the issuance of 1,581,990 registered Ordinary Shares as Merger Consideration, (ii) that no Warrants are exercised (including the Sponsor Warrants and Blue Wolf’s converted warrants); (iii) that 1,610,000 founder shares and 3,333,333 Sponsor Warrants are forfeited pursuant to the Sponsor Agreement; (iv) that no Converted Options are exercised; and (v) that 1,467,970 Ordinary Shares held by Blue Wolf’s public stockholders are validly tendered pursuant to the Offer.

129

	Pre-Transaction		Post-Transaction
	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approx. Percentage of Outstanding Ordinary Shares	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approx. Percentage of Outstanding Ordinary Shares
Name and address of beneficial owners
Blue Wolf MHC Ltd.(1)(2)	2,012,500	47.1%	402,500	14.5%
Lee Kraus (1)(2)(3)	2,012,500	47.1%	402,500	14.5%
Nicholas Edwards (1)(2)(3)	2,012,500	47.1%	402,500	14.5%
Composite Capital, LLC (3)	1,417,500	33.2%	130,972	4.7%
John A. Shapiro (1)	—	*	—	*
Koji Fusa (1)	—	*	—	*
Stephen Quin (1)	—	*	—	*
Giacomo E. Di Mase (1)	—	*	—	*
Buyankhishig Ishdorj (1)	—	*	—	*
Elena Bagayeva (1)	—	*	—	*
Arrowgrass Capital Partners (US) LP (4)	309,100	7.2%	309,100	11.1%
AQR Capital Management LLC (5)	650,000	15.2%	650,000	23.4%
George Ireland (6)	875,000	20.4%	589,583	21.3%
Geologic Resource Partners, LLC (6)	875,000	20.4%	589,583	21.3%
POSCO Canada Ltd.	—	*	402,381	14.5%
Luis Francisco Saenz (7)	—	*	14,231	*
Luis Santillana (7)	—	*	1,527	*
Patrick Cussen (7)	—	*	14,540	*
Harvey McKenzie (7)	—	*	2,573	*
SungWon Lee (7)	—	*	—	*
Eduardo G. de Aguirre (7)	—	*	1,774	*
David G. Wahl (7)	—	*	1,612	*
Alan S. Fraser (7)	—	*	1,421	*
Patricio A. Campos (7)(9)	—	*	75,781	2.7%
Myron Manternach (1)	70,000	1.6%	31,944	1.2%
Jonathan Lee (1)	—	*	—	*
Calcata Sociedad Anónima S.A. (7)(8)	—	*	204,167	7.4%
Campos Mineral Asesorias Professionales Ltd. (7)(9)	—	*	73,500	2.7%
Roberto Gaona Velasco	—	*	65,334	2.4%
Christian H. Reyes	—	*	65,334	2.4%
Jorge Barrozo Sankan	—	*	49,000	1.8%
Jean Pierre Naciff Catalano	—	*	32,667	1.2%

All pre-transaction directors and executive officers as a group (9 persons)	2,362,500	55.3%	752,500	27.1%
All post-transaction directors and executive officers as a group (8 persons)	70,000	1.6%	67,096	2.4%

*Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the following is Suite 409, Central Tower, 2 Sukhbaatar Square, Sukhbaatar District 8, Ulaanbaatar 14200, Mongolia. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement.

(2)	These shares represent one hundred percent of our Ordinary Shares held by our Sponsor. Each of Messr. Kraus and Edwards are directors of our Sponsor and share voting and dispositive power over shares held by our Sponsor. Each director of our Sponsor disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest therein. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement.

(3)	Messr. Kraus and Edwards each own 50% of the membership interests of Composite Capital, LLC, which through its ownership of our Sponsor, owns 1,417,500 Ordinary Shares indirectly through our Sponsor. Each of Messr. Kraus and Edwards disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement as well as the reallocation of the Ordinary Shares between the members of Blue Wolf’s Sponsor.

130

(4)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2013, Arrowgrass Capital Partners (US) LP (“Arrowgrass LP”) serves as the investment manager to Arrowgrass Master Fund, Ltd. with respect to the shares and Arrowgrass Capital Services (US) Inc. (“Arrowgrass Inc”) serves as the general partner of Arrowgrass LP. Arrowgrass LP and Arrowgrass Inc. share the power to vote and direct the disposition of the indicated shares and their address is 1330 Avenue of the Americas, 32nd Floor, New York, NY 10019. Michael Edwards serves as director to both Arrowgrass LP and Arrowgrass Inc. The calculation of Arrowgrass LP’s existing holdings is based upon the Schedule 13G/A filed by Arrowgrass LP and information received by Blue Wolf’s information agent in connection with Blue Wolf’s prior tender offer.

(5)	Pursuant to a Schedule 13G/A filed with the SEC by AQR Capital Management LLC on February 14, 2013, AQR Capital Management LLC serves as the investment manager to the AQR Diversified Arbitrage Fund which holds 5.3% of the Ordinary Shares. Abdon Bolivar serves as the chief compliance officer for AQR Capital Management LLC, whose principal business address is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(6)	These shares represent an indirect interest in the Ordinary Shares held by our Sponsor as well as 350,000 units purchased in our initial public offering. Mr. Ireland controls Geologic Resource Partners, LLC and has voting and investment control over these shares. The figures in the “Post-Transaction” columns reflect the forfeiture of 1,610,000 founder shares and 3,333,333 Sponsor Warrants pursuant to the Sponsor Agreement as well as the reallocation of the Ordinary Shares between the members of our Sponsor.

(7)	The business address of each of the following is c/o Li3 Energy, Inc., Marchant Pereira 150 Of. 803 Providencia, Santiago de Chile, Chile.

(8)	Calcata Sociedad Anónima S.A. is managed by its Chief Executive Officer, Paolo Cifuentes Corona.

(9)	Campos Mineral Asesorias Profesionales Limitad is controlled by Patricio Campos, its Chief Executive Officer. Mr. Campos’ holdings Post-Transaction include 73,500 shares held by Campos Mineral Asesorias Profesionales Limitada.

131

DESCRIPTION OF SECURITIES

Blue Wolf

The following is a summary of the rights and preferences of Blue Wolf’s securities and related provisions of its Charter and the Companies Act. While Blue Wolf believe that the following description covers the material terms of Blue Wolf’s securities, the description may not contain all the information that is important to you. Li3 encourages you to read carefully this entire proxy statement/prospectus, Blue Wolf’s Charter and the other documents Blue Wolf refers to for a more complete understanding of Blue Wolf’s securities. See “Where You Can Find More Information.”

For a summary of the material differences in the securities of Blue Wolf following the Transaction, see “Material Differences in the Rights of Blue Wolf shareholders Following The Transaction.”

Blue Wolf is a BVI business company (company number 1637055) and Blue Wolf’s affairs are governed by Blue Wolf’s Charter, the Companies Act and the common law of the British Virgin Islands. Blue Wolf is authorized to issue an unlimited number of both Ordinary Shares of no par value and preferred shares of no par value. The following description summarizes certain terms of Blue Wolf’s shares as set out more particularly in Blue Wolf’s Charter. Because it is only a summary, it may not contain all the information that is important to you. See “Where You Can Find More Information.”

Units

Blue Wolf consummated the IPO of 8,050,000 Units on July 20, 2011. Each Unit consists of one Ordinary Share and one Warrant. Each Warrant entitles the holder to purchase one Ordinary Share.

Ordinary Shares

Upon closing of our IPO, 10,062,500 Ordinary Shares were issued and outstanding. Upon Blue Wolf’s purchase of Ordinary Shares validly tendered and not properly withdrawn in connection with Blue Wolf’s prior tender offer conducted concurrent with the shareholder meeting called, among other things, for the purpose of amending Blue Wolf’s Charter, Blue Wolf purchased an aggregate of 5,794,119 Ordinary Shares. Consequently as of the date of this proxy statement/prospectus, there are 4,268,381 Ordinary Shares issued and outstanding (including founder shares).

Under the Companies Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in Blue Wolf’s register of members. Blue Wolf’s register of members is maintained by Blue Wolf’s transfer agent, Continental Stock & Trust Company, which entered the name of Cede & Co. in Blue Wolf’s register of members on the closing of the IPO as nominee for each of the respective stockholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy will have one vote for each ordinary share in which such ordinary shareholder is the holder. Voting at any meeting of the ordinary stockholders is by show of hands unless a poll is demanded. A poll may be demanded by stockholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Up until the consummation of the earlier of (a) Blue Wolf’s initial business combination and (b) July 22, 2013, all resolutions of stockholders must be passed on a poll. Prior to the consummation of Blue Wolf’s initial business combination, the rights attaching to Ordinary Shares (including those provisions designed to provide certain rights and protections to Blue Wolf’s ordinary stockholders) may only be amended by a resolution of persons holding 65% of Blue Wolf’s issued and outstanding Ordinary Shares. Other provisions of Blue Wolf’s Charter may be amended prior to the consummation of Blue Wolf’s initial business combination if approved by a majority of the votes of stockholders who being so entitled attend and vote at the general meeting (to be decided by poll) or by resolution of the directors. Following the consummation of Blue Wolf’s initial business combination, the rights and obligations attaching to Blue Wolf’s Ordinary Shares and other provisions of Blue Wolf’s Charter may be amended if approved by holders of a majority of the Ordinary Shares who being so entitled attend and vote at the general meeting or by resolution of the directors. Blue Wolf’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Blue Wolf’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefore.

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Blue Wolf is not required under BVI law to hold an annual meeting of stockholders and Blue Wolf does not currently intend to hold an annual meeting of stockholders until after Blue Wolf consummates its initial business combination. Therefore, if Blue Wolf’s shareholders want Blue Wolf to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, Blue Wolf may not increase the required percentage to call a meeting above such 30 percent level.

Pursuant to Blue Wolf’s Charter, if Blue Wolf is unable to consummate Blue Wolf’s initial business combination prior to July 22, 2013, Blue Wolf will, as promptly as reasonably possible but no later than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to Blue Wolf’s public stockholders by way of redemption and cease all operations except for the purposes of winding up of Blue Wolf’s affairs. This redemption of public stockholders from the Trust Account will be done automatically by function of Blue Wolf’s Charter and prior to any voluntary winding up. Blue Wolf’s Sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares if Blue Wolf fails to consummate its initial business combination prior to July 22, 2013. However, if Blue Wolf’s Sponsor or any of Blue Wolf’s officers, directors or affiliates acquire Public Shares after Blue Wolf’s IPO, they will be entitled to receive liquidating distributions with respect to such Public Shares if Blue Wolf fails to consummate Blue Wolf’s initial business combination within the required time period.

Blue Wolf’s shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after Blue Wolf’s initial business combination, Blue Wolf’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Blue Wolf’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that Blue Wolf will provide Blue Wolf’s shareholders with the redemption rights set forth above.

Founder Shares

The founder shares are identical to the Ordinary Shares included in the Units and holders of founder shares have the same shareholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) Blue Wolf’s Sponsor has agreed (A) to waive its redemption rights with respect to its founder shares and Public Shares in connection with the consummation of Blue Wolf’s initial business combination and (B) to waive its redemption rights with respect to its founder shares if Blue Wolf fails to consummate Blue Wolf’s initial business combination prior to July 22, 2013, although they will be entitled to redemption rights with respect to any Public Shares they hold if Blue Wolf fails to consummate Blue Wolf’s initial business combination within such time period.

With certain limited exceptions, the founder shares will not be transferable, assignable or salable by Blue Wolf’s Sponsor until the earlier of (1) one year after the completion of Blue Wolf’s initial business combination and (2) the date on which Blue Wolf consummates a liquidation, merger, share exchange or other similar transaction after its initial business combination that results in all of Blue Wolf’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, Blue Wolf agreed with Blue Wolf’s Sponsor that in the event the sales price of Blue Wolf’s shares reaches or exceeds $11.50 for any 20 trading days within any 30-trading day period during such one year period, 50% of the founder shares shall be released from the lock-up and, if the sales price of Blue Wolf’s shares reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the founder shares shall be released from the lock-up. 591,912 of Blue Wolf’s founder shares were originally subject to forfeiture by Blue Wolf’s Sponsor as follows: (1) 304,924 founder shares were subject to forfeiture in the event the last sales price of Blue Wolf’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of Blue Wolf’s initial business combination and (2) 286,988 founder shares were subject to forfeiture in the event the last sales price of Blue Wolf’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of Blue Wolf’s initial business combination. Any forfeiture of shares would be effected by Blue Wolf’s redeeming such shares from the Sponsor for nominal consideration pursuant to the provisions of the insider letter entered into between Blue Wolf, the Sponsor and the representative of the underwriters. In addition, notwithstanding Blue Wolf’s Sponsor’s ability to transfer, assign or sell its founder shares to permitted transferees during the lock up periods described above, Blue Wolf’s Sponsor has agreed not to transfer, assign or sell the founder earn out shares (whether to a permitted transferee or otherwise) before the applicable forfeiture provisions with respect to such shares lapse.

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In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. This forfeiture will take effect by way of redemption. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement.”

Preferred Shares

Blue Wolf’s Charter authorizes the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into five classes, Class A through Class E each with such designation, rights and preferences as may be determined by a resolution of Blue Wolf’s board of directors to amend the Charter to create such designations, rights and preferences. Blue Wolf has five classes of preferred shares to give Blue Wolf flexibility as to the terms on which each Class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preference shares will allow Blue Wolf to issue shares at different times on different terms. No preferred shares are currently issued or outstanding. Accordingly, Blue Wolf’s board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. However, the underwriting agreement prohibits Blue Wolf, prior to Blue Wolf’s initial business combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the Ordinary Shares on Blue Wolf’s initial business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Blue Wolf. Although Blue Wolf do not currently intend to issue any preferred shares, Blue Wolf may do so in the future.

The rights of preferred stockholders, once the preferred shares are in issue, may only be amended by a resolution to amend Blue Wolf’s Charter provided such amendment is also approved by a separate resolution of a majority of the votes of preferred stockholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If Blue Wolf’s preferred stockholders want Blue Wolf to hold a meeting of preferred stockholders (or of a class of preferred stockholders), they may requisition the directors to hold one upon the written request of preferred stockholders entitled to exercise at least 30 percent of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, Blue Wolf may not increase the required percentage to call a meeting above 30 percent.

Warrants

Public Stockholders’ Warrants

Each Warrant entitles the registered holder to purchase one ordinary share at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of Blue Wolf’s initial business combination. The Warrants will expire five years after the completion of Blue Wolf’s initial business combination, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

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Blue Wolf will not be obligated to issue any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to Blue Wolf’s satisfying Blue Wolf’s obligations described below with respect to registration. No Warrant will be exercisable and Blue Wolf will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will Blue Wolf be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the ordinary share underlying such Unit.

Blue Wolf have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of Blue Wolf’s initial business combination, Blue Wolf will use Blue Wolf’s best efforts to file with the SEC a post-effective amendment to the registration statement relating to Blue Wolf’s IPO, or a new registration statement, for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and Blue Wolf will use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by Blue Wolf, the Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. Blue Wolf will use Blue Wolf’s best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. In addition, Blue Wolf agrees to use Blue Wolf’s best efforts to register the Ordinary Shares issuable upon exercise of a Warrant under the blue sky laws of the states of residence of the exercising Warrant holder to the extent an exemption is not available.

If any such post-effective amendment or registration statement has not been declared effective by the 60th business day following the closing of Blue Wolf’s initial business combination, holders of the Warrants will have the right, during the period beginning on the 61st business day after the closing of Blue Wolf’s initial business combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period when Blue Wolf will fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant exercise price and the fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or Blue Wolf’s securities broker or intermediary.

Once the Warrants become exercisable, Blue Wolf may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before Blue Wolf send the notice of redemption to the Warrant holders.

Blue Wolf will not redeem the Warrants unless an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period.

Blue Wolf have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and Blue Wolf issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $12.00 Warrant exercise price after the redemption notice is issued.

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If Blue Wolf call the Warrants for redemption as described above, Blue Wolf’s management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” If Blue Wolf’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If Blue Wolf’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. Blue Wolf believes this feature is an attractive option if Blue Wolf does not need the cash from the exercise of the Warrants after Blue Wolf’s initial business combination. If Blue Wolf calls its Warrants for redemption and Blue Wolf’s management does not take advantage of this option, members of Blue Wolf’s Sponsor and their permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify Blue Wolf in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Blue Wolf, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other of Blue Wolf’s shares into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of Blue Wolf’s Public Shares upon Blue Wolf’s failure to consummate Blue Wolf’s initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of Blue Wolf with or into another corporation (other than a consolidation or merger in which Blue Wolf are the continuing corporation and that does not result in any reclassification or reorganization of Blue Wolf’s outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Blue Wolf as an entirety or substantially as an entirety in connection with which Blue Wolf are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of Warrants will have the right to purchase and receive upon the occurrence of certain events, and that if less than 70% of the consideration receivable by the holders of Ordinary Shares in the applicable event is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or on the OTC Bulletin Board, or is to be so listed for trading immediately following such event, then the Warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Blue Wolf. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement relating to Blue Wolf’s IPO, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Blue Wolf, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Blue Wolf will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder.

Sponsor Warrants

The Sponsor Warrants (including the Ordinary Shares issuable upon exercise of the Sponsor Warrants) will not be transferable, assignable or salable until 30 days after the completion of Blue Wolf’s initial business combination (except, among other limited exceptions as described under “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants,” to Blue Wolf’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Blue Wolf so long as they are held by members of the Sponsor or their permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in Blue Wolf’s IPO, except that such Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than members of the Sponsor or their permitted transferees, the Sponsor Warrants will be redeemable by Blue Wolf and exercisable by the holders on the same basis as the Warrants included in the Units being sold in Blue Wolf’s IPO.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that Blue Wolf have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by Blue Wolf’s Sponsor or their affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with Blue Wolf following Blue Wolf’s initial business combination. If they remain affiliated with Blue Wolf, their ability to sell Blue Wolf’s securities in the open market will be significantly limited. Blue Wolf expect to have policies in place that prohibit insiders from selling Blue Wolf’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Blue Wolf’s securities, an insider cannot trade in Blue Wolf’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Blue Wolf believes that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

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Members of Blue Wolf’s Sponsor have agreed (except with respect to permitted transferees) not to transfer, assign or sell any of the Sponsor Warrants (including the Ordinary Shares issuable upon exercise of any of these Warrants) until the date that is 30 days after the date Blue Wolf complete Blue Wolf’s initial business combination, except that, among other limited exceptions as described under “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants,” transfers can be made to Blue Wolf’s officers and directors and other persons or entities affiliated with the Sponsor. In addition, notwithstanding the members of Blue Wolf’s Sponsor’s ability to transfer, assign or sell its founder shares to permitted transferees during the lock up periods described herein, Blue Wolf’s Sponsor has agreed not to transfer, assign or sell the founder earn out shares (whether to a permitted transferee or otherwise) before the applicable forfeiture provisions with respect to such shares lapse.

In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 80% of its Sponsor Warrants. See “Related Agreements.”

In order to finance transaction costs in connection with an intended initial business combination, Blue Wolf’s Sponsor or an affiliate of Blue Wolf’s Sponsor or certain of Blue Wolf’s officers and directors may, but are not obligated to, loan Blue Wolf funds as may be required. Up to $500,000 of such loans may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the lender. The Warrants would be identical to the Sponsor Warrants. See “Certain Relationships and Related Securities.”

Blue Wolf’s Transfer Agent and Warrant Agent

The transfer agent for Blue Wolf’s Ordinary Shares and warrant agent for Blue Wolf’s Warrants is Continental Stock Transfer & Trust Company. Blue Wolf have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Changes in Authorized Shares

Blue Wolf are authorized to issue an unlimited number of shares which will have rights, privileges, restrictions and conditions attaching to them as the shares in issue. Blue Wolf may by resolution of directors or stockholders:

•	consolidate and divide all or any of Blue Wolf’s unissued authorized shares into shares of larger or smaller amount than Blue Wolf’s existing shares;

•	reduce the maximum number of Ordinary Shares the Company is authorized to issue; or

•	create new classes of shares with preferences to be determined by resolution of the board of directors to amend the Charter to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

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Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under Blue Wolf’s Charter.

Variation of Rights of Shares

As permitted by the Companies Act and Blue Wolf’s Charter, Blue Wolf may vary the rights attached to any class of shares only with the consent of not less than 65% of the votes of all issued and outstanding shares, in the case of the Ordinary Shares prior to Blue Wolf’s initial business combination and a majority of the votes of stockholders who being so entitled attend and vote at the general meeting following Blue Wolf’s initial business combination, or more than 50% in the case of the preferred shares of the votes of stockholders who being so entitled attend and vote at a meeting of such class, except where a greater majority is required under Blue Wolf’s Charter or the Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with Blue Wolf’s Charter be effected by resolution of directors without shareholder approval.

Li3

 Set forth below is a summary of selected provisions of Li3’s articles of incorporation, bylaws and the Nevada Revised Statutes relating to its capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to the articles of incorporation and bylaws.

Authorized Capital Stock

Li3’s articles of incorporation, as amended, provide for the issuance of 1,000,000,000 shares of capital stock, of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Equity Securities Issued and Outstanding

As of April 30, 2013, there were issued and outstanding:

•	395,497,453 shares of common stock;
•	No shares of preferred stock;
•	Options to purchase 1,450,000 shares of common stock of which 1,200,000 options are currently exercisable;
•	399,999 shares of common stock issuable pursuant to vested Restricted Stock Units;
•	Warrants to purchase 162,776,432 shares of our common stock, all of which warrants are currently exercisable.

In addition, Li3 has granted the following rights to purchase its securities:

•	A convertible note in the principal amount of $45,000, which provides that the principal and interest balance due thereon are convertible at the holder’s option pursuant to terms to be mutually agreed upon by Li3 and the holder; to date, no conversion price has been agreed to by the parties; and
•	An aggregate of $1,880,000 face amount of zero-coupon convertible notes which are convertible into shares of common stock at the lender’s option at a conversion price of $0.095.

Common Stock

Holders of Li3’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available thereof. Upon Li3’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably Li3’s net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Li3 may designate and issue in the future. Each outstanding share of common stock is duly authorized, fully paid and non-assessable.

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Preferred Stock

Under the terms of the articles of incorporation, Li3’s board of directors has authority, without any vote or action of stockholders, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series and to fix the relative rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

While Li3 does not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;
•	Diluting the voting power of the common stock;
•	Impairing the liquidation rights of the common stock; or
•	Delaying or preventing a change in control of Li3 without further action by the stockholders.

Dividends

Since inception, Li3 has not paid any dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future on the common stock. Although Li3 intends to retain its earnings, if any, to finance the exploration and growth of its business, Li3’s board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon Li3’s earnings, capital requirements, and other factors, which Li3’s board of directors may deem relevant.

2009 Plan

Li3’s board of directors adopted, and its stockholders approved, the 2009 Plan on October 19, 2009. The 2009 Plan reserves a total of 5,000,000 shares of its common stock for issuance under the 2009 Plan. If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

Options

As of April 30, 2013, Li3 has outstanding 1,450,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.22 per share, of which options for 1,200,000 are currently vested.   For all option grants, Li3’s board of directors has set (or will set) the exercise price of the options at a price equal to or greater than the fair market value of its common stock on the date of grant of the options.  Of the outstanding options under the 2009 Plan, 1,200,000 have vested.  200,000 of such options vested immediately and have a five year term, 1,000,000 options were fully vested as of December 31, 2012 and have five year terms, and the remaining 250,000 options vest on September 1, 2013 and have a five year term.

Restricted Stock

On August 11, 2010, Li3 granted to MIZ an award under the 2009 Plan pursuant to which it issued 2,500,000 restricted shares of common stock (the “Restricted Stock”) as part of the compensation for the services of its former Chief Operating Officer, Tom Currin. Following the resignation of Mr. Currin on December 5, 2012, all the restricted shares have vested.

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On June 27, 2011, Li3 granted to Luis F. Saenz, its Chief Executive Officer, an award under the 2009 Plan of 700,000 shares of Restricted Stock, vesting in three equal installments on each of January 15, 2012, January 15, 2013 and January 15, 2014, pursuant to the terms of an award agreement between Li3 and Mr. Saenz.

During December 2011, Li3 entered into a one-year employment agreement with its new Vice President of Finance (now called the Chief Financial Officer, the “CFO”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the CFO was granted 250,000 restricted stock units under its 2009 Plan vesting in three equal installments in each of March 1, 2013, March 1, 2014 and March 1, 2015.

Furthermore, Li3 has committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares; however, it does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations.

Warrants

Li3 has the following outstanding warrants to purchase common stock:

•	7,198,584 “A” warrants; $0.26 per share exercise price; expiring November-December 2014;
•	7,269,374 “B” Warrants; $0.38 per share exercise price; expiring November-December 2014;
•	11,729,615 “C Warrants; $0.26 per share exercise price; expiring September 2015;
•	646,645 “Agent C” Warrants; $0.17 per share exercise price; expiring September 2015;
•	1,400,000 “D” Warrants; $0.05 per share exercise price; expiring November 2015 ;
•	4,890,418 “E” Warrants; $0.15 per share exercise price; expiring February 2016;
•	5,416,953 “F” Warrants; $0.35 per share exercise price; expiring February 2016;
•	11,960,049 “G” Warrants; $0.29 per share exercise price; expiring April 2014;
•	1,913,606 “Agent G” Warrants; $0.22 per share exercise price; expiring April 2014;
•	1,500,000 “Lender” Warrants; $0.34 per share exercise price; expiring May 2016;
•	75,000 “Arranger” Warrants; $0.29 per share exercise price; expiring May 2016;
•	800,000 “Consultant” Warrants; $0.29 per share exercise price; expiring April 2014;
•	38,095,300 “POSCAN A” Warrants; $0.20 per share exercise price; expiring September 2014;
•	62,499,938 “POSCAN B” Warrants; $0.20 per share exercise price; expiring August 2015;
•	5,000,000 “POSCAN Bonus” Warrants; $0.15 per share exercise price; expiring August 2014; and
•	2,380,950 “Luscar” Warrants; $0.21 exercise price; expiring August 2017.

Certain of the warrants, at the option of the holders, may be exercised by cash payment of the exercise price, or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. Li3 will not receive proceeds upon exercise of warrants to the extent that such warrants are exercised by cashless exercise. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and (in some cases) number of shares issuable upon exercise upon the occurrence of specific events.

At Li3’s option , upon written notice to the holders, it may call the A Warrants or B Warrants for redemption if the closing bid price of Li3’s common stock equals or exceeds $0.75 per share or $1.50 per share, respectively, on any trading day within 20 days prior to such written notice; provided that a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon exercise of the relevant class of Warrants has been effective for at least 45 days and such registration statement remains effective until redemption.

No holder of Warrants will possess any rights as a stockholder with respect to the Warrants, except to the extent such Warrants are exercised.

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Convertible Securities

Li3 issued an unsecured Convertible Promissory Note (the “Convertible Note”) dated April 30, 2009, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due on November 8, 2010, to Milestone Enhanced Fund Ltd. (“Milestone”).  The Convertible Note provides that principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by Li3 and Milestone in writing at a later date.  Li3 and Milestone have not yet negotiated such conversion terms. The Convertible Note is in default as of December 31, 2012 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

On May 2, 2011, Li3 entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, Li3 issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes were originally convertible into shares of the Company’s common stock at the lender’s option at an exercise price of $0.40 per share.  The aggregate face amount of the notes at maturity is $1,677,438. Li3 may prepay the notes at it option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by us.

Pursuant to an Amendment and Waiver Agreement between Li3 and the holders of its zero-coupon bridge notes, dated as of August 25, 2011 (the “Waiver Agreement”), effective upon the September 14, 2011, closing of POSCAN’s initial $8 million investment, the zero-coupon bridge notes are now due on June 30, 2012, and Li3 is not required to make any prepayment out of the proceeds of the POSCAN investment.  The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes to $0.12 per share.

On September 28, 2012, Li3 entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”). Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes’ maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1%. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share. In connection with the Waiver Agreement, Li3 agreed to pay an arranger a cash fee (“arranger fee”) of $37,600.

Stock Splits

On July 29, 2008, Li3 effected a forward stock split pursuant to which each share of its common stock then outstanding was converted into 3.031578 shares of common stock. Then, on November 16, 2009, Li3 effected another forward stock split pursuant to which each share of its common stock then outstanding was converted into 15.625 shares of common stock.  All share and per share amounts in this prospectus have been adjusted to give retroactive effect to such stock splits, unless otherwise stated.

Registration Rights

We granted “piggy-back” registration rights to the investors purchasing units in the 2009 Private Placement and 2010 Private Placements. If Li3 determines to register for sale for cash any of its common stock for its own account or for the account of others, then the holders of the common stock and warrants issued in the 2009 Private Placement and 2010 Private Placements have the right to have such shares, and the shares of common stock issuable upon exercise of the warrants, included in such registration statement, subject to customary exceptions and scale backs.

Li3 granted “demand” registration rights under the POSCAN Agreements that give POSCAN the right to demand registration after 12 months following the date of issuance of any registrable securities under the POSCAN Agreements. Additionally, POSCAN was granted “piggy-back” registration rights. If Li3 registers for sale for cash any of its common stock for its own account or for the account of others, then POSCAN will have the rights to have any registrable securities under the POSCAN Agreements included in such registration statement, subject to customary exceptions and scale backs. All registration rights set forth in the POSCAN Agreements shall terminate five years following the date of the issuance of securities under the POSCAN Agreements.

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Rights of First Refusal and Preemptive Rights

Under the POSCAN Agreements, Li3 also granted a “preemptive” right to POSCAN. Li3 agreed not to issue any new securities to any person unless Li3 also offers to POSCAN the right to purchase the number of shares of Common Stock necessary such that POSCAN’s pro rata percentage upon the new issuance remains equal to that prior to the new issuance.

Adjustments to Exercise and Conversion Prices of Outstanding Securities

All of Li3’s outstanding warrants contain weighted-average anti-dilution provisions that will be triggered if and to the extent securities are issued (or deemed issued) for a price per share that is less than the then-effective respective exercise prices of such warrants.

On April 30, 2009, Li3 issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by Li3 and Milestone in writing at a later date.   Li3 and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at March 31, 2013 and June 30, 2012 was $14,454 and $11,678, respectively. The Convertible Note is in default as of December 31, 2012 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

Anti-Takeover Effects of Provisions of Nevada State Law

Li3 may be or in the future become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of May 16, 2013, we have 188 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

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The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Li3 from doing so if it cannot obtain the approval of Li3’S board of directors.

Transfer Agent

The transfer agent for Li3’s common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Li3

In November 2009, Li3 started utilizing the administrative personnel and office space with an office located in Lima, Peru, in which Li3’s Chief Executive Officer functioned in the same capacities (the “Related Party Company”), for which Li3 was obligated for reimbursement of administrative salaries, rent, utilities and maintenance expenses. On July 31, 2010, Li3 was assigned the lease from the Related Party Company and as a result, Li3 did not incur related party expenses related to this lease during the years ended June 30, 2012 and 2011. As of June 30, 2012 and 2011, the payable due to the Related Party Company is $11,400 and $10,986, respectively.

Li3 has retained Mr. Currin’s services as its Chief Operating Officer under an Employment Services Agreement, dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin.On December 5, 2012, Mr. Currin submitted a letter of resignation to the Company, effective immediately. He will continue providing services for the Company as an independent consultant. See “Executive Compensation - Employment Services Agreement with MIZ Comercializadora.

Li3 is a party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”), in which Eric Marin (a partial owner of R&M Global Advisors) served as Li3’s interim Chief Financial Officer. R&M Global Advisors was paid $145,187 and $10,000 in cash for compensation during the years ended June 30, 2012 and 2011, respectively.

On June 30, 2012, Li3 entered into Amendment No. 1 to the R&M Agreement (the “R&M Amendment”) with R&M Global Advisors. Pursuant to the R&M Amendment, R&M Global Advisors and Li3 mutually agreed to terminate Eric Marin’s services as Interim Chief Financial Officer at the close of business on June 30, 2012.

Blue Wolf

Founder Shares and Sponsor Warrants

In March 2011, we issued an aggregate of 2,012,500 founder shares to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.012 per share, of which 591,912 founder shares were subject to forfeiture as follows: (1) 304,924 founder shares were originally subject to forfeiture in the event the last sales price of our shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination and (2) 286,988 founder shares will be subject to forfeiture in the event the last sales price of our shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of our initial business combination. Any forfeiture of shares will be effected by our redeeming such shares from the Sponsor for nominal consideration pursuant to the provisions of the insider letter entered into between us, the Sponsor and the representative of the underwriters prior to the consummation of our IPO. Upon receipt, such forfeited shares would then be immediately cancelled.

In connection with the Transaction, the Sponsor entered into an agreement with Blue Wolf concurrent with the execution of the Agreement and Plan of Merger pursuant to which it has agreed to forfeit 1,610,000 (or 80%) of its founder shares (including all of the founder shares that were originally subject to forfeiture) and 3,333,333 (or 80%) of its Sponsor Warrants. Such forfeiture will be effected by way of redemption. The remaining founder shares held by the Sponsor subsequent to the closing of the Transaction will not be subject to any forfeiture provisions currently in effect. See “Related Agreements—Sponsor Agreement.”

Members of our Sponsor purchased an aggregate of 4,166,167 Sponsor Warrants in a private placement that occurred simultaneously with the closing of our IPO. Each Sponsor Warrant entitles the holder to purchase one ordinary share at $12.00 per share. The Sponsor Warrants (including the Ordinary Shares issuable upon exercise of the Sponsor Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination. For a description of transfer restrictions with respect to such securities, see “Beneficial Ownership of Securities—Transfers of Founder Shares and Sponsor Warrants .

Presentation of Opportunities

Each of Messr. Kraus and Edwards is a member and director of Blue Wolf MHC Ltd., our Sponsor. Mr. Ireland is the chief executive officer and managing member of Geologic Resource Partners, LLC, which is a member of our Sponsor. Each of our executive officers and directors (other than our independent directors) has agreed, pursuant to a written agreement with us, that until the earliest of our initial business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity with an enterprise value of $60,000,000 or more, subject to any pre-existing fiduciary or contractual obligations he might have.

Below is a table summarizing the companies to which our directors owe fiduciary obligations that would conflict with their fiduciary obligations to us, all of which would have to (i) be presented appropriate potential target businesses, and (ii) reject the opportunity to acquire such potential target business, prior to their presentation of such target business to us:

Individual	Entity	Affiliation
Lee Kraus	Composite Capital, LLC/Blue Wolf Fund L.P.	Managing Partner
	Duraseal Holding S.r.l.	Board member
Nicholas Edwards	Composite Capital, LLC/Blue Wolf Fund L.P.	Managing Partner
John A. Shapiro	Blueknight Energy Partners, L.P.	Board member
George Ireland	Geologic Resource Partners, LLC	Chief Executive Officer/Managing Member
	Kiska Metals Corporation	Board member
	Merrill & Ring Inc.	Board member
Koji Fusa	Sandringham Capital Partners Limited	Chief Executive Officer/Board member
	Collabrium Japan Acquisition Corporation	Chief Executive Officer/Board member
Stephen Quinn	Midas Gold Corp.	Chief Executive Officer/Board member
	Mercator Minerals Ltd.	Board member
	Troon Ventures Ltd.	Board member
	Chalice Gold Mines Ltd.	Board member
Giacomo E. Di Mase	Orange Park Records srl	Chief Executive Officer/Board member
	Xurex Inc	Board member
	Duraseal Coatings Company	Board member
	Universal Nanotech Ltd.	Board member

If any of our officers or directors (other than our independent directors) becomes aware of our initial business combination opportunity that falls within the line of business of any entity to which he has pre-existing fiduciary or contractual obligations, he may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. With the exception of Messr. Kraus and Edwards, respectively, none of our officers or directors currently has fiduciary duties or contractual obligations that may take priority over their duties to us.

Administrative Services

Blue Wolf MHC Ltd., our Sponsor, an entity controlled by our officers and directors, has agreed, from the date that our securities are first listed on the Nasdaq through the earlier of our consummation of our initial business combination and our liquidation, to make available to us office space, utilities and secretarial and administrative services, as we may require from time to time. We have agreed to pay our Sponsor $10,000 per month for these services, which commenced on July 15, 2011. We had a balance outstanding of $60,000 for unpaid fees as of March 31, 2013.

Sponsor Advance; Sponsor Loan

Our Sponsor advanced to us an aggregate of $200,000 to cover expenses related to the IPO. This loan was paid without interest upon the closing of our IPO from the proceeds of the IPO not placed in the Trust Account.

As of the date of this proxy statement/prospectus, our Sponsor advanced us $400,000 to cover expenses related to the business combination, which amount is due upon consummation of the business combination.

Registration Rights

The holders of the founder shares, Sponsor Warrants and Warrants that may be issued upon conversion of working capital loans have registration rights pursuant to a registration rights agreement that require us to register a sale of any of our securities held by them. These shareholders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, upon the earlier of (1) one year after the completion of our initial business combination and (2) the date on which when we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective Ordinary Shares underlying such Warrants, 30 days after the completion of our initial business combination. Notwithstanding the foregoing, in the event the sales price of our shares reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, 50% of the founder shares shall be released from the lock-up and, if the sales price of our shares reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the founder shares shall be released from the lock-up. We will bear the costs and expenses of filing any such registration statements.

Future Transactions

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, or FINRA, that our initial business combination is fair to our shareholders from a financial point of view.

LEGAL MATTERS

Forbes Hare, counsel for Blue Wolf, will pass upon the validity of the securities of Blue Wolf offered by this proxy statement/prospectus..

EXPERTS

The accompanying balance sheet of Blue Wolf as of June 30, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 1, 2012 to June 30, 2012 and for the period from March 11, 2011 (date of inception) through June 30, 2012, and the accompanying balance sheet of Blue Wolf as of February 29, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 11, 2011 (date of inception) to February 29, 2012, have been audited by Rothstein Kass, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Li3 as of June 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flow for the years then ended and for the period from June 24, 2005 (inception) to June 30, 2012, included in this proxy statement/prospectus and in this registration statement have been so included in reliance on the report of GBH CPAs, PC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Blue Wolf has filed a registration statement on Form F-4 to register the issuance of Blue Wolf Ordinary Shares to be issued to Li3 stockholders in the business combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Blue Wolf, a proxy statement of Li3for Li3’s special meeting of stockholders.

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Li3 files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Li3’s public filings are also available to the public from the SEC’s website at www.sec.gov ..

Blue Wolf is subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the merger, you should contact via phone or in writing:

Morrow & Co., LLC 470 West Avenue – 3rd Floor Stamford, CT 06902 Banks and Brokerage Firms, please call (203) 658-9400 Shareholders, please call toll free (855) 292-8186	Li3 Energy, Inc. Marchant Pereira 150 Providencia, Santiago de Chile Chile +56 (2) 2896-9100 Attention: Luis Santillana Email: luis.santillana@li3energy.com

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ANNEXES

Annex A:	Agreement and Plan of Merger, dated as of May 21, 2013, by and among Blue Wolf Mongolia Holdings Corp., Blue Wolf Acquisition Sub, Inc. and Li3 Energy, Inc.

Annex B:	Excerpt of the Nevada Revised Statutes on Dissenters’ Rights

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Annex A

Agreement and Plan of Merger, dated as of May 21, 2013, by and among Blue Wolf Mongolia Holdings Corp.,

Blue Wolf Acquisition Sub, Inc. and Li3 Energy, Inc.

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Annex B

Excerpt of the Nevada Revised Statutes on Dissenters’ Rights

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined.   “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined.   “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined.   “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined.   “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined.   “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined.   “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined.   “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest.   Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

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NRS 92A.350 Rights of dissenting partner of domestic limited partnership.   A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.   The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)  Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)  Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)  Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)  Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)  Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

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3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)  A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b)  Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)  Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a)  The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)  The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)  Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)  Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

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NRS 92A.410 Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

NRS 92A.420 Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a)  Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b)  Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)  State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)  Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)  Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e)  Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)  Demand payment;

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(b)  Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)  Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)  Of the county where the subject corporation’s principal office is located;

(b)  If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)  At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

|Zh The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a)  The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)  A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)  A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a)  Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

153

(b)  Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c)  That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480 ;

(d)  That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)  That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

154

(a)  For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)  For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)  Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

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INDEX TO FINANCIAL STATEMENTS

BLUE WOLF MONGOLIA HOLDINGS CORP.

As of June 30, 2012 and 2011, and for the four months ended June 30, 2012, for the period from March 11, 2011 (date of inception) to June 30, 2011 and for the period from March 11, 2011 (date of inception) to June 30, 2012(as restated)

Report of Independent Registered Public Accounting Firm	F-2
Interim Balance Sheets	F-3
Interim Statements of Operations	F-4
Interim Statements of Changes in Shareholders’ Equity	F-5
Interim Statements of Cash Flows	F-6
Notes to Interim Financial Statements	F-7

As of February 29, 2012 (as restated) and for the period March 11, 2011 (date of inception) to February 29, 2012 (as restated)

As of March 31, 2013 and June 30, 2012, and for the nine months ended March 31, 2013 and 2012, for the period from March 11, 2011 (date of inception) to March 31, 2012 and for the period from March 11, 2011 (date of inception) to March 31, 2013

Interim Balance Sheets	F-34
Interim Statements of Operations (unaudited)	F-35
Interim Statements of Changes Shareholders’ Equity	F-36
Interim Statements of Cash Flows (unaudited)	F-37
Notes to Interim Financial Statements	F-38

Li3 ENERGY, INC.

As of June 30, 2012 and 2011 and for the years ended June 30, 2012 and 2011 and the period June 24, 2005 (inception) through June 30, 2012

As of March 31, 2013 and June 30, 2012 and for the three and nine months ended March 31, 2013 and 2012, and the period from June 24, 2005 (inception) through March 31, 2013.

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Blue Wolf Mongolia Holdings Corp.

We have audited the accompanying balance sheet of Blue Wolf Mongolia Holdings Corp. (the “Company”) as of June 30, 2012 and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from March 1, 2012 to June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012, and the results of its operations and its cash flows for the period from March 1, 2012 to June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Rothstein Kass

Roseland, New Jersey

May 9, 2013

F-2

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM BALANCE SHEET

	June 30, 2012	June 30, 2011
	(Audited)	(Unaudited)
	As Restated
ASSETS
Current assets:
Cash	$231,400	$84,042
Deferred offering costs	-	153,908
Prepaid insurance and other current assets	62,045	8,550
Total current assets	293,445	246,500

Investments held in Trust Account	80,244,448	-

Total assets	$80,537,893	$246,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to affiliate	$-	$200,000
Accrued expenses	16,398	5,000
Accrued offering costs	-	21,500

Other liabilities:
Deferred underwriters' compensation	2,415,000	-
Warrant liability	7,330,000	-

Total liabilities	9,761,398	226,500

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,597,441 shares and 0 shares, respectively (at redemption value)	65,776,491	-

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-	-
Ordinary shares, no par value; unlimited shares authorized; 3,465,059 and 2,012,500 issued and outstanding (which excludes 6,597,441 and 0 shares subject to possible redemption, respectively)	5,000,004	25,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	-	(5,000)

Total shareholders' equity	5,000,004	20,000

Total liabilities and shareholders' equity	$80,537,893	$246,500

See accompanying notes to interim financial statements.

F-3

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF OPERATIONS

		For the Period from	For the Period from
	Four Months	March 11, 2011	March 11, 2011
	Ended	(date of inception) to	(date of inception) to
	June 30, 2012	June 30, 2011	June 30, 2012
	(Audited)	(Unaudited)	(Audited)
	As Restated		As Restated
Revenue	$-	$-	$-
General and administrative expenses	166,702	5,000	568,643
Loss from operations	(166,702)	(5,000)	(568,643)
Other income (expense)
Interest income	2,660	-	6,948
Change in fair value of warrant liability	855,167	-	1,832,500
Net income (loss) attributable to ordinary shares not subject to possible redemption	$691,125	$(5,000)	$1,270,805

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption, basic and diluted	3,531,758	2,012,500	3,151,064

Net income (loss) per ordinary share, excluding shares subject to possible redemption, basic and diluted	$0.20	$(0.00)	$0.40

See accompanying notes to interim financial statements.

F-4

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from March 11, 2011 (date of inception) to June 30, 2012

As Restated

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Net loss attributable to ordinary shares not subject to possible redemption				(5,000)	(5,000)

Balances at June 30, 2011 (unaudited)	2,012,500	25,000	-	(5,000)	20,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-	-	3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,597,441 ordinary shares at redemption value	(127,463)	(5)	-	(1,270,805)	(1,270,810)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,275,805	1,275,805

Balances at June 30, 2012, restated (audited)	3,465,059	$5,000,004	$-	$-	$5,000,004

See accompanying notes to interim financial statements.

F-5

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CASH FLOWS

		For the Period from	For the Period from
	Four Months	March 11, 2011	March 11, 2011
	Ended	(date of inception) to	(date of inception) to
	June 30, 2012	June 30, 2011	June 30, 2012
	(Audited)	(Unaudited)	(Audited)
	As Restated		As Restated
Cash Flows from Operating Activities
Net income (loss)	$691,125	$(5,000)	$1,270,805
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(855,167)	-	(1,832,500)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	26,284	(8,550)	(62,045)
Accrued expenses	(20,807)	5,000	16,398

Net cash used in operating activities	(158,565)	(8,550)	(607,342)

Cash Flows from Investing Activities
Principal deposited in Trust Account	-	-	(80,237,500)
Interest reinvested in Trust Account	(2,660)	-	(6,948)

Net cash used in investing activities	(2,660)	-	(80,244,448)

Cash Flows from Financing Activities
Deferred offering costs	-	(132,408)	-
Proceeds from notes payable to affiliate	-	200,000	200,000
Payment of notes payable to affiliate	-	-	(200,000)
Proceeds from sale of ordinary shares to Sponsor	-	25,000	25,000
Proceeds from public offering	-	-	80,500,000
Proceeds from issuance of Sponsor Warrants	-	-	3,125,000
Payment of offering costs	-	-	(2,566,810)

Net cash provided by financing activities	-	92,592	81,083,190

Increase (decrease) in cash and cash equivalents	(161,225)	84,042	231,400
Cash and cash equivalents at beginning of the period	392,625	-	-
Cash and cash equivalents at end of the period	$231,400	$84,042	$231,400

Supplemental Schedule of Non-Cash Financing Activities
Deferred offering costs included in accrued offering costs		$21,500
Deferred underwriters' compensation			$2,415,000
Adjustment for warrant liability in connection with public offering			$9,162,500

See accompanying notes to interim financial statements.

F-6

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)
NOTES TO INTERIM FINANCIAL STATEMENTS
(Unaudited)

Note 1. Interim Financial Information

The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2012 and 2011 and the results of operations for the four months ended June 30, 2012, the period from March 11, 2011 (date of inception) to June 30, 2011 and the period from March 11, 2011 (date of inception) to June 30, 2012. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of the results of operations to be expected for a full fiscal year.

Blue Wolf Mongolia Holdings Corp. is filing this Amendment No. 1 to Transition Report on Form 20-F/A (this “Amendment”) to amend and restate its Transition Report on Form 20-F for the period ended June 30, 2012, originally filed on April 1, 2013. This Amendment is being filed to restate our interim financial statements as of June 30, 2012 to correct the accounting for our outstanding warrants. Our original accounting treatment did not recognize a liability for the warrant liability and did not recognize changes in the fair value of that warrant liability in our statement of operations. For additional information regarding this restatement, see “Note 4 – Restatement of Previously Issued Financial Statements”.

Note 2. Organization and Business Operations

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

Effective December 30, 2012, the Company changed its fiscal year end from February 28 to June 30 solely for financial accounting purposes. As a result of this change, the Company’s current fiscal year will end on June 30, 2013.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective on July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 7).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 9).

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 6) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

F-7

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than  $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account, amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation/Going Concern Consideration

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 6).

The Company will pay the costs of liquidation from its remaining assets outside the Trust Account. If such funds are insufficient to cover these costs and expenses, up to $50,000 of the net interest earned on the Trust Account may be released to the Company to pay these costs. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Note 3. Significant Accounting Policies

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through June 30, 2012, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

F-8

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 30, 2012 principally consist of cash in a money market account held by the Company through its Trust Account. There were no cash equivalents as of June 30, 2011.

Net Income/(Loss) Per Share

Basic net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  The effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted income/(loss) per ordinary share because their effect would be anti-dilutive. As a result, dilutive income/(loss) per ordinary share is equal to basic income/(loss) per ordinary share.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the current presentation. Such reclassifications have no effect on previously reported net loss.

Redeemable Ordinary Shares

As discussed in Note 2, all of the 8,050,000 ordinary shares sold as part of a Public Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at June 30, 2012 and June 30, 2011, 6,597,441 and 0 shares respectively of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value (approximately $9.97 per share at June 30, 2012) is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

F-9

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of June 30, 2012 or June 30, 2011. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of June 30, 2012 and for the period from March 11, 2011 (date of inception) to June 30, 2012. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through June 30, 2011 that were related to the Public Offering and that were charged to capital upon the receipt of the capital raised in the Public Offering.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4. Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of June 30, 2012 to correct its accounting for an adjustment related to its outstanding warrants. The Company’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations. In April 2013, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrants, concluded that the warrants should be accounted for as a derivative liability. The warrants contain a price adjustment provision that in the event the Company completes a business combination subsequent to the initial business combination which results in the Company’s shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company’s own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as a derivative liability with changes in the fair value recorded in the current period earnings.

F-10

The following tables summarize the adjustments made to the previously reported balance sheet, statements of operations and statements of cash flows:

June 30, 2012

Selected balance sheet information

	As Previously Reported	Effect of Restatement	As Restated

Warrant liability	$-	$7,330,000	$7,330,000
Total liabilities	2,431,398	7,330,000	9,761,398

Ordinary shares, subject to possible redemption	73,106,491	(7,330,000)	65,776,491

Ordinary shares	2,436,699	2,563,305	5,000,004
Additional paid-in capital	3,125,000	(3,125,000)	-
Deficit accumulated during the development stage	(561,695)	561,695	-
Total shareholders' equity	5,000,004	-	5,000,004

Total liabilities and shareholders' equity	$80,537,893	$-	$80,537,893

For the Four Months Ended June 30, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$855,167	$855,167

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(164,042)	$855,167	$691,125

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	2,738,347	793,411	3,531,758

Net income / (loss) per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.06)	$0.26	$0.20

F-11

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(164,042)	$855,167	$691,125
Gain on change in fair value of warrant liability	$-	$(855,167)	$(855,167)

For the Period from March 11, 2011 (date of inception) to June 30, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$1,832,500	$1,832,500

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(561,695)	$1,832,500	$1,270,805

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	2,508,199	642,865	3,151,064

Net income / loss per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.22)	$0.63	$0.40

F-12

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(561,695)	$1,832,500	$1,270,805
Gain on change in fair value of warrant liability	$-	$(1,832,500)	$(1,832,500)

Supplemental disclosure of non-cash financing activities:
Adjustment for warrant liability in connection with the Public Offering	$-	$9,162,500	$9,162,500

Note 5. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s initial business combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $7,330,000 as of June 30, 2012. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations.

Note 6. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

F-13

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the market price of the warrants at each reporting date.

Underwriting Agreement —   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

Note 7. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

F-14

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act”). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

Note 8. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. Approximately $40,000, $0 and $120,000 was incurred under this agreement for the four months ended June 30, 2012, the period from March 11, 2011 (date of inception) to June 30, 2011 and the period from March 11, 2011 (date of inception) to June 30, 2012, respectively. As of June 30, 2012, there was no outstanding balance payable to the Sponsor for unpaid administrative fees.

Notes Payable

On April 1, 2011, the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

F-15

Note 9. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the proceeds of the private placement, has been placed in the Trust Account. The trust proceeds are invested in a money market fund which invests exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

Note 10. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2012 and June 30, 2011, respectively, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets and Liabilities as of June 30, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash	$231,400	$231,400
Investments held in Trust Account	80,244,448	80,244,448	$—	$—
Total	$80,475,848	$80,475,848	$—	$—
Liabilities:
Warrant liability	$7,330,000	$—	$7,330,000	$—
Total	$7,330,000	$—	$7,330,000	$—

F-16

Fair Value of Financial Assets as of June 30, 2011

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2011	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash	$84,042	$84,042	$—	$—
Total	$84,042	$84,042	$—	$—

Note 11. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying interim balance sheets.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 12. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited ordinary shares authorized. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At June 30, 2012 and June 30, 2011, there were 3,465,059 and 2,012,500 ordinary shares outstanding, respectively. Ordinary shares outstanding at June 30, 2012 and June 30, 2011 excludes 6,597,441 and 0 ordinary shares subject to possible redemption, respectively.

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2012 and June 30, 2011, there were no preferred shares outstanding.

Note 13. Subsequent Events

On December 30, 2012, the Company changed its fiscal year solely for financial accounting purposes such that the Company’s fiscal year will now end on June 30 of each calendar year. As a result of such change, the current financial accounting fiscal year will end on June 30, 2013. For financial accounting purposes, the period from March 1, 2012 until June 30, 2012 is treated as a transitional period

In January and March 2013, the Company issued a unsecured promissory notes for $200,000 and $100,000 respectively, to Blue Wolf MHC Ltd.  The proceeds from the note have been used to fund operating costs.

On April 15, 2013, Blue Wolf Mongolia Holdings Corp. held a Meeting of Shareholders (the “Meeting”). At the Meeting, shareholders approved the following: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) extending the date by which the Company must consummate its initial business combination from April 20, 2013 to July 22, 2013 (the “Extension Amendment”), (ii) an amendment to the Charter removing the requirement that the Company acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Company’s Trust Account (the “ 80% Amendment”) and (iii) an amendment to the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company permitting the withdrawal and distribution of an amount not to exceed $69,854,955 from the Company’s Trust Account to certain persons holding ordinary shares who wish to exercise their redemption rights in connection with the Extension Amendment and extending the date on which to liquidate the Company’s Trust Account to July 22, 2013 (the “IMTA Amendment”). The affirmative vote of sixty-five percent of the issued and outstanding shares of the Company was required to approve each of the proposals.

F-17

The Company also announced on April 15, 2013 the results of its tender offer to purchase up to 7,006,515 of its ordinary shares in connection with the extension and the other shareholder proposals. The tender offer expired at 11:59 p.m., New York City time, on April 16, 2013. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 5,794,119 ordinary shares had been validly tendered and not properly withdrawn for a total purchase price of approximately $57.8 million. Such ordinary shares represent approximately 58% of the Company’s issued and outstanding ordinary shares as of April 16, 2013.

On April 12, 2013, the Company entered into an agreement with the underwriters to amend the deferred compensation arrangement in the original underwriting agreement (see Note 10). Under the new arrangement, the underwriters will receive upon the closing of an Initial Business Combination, in lieu of the original $2.415 million fee, an amount equal to the sum of (i) $1,000,000 and (ii) (a) $1,400,000, multiplied by (b) the quotient of (x) the amount of cash retained in the Trust Account at the closing of the Initial Business Combination after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to the Company, divided by (y) $80,237,500. As a result of the tender on April 15, 2013, the maximum fee will be approximately $1.4 million.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Blue Wolf Mongolia Holdings Corp.

We have audited the accompanying balance sheet of Blue Wolf Mongolia Holdings Corp. (a corporation in the development stage) (the “Company”) as of February 29, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the period March 11, 2011 (date of inception) to February 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Wolf Mongolia Holdings Corp. (a corporation in the development stage) as of February 29, 2012, and the results of its operations and its cash flows for the period March 11, 2011 (date of inception) to February 29, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the accompanying financial statements have been restated to correct a misstatement.

/s/ Rothstein Kass

Roseland, New Jersey

May 21, 2012, except for Note 3, which is May 9, 2013

F-19

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

BALANCE SHEET

February 29, 2012

As Restated

ASSETS
Current assets:
Cash	$392,625
Prepaid insurance and other current assets	88,329
Total current assets	480,954

Investments held in Trust Account	80,241,787

Total assets	$80,722,741

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$37,204

Other liabilities:
Deferred underwriters' compensation	2,415,000
Warrant liability	8,185,167

Total liabilities	10,637,371

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,528,120 shares (at redemption value)	65,085,360

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-
Ordinary shares, no par value; unlimited shares authorized; 3,534,380 issued and outstanding (which excludes 6,528,120 shares subject to possible redemption)	5,000,010
Additional paid-in capital	-
Deficit accumulated during the development stage	-

Total shareholders' equity	5,000,010

Total liabilities and shareholders' equity	$80,722,741

See accompanying notes to financial statements.

F-20

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS

For the Period March 11, 2011 (date of inception) to February 29, 2012

As Restated

Revenue	$-
General and administrative expenses	401,940
Loss from operations	(401,940)
Other income (expense)
Interest income	4,287
Change in fair value of warrant liability	977,333
Net income attributable to ordinary shares not subject to possible redemption	$579,680

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption basic and diluted	3,020,601

Net income per ordinary share, excluding shares subject to possible redemption - basic and diluted	$0.19

See accompanying notes to financial statements.

F-21

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period March 11, 2011 (date of inception) to February 29, 2012
As Restated

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit, (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-		3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,528,120 ordinary shares at redemption value	(58,142)	1	-	(579,680)	(579,679)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	579,680	579,680

Balances at February 29, 2012, restated (audited)	3,534,380	$5,000,010	$-	$-	$5,000,010

See accompanying notes to financial statements.

F-22

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS

For the Period March 11, 2011 (date of inception) to February 29, 2012

As Restated

Cash Flows from Operating Activities
Net income	$579,680
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(977,333)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	(88,329)
Accrued expenses	37,204

Net cash used in operating activities	(448,778)

Cash Flows from Investing Activities
Principal deposited in Trust Account	(80,237,500)
Interest reinvested in Trust Account	(4,287)

Net cash used in investing activities	(80,241,787)

Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	200,000
Payment of notes payable to affiliate	(200,000)
Proceeds from sale of ordinary shares to Sponsor	25,000
Proceeds from public offering	80,500,000
Proceeds from issuance of Sponsor Warrants	3,125,000
Payment of offering costs	(2,566,810)

Net cash provided by financing activities	81,083,190

Increase in cash and cash equivalents	392,625
Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	$392,625

Supplemental Schedule of Non-Cash Financing Activities
Deferred underwriters' compensation	$2,415,000
Adjustment for warrant liability in connection with public offering	$9,162,500

See accompanying notes to financial statements.

F-23

BLUE WOLF MONGOLIA HOLDINGS CORP.
(A Corporation in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Business Operations

Restatement

Blue Wolf Mongolia Holdings Corp. is filing this Amendment No. 1 to Annual Report on Form 10-K/A (this “Amendment”) to amend and restate its Annual Report on Form 10-K for the period ended February 29, 2012, originally filed on May 22, 2012. This Amendment is being filed to restate our audited financial statements as of February 29, 2012 to correct the accounting for our outstanding warrants. Our original accounting treatment did not recognize a liability for the warrant liability and did not recognize changes in the fair value of that warrant liability in our audited statement of operations. For additional information regarding this restatement, see Note 3 – Restatement of Previously Issued Financial Statements.

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

The Company has selected the last day of February as its fiscal year end.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 5) was declared effective July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 6).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 8).

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 5) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

F-24

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account, amounts necessary to purchase up to 15% of the shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

Liquidation

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done  automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

F-25

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 5).

Note 2. Significant Accounting Policies

Development stage company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through February 29, 2012, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at February 29, 2012 principally consist of cash in a money market account held by the Company through its Trust Account.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform with the current presentation. Such reclassifications have no effect on previously reported net loss.

Net Income/(Loss) Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  For the period from March 11, 2011 (date of inception) to February 29, 2012, the effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted loss per ordinary share because their effect would be anti-dilutive. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share.

Redeemable Ordinary Shares

As discussed in Note 1, all of the 8,050,000 ordinary shares sold as part of a Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at February 29, 2012, 6,528,120 of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released for working capital. (approximately $9.97 at February 29, 2012).

F-26

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes.  Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of February 29, 2012. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period ended February 29, 2012. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warranty Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-27

Note 3. Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of February 29, 2012 to correct its accounting for an adjustment related to its outstanding warrants. The Company’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations. In April 2013, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrants, concluded that the warrants should be accounted for as a derivative liability. The warrants contain a price adjustment provision that in the event the Company completes a business combination subsequent to the initial business combination which results in the Company’s shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company’s own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as a derivative liability with changes in the fair value recorded in the current period earnings.

The following tables summarize the adjustments made to the previously reported balance sheet, statement of operations and statement of cash flows:

February 29, 2012

Selected balance sheet information

	As Previously Reported	Effect of Restatement	As Restated

Warrant liability	$-	$8,185,167	$8,185,167
Total liabilities	2,452,204	8,185,167	10,637,371

Ordinary shares, subject to possible redemption	73,270,527	(8,185,167)	65,085,360

Ordinary shares	2,272,663	2,727,347	5,000,010
Additional paid-in capital	3,125,000	(3,125,000)	-
Deficit accumulated during the development stage	(397,653)	397,653	-
Total shareholders' equity	5,000,010	-	5,000,010

Total liabilities and shareholders' equity	$80,722,741	$-	$80,722,741

F-28

For the Period from March 11, 2011 (date of inception) to February 29, 2012

Selected statement of operations information

	As Previously Reported	Effect of Restatement	As Restated

Other income / (expense):
Change in fair value of warrant liability	$-	$977,333	$977,333

Net income / (loss) attributable to ordinary shares not subject to possible redemption	$(397,653)	$977,333	$579,680

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption - basic and diluted	7,100,281	(4,079,680)	3,020,601

Net loss per ordinary share, excluding shares subject to possible redemption - basic and diluted	$(0.06)	$0.25	$0.19

Selected cash flow information

	As Previously Reported	Effect of Restatement	As Restated
Operating activities:
Net income (loss)	$(397,653)	$977,333	$579,680
Gain on change in fair value of warrant liability	$-	$(977,333)	$(977,333)

Supplemental disclosure of non-cash financing activities:
Adjustment for warrant liability in connection with the Public Offering	$-	$9,162,500	$9,162,500

Note 4. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s initial business combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $8,185,167 as of February 29, 2012. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations.

F-29

Note 5. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the warrants’ quoted market price at each reporting date.

Underwriting Agreement   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

Note 6. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

F-30

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

F-31

Note 7. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. During the period ended February 29, 2012, $80,000 has been charged to the Company for administrative services. As of February 29, 2012, there is no outstanding balance due to the Sponsor for administrative fees.

Notes Payable

On April 1, 2011 the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

Note 8. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the private placement, has been placed in the Trust Account. The trust proceeds are invested in a money market fund which invests exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

Note 9. Fair Value Measurement

The Company complies with FASB ASC 820, “Fair Value Measurements”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of February 29, 2012, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

F-32

Fair Value of Financial Assets and Liabilities as of February 29, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	February 29,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,241,787	$80,241,787	$—	$—
Total	$80,241,787	$80,241,787	$—	$—

Liabilities:
Warrant liability	$8,185,167	$—	$8,185,167	$—
Total	$8,185,167	$—	$8,185,167	$—

Note10. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying balance sheet.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 11. Shareholders’ Equity

Ordinary Shares  — The Company is authorized to issue an unlimited number of ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At February 29, 2012, there were 3,534,380 ordinary shares outstanding. Ordinary shares outstanding at February 29, 2012 excludes 6,528,120 ordinary shares subject to possible redemption

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.  At February 29, 2012, there were no preferred shares issued.

F-33

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM BALANCE SHEET

	March 31, 2013	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$49,340	$231,400
Prepaid insurance and other current assets	6,967	62,045

Total current assets	56,307	293,445

Investments held in Trust Account	80,248,791	80,244,448

Total assets	$80,305,098	$80,537,893

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to affiliate	$300,000	$-
Accrued expenses	86,566	16,398

Other liabilities:
Deferred underwriters' compensation	2,415,000	2,415,000
Warrant liability	4,886,667	7,330,000

Total liabilities	7,688,233	9,761,398

Commitments and contingencies

Ordinary shares subject to possible redemption; 6,782,032 shares and 6,597,441 shares, respectively (at redemption value)	67,616,855	65,776,491

Shareholders' equity:
Preferred shares, no par value; five classes of unlimited shares authorized; none issued and outstanding	-	-
Ordinary shares, no par value; unlimited shares authorized; 3,280,468 and 3,465,059 issued and outstanding (which excludes 6,782,032 and 6,597,441 shares subject to possible redemption, respectively)	5,000,010	5,000,004
Additional paid-in capital	-	-
Deficit accumulated during the development stage	-	-

Total shareholders' equity	5,000,010	5,000,004

Total liabilities and shareholders' equity	$80,305,098	$80,537,893

See accompanying notes to interim financial statements.

F-34

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

			For the Period from	For the Period from
			March 11, 2011	March 11, 2011
	Nine Months Ended		(date of inception) to	(date of inception) to
	March 31, 2013	March 31, 2012	March 31, 2012	March 31, 2013

Revenue	$-	$-	$-	$-
General and administrative expenses	607,559	437,409	442,409	1,176,202
Loss from operations	(607,559)	(437,409)	(442,409)	(1,176,202)
Other income (expense)
Interest income	4,595	4,925	4,925	11,543
Change in fair value of warrant liability	2,443,333	366,500	366,500	4,275,833
Net income (loss) attributable to ordinary shares not subject to possible redemption	$1,840,369	$(65,984)	$(70,984)	$3,111,174

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption, basic and diluted	3,234,334	3,436,601	3,024,458	3,124,439

Net income (loss) per ordinary share, excluding shares subject to possible redemption, basic and diluted	$0.57	$(0.02)	$(0.02)	$1.00

See accompanying notes to interim financial statements.

F-35

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from March 11, 2011 (date of inception) to March 31, 2013

				Deficit
				Accumulated
			Additional	During the	Total
	Ordinary Shares		Paid-in	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity

Sale of ordinary shares to Sponsor on March 11, 2011 at $0.012 per share	2,012,500	$25,000	$-	$-	$25,000

Net loss attributable to ordinary shares not subject to possible redemption				(5,000)	(5,000)

Balances at June 30, 2011 (unaudited)	2,012,500	25,000	-	(5,000)	20,000

Sale on July 20, 2011 of 8,050,000 units at $10 per unit, (including 6,469,978 shares subject to possible redemption)	8,050,000	80,500,000	-	-	80,500,000

Underwriters' discount and offering expenses	-	(4,981,810)	-	-	(4,981,810)

Sale on July 20, 2011 of 4,166,667 private placement warrants to the Sponsor at $0.75 per warrant	-	-	3,125,000	-	3,125,000

Warrant liability recorded on July 20, 2011		(6,037,500)	(3,125,000)		(9,162,500)

Proceeds subject to possible redemption of 6,469,978 ordinary shares at redemption value	(6,469,978)	(64,505,681)	-	-	(64,505,681)

Change in proceeds subject to possible redemption to 6,597,441 ordinary shares at redemption value	(127,463)	(5)	-	(1,270,805)	(1,270,810)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,275,805	1,275,805

Balances at June 30, 2012 (audited)	3,465,059	5,000,004	-	-	5,000,004

Change in proceeds subject to possible redemption to 6,782,032 ordinary shares at redemption value	(184,591)	6	-	(1,840,369)	(1,840,363)

Net income attributable to ordinary shares not subject to possible redemption	-	-	-	1,840,369	1,840,369

Balances at March 31, 2013 (unaudited)	3,280,468	$5,000,010	$-	$-	$5,000,010

See accompanying notes to interim financial statements.

F-36

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

			For the Period from	For the Period from
			March 11, 2011	March 11, 2011
	Nine Months Ended		(date of inception) to	(date of inception) to
	March 31, 2013	March 31, 2012	March 31, 2012	March 31, 2013
Cash Flows from Operating Activities
Net income	$1,840,369	$(65,984)	$(70,984)	$3,111,174
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(2,443,333)	(366,500)	(366,500)	(4,275,833)
Increase (decrease) attributable to changes in operating assets and liabilities
Prepaid insurance and other current assets	55,078	80,738	(81,720)	(6,967)
Accrued expenses	70,168	2,787	29,287	86,566

Net cash used in operating activities	(477,718)	(348,959)	(489,917)	(1,085,060)

Cash Flows from Investing Activities
Principal deposited in Trust Account	-	(80,237,500)	(80,237,500)	(80,237,500)
Interest reinvested in Trust Account	(4,342)	(4,925)	(4,925)	(11,290)

Net cash used in investing activities	(4,342)	(80,242,425)	(80,242,425)	(80,248,790)

Cash Flows from Financing Activities
Proceeds from notes payable to affiliate	300,000	-	200,000	500,000
Payment of notes payable to affiliate	-	(200,000)	(200,000)	(200,000)
Proceeds from sale of ordinary shares to Sponsor	-	-	25,000	25,000
Proceeds from public offering	-	80,500,000	80,500,000	80,500,000
Proceeds from issuance of Sponsor Warrants	-	3,125,000	3,125,000	3,125,000
Payment of offering costs	-	(2,566,810)	(2,566,810)	(2,566,810)

Net cash provided by financing activities	300,000	80,858,190	81,083,190	81,383,190

Increase (decrease) in cash and cash equivalents	(182,060)	266,806	350,848	49,340
Cash and cash equivalents at beginning of the period	231,400	84,042	-	-
Cash and cash equivalents at end of the period	$49,340	$350,848	$350,848	$49,340

Supplemental Schedule of Non-Cash Financing Activities
Deferred underwriters' compensation		$2,415,000	$2,415,000	$2,415,000
Adjustment for warrant liability in connection with public offering		$9,162,500	$9,162,500	$9,162,500

See accompanying notes to interim financial statements.

F-37

BLUE WOLF MONGOLIA HOLDINGS CORP.

(A Corporation in the Development Stage)

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

Note 1. Interim Financial Information

The accompanying condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2013 and June 30, 2012 and the results of operations for the nine months ended March 31, 2013, the nine months ended March 31, 2012, the period from March 11, 2011 (date of inception) to March 31, 2012 and the period from March 11, 2011 (date of inception) to March 31, 2013. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of the results of operations to be expected for a full fiscal year.

These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2013.

Note 2. Organization and Business Operations

Incorporation

Blue Wolf Mongolia Holdings Corp. (the “Company”) was incorporated in the British Virgin Islands on March 11, 2011.

Sponsor

The Company’s sponsor is Blue Wolf MHC Ltd., an exempt company incorporated in the Cayman Islands with limited liability (the “Sponsor”).

Fiscal Year End

Effective December 30, 2012, the Company changed its fiscal year end from February 28 to June 30 solely for financial accounting purposes. As a result of this change, the Company’s current fiscal year will end on June 30, 2013.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective on July 14, 2011. On July 20, 2011, simultaneously with the closing of the Public Offering, the Sponsor purchased $3,125,000 of warrants in a private placement (Note 6).

Upon the closing of the Public Offering and the private placement, $80,237,500 was placed in the Trust Account (discussed below).

Trust Account

The trust account (the “Trust Account”) may only be invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and which invest solely in U.S. Treasuries. The funds in the Trust Account are held in the name of Blue Wolf Mongolia Holdings Corp. (see Note 8).

F-38

Except for a portion of the interest income (net of taxes payable) that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s Public Shares (as defined in Note 4) if the Company seeks shareholder approval of its Initial Business Combination, as discussed below, none of the funds will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination no later than April 20, 2013, (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination or (iii) pursuant to any liquidation.

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business will not have a limitation to size, except that it must have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes) at the time of the agreement to enter the Initial Business Combination. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act.

Focus  — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses within Mongolia that complement the management team’s background such as in the natural resources sectors and related sectors.  The Company may, however, pursue opportunities in other business sectors or geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable, or (ii) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less (a) taxes payable, (b) amounts released to fund working capital requirements and (c) any amounts released to the Company and used to purchase up to 15% of the Public Shares sold in the Public Offering. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In certain circumstances, the number of Public Shares the Company offers to redeem may be further limited if the terms and conditions of the Initial Business Combination require the Company to retain more than $5,000,001 in net tangible assets. In such case, if the Company were unable to satisfy the terms and conditions of the Initial Business Combination, it would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements and any amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. As a result, such ordinary shares are recorded at conversion/tender value and classified as temporary equity, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Permitted Purchase of Public Shares  — If the Company seeks shareholder approval of its Initial Business Combination and does not conduct redemptions pursuant to the tender offer rules, prior to the Initial Business Combination, the Company’s Memorandum and Articles of Association will permit the release to the Company from the Trust Account amounts necessary to purchase up to 15% of the Public Shares sold in the Public Offering. All shares so purchased by the Company will be immediately cancelled.

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Liquidation/Going Concern Consideration

If the Company does not consummate an Initial Business Combination by April 20, 2013, the Company (i) will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of winding up of its affairs. This redemption of Public Shares from the Trust Account shall be done automatically by function of the Company’s Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units offered in the Public Offering discussed in Note 4).

The Company will pay the costs of liquidation from its remaining assets outside the Trust Account. If such funds are insufficient to cover these costs and expenses, up to $50,000 of the net interest earned on the Trust Account may be released to the Company to pay these costs. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Note 3. Significant Accounting Policies

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. Through March 31, 2013, the Company’s efforts have been limited to organizational activities, activities relating to its Public Offering and activities relating to identifying and evaluating prospective acquisition candidates. The Company has not generated any revenues, other than interest income earned on the proceeds held in the Trust Account. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company will continue to generate non-operating income in the form of interest income on the designated Trust Account.

Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at March 31, 2013 and June 30, 2012, principally consist of cash invested directly in Treasury securities or in a money market account held by the Company through its Trust Account.

Net Income/(Loss) Per Share

Basic net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding during the period in accordance with FASB ASC 260, “Earnings Per Share”.  Diluted net income/(loss) per share is computed by dividing net income/(loss) by the weighted average number of ordinary shares outstanding, plus to the extent dilutive, the incremental number of ordinary shares to settle warrants issued in the Public Offering and private placement, as calculated using the treasury stock method.  For the periods presented, the effect of the 12,216,667 warrants (including 4,166,667 warrants issued to the members of the Sponsor in the private placement), have not been considered in the diluted income/(loss) per ordinary share because their effect would be anti-dilutive. As a result, dilutive income/(loss) per ordinary share is equal to basic income/(loss) per ordinary share.

Redeemable Ordinary Shares

As discussed in Note 2, all of the 8,050,000 ordinary shares sold as part of a Public Unit in the Public Offering contain a redemption feature which allows for their redemption under the Company's liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Memorandum and Articles of Association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

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The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares shall be affected by charges against paid-in capital.

Accordingly, at March 31, 2013 and June 30, 2012, 6,782,032 and 6,597,441 shares, respectively, of the 8,050,000 Public Shares were classified outside of permanent equity at their redemption value. The redemption value (approximately $9.97 per share at March 31, 2013 and June 30, 2012) is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

Under the laws of the British Virgin Islands, the Company is generally not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases ending deficit accumulated during the development stage. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2013 or June 30, 2012. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of March 31, 2013 and for the period from March 11, 2011 (date of inception) to March 31, 2013. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant Liability

The Company accounts for its 12,216,667 warrants (consisting of 8,050,000 warrants issued in the Public Offering and 4,166,667 Sponsor Warrants) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of the warrants issued by the Company in connection with the Public Offering has been estimated using the quoted market price of the warrants at the end of the reporting period.

F-41

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4. Public Offering

Public Units

On July 20, 2011, the Company sold 8,050,000 units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at a price of $10.00 per unit (the “Public Units”) in the Public Offering.  Each unit consists of one ordinary share of the Company, no par value (the “Public Shares”), and one warrant to purchase one ordinary share (the “Public Warrants”).

Public Warrant Terms and Conditions

Exercise Conditions  — Each Public Warrant will entitle the holder to purchase from the Company one ordinary share at an exercise price of $12.00 per share commencing on the later of: (i) 30 days after the consummation of an Initial Business Combination, or (ii) July 20, 2012, provided that the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of the exercising holder. The Public Warrants expire five years from the date of the Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the Company’s ordinary shares exceeds $18.00 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the ordinary shares which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants will not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been estimated using the market price of the warrants at each reporting date.

Underwriting Agreement —   The Company paid an underwriting discount of $2,012,500, or 2.5% of the Public Unit offering price, to the underwriters at the closing of the Public Offering, with an additional fee of $2,415,000, or 3.0% of the gross offering proceeds, payable upon the Company’s consummation of an Initial Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

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Note 5. Warrant Liability

The Company sold 8,050,000 units in the Public Offering, which subsequently separated into one warrant at an initial exercise price of $12.00 and one ordinary share. The Sponsor also purchased 4,166,667 warrants in a private placement in connection with the Public Offering. The warrants expire five years after the date of the Company’s Initial Business Combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the Initial Business Combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company’s own shares. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $4,886,667 and $7,330,000 as of March 31, 2013 and June 30, 2012, respectively. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations

Note 6. Related Party Transactions

Founder Shares  — In March 2011, the Sponsor purchased 2,012,500 ordinary shares (the “Founder Shares”) for $25,000, or approximately $0.012 per share.

Earnout Shares  — In addition, a portion of the Founder Shares in an amount equal to 591,912 shares will be subject to forfeiture by the Sponsor as follows: (1) 304,924 shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination and (2) 286,988  shares are subject to forfeiture in the event the last sale price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s Initial Business Combination.

Rights  — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor agreed to waive its redemption rights with respect to (A) the Founder Shares and any Public Shares it purchases in connection with the Initial Business Combination and (B) the Founder Shares upon liquidation if the Company fails to consummate an Initial Business Combination by April 20, 2013.

Voting — If the Company seeks shareholder approval of its Initial Business Combination, the Sponsor will vote the Founder Shares and any Public Shares it has purchased in favor of the Initial Business Combination.

Liquidation   — Although the Sponsor has, and its permitted transferees must agree to, waive their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination by April 20, 2013, they will be entitled to redemption rights with respect to any Public Shares they may own.

Sponsor Warrants — The Sponsor purchased 4,166,667 warrants (the “Sponsor Warrants”) at $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering.

Exercise Conditions   — Each Sponsor Warrant is exercisable for one ordinary share at $12.00 per share. The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants (i) are not redeemable by the Company as long as they are held by the Sponsor, members of the Sponsor or any of their permitted transferees, (ii) are subject to certain transfer restrictions described in more detail below and (iii) may be exercised for cash or on a cashless basis.

 Accounting  — The Company accounts for the warrants in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with private placements of securities has been estimated using the market price of the warrants at each reporting date.

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Transfer Restrictions

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (except in limited circumstances to permitted transferees) until the earlier of (1) one year after the completion of the Company’s Initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property  (the “Lock-Up Period”).  Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $11.50 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within at least one 30-trading day period during such Lock-Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up.  In addition, notwithstanding the above, the Sponsor has agreed not to transfer, sell or assign the Founder earnout shares (whether to a permitted transferee or otherwise) before the applicable forfeiture condition lapses. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the ordinary shares issuable upon exercise of the Sponsor Warrants until 30 days after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants and warrants that may be issued upon conversion of working capital loans hold registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement entered into in connection with the Public Offering. These shareholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933 (the “Securities Act”). In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and the respective ordinary shares underlying such warrants, 30 days after the completion of the Company’s Initial Business Combination.  The Company will bear the costs and expenses of filing any such registration statements.

Note 7. Other Related Party Transactions

Administrative Services

The Company has agreed to pay up to $10,000 a month for office space, utilities and secretarial and administrative services to the Sponsor. Services commenced on July 15, 2011 (the date the Company’s securities were first listed on the NASDAQ Capital Market) and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company. Approximately $90,000, $90,000, $90,000 and $210,000 was incurred under this agreement for the nine months ended March 31, 2013, the nine months ended March 31, 2012, the period from March 11, 2011 (date of inception) to March 31, 2012 and the period from March 11, 2011 (date of inception) to March 31, 2013, respectively. As of March 31, 2013 and June 30, 2012, there were net outstanding balances of $60,000 and nil payable to the Sponsor for unpaid administrative fees.

Notes Payable

On April 1, 2011, the Company issued an unsecured promissory note for $200,000 to Blue Wolf MHC Ltd.  The proceeds from the note were used to fund a portion of the organizational and offering costs owed by the Company to third parties. This note was repaid on July 20, 2011.

In January and March 2013, the Company issued unsecured promissory notes for $200,000 and $100,000 respectively, to Blue Wolf MHC Ltd.  The proceeds from the notes have been used to fund operating costs. The notes are non-interest bearing and due on demand.

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Note 8. Trust Account

A total of $80,237,500, which includes $77,112,500 of the net proceeds from the Public Offering and $3,125,000 from the proceeds of the private placement, has been placed in the Trust Account. The Company is permitted to invest the proceeds of the Trust Account in U.S. “government securities,” within the meaning of Section 2(a)(16) of the 1940 Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act.

At June 30, 2012, the proceeds held in trust, including reinvested interest, of $80,244,448 were invested in a money market fund which invested exclusively in U.S. Treasuries and meets certain conditions under Rule 2a-7 under the Investment Company Act.

As of March 31, 2013, the trust proceeds are invested in directly in U.S. government securities with a maturity of 180 days or less, which consist of $80,248,700 in United States Treasury Bills and $91 of cash equivalents. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, "Investments - Debt and Equity Securities.” Held to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at March 31, 2013 a re as follows:

		Unrealized
	Carrying	Holding
	Amount	Gain / (Loss)	Fair Value
Held-to-maturity
U.S. Treasury Securities - March 31, 2013	80,248,700	-	80,248,700

Note 9. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Cash Equivalents and Investments Held in Trust Account

The fair values of the Company’s cash equivalents and investments held in the Trust Account are determined through market, observable and corroborated sources.

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

There were no transfers between Level 1, 2 or 3 during any periods presented. There are no assets written down to fair value on a non-recurring basis.

The following tables presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2013 and June 30, 2012, respectively, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

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Fair Value of Financial Assets and Liabilities as of March 31, 2013

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	March 31,	Active Markets	Inputs	Inputs
Description	2013	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,248,791	$80,248,791	$—	$—
Total	$80,248,791	$80,248,791	$—	$—

Liabilities:
Warrant liability	$4,886,667	$—	$4,886,667	$—
Total	$4,886,667	$—	$4,886,667	$—

Fair Value of Financial Assets and Liabilities as of June 30, 2012

		Quoted Prices	Significant Other	Significant Other
	Balances, at	in	Observable	Unobservable
	June 30,	Active Markets	Inputs	Inputs
Description	2012	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in Trust Account	$80,244,448	$80,244,448	$—	$—
Total	$80,244,448	$80,244,448	$—	$—

Liabilities:
Warrant liability	$7,330,000	$—	$7,330,000	$—
Total	$7,330,000	$—	$7,330.000	$—

Note 10. Commitments and Contingencies

The Company has committed to pay a deferred underwriters’ compensation of $2,415,000, or 3.0% of the gross Public Offering proceeds, to the underwriters upon the Company’s consummation of an Initial Business Combination.  This deferred underwriters’ compensation is reflected in the accompanying interim balance sheets.  The underwriters will not be entitled to any interest accrued on such deferred compensation.

Note 11. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited ordinary shares authorized. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share. At March 31, 2013 and June 30, 2012, there were 3,280,468 and 3,465,059 ordinary shares outstanding, respectively. Ordinary shares outstanding at March 31, 2013 and June 30, 2012 excludes 6,782,032 and 6,597,441 ordinary shares subject to possible redemption, respectively.

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At March 31, 2013 and June 30, 2012, there were no preferred shares outstanding.

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Note 12. Subsequent Events

On April 15, 2013, Blue Wolf Mongolia Holdings Corp. held a Meeting of Shareholders (the “Meeting”). At the Meeting, shareholders approved the following: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) extending the date by which the Company must consummate its initial business combination from April 20, 2013 to July 22, 2013 (the “Extension Amendment”), (ii) an amendment to the Charter removing the requirement that the Company acquire a target business that has a fair market value equal to at least 80% of the value of the funds held in the Company’s Trust Account (the “ 80% Amendment”) and (iii) an amendment to the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company permitting the withdrawal and distribution of an amount not to exceed $69,854,955 from the Company’s Trust Account to certain persons holding ordinary shares who wish to exercise their redemption rights in connection with the Extension Amendment and extending the date on which to liquidate the Company’s Trust Account to July 22, 2013 (the “IMTA Amendment”). The affirmative vote of sixty-five percent of the issued and outstanding shares of the Company was required to approve each of the proposals.

The Company also announced on April 15, 2013 the results of its tender offer to purchase up to 7,006,515 of its ordinary shares in connection with the extension and the other shareholder proposals. The tender offer expired at 11:59 p.m., New York City time, on April 16, 2013. Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the tender offer, as of the expiration of the tender offer, a total of 5,794,119 ordinary shares had been validly tendered and not properly withdrawn for a total purchase price of approximately $57.8 million. Such ordinary shares represent approximately 58% of the Company’s issued and outstanding ordinary shares as of April 16, 2013.

On April 12, 2013, the Company entered into an agreement with the underwriters to amend the deferred compensation arrangement in the original underwriting agreement (see Note 10). Under the new arrangement, the underwriters will receive upon the closing of an Initial Business Combination, in lieu of the original $2.415 million fee, an amount equal to the sum of (i) $1,000,000 and (ii) (a) $1,400,000, multiplied by (b) the quotient of (x) the amount of cash retained in the Trust Account at the closing of the Initial Business Combination after payment of the aggregate redemption price to holders of Public Shares that have tendered such shares to the Company, divided by (y) $80,237,500. As a result of the tender on April 15, 2013, the maximum fee will be approximately $1.4 million.

F-47

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Li3 Energy, Inc.

(An Exploration Stage Company)

Providencia, Santiago, Chile

We have audited the accompanying consolidated balance sheets of Li3 Energy, Inc. (an Exploration Stage Company) as of June 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended and for the period from June 24, 2005 (inception) to June 30, 2012. These consolidated financial statements are the responsibility of Li3 Energy, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Li3 Energy, Inc., as of June 30, 2012 and 2011, and the results of their operations and their cash flows for the years then ended and for the period from June 24, 2005 (inception of the exploration stage) to June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has no source of recurring revenue; negative working capital and cash flows; and has suffered recurring losses from operations; which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

October 15, 2012

F-48

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Balance Sheets

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash	$27,689	$952,401
Deferred financing costs	-	103,250
Prepaid expenses and advances	8,841	41,809
Total current assets	36,530	1,097,460
Mineral rights	63,741,000	64,041,000
Property and equipment, net	175,220	-
Other assets	10,650	-
Total non-current assets	63,926,870	64,041,000
Total assets	$63,963,400	$65,138,460

Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable	$2,331,722	$259,992
Accounts payable - related parties	104,326	110,986
Accrued expenses	994,827	433,028
Accrued registration rights penalties	518,243	-
Zero-coupon convertible debt, net of unamortized discount of $-0- and $1,304,674, respectively	1,783,181	372,764
Notes payable	1,245,000	95,000
Total current liabilities	6,977,299	1,271,770
Derivative liabilities - warrant instruments	7,653,928	15,244,754
Total liabilities	14,631,227	16,516,524
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 990,000,000 shares authorized; 323,782,553 and 279,913,920 shares issued and outstanding as of June 30, 2012 and June 30, 2011, respectively	323,783	279,914
Additional paid-in capital	63,578,079	58,307,796
Other comprehensive income	83,563	-
Deficit accumulated during exploration stage	(37,773,845)	(35,461,774)
Total stockholders' equity of Li3 Energy, Inc.	26,211,580	23,125,936
Non-controlling interests	23,120,593	25,496,000
Total stockholders' equity	49,332,173	48,621,936
Total liabilities and stockholders' equity	$63,963,400	$65,138,460

See accompanying notes to the consolidated financial statements.

F-49

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Operations

			June 24, 2005
			(Inception)
	Years ended June 30,		through
	2012	2011	June 30, 2012
Revenues	$-	$-	2,278

Cost of goods sold	-	-	(1,182)

Gross profit	-	-	1,096

Operating expenses:
Exploration expenses	6,193,533	560,075	9,089,387
Mineral rights impairment expense	300,000	4,120,000	9,138,785
Loss on settlements, net	-	1,497,500	1,497,500
Inventory impairment	-	-	1,469
General and administrative expenses	6,996,043	5,448,667	15,395,323
Total operating expenses	13,489,576	11,626,242	35,122,464

Other (income) expense:
Loss on debt extinguishment	841,752	-	841,752
Change in fair value of derivative liabilities - warrant instruments	(10,780,342)	6,116,147	1,559,352
Warrant modification expense	-	1,068,320	1,068,320
Gain on foreign currency transactions	(14,142)	(1,383)	(10,365)
Interest expense	1,150,634	410,056	1,568,825
Total other (income) expense	(8,802,098)	7,593,140	5,027,884

Net loss	(4,687,478)	(19,219,382)	(40,149,252)
Net loss attributable to the noncontrolling interest	(2,375,407)	-	(2,375,407)
Net loss attributable to Li3 Energy, Inc.	$(2,312,071)	$(19,219,382)	$(37,773,845)

Net loss per common share - basic and diluted	$(0.01)	$(0.16)

Weighted average number of common shares outstanding - basic and diluted	313,997,372	123,690,841

Comprehensive income (loss)
Net loss	$(4,687,478)	$(19,219,382)	$(40,149,252)
Other comprehensive income - foreign currency translation adjustments	83,563	-	83,563
Total comprehensive loss	(4,603,915)	(19,219,382)	(40,065,689)
Comprehensive loss attributable to noncontrolling interests	(2,375,407)	-	(2,375,407)
Comprehensive loss attributable to Li3 Energy, Inc.	$(2,228,508)	-	$(37,690,282)

See accompanying notes to the consolidated financial statements.

F-50

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statement of Changes in Stockholders’ Equity

From June 24, 2005 (Inception) through June 30, 2012

					Deficit
					Accumulated		Total
			Additional	Other	During the	Non-	Stockholders'
	Common Stock		Paid-in	Comprehensive	Exploration	Controlling	Equity
	Shares	Par Value	Capital	Loss	Stage	Interest	(Deficit)

Balance at June 24, 2005 (inception)	-	$-	$-	$-	$-	$-	$-

Stock issued for cash, June 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Net loss	-	-	-	-	-	-	-

Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Stock issued for cash, March 2006	47,368,454	47,368	2,632	-	-	-	50,000

Net loss	-	-	-	-	(14,068)	-	(14,068)

Balance, June 30, 2006	118,421,126	118,420	(60,920)	-	(14,068)	-	43,432

Net loss	-	-	-	-	(16,081)	-	(16,081)

Balance, June 30, 2007	118,421,126	118,420	(60,920)	-	(30,149)	-	27,351

Stock issued for cash, February 2008	2,631,595	2,632	47,368	-	-	-	50,000

Net loss	-	-	-	-	(95,656)	-	(95,656)

Balance, June 30, 2008	121,052,721	121,052	(13,552)	-	(125,805)	-	(18,305)

Net loss	-	-	-	-	(67,905)	-	(67,905)

Balance, June 30, 2009	121,052,721	121,052	(13,552)	-	(193,710)	-	(86,210)

Cancellation of shares in connection with merger	(71,052,626)	(71,052)	71,052	-	-	-	-

Stock issued for cash:
Stock and warrants in offered 2009 Unit Offering and First 2010 Offering, less offering costs of $410,680	18,000,000	18,000	2,265,139	-	-	-	2,283,139

Stock based compensation:
Stock issued to chief executive officer for services	1,500,000	1,500	3,300	-	-	-	4,800
Stock issued to a consultant for services	1,125,000	1,125	805,125	-	-	-	806,250
Stock options issued to consultant for services	-	-	114,783	-	-	-	114,783
Amortization of stock-based compensation expense	-	-	84,614	-	-	-	84,614
Fair value of stock contributed by CEO to employees and director for services	-	-	129,500	-	-	-	129,500

Stock issued for property acquisitions:
Stock issued for March 2010 acquisition of mineral rights	4,000,000	4,000	3,636,000	-	-	-	3,640,000

Net loss	-	-	-	-	(16,048,682)	-	(16,048,682)

Balance, June 30, 2010	74,625,095	74,625	7,095,961	-	(16,242,392)	-	(9,071,806)

Stock issued for cash:
Stock and warrants offered in First 2010 Unit Offering, less offering costs of $51,991	2,160,000	2,160	248,901	-	-	-	251,061
Stock and warrants offered in Second 2010 Unit Offering, no offering costs	4,000,000	4,000	44,639	-	-	-	48,639
Stock and warrants offered in Third 2010 Unit Offering, less offering costs of $223,088	11,666,663	11,667	757,473	-	-	-	769,140
Stock and warrants offered in 2011 Offering, less offering costs totaling $737,271	23,920,071	23,920	3,554,723	-	-	-	3,578,643
Stock issued for cash upon exercise of Double Options	3,800,000	3,800	186,200	-	-	-	190,000
Exercise of $0.05 per share D Warrants for cash	2,000,000	2,000	98,000	-	-	-	100,000
Cashless exercise of $0.05 per share D warrants	515,254	515	-	-	-	-	515
Exercise of $0.15 per share E Warrants for cash	7,623,336	7,624	1,135,926	-	-	-	1,143,550

Stock-based compensation:
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	500,000	500	(500)	-	-	-	-
Stock issued to MIZ, a related party for salary and bonus under Employment Service Agreement	736,842	737	281,763	-	-	-	282,500
Stock issued for services	2,728,310	2,728	1,027,871	-	-	-	1,030,599
Amortization of stock-based compensation	-	-	777,963	-	-	-	777,963
Stock issued for Investment Agreement with investor	1,638,349	1,638	382,830	-	-	-	384,468

Stock issued to settle liabilities:
Stock issued for Lacus settlement	500,000	500	192,000	-	-	-	192,500
Stock issued for settlement with Puna Lithium	6,000,000	6,000	1,914,000	-	-	-	1,920,000

Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	2,582,116	-	-	-	2,582,116
Fair value of E warrants reclassified from derivative liability to equity upon exercise	-	-	2,022,430	-	-	-	2,022,430
Beneficial conversion of convertible debt issued May 2011	-	-	368,000	-	-	-	368,000

Stock issued for property acquisitions:
Stock issued for August 2010 acquisition of mineral rights	10,000,000	10,000	3,890,000	-	-	-	3,900,000
Stock issued for acquisition of May 2011 mineral rights	127,500,000	127,500	31,747,500	-	-	-	31,875,000

Consolidation of Maricunga non-controlling interest	-	-	-	-	-	25,496,000	25,496,000

Net loss	-	-	-	-	(19,219,382)	-	(19,219,382)

Balance, June 30, 2011	279,913,920	279,914	58,307,796	-	(35,461,774)	25,496,000	48,621,936

Stock issued for cash:
Stock and warrants offered to POSCO, less offering costs of $685,944	38,095,300	38,095	3,495,996	-	-	-	3,534,091
Exercise of $0.05 per share D Warrants for cash	4,200,000	4,200	205,800	-	-	-	210,000
Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	590,462	-	-	-	590,462
Beneficial conversion of convertible debt waiver agreement	-	-	330,019	-	-	-	330,019

Stock based compensation:
Amortization of stock-based compensation	-	-	514,380	-	-	-	514,380
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	300,000	300	(300)	-	-	-	-
Common stock issued for services	1,273,333	1,274	133,926	-	-	-	135,200

Foreign currency translation adjustments	-	-	-	83,563	-	-	83,563

Net loss		-	-	-	(2,312,071)	(2,375,407)	(4,687,478)

Balance, June 30, 2012	323,782,553	$323,783	$63,578,079	$83,563	$(37,773,845)	$23,120,593	$49,332,173

See accompanying notes to the consolidated financial statements.

F-51

Li3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

			June 24, 2005
	Year	Year	(Inception)
	Ended	Ended	through
	June 30,	June 30,	June 30,
	2012	2011	2012
Cash flows from operating activities
Net loss	$(4,687,478)	$(19,219,382)	$(40,149,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	51,560	3,946	71,060
Mineral rights impairment expense	300,000	4,120,000	9,138,785
Loss on settlements, net	-	1,497,500	1,497,500
Inventory impairment	-	-	1,469
Stock-based compensation	649,580	2,668,520	4,458,047
Loss on debt extinguishment	841,752	-	841,752
Change in fair value of derivative liabilities - warrant instruments	(10,780,342)	6,116,147	1,559,352
Warrant modification expense	-	1,068,320	1,068,320
Zero coupon interest accretion and amortization of debt
discount on convertible notes	995,059	372,764	1,367,823
Amortization of deferred financing costs	36,875	29,500	66,375
Loss on foreign currency transactions	14,142		14,142
Changes in operating assets and liabilities:
Increase in inventory	-	-	(1,469)
Decrease (increase) in prepaid expenses and advances	33,295	14,667	(8,514)
Increase in other assets	(10,650)	-	(10,650)
Increase (decrease) in accounts payable	2,055,939	(397,108)	2,315,931
Increase (decrease) in accounts payable - related parties	(6,246)	100,315	104,740
Increase in accrued expenses	562,707	29,988	1,575,245
Increase in accrued registration rights penalties	518,243	-	518,243
Net cash used in operating activities	(9,425,564)	(3,594,823)	(15,571,101)

Cash flows from investing activities
Acquisition of mineral rights	-	(6,550,000)	(7,968,785)
Acquisition of equipment	(226,780)	-	(236,280)
Payments for leasehold improvements	-	-	(10,000)
Net cash used in investing activities	(226,780)	(6,550,000)	(8,215,065)

Cash flows from financing activities
Proceeds from zero coupon convertible debt offering	-	1,500,000	1,500,000
Payment of deferred financing costs	-	(75,000)	(75,000)
Payment of waiver fee for convertible debt	(30,000)	-	(30,000)
Proceeds from notes payable	1,150,000	-	1,245,000
Proceeds from issuance of common stock, net	7,314,069	7,935,828	19,446,717
Proceeds from exercise of warrants	210,000	1,433,575	1,643,575
Net cash provided by financing activities	8,644,069	10,794,403	23,730,292

Effect of exchange rate changes on cash	83,563	-	83,563

Net increase (decrease) in cash	(924,712)	649,580	27,689

Cash at beginning of the year	952,401	302,821	-

Cash at end of the year	$27,689	$952,401	$27,689

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$5,792	$-	$5,792
Non-cash financing transactions:
Fair value of derivative warrant instruments issued in
private offerings	$3,779,978	$3,228,345	$8,874,504
Reclassification of warrant liabilities to additional paid-in capital
for warrant exercises	$590,462	$4,604,000	$5,195,008
Debt discount due to beneficial conversion feature	$330,019	$-	$698,019
Issuance of common stock for acquisition of mineral rights	$-	$35,775,000	$39,415,000
Warrants issued for services	$-	$157,010	$157,010
Warrants issued for offering costs	$-	$57,750	$57,750
Debt discount due to warrant derivative liabilities issued with
convertible debt	$-	$1,132,000	$1,132,000
Consolidation of non-controlling interest of the
Maricunga Companies	$-	$25,496,000	$25,496,000
Common stock cancelled	$-	$-	$71,052

See accompanying notes to the consolidated financial statements.

F-52

Li3 ENERGY, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005. Initially, the Company’s principal products were soy-blend wax candles (the “Legacy Business”). In 2009, the Company redirected its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America, but has more recently focused solely on South America.

On October 19, 2009, the Company filed an amendment to its articles of incorporation with the Secretary of State of the State of Nevada, pursuant to which it changed its name from NanoDynamics Holdings, Inc., to Li3 Energy, Inc., to reflect the Company’s plans to focus its business strategy on the energy sector and related lithium mining opportunities in North and South America.

The Company’s six subsidiaries include: Li3 Energy Peru SRL (“Li3 Peru”), a wholly owned subsidiary in Peru, formed to explore mining opportunities in Peru and in South America; Minera Li Energy SPA (“Minera Li”), a wholly owned subsidiary in Chile; Alfredo Holdings, Ltd. (“Alfredo”), an exempted limited company incorporated under the laws of the Cayman Islands; Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”), which is a subsidiary of Alfredo; and Noto Energy S.A. (“Noto”), an Argentinean corporation. Also, in May 2011, Minera Li acquired 60% ownership of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”).

During March 2011, the Company amended its Articles of Incorporation to provide for the issuance of 1,000,000,000 shares of capital stock (increased from 300,000,000 shares of capital stock), of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are undesignated preferred stock, par value $0.001 per share.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Li3 Energy, Li3 Peru, Alfredo, PRMC, Noto, and Minera Li which holds the six majority-owned subsidiaries consisting of the Maricunga Companies. All intercompany amounts have been eliminated in consolidation.

b.  Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 - Development Stage Entities . Its activities to date have been limited to capital formation, organization, and development of its business, including acquisitions of mineral rights.

c. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $0 cash equivalents at June 30, 2012 and 2011. The Company has not experienced any losses on its deposits of cash and cash equivalents.

d.  Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value .. During the years ended June 30, 2012 and 2011, the Company recorded mineral rights impairment charges of $300,000 and $4,120,000, respectively.

F-53

e. Impairment of long-lived assets

Long-lived assets, including mineral rights, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. The long-lived assets are tested by comparing the carrying value and fair value of the assets. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair

f.  Property and Equipment

Property and equipment are stated at cost. Equipment and fixtures are being depreciated using the straight-line method over the estimated useful lives ranging from 3 to 7 years.

g.   Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and for net operating loss carry-forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

For financial statement purposes, we recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any uncertain income tax positions or accrued interest or penalties included in our consolidated balance sheets at June 30, 2012, or 2011, and did not recognize any interest and/or penalties in its consolidated statements of operations during the years ended June 30, 2012 or 2011.

h.   Share-based Payments

Pursuant to the provisions of FASB ASC 718, Compensation - Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company estimates volatility by considering the historical stock volatility. The Company has opted to use the simplified method for estimating expected term, which is generally equal to the midpoint between the vesting period and the contractual term.

i.   Earnings (Loss) per Share

Basic net loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding over the reporting period.  In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation of diluted net loss per share amounts as the effect would be anti-dilutive.

For the years ended June 30, 2012 and 2011, the following convertible debt, stock options and warrants to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive:

F-54

	Years Ended
	June 30, 2012	June 30, 2011
Stock options	533,333	433,333
Stock warrants	89,284,712	54,200,565
Convertible debt	14,859,842	3,750,000
	104,677,887	58,383,898

j. Foreign Currency

The capital accounts are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate during the period.  Translation adjustments are included in other comprehensive income (loss) within stockholders’ equity. Foreign currency transaction gains and losses are included in the statement of operations as other income (expense).

k.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has made significant estimates related to the fair value of shares issued for mineral acquisitions; the fair value of derivative liabilities; stock-based payments; and contingencies.

l. Non-Controlling Interests

The Company is required to report its non-controlling interests as a separate component of shareholders’ equity. The Company is also required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interests and to the shareholders of the Company separately in its consolidated statements of operations. Losses applicable to the non-controlling interests are allocated to the non-controlling interests even when those losses are in excess of the non-controlling interests’ investment basis. During the years ended June 30, 2012 and 2011, the Company recorded a net loss allocable to non-controlling interests of $2,375,407 and $-0-, respectively.

m.  Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”, which amends ASC 820, Fair Value Measurement . ASU 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or International Financial Reporting Standards (IFRSs). ASU 2011-04 changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The Company does not anticipate that the adoption of ASU 2011-04 will have a material impact on its consolidated financial statements.

There were various accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our consolidated financial position, operations or cash flows.

n. Subsequent Events

The Company evaluated material events occurring between the end of our fiscal year, June 30, 2012, and through the date when the consolidated financial statements were issued for disclosure consideration.

NOTE 3.   GOING CONCERN

At June 30, 2012, the Company had no source of current revenue, a cash balance on hand of $27,689, negative working capital of $6,940,769 and the Company recognized negative cash flows from operations of $15,567,909 during the period from June 24, 2005 (inception) through June 30, 2012. On August 17, 2012, the Company received $10,000,000 in funding from POSCAN. The Company believes its current positive working capital position is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for at least the next 12 months, however, at budgeted levels of activity the Company would be required to raise substantial additional funds.

F-55

In the course of its development activities, the Company has sustained and continues to sustain losses.  The Company cannot predict if and when the Company may generate profits.  In the event we identify commercial reserves of lithium or other minerals, we will require substantial additional capital to develop those reserves and certain governmental permits to exploit such resources.  The Company expects to finance its future operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

Further, the development and exploitation of the properties in which we have mineral interests require permits at various stages of development. Mineral resources in our principal project, Maricunga, are designated as a national resource and cannot be mined and sold unless the government of Chile issues a permit which may not occur or could require payments in excess of the Company’s available funds or could be subject to competitive bidding.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain the necessary rights to exploit its mineral rights; meet its financial and operational obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4.  MINERAL RIGHTS

Mineral rights consist of the following at June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Maricunga	$63,741,000	$63,741,000
Noto	-	300,000
	$63,741,000	$64,041,000

Maricunga

On November 30 and December 1, 2010, the Company signed non-binding exclusive letters of intent with the shareholders (the “Maricunga Sellers”) of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”), to acquire a percentage of the Maricunga Companies, which collectively own the Maricunga Project (“Maricunga”). During December 2010, the Company paid $250,000 to the Maricunga Sellers in connection with signing the non-binding letters of intent which provided the Company with additional time to perform its due diligence and prepare definitive purchase agreements. The Maricunga property is undeveloped and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions, each held by a separate legal entity, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile . Each concession grants the owner the right to explore for mineral deposits at the Maricunga property.

On May 20, 2011, the Company and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga (the “Acquisition Agreement”), whereby the Company, through its Chilean subsidiary, Minera Li, acquired from the Maricunga Sellers a 60% interest in each of the Maricunga Companies. The purchase price, including amounts paid to agents, was $6,370,000 in cash and 127,500,000 restricted shares of common stock of the Company (the “Maricunga Purchase Price Shares”) which had a fair value of $31,875,000 based on the market price on the date of issuance. The $6,370,000 in cash includes a $250,000 deposit paid in December 2010 and $120,000 due to agents. Pursuant to the Acquisition Agreement, closing occurred on June 2, 2011, the date by which the Maricunga Sellers and agents received their shares of common stock (which were registered in Chile) and the remaining $6,000,000 of cash. The agents received $120,000 at closing.

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The assets of the Maricunga Companies consist solely of undeveloped mineral rights and were recorded as an asset purchase. The Company consolidated Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga and recorded the assets at 100% based on purchase price of $6,370,000 in cash and 127,500,000 restricted shares of common stock which had a fair value of $31,875,000. The Company recorded a non-controlling interest for the 40% of the Maricunga Companies that were not acquired, or $25,496,000.

The Company has agreed to register under the Securities Act one-half of the 127,500,000 Maricunga Purchase Price Shares on a “best efforts” basis by January 31, 2012 and the remainder by October 31, 2012. In the event that the SEC limits the number of shares that may be sold pursuant to the registration statement, we may remove from the registration statement such number of shares as specified by the SEC, and may file subsequent registration statements covering the resale of additional shares of such common stock. Accordingly, we are not obligated to pay any penalties in the event we are unable to register the shares, or obtain or maintain an effective registration statement related to such shares.

The Company has incurred exploration expenses for the development of the Maricunga property of $5,938,517 and $0 for the year ended June 30, 2012 and 2011, respectively. Future development expenditures are forecasted to be at least $200 million.

Pursuant to a shareholders’ meeting held by the Maricunga Companies on October 6, 2011 in Chile (“Shareholder Meeting”), the majority shareholders of the Maricunga Companies approved a quota to cover expenses relating to the preservation and exploration of the mining concessions owned by the Maricunga Companies. Pursuant the Shareholder Meeting, Minera Li and the 40% non-controlling interest owners of the Maricunga Companies were required to make payments totaling $6,975,136 to bank accounts held by the Company within ninety days of the Shareholder Meeting, or January 4, 2012. Of the total $6,975,136 payments, Minera Li was to provide $4,185,083 and the 40% non-controlling interest shareholders (“minority shareholders”) were to provide $2,790,053. The minority shareholders have not made their required payments to the Company. As a result, all the expenses incurred by the Maricunga Companies during the year ended June 30, 2012, of $5,938,517, were funded by the Company. The Company recorded 40% of the expenses incurred by the Maricunga Companies to the non-controlling interest, or $2,375,407 for the year ended June 30, 2012.

The Chilean Mining Code requires shareholders of legal mining companies (such as the Maricunga Companies) to contribute their pro rata portion of exploration and exploitation expenses that are established at a shareholders meeting (“Required Contributions”). The Chilean Mining Code permits any legal mining company to initiate an executive trial, the final resolution of which would state that shares held by shareholders who fail to make any Required Contribution must be sold at a public auction. The Chilean Mining Code establishes that the minimum bid in such auction shall be the amount of the Required Contribution that the defaulting shareholders failed to contribute (the “Default Amount”). The proceeds of such auction shall go first to the relevant legal mining company in the amount of the Default Amount, and any proceeds in excess thereof shall be paid to the defaulting shareholders. If the minimum bid is not achieved in the auction, then the defaulting shareholders’ shares in the legal mining company will be cancelled and each non-defaulting shareholder’s funding obligations will increase proportionally.

As the majority shareholder of each of the six Maricunga Companies, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile against the minority shareholders. Certain minority shareholders have filed counterclaims against the Company to declare, among other things, the invalidation of the Shareholder Meeting on October 6, 2011 at which, required contributions were established that such minority shareholders failed to make. We are currently preparing our response. Our future plans are not dependent on the outcome of this matter with respect to the development of the Maricunga project

The Company has determined that neither the minority shareholders’ default nor the proposed auction is (or will be) a triggering event that would require the Company to test the long-lived assets for recoverability.

On September 24, 2012, the Ministry of Mining opened the bids and informed the Company that the Consortium’s bid was not the winning bid. However, on October 1, 2012, the Ministry of Mining informed the Company that the Chilean Government decided to invalidate the CEOL process and the results announced on September 24, 2012, due to an administrative error.

Currently the Company does not have the permit to exploit lithium from the Maricunga properties. Accordingly, the Company evaluated the recoverability of the investment in the Maricunga properties using the discounted cash flow approach both assuming the Company is able to obtain a permit to exploit its lithium resources and also assuming it is not able to exploit its lithium resources. The Company can exploit alternative minerals, like potassium, on its Maricunga properties that do not require special permits and are exploitable via regular mining concessions according to the Chilean Mining Code. Based on that assumption, the Company used the discounted cash flow approach and determined that the fair value of Maricunga properties exceeds its carrying value and, accordingly, no impairment loss was required.

F-57

The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

Noto

Pursuant to an Assignment Agreement dated March 12, 2010 (the “Assignment Agreement”), the Company purchased all of Puna Lithium Corporation’s (“Puna”) interests in and rights for the acquisition of Noto Energy S.A. (”Noto”) under a letter of intent dated November 23, 2009, as amended, entered into by and among Puna, Lacus Minerals S.A., and the shareholders of Noto Energy S.A. (“Noto Shareholders”), an Argentinian corporation.

On March 12, 2010, the Company entered into a Share Purchase Agreement with the Noto Shareholders (the “Share Purchase Agreement”) for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Noto, which beneficially owns a one hundred percent (100%) undeveloped mineral interest in over 2,995 acres situated on brine salars in Argentina, known as Cauchari (the “Noto Properties”).

Under the Share Purchase Agreement, the Company acquired upon closing on July 30, 2010, one hundred percent (100%) of the issued and outstanding shares of Noto, for $300,000 in cash, of which $200,000 was paid during the year ended June 30, 2010, and $100,000 was paid on July 30, 2010 when the transaction closed. Noto’s only asset is the mineral interest in the Noto Properties. Accordingly, the Company recorded the acquisition as an asset purchase. The Company determined that the mineral rights related to the Noto Properties are not recoverable and the Company recorded impairment expense of $300,000 during the year ended June 30, 2012.

Alfredo

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“Alfredo SPA”) with Pacific Road Capital A Pty. Limited, as trustee for several entities holding all of the shares of Alfredo Holdings, Ltd. (“Alfredo”), to acquire all of the outstanding shares of Alfredo. Alfredo beneficially holds an option to acquire 100% of six mining concessions with respect to approximately 6,669 acres of mining tenements near Pozo Almonte, Chile.

Pursuant to the Alfredo SPA, the Company issued an aggregate of 10,000,000 shares of common stock (the “Purchase Price Shares”) valued at $3,900,000 ($0.39 per share) to the Alfredo sellers and their designees. Pursuant to the Option to Purchase Agreement, the Company was required to make additional periodic payments aggregating $360,000 during 2010, of which the Company paid $80,000, in order to maintain its rights. In order to exercise the option and purchase the Alfredo property, the Company would have been required to pay the option exercise price of $4,860,000 by March 30, 2011 and contingent payments set forth in the Alfredo SPA. The Company did not make required payments in 2010 or the option exercise price payment of $4,860,000 on March 30, 2011. Under the terms of the option agreement, the option terminated and the Company recorded impairment expense for the amounts previously paid for the Alfredo property of $4,070,000 during the year ended June 30, 2011.

The Company allowed the option to expire because the Company determined that the project was not economically viable. Pursuant to an amendment to our agreement with the Alfredo sellers, if and when certain milestones are achieved with respect to any future Li3 Energy Chilean iodine nitrate project, we must make additional payments to the Alfredo sellers in an aggregate amount of up to $5,500,000.

Peru

On February 23, 2010, the Company acquired, through a new wholly-owned subsidiary, 100% of the assets of the Loriscota, Suches and Vizcachas Projects located in the Provinces of Puno, Tacna and Moquegua, Peru. The assets consist solely of undeveloped mineral rights and were recorded as an asset purchase.  The aggregate purchase price for the assets was $50,000 which was paid in cash. During the year ended June 30, 2011, the Company determined that these mineral rights are not recoverable and the Company recorded impairment expense for the Peru property of $50,000 during the year ended June 30, 2011.

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Puna Lithium 2010 Impairment

On March 12, 2010, the Company entered into an assignment agreement whereby the Company would purchase all of the Puna Lithium Corporation’s (“Puna”) interests in and rights of Puna, Lacus Minerals S.A. (“Lacus”), and the shareholders of Noto Energy S.A., and the Company entered into a certain Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options, to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina.

In August 2010, the Company determined that this project was not economic viable. Lacus subsequently terminated the Master Option Agreement on August 24 2010. The Company expensed $742,178 of capitalized acquisition costs as impairment expense in the consolidated statement of operations during the year ended June 30, 2010.

On November 24, 2010, the Company entered into a termination, settlement and release agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of common stock to settle potential Lacus claims. The 500,000 shares are recorded in the amount of $192,500, which was based on a fair value of $0.385 per share of common stock on the measurement date.  As the Company had recorded $765,000 of accrued liabilities as of June 30, 2010 related to Lacus, the Company recorded a gain on settlement of $422,500 during the year ended June 30, 2011 as a result of the settlement.   The Company paid the $150,000 cash payment to Lacus during January 2011, and issued the 500,000 shares in February 2011 in final satisfaction of all obligations.

During the year ended June 30, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna. The Company recorded settlement expense of $1,920,000 determined based upon the fair value of the common stock on the issuance date.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2012	June 30, 2011
Leasehold improvement and office equipment	$72,015	$19,195
Field equipment	173,960	-
Less: Accumulated depreciation	(70,755)	(19,195)
	$175,220	$-

Depreciation expense for the years ended June 30, 2012 and 2011 was $51,560 and $3,946, respectively.

NOTE 6.   RELATED PARTY TRANSACTIONS

POSCAN

On August 24, 2011 and August 17, 2012, POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a Korean company), purchased a combined 100,595,238 shares of the Company’s common stock. See Notes 10 and 14.

MIZ Comercializadora, S de R.L.

The Company is party to a services agreement between MIZ Comercializadora, S de R.L. (“MIZ”) and the Company in which Tom Currin (a beneficial owner of MIZ) serves as Chief Operating Officer of the Company.

Pursuant to the Chief Operating Officer’s Employment Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”). The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by the Company by MIZ for good reason (as defined in the Employment Services Agreement) or by the Company for any reason other than for cause (as defined in the Employment Services Agreement). If his employment is terminated by the Company for cause as defined in the Employment Services Agreement, or by Mr. Currin for any reason other than good reason, then all unvested Restricted Stock will immediately expire.

F-59

The grant date of the 2,500,000 restricted shares was August 11, 2010. The stock price on the grant date was $0.38 per share. Total compensation expense which may be recognized in connection with these restricted shares is $950,000 if all of the shares vest. A milestone was achieved in January 2011, resulting in the vesting of 500,000 shares of common stock and the Company recorded $190,000 of stock-based compensation expense during the year ended June 30, 2011. In March 2012, the Company’s Board determined to accelerate the restricted stock as if the milestone regarding execution of a binding off-take agreement had been achieved, resulting in the vesting of 300,000 shares of common stock. As of June 30, 2012, all of these vested shares were issued. The remaining 1,700,000 restricted shares contain various vesting requirements that the Company estimates will be achieved between December 2012 and December 2013. During the years ended June 30, 2012 and 2011, the Company recorded $250,921 and $303,101, respectively, of compensation expense for these shares based on the estimated vesting dates.

In February 2011, the Company signed an Amendment to the Employment Services Agreement with MIZ, under which MIZ agreed to accept 500,000 shares of common stock in lieu of salaries payable. These shares were issued in February 2011. The Company recorded stock compensation expense of $192,500, which represents the fair value of the common stock on the performance grant date, or $0.385 per share. In addition, in February 2011, the Company issued 236,842 shares to MIZ which were previously granted in accordance with the Employment Services Agreement and an expense of $90,000 was recorded, which represents the fair value the common stock on the grant date, or $0.38 per share. MIZ was also paid $75,000 in cash for the year ended June 30, 2011. For the year ended June 30, 2012, MIZ’s compensation was $212,500, of which $20,830 was unpaid.

The Company also incurred $114,420 and $186,090 of stock-based compensation during the years ended June 30, 2012 and 2011, respectively, related to stock options granted to MIZ. See Note 10.

R&M Global Advisors

The Company is party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”) and the Company. Eric Marin (a partial owner of R&M Global Advisors) served as interim Chief Financial Officer of the Company. R&M Global Advisors was paid $145,187 and $10,000 in cash for compensation during the years ended June 30, 2012 and 2011, respectively. As of June 30, 2012, R&M Global Advisors was owed $81,300.

On June 30, 2012, the Company entered into Amendment No. 1 to the R&M Agreement (the “R&M Amendment”) with R&M Global Advisors. Pursuant to the R&M Amendment, R&M Global Advisors and the Company mutually agreed to terminate Eric Marin’s services as our Interim Chief Financial Officer at the close of business on June 30, 2012.

Related party payable

In November 2009, Li3 Energy started utilizing the administrative personnel and office space of a company with an office located in Lima, Peru in which Li3 Energy’s Chief Executive Officer functions in the same capacities (the “Related Party Company”) for which the Company was obligated for reimbursement of administrative salaries, rent, utilities and maintenance expenses. On July 31, 2010, the Company assumed an assignment of the lease and its related expenses. As a result, for the years ended June 30, 2012 and 2011, this is no longer a related party. As of June 30, 2012 and 2011, the payable due to the Related Party Company is $11,400 and $10,986, respectively.

Legal Services

During the year ended June 30, 2011, one of the Company’s directors was a Partner in a law firm that the Company engaged to perform certain legal services.  On October 25, 2010, the Partner resigned as a Director of the Company and as a result, these legal services are no longer considered related party in nature. The Company paid for such legal services at the standard rates that the firm charges its unrelated clients. During the year ended June 30, 2011, the total legal fees the Company incurred to such firm were approximately $69,000.

NOTE 7.  NOTES PAYABLE

On March 23, 2012, the Company entered into a $300,000 unsecured promissory note with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. The total interest and penalties accrued on this note at June 30, 2012 is $8,375. The maturity date of this Note was extended to November 2, 2012.

On April 2, 2012, the Company entered into a $100,000 unsecured promissory note with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. The total interest and penalties accrued on this note at June 30, 2012 is $3,148. This note was repaid in September 2012.

F-60

On April 20, 2012, the Company entered into a $250,000 unsecured promissory note payable with a third party. The promissory note bears interest at 15% per annum and a penalty rate of 2% per annum, and was due on May 21, 2012. The total interest and penalties accrued on this note at June 30, 2012 was $7,842. A portion of this note amounting to $120,000 was paid in September 2012, and the maturity date of the remaining balance of $130,000 was extended to November 2, 2012.

On June 8, 2012, the Company entered into a $500,000 unsecured promissory note payable with a third party. The promissory note bears interest at 25% per annum, and was due on June 22, 2012. The total interest accrued on this note at June 30, 2012 is $2,778. On August 20, 2012, this loan was repaid.

On June 5, 2008, the Company issued a $50,000 unsecured promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company, and the terms and conditions of such note allow for prepayment of the principal and accrued interest any time without penalty. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued at June 30, 2012 and 2011 was $16,298 and $12,298, respectively.  This note is in default as of June 30, 2012 and remains payable to Milestone. To date, no demand or communication has been made from Milestone.

On April 30, 2009, the Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date.  The Company and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at June 30, 2012 and 2011 was $11,678 and $7,965, respectively. The Convertible Note is in default as of June 30, 2012 and remains payable to Milestone. To date, no demand or communication has been made from Milestone.

NOTE 8. CREDIT AGREEMENT

On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at the February 2, 2012 maturity was $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”). The Lender Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair values of the Lender Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $1,132,000 at the issuance date. This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

The convertible debentures were analyzed for a beneficial conversion feature at which time it was concluded that a beneficial conversion feature existed.  The beneficial conversion feature was measured using the commitment-date stock price and was determined to be $368,000.  This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

The Company agreed to pay finder’s fees consisting of cash in the amount of 5% of the aggregate issue price of the notes, or $75,000 in total , and warrants to purchase an aggregate of 75,000 shares of common stock, exercisable for five years at an initial exercise price of $0.40 per share (the “Arranger Warrants”). The Arranger Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair value of the Arranger Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the Arranger Warrants at the issuance date was $57,750, which was recorded as deferred financing costs. The deferred financing costs of $132,750 were amortized over the life of the debt on a straight-line basis which approximated the effective interest method. During the years ended June 30, 2012 and 2011, the Company recorded $103,250 and $29,500, respectively, of interest expense on deferred financing costs.

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On August 25, 2011, the Company entered into an Amendment and Waiver Agreement with the holders of the zero-coupon bridge notes (the “Waiver Agreement”).  Pursuant to the Waiver Agreement, effective upon the closing of POSCAN’s initial $8 million investment under the SPA (see Note 11), the zero-coupon bridge notes maturity date was extended to June 30, 2012, and the Company was not required to make any prepayment out of the proceeds of the SPA.  As the POSCAN closing occurred on September 14, 2011, the Waiver Agreement was deemed effective on that date.  The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the $1.5 million zero-coupon bridge notes from $0.40 to $0.12 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee of $30,000.

In connection with the Waiver Agreement, the convertible debentures were analyzed for a beneficial conversion feature after the debt modification at which time it was concluded that a beneficial conversion feature existed. The beneficial conversion feature was measured using the commitment-date stock price and was determined to be $330,019. This amount was recorded as a debt discount and will be amortized to interest expense over the term of the debentures. See detail summary below for carrying value of debt as of June 30, 2012.

Post-Modification Debt:
Estimated fair value of debt after modification	$1,584,192
Less: Beneficial conversion feature discount	(330,019)
Carrying value at September 14, 2011	1,254,173
Accrued interest	198,989
Amortization of debt discount	330,019
Carrying value at June 30, 2012	$1,783,181

Loss on Debt Extinguishment

The Company concluded that the Waiver Agreement resulted in a substantial modification of terms of the debt because the fair value of the embedded conversion feature increased by more than 10% as a result of the decrease in the conversion price from $0.40 per share to $0.12 per share. Accordingly, the Company recognized the amendment as an extinguishment of debt and recorded a loss on debt extinguishment.   The Company determined that the fair value of the Credit Agreement approximated the initial $1.5 million face value of the notes plus accrued interest of $84,192 due to the short-term nature of the notes.  As a result, the Company recorded a loss on debt extinguishment of $841,752 during the year ended June 30, 2012, as summarized below.

Loss on Extinguishment:
Estimated fair value of debt after modification	$1,584,192
Waiver fee	30,000
Fair value of assets given	1,614,192
Less: Carrying Value of pre-modification debt	(838,815)
Unamortized deferred financing costs	66,375
Loss on debt extinguishment	$841,752

Second Amendment and Waiver Agreement

On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes maturity date was extended to September 28, 2013. The Waiver Agreement also reduced the conversion price of the $1.5 million zero-coupon bridge notes from $0.12 to $0.095 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee of $37,600.

The Company applied ASC 470-50-40/55 (formerly APB 26) “Debtor’s Accounting for a Modification or Exchange of Debt Instrument” and concluded that the revised terms constituted a debt extinguishment rather than debt modification because the change in the fair value of the embedded conversion features immediately before and after the modification exceeded 10% of the original loan balance. Accordingly, the Company will record a total of $153,319 in September 2012 as gain on debt extinguishment.

F-62

NOTE 9. DERIVATIVE LIABILITIES

The Company has determined that certain warrants the Company has issued contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40.

The warrants (including any Agent warrants) issued in connection with the 2009 Unit Offering (as defined below) the 2010 Unit Offerings (as defined below), the Incentive warrants (as defined below), the 2011 Unit Offering warrants (as defined below), the Lender Warrants, the Warrants issued for advisory services (as defined below) and the Arranger Warrants contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time. In addition, the number of shares issuable upon exercise of the 2010 Unit Offering Warrants (as defined below), the Incentive warrants (as defined below) and all warrants issued to agents under both the 2009 Unit Offering, and the 2010 Unit Offerings will be increased inversely proportional to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of the warrants issued in the 2009 Unit Offering, the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering, the Lender Warrants, the Arranger warrants, the warrants issued for advisory services and the POSCAN Warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

Activity for derivative warrant instruments during the year ended June 30, 2012, was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	June 30,
	2011	the period	Liability	warrants	2012
2009 Unit Offering warrants	$3,854,119	$-	$(2,981,907)	$-	$872,212
First 2010 Unit Offering warrants	2,911,244	-	(1,270,600)	-	1,640,644
Second 2010 Unit Offering warrants	1,800,265	-	(972,377)	(590,462)	237,426
Third 2010 Unit Offering warrants	1,156,744	-	(644,403)	-	512,341
Incentive warrants	1,072,441	-	(492,681)	-	579,760
2011 Unit Offering warrants	3,736,897	-	(2,241,859)	-	1,495,038
Lender warrants	523,234	-	(248,848)	-	274,386
Warrants for advisory services
and Arranger warrants	189,810	-	(106,600)	-	83,210
POSCAN warrants	-	3,779,978	(1,821,067)	-	1,958,911
	$15,244,754	$3,779,978	$(10,780,342)	$(590,462)	$7,653,928

During the year ended June 30, 2012, 4,200,000 warrants were exercised for aggregate proceeds of $210,000. The Company reduced the derivative liability by $590,462 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

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Activity for derivative warrant instruments during the year ended June 30, 2011 was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	June 30,
	2010	the period	Liability	warrants	2011
2009 Unit Offering warrants	$6,313,769	$-	$(2,459,650)	$-	$3,854,119
First 2010 Unit Offering warrants	1,715,959	236,937	958,348	-	2,911,244
Second 2010 Unit Offering warrants	-	151,360	4,231,216	(2,582,311)	1,800,265
Third 2010 Unit Offering warrants	-	757,772	2,421,207	(2,022,235)	1,156,744
Incentive warrants	-	1,068,320	4,121	-	1,072,441
2011 Unit Offering warrants	-	2,142,276	1,594,621	-	3,736,897
Lender warrants	-	1,132,000	(608,766)	-	523,234
Warrants for advisory services and Arranger warrants	-	214,760	(24,950)	-	189,810
	$8,029,728	$5,703,425	$6,116,147	$(4,604,546)	$15,244,754

During the year ended June 30, 2011, the Company issued 800,000 warrants to a third party company for advisory services (“Warrants for advisory services”). The Warrants for advisory services contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The fair values of the Warrants for advisory services were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $157,010 at the issuance date. This amount was recorded as general and administrative expenses for the year ending June 30, 2011.

During the year ended June 30, 2011, 14,023,336 warrants and Double Options, which are treated as warrants, were exercised for aggregate proceeds of $1,433,575. The Company reduced the derivative liability by $4,604,546 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

The following is a summary of the assumptions used in the modified lattice valuation model as of the initial valuations of the derivative warrant instruments issued during the years ended June 30, 2012 and June 30, 2011, respectively, and as of June 30, 2012, and June 30, 2011, respectively:

	Initial	Initial
	Valuations -	Valuations -
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Common stock issuable upon exercise of warrants	38,095,300	46,750,323	89,284,712	54,200,565
Market value of common stock on measurement date (1)	$0.145	$0.12-$0.43	$0.09	$0.23
Adjusted exercise price	$0.40	$0.05-$0.50	$0.05-$0.48	$0.05-$0.54
Risk free interest rate (2)	0.42%	0.67%-2.20%	0.33%-0.49%	0.81%-1.76%
Warrant lives in years	3.0	2.8-5.0	1.8-3.8	2.8-4.7
Expected volatility (3)	205%	151%-197%	132%-241%	169%-197%
Expected dividend yields (4)	None	None	None	None
Assumed stock offerings per year over next five years (5)	1-2	1-2	1-2	1-2
Probability of stock offering in any year over five years (6)	100%	100%	100%	100%
Range of percentage of existing shares offered (7)	10%-31%	10%-31%	10%-31%	10%-31%
Offering price range (8)	$0.21-$0.45	$0.25-$1.50	$0.15-$0.50	$0.25-$0.45

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(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)	The risk-free interest rate was determined by management using the 3 or 5 - year Treasury Bill as of the respective Offering or measurement date.

(3)	Because the Company does not have adequate trading history to determine its historical trading volatility, the volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

(5)	Management estimates the Company will have at least one stock offering in each of the next five years.

(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.

(7)	Management estimates that the range of percentages of existing shares offered in each stock offering will be between 10% and 31% of the shares outstanding.

(8)	Represents the estimated offering price range in future offerings as determined by management.

Subsequent to June 30, 2012, the exercise price of certain warrants and the number of shares issuable upon exercise of certain warrants were further adjusted. See Note 14.

NOTE 10. STOCKHOLDERS’ EQUITY

Sales of Common Stock

Common stock issued for cash during the years ended June 30, 2005 through June 30, 2010

The table below summarizes sales of common stock from June 24, 2005 (inception) through June 30, 2010, and includes the portion of proceeds received which was allocated to warrants issued in conjunction with these sales of common stock.

Fiscal Year	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to warrants	Amount allocated to common stock and paid-in capital	Per share price range
2005 (1)	71,052,672	$7,500	$-	$7,500	$-	$7,500	$0.0001
2006	47,368,454	50,000	-	50,000	-	50,000	0.0011
2007	-	-	-	-	-	-	-
2008	2,631,595	50,000	-	50,000	-	50,000	0.019
2009	-	-	-	-	-	-	-
2010	18,000,000	4,500,000	410,680	4,089,320	1,806,181	2,283,139	0.25
2011	55,685,324	10,381,739	1,012,361	9,369,378	3,288,346	6,081,032	0.05 - 0.27
2012	42,295,300	8,210,013	685,944	7,524,069	3,779,978	3,744,091	0.05 - 0.21

(1)	On October 19, 2009, 71,052,626 shares of the Company’s common stock owned by the founding shareholder, were surrendered and cancelled in exchange for the Company’s interest in a wholly-owned subsidiary. The net assets of the Company’s wholly-owned subsidiary prior to the exchange were $0 as of October 19, 2009. Therefore, the share cancellation was valued at $0.

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2011 Activity:

First 2010 Unit Offering

In June 2010, the Board of Directors authorized the Company to offer up to a maximum of 20,000,000 units (the “First 2010 Unit Offering”) at a purchase price of $0.25 per unit (a “C Unit”). Each C Unit consisted of (i) one share of the Company’s common stock, and (ii) a warrant (a “C Warrant”) representing the right to purchase one share of common stock, exercisable for a period of two years at an exercise price of $0.50 per share.

Sales of C Units during the year ended June 30, 2011 pursuant to the First 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to C Warrants	Amount allocated to common stock and paid-in capital
July 2010	2,000,000	$500,000	$47,245	$452,755	$219,871	$232,884
September 2010	160,000	40,000	4,757	35,243	17,066	18,177
	2,160,000	$540,000	$52,002	$487,998	$236,937	$251,061

In connection with the Second C Closing, the Company also became obligated to issue to a placement agent C Agent Warrants to purchase an aggregate of 140,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $35,000, which is included in offering costs above.

Second 2010 Unit Offering

In November 2010, the Company held a private placement offering (the “Second 2010 Unit Offering”) of 4,000,000 units of its securities to investors for gross proceeds of $200,000, at an offering price of $0.05 per unit (a “D Unit”). The Second 2010 Unit Offering provides each investor with the right (the “Double Option”), subject to certain conditions, to purchase, at any time prior to one year from subscription, a number of additional D Units up to the number of D Units purchased at the closing of the Second 2010 Unit Offering (“Double Units”). Each “D Unit” consists of one share of the Company’s common stock and a warrant (a “D Warrant”) to purchase one share of common stock at an exercise price of $0.05 per share. The D Warrants will be exercisable from issuance until five years after the final closing of the Second 2010 Unit Offering.

The Company determined that, in substance, the Second 2010 Unit Offering involved the issuance of three separate derivative instruments, one being the D Warrants included in the D Units, and the other two being components of the Double Options, which consist of the right to purchase (the “Double Option Common Component“) the shares of common stock included in the Double Units for $0.05 until November 7, 2011, and the additional D Warrants (the “Double D Warrants”) that would be included in any Double Units issued upon exercise of the Double Option.

Sales of D Units during the year ended June 30, 2011 pursuant to the Second 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to D Warrants	Amount allocated to common stock and paid-in capital
November 2010	4,000,000	$200,000	$-	$200,000	$151,361	$48,639
	4,000,000	$200,000	$-	$200,000	$151,361	$48,639

The subscription agreements provide the investors with certain “piggyback” registration rights covering the shares of Common Stock included in the D Units (including any Double Units) and the shares of Common Stock issuable upon exercise of the D Warrants (including D Warrants included in any Double Units).

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Third 2010 Unit Offering

In December 2010, the Company held a private placement offering (the “Third 2010 Unit Offering”) of up to 13,333,334 units of its securities at a purchase price of $0.15 per unit (an “E Unit”). Each “E Unit” consisted of (i) one share of the Company’s common stock, and (ii) a warrant (“E Warrant”) representing the right to purchase one share of common stock, exercisable for a period of five years at an exercise price of $0.15 per share.

Sales of E Units during the year ended June 30, 2011 pursuant to the Third 2010 Unit Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to E Warrants	Amount Allocated to common stock and paid-in capital
December 2010	9,483,330	$1,422,500	$165,585	$1,256,915	$601,752	$655,163
January 2011	1,783,333	267,500	41,033	226,467	133,212	93,255
February 2011	400,000	60,000	16,470	43,530	22,808	20,722
	11,666,663	$1,750,000	$223,088	$1,526,912	$757,772	$769,140

2011 Offering

On March 22, 2011, the Company held a private placement offering (the “2011 Offering”) of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”).  Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering Warrant”). The G Warrants are exercisable for a period of three years.

Sales of the G Units during the year ended June 30, 2011 pursuant to the 2011 Offering were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to G Warrants	Amount Allocated to common stock and paid-in capital
April 2011	23,920,071	$6,458,189	$737,271	$5,720,918	$2,142,276	$3,578,643
	23,920,071	$6,458,189	$737,271	$5,720,918	$2,142,276	$3,578,643

The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, we agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date (June 21, 2011) to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use our best efforts to cause such registration statement to become effective within 150 days after the filing date, all at our own expense.  Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, we have agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%).  The Company did not file the registration statement with the Securities and Exchange Commission until July 1, 2011.  The Company recorded an accrual for monetary penalties of $38,750 in accrued liabilities during the year ended June 30, 2011.

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Warrants exercises

Issuances of common stock for cash upon exercise of warrants were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Amount Allocated to common stock and paid-in capital
D Warrants - February 2011	3,800,000	$190,000	$-	$190,000	$190,000
D Warrants - May 2011	2,000,000	100,000	-	100,000	100,000
D Warrants (cashless) - June 2011	515,254	-	-	-	-
E Warrants	7,623,336	1,143,550	-	1,143,550	1,143,550
	13,938,590	$1,433,550	$-	$1,433,550	$1,433,550

During February 2011, 3,800,000 Double Options were exercised for gross proceeds of $190,000 to purchase 3,800,000 Double Units. Also, during the year ended June 30, 2011, 2,000,000 D Warrants were exercised for gross proceeds of $100,000, and 600,000 warrants were exercised in a cashless exercise resulting in the issuance of 515,254 shares of common stock.

On March 2, 2011, as an incentive to each holder of the E warrants (each “E Warrantholder”), of which there were 12,389,996 warrants outstanding prior to this incentive, the Company offered each of the E Warrantholders an additional ½ warrant (“F Warrant”, or “Incentive Warrant”) with a $0.50 exercise price exercisable until February 22, 2016 for each E warrant exercised prior to March 23, 2011, and then subsequently extended to May 31, 2011. A total of 7,623,336 E warrants were exercised during the year ended June 30, 2011, in connection with this warrant inducement, resulting in gross proceeds of $1,143,550. As a result, the Company issued 3,811,671 F Warrants.  The Company recorded the value of the Incentive Warrants as a $1,068,320 warrant modification expense in the consolidated income statement during the year ended June 30, 2011.

2012 Activity:

POSCAN

On August 24, 2011, the Company entered into a Securities Purchase Agreement (the “SPA”) and an Investor Rights Agreement (the “IRA”) with POSCO Canada Ltd. (“POSCAN”), a wholly owned subsidiary of POSCO (a Korean company), (together, the “POSCAN Agreements”), pursuant to which on September 14, 2011, POSCAN purchased 38,095,300 units for $0.21.  Each unit consisted of one share of our common stock and a three-year warrant (“POSCAN Warrants”) to purchase one share of our common stock at an exercise price of $0.40 per share. The Company incurred finders’ fees equal to 7% of the gross proceeds received from the SPA.  At June 30, 2012, the Company has paid $493,000 of the fees and has $67,000 of finders’ fees payable recorded in accounts payable in the consolidated balance sheet.

Sales of the “Units” during the year ended June 30, 2012 pursuant to the SPA were as follows:

	Shares	Gross proceeds	Offering costs	Net proceeds	Relative fair value allocated to POSCAN Warrants	Amount Allocated to common stock and paid-in capital
August 2011	38,095,300	$8,000,013	$685,944	$7,314,069	$3,779,978	$3,534,081
	38,095,300	$8,000,013	$685,944	$7,314,069	$3,779,978	$3,534,081

F-68

POSCAN committed to purchase an additional 47,619,000 Units at the same $0.21 price per Unit (for an aggregate additional purchase price of approximately $10 million) upon satisfaction of certain conditions, including:  (i) completion of an updated Measured and Indicated Resource Report prepared in compliance with Canadian National Instrument (“NI”) 43-101 standards that concludes that our Maricunga property meets certain technical requirements and that proceeding to the feasibility study phase for the Maricunga project is warranted; (ii) completion of a work program agreed to by us and POSCAN; and (iii) having the necessary permits and approvals in place for building and operating a brine test facility on the Maricunga property.  The SPA provides that the Company is to use the proceeds from such investments exclusively for activities related to the development of the Maricunga project pursuant to budgets mutually agreeable to us and POSCAN.

The SPA includes provisions for POSCAN to purchase brine from the Maricunga property and test it at POSCAN’s test facility in Korea.  In addition, the SPA provides that the Company and POSCAN will discuss and evaluate the development, financing and construction of a brine testing facility on the Maricunga property, and that if such facility is built, the Company would (i) supply the test facility with brine and other materials and utilities and (ii) assist POSCAN in obtaining any rights, licenses and permits required to build and operate such facility.

The securities purchased by POSCAN are restricted and may not be sold (subject to customary exceptions) until the earlier of nine months from their issuance or November 20, 2012.  Pursuant to the IRA, the Company has granted POSCAN the right to demand registration of the common stock included in the Units, and issuable upon exercise of the warrants included in the Units, commencing 12 months after the date of issuance of the Units and ending five years after the date of the IRA.  The Company’s obligation to register any such shares shall terminate once they may be sold without registration in any 30 day period pursuant to Rule 144 under the Securities Act.  Upon a registration demand made by POSCAN pursuant to the IRA, the Company must file a registration statement covering the shares within 75 calendar days of such demand, and use our best efforts to have it declared effective within 120 calendar days of filing.  If the Company does not meet these deadlines, the Company must pay liquidated damages of 2% of the purchase price of the securities per month until such failures are cured (up to an aggregate maximum of 10%).  POSCAN will also have “piggy-back” registration rights with respect to such shares. To date, POSCAN has not required the Company to register the shares.

The IRA provides that the Company will appoint a director nominated by POSCAN to our Board of Directors, and will continue to nominate a POSCAN-designee at each annual meeting for as long as POSCAN owns not less than 10% of the issued and outstanding shares of our common stock.  So long as POSCAN holds any shares of our common stock (subject to customary exceptions), the Company shall not issue any new securities to any person unless the Company has also offered to POSCAN the right to purchase its pro rata share of such securities on the same terms and conditions as are offered, as to maintain its then percentage interest in our outstanding capital.  The IRA also provides that, until the earlier of (i) POSCAN owning less than 10% of our issued and outstanding common stock and (ii) our aggregate market capitalization exceeding $250 million, the Company may not undertake certain actions without the approval of POSCAN (which approval may be evidenced by the affirmative vote or consent of POSCAN’s director nominee), including:  a liquidation, merger or reorganization; a sale of all or substantially all of the Company’s assets; incurring indebtedness in excess of $1,000,000 (subject to certain exceptions); create or take any action that results in our the Company’s holding the capital stock of any subsidiary that is not wholly owned (with certain exceptions); transfer or license our proprietary technology to a third party; substantially change the scope of the Company’s business; or amend or waive any non-competition or non-solicitation provision applicable to the Company’s Chief Executive Officer or Chief Operating Officer.

POSCO (with its subsidiaries) is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world.   There can be no assurance that any final agreement will be reached with POSCAN with respect to a pilot plant, a commercial plant, any further investment by POSCAN, any purchase by POSCAN of our production, or otherwise.

Warrants exercises

During the year ended June 30, 2012, 4,200,000 D Warrants were exercised for gross proceeds of $210,000.

Common Stock issued for acquisition of mineral rights

On August 3, 2010, the Company issued 10,000,000 shares of its common stock valued at $3,900,000 as part of its acquisition of mineral rights in connection with the Alfredo acquisition (See Note 4). Management determined the fair value of the stock issued to be $0.39 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

On June 2, 2011, the Company issued of 127,500,000 shares of its common stock valued at $31,875,000 as part of its acquisition of mineral rights in connection with the Maricunga acquisition (See Note 4). Management determined the fair value of the stock issued to be $0.25 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

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Common Stock issued for services

Common stock issued for services during the years ended June 30, 2005 through June 30, 2010

The table below summarizes sales of common stock from June 24, 2005 (inception) through June 30, 2012, and includes the portion of proceeds received which was allocated to warrants issued in conjunction with these sales of common stock.

Fiscal Year	Shares	Fair value of shares issued	Amount allocated to common stock par value	Amount allocated to paid-in capital	Per share price range
2005	-	$-	$-	$-	$0.00
2006	-	-	-	-	0.00
2007	-	-	-	-	0.00
2008	-	-	-	-	0.00
2009	-	-	-	-	0.00
2010	2,625,000	811,050	2,625	808,425	0.003 - 0.93
2011	5,603,501	1,697,567	5,603	1,691,964	0.235 - 0.385
2012	1,573,333	135,200	1,574	133,626	0.106

2011 Activity:

On November 24, 2010, the Company entered into an agreement (the “Compensation Modification Agreement”) with LW Securities, Ltd. (the “Finder”) in connection with private placement offerings which closed at various times between June 9, 2010, and September 13, 2010. The Compensation Modification Agreement provides, among other things, that in lieu of $105,000 of cash fees, the Company would issue the Finder 1,000,000 shares of common stock. In February 2011, the Company issued the Finder 1,000,000 shares in accordance with the Compensation Modification Agreement. The Company valued the shares issued pursuant to the Compensation Modification Agreement at $385,000, which is equal to 1,000,000 shares of common stock issued at the measurement date at a closing price of $0.385 per share. The Company recorded the difference of $280,000 as general and administrative expenses.

On December 30, 2010, the Company reached an agreement with its legal counsel (the “Firm”), pursuant to which the Company issued in February 2011, 608,310 shares of common stock to the Firm for outstanding legal fees and expenses. The value of the shares was determined based on the $0.385 closing price of the common stock on the measurement date, and totaled $234,199. The Company recorded the amount to general and administrative expenses.

On December 30, 2010, the Company reached an agreement (the “Settlement Agreement”) with an individual the Company had been considering hiring as an executive officer (the “Candidate”) to settle certain potential claims relating to the Company’s proposed employment of the Candidate. Pursuant to the Settlement Agreement, the Company issued in February 2011, 1,000,000 shares of common stock to the Candidate. The Company valued the 1,000,000 shares of common stock at $385,000 based on the $0.385 closing price of the common stock on the measurement date. The Company recorded general and administrative expenses of $385,000 in connection with this agreement.

On June 27, 2011, the Company issued 120,000 shares of common stock for services to a vendor. The value of the issuable shares was determined based on the $0.22 closing price of the common stock on the measurement date, and totaled $26,400. The Company recorded the amount to general and administrative expenses.

Investment Agreement

The Company entered into an Investment Agreement (the “Investment Agreement”) with Centurion Private Equity, LLC (the “Investor”), dated December 2, 2010, pursuant to which, subject to certain conditions, the Company may sell newly issued shares of common stock (the “Put Shares”) to the Investor from time to time during the commitment period (each such sale, a “Put”) subject to certain dollar and share volume limitations for each Put. Provided that the relevant conditions are met, the Company may make Puts under the Investment Agreement from time to time until 24 months from the date the Registration Statement (as defined below) is declared effective or until all Puts under the Investment Agreement have reached an aggregate gross sales price of $10 million, if sooner.

F-70

In connection with the Investment Agreement, the Company issued 87,096 shares of common stock to the Investor on August 27, 2010 and recorded general and administrative expense of $26,129 based on the $0.30 per share market price of common stock on that date. As consideration for entering into the Investment Agreement, the Company also issued 1,551,253 shares to the Investor on December 2, 2010 and recorded general and administrative expense of $358,339 based on the $0.231 per share market price of the common stock on that date.

On September 14, 2011, the Company delivered a Notice of Termination to the Investor, terminating the Company’s right to make any Puts under the Investment Agreement.

2012 Activity:

On March 6, 2012, the Board of Directors approved an agreement with a third party consultant to issue 500,000 shares of common stock for services, of which 250,000 were issued in March 2012 and 250,000 shares were issued in May 2012. The value of the shares was determined based on the $0.13 per share closing price of the common stock on the measurement date, and totaled $65,000, all of which was expensed during the year ended June 30, 2012.

On March 6, 2012, the Board of Directors approved the issuance of 540,000 shares of common stock to various third party consultants for services, all of which were issued during March 2012. The value of the shares was determined based on the $0.13 per share closing price of the common stock on the measurement date, and totaled $70,200, which was expensed during the year ended June 30, 2012.

Common Stock issued in connection with Settlement Agreements

During the year ended June 30, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna. The Company recorded settlement expense of $1,920,000 ($0.32 per share) determined based upon the fair value of the common stock on the issuance date.

On November 24, 2010, the Company entered into a termination, settlement and release agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of common stock to settle potential Lacus claims related to the Puna Lithium transaction. The 500,000 shares are recorded in the amount of $192,500, which was based on a fair value of $0.385 per share of common stock on the measurement date.  As the Company had recorded $765,000 of accrued liabilities as of June 30, 2010 related to Lacus, the Company recorded a gain on settlement of $422,500 during the year ended June 30, 2011 as a result of the settlement.

2009 Equity Incentive Plan

On October 19, 2009, stockholders representing approximately fifty-nine percent (59%) of the Company’s issued and outstanding capital stock executed a written consent in lieu of a meeting and approved the creation of the 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

On May 2, 2012, the Company’s Board of Directors amended the 2009 Plan to increase the maximum number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2009 Plan (the “Plan Limit”) from 5,000,000 shares to 30,000,000 shares (the "Plan Expansion Amendment"). After further review, and pursuant to the recommendation of its Compensation Committee, on June 17, 2012, the Board amended the 2009 Plan to decrease the Plan Limit from 30,000,000 shares to 5,000,000 shares, effectively rescinding the Plan Expansion Amendment.

In May 2012, the Company committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares to members of its Board of Directors. Such restricted stock units of these restricted stock units shall vest over a period over three years starting from later of July 1, 2011 and the initial date of the applicable director’s substantial involvement with the Board’s activities,. However, the Company does not currently have enough shares authorized for issuance under our 2009 Plan to satisfy all of these obligations. The Company recorded compensation expense of $19,327 during the year ended June 30, 2012.

On May 2, 2012, the Board of Directors amended the 2009 Plan to increase the maximum number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2009 Plan from 5,000,000 shares to 30,000,000 shares. However, on June 17, 2012, the Board amended the 2009 Plan to decrease the Plan Limit from 30,000,000 shares to 5,000,000 shares, effectively rescinding the May 2, 2012 amendment.

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Restricted Stock Units

On June 27, 2011, the Company granted its Chief Executive Officer an award of 700,000 restricted stock units under the 2009 Plan which vests in 1/3 increments each January 15th of 2012, 2013 and 2014. The value of the issuable shares was determined based on the $0.22 per share closing price of the common stock on the measurement date, and totaled $154,000. The Company will record stock compensation expense over the 3 year service period. During the year ended June 30, 2012, the Company recorded $103,830 of stock compensation in connection with this agreement. 233,333 shares of common stock have been issued during the year ended June 30, 2012.

During December 2011, the Company entered into a one-year employment agreement with a new Vice President of Finance (the “VP of Finance”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the VP of Finance was granted 250,000 restricted stock units under its 2009 Plan which will vest over 3 years. The value of the issuable shares was determined based on the $0.13 closing price of the common stock on the measurement date, and totaled $34,500. The Company will record stock compensation expense for these restricted stock units over the 3 year service period which begins on March 1, 2012, of which the Company recorded expense of $11,500 during the year ended June 30, 2012.

Stock Option Awards

On December 9, 2009, the Company granted non-statutory options to purchase (i) 500,000 shares of its common stock to a newly appointed director and (i) 50,000 shares of its common stock to each of two newly appointed directors.  These were granted with an exercise price equal to $0.25 per share, which was the price at which the Company was selling 2009 Units in the contemporaneous 2009 Unit Offering.   The stock price on the grant date was $0.46 per share.  As a result, the intrinsic value for these options on the grant date was $126,000. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

A director resigned on February 18, 2010, and in connection with this termination, 50,000 stock options were forfeited. The resigning director entered into a consulting arrangement with the Company at such time, and subsequently received a separate option under the 2009 Plan to purchase 50,000 shares of common stock with a two-year term and an exercise price equal to $1.00 per share that immediately vested.  The fair value of the options of $37,091 was immediately expensed and the options had no intrinsic value on the date of issuance.

On April 22, 2010, the Company’s Board of Directors granted options under the 2009 Plan to purchase 200,000 shares of its common stock to a consultant.  These options vested immediately and have a 5-year term. They were granted with an exercise price equal to $0.32 per share. The stock price on the grant date was $0.67 per share.  As a result, the intrinsic value and fair value for these options on the grant date was $70,000 and $114,783, respectively. The fair value of $114,783 was immediately expensed.

On August 26, 2010, the Company granted 1,000,000 options to purchase shares of its common stock to MIZ in connection with the Company’s hiring of an affiliate of MIZ as its Chief Operating Officer.  These options were granted with an exercise price of $0.38 per share, which was also the stock price on the grant date.  As a result, the intrinsic value and estimated fair value for these options on the grant date was $0 and $343,310, respectively. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

A summary of stock option activity is presented in the table below:

			Weighted-average
		Weighted-average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (years)	Value
Outstanding at June 30, 2010	800,000	$0.31	7.73	$-
Granted	1,000,000	0.38	10.00	-
Exercised	-	-	-	-
Expired/Forfeited	-	-	-	-
Outstanding at June 30, 2011	1,800,000	0.35	8.06	-
Granted	250,000	0.40	5.00	-
Exercised	-	-	-	-
Expired/Forfeited	(600,000)	0.31	6.82	-
Outstanding at June 30, 2012	1,450,000	$0.38	6.79	$-
Exercisable at June 30, 2012	533,333	$0.36	6.13	$-

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During the year ended June 30, 2012, the 250,000 options that were granted had a weighted average grant-date fair value of $0.13 per share.  During the year ended June 30, 2011, the 1,000,000 options that were granted had a weighted average grant-date fair value of $0.34 per share.  During the years ended June 30, 2012, and 2011, the Company recognized stock-based compensation expense of $121,210 and $283,759, respectively related to stock options, of which $121,210 and $186,090, respectively, was attributable to a related party.  As of June 30, 2012, there was approximately $77,670 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately 1.54 years.

The fair value of the options granted during the years ended June 30, 2012 and 2011 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	June 30, 2012	June 30, 2011
Market value of common stock on grant date	$0.14	$0.38
Risk free interest rate (1)	0.83%	2.08%
Dividend yield	None	None
Volatility factor	230%	150%
Weighted average expected life in years (2)	3.3	6.0
Expected forfeiture rate	5%	5%

(1)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(2)	Due to a lack of stock option exercise history, the Company uses the simplified method under SAB 107 to estimate expected term.

Warrants

Summary information regarding common stock warrants outstanding is as follows:

		Weighted-average
	Number of	Exercise
	Warrants	Price
Outstanding at June 30, 2010	18,493,150	$0.66
Issued	46,750,323	0.25
Warrants issued pursuant to anti-dilution provisions	2,980,428	0.34
Exercised	(14,023,336)	0.10
Outstanding at June 30, 2011	54,200,565	0.35
Issued	38,095,300	0.40
Warrants issued pursuant to anti-dilution provisions	1,188,847	0.38
Exercised	(4,200,000)	0.05
Outstanding at June 30, 2012	89,284,712	0.37

Warrants outstanding as of June 30, 2012 are as follows:

		Outstanding		Exercisable
	Exercise	number	Remaining	number
Issuance Date	price	of shares	life	of shares
November 10, 2009 - December 23, 2009	$0.31	7,162,305	2.4 - 2.5 years	7,162,305
November 10, 2009 - December 23, 2009	$0.48	7,211,339	2.4 - 2.5 years	7,211,339
June 9, 2010 - September 13, 2010	$0.32	9,575,516	2.9 - 3.2 years	9,575,516
June 9, 2010 - July 13, 2010	$0.20	527,891	2.9 - 3.0 years	527,891
November 8-15, 2010	$0.05	1,400,000	3.4 years	1,400,000
December 9, 2010 - March 24, 2011	$0.15	4,806,878	3.4 - 3.6 years	4,806,878
March 24, 2011	$0.45	4,256,827	3.7 years	4,256,827
April 7, 2011	$0.37	11,960,050	1.9 years	11,960,050
April 7, 2011	$0.26	1,913,606	1.9 years	1,913,606
May 2, 2011	$0.43	1,500,000	3.8 years	1,500,000
May 2, 2011	$0.36	75,000	3.8 years	75,000
June 27, 2011	$0.37	800,000	1.8 years	800,000
September 14, 2011	$0.40	38,095,300	2.2 years	38,095,300
		89,284,712		89,284,712

The intrinsic value of warrants outstanding at June 30, 2012 was $70,000.

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NOTE 11.   FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 - 10, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 - 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 - 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (See Note 9).

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2012:

	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2012
Derivative liabilities - warrant instruments	$-	$-	$7,653,928	$7,653,928

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The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2011:

	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2011
Derivative liabilities - warrant instruments	$-	$-	$15,244,754	$15,244,754

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Years Ended June 30,
	2012	2011
Beginning balance	$(15,244,754)	$(8,029,728)
Change in fair value	10,780,342	(6,116,147)
Additions	(3,779,978)	(4,635,105)
Warrant modification	-	(1,068,320)
Exercise of warrants	590,462	4,604,546
Ending balance	$(7,653,928)	$(15,244,754)

Change in unrealized gains (losses) included in earnings for the year ended June 30, 2012 and 2011	$10,780,342	$(6,116,147)

During the years ended June 30, 2012 and 2011, the Company recorded a realized loss of $590,462 and $4,069,165, respectively, on the settlement of a portion of the warrant derivative liability due to the exercise of certain warrants, which is included in the change in the fair value of warrant derivative liability in the consolidated income statements.

NOTE 12. INCOME TAXES

The Company files a U.S. federal income tax return.  The Company’s foreign subsidiaries file income tax returns in their jurisdictions.

The components of the consolidated taxable net loss are as follows as of the years ended June 30, 2012:

	2012	2011
U.S.	$(5,224,954)	$(4,481,089)
Foreign	(7,601,114)	(679,850)
Total	$(12,826,068)	$(5,160,939)

The components of the Company’s deferred tax assets at June 30, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets:
Net operating loss carry-forwards	$6,654,049	$3,421,876
Stock-based compensation	1,391,211	1,294,879
Impairment of mineral rights	3,098,687	2,996,687
Accrued expenses	255,085	-
Loss contingency	167,108
Valuation allowance	(11,441,020)	(7,611,366)
Total deferred tax assets	125,120	102,076
Deferred tax liability:
Beneficial conversion feature and other	(125,120)	(102,076)
Net deferred tax assets	$-	$-

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The following table provides reconciliation between income taxes computed at the federal statutory rate and our provision for income taxes at June 30, 2012:

	2012	2011
Federal income taxes at 34%	$(466,035)	$(6,490,627)
Change in fair value of derivative liability - warrant instruments	(3,665,316)	2,079,490
Warrant modification expense	-	363,229
Amortization of beneficial conversion feature	175,042	126,740
Meals and entertainment	14,617
Restricted stock units	124,525
Change in valuation allowance	3,814,448	3,874,974
Other	2,719	46,194
Provision for income taxes	$-	$-

Unless previously utilized, $9,899,863 of federal tax loss carry-forwards will begin to expire in 2029 and $8,280,964 foreign loss can be carried forward indefinitely.  Federal tax laws limit the time during which the net operating loss carry-forwards may be applied against future taxes, and if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carry-forwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at June 30, 2012 and 2011.

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Mining Permits

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on the Company’s properties at economically viable costs.

In Chile, lithium is not exploitable via traditional mining concessions. The Chilean Mining Code (“CMC”) establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither the Company nor its subsidiaries have sufficient authority (or permits) to explore and exploit lithium in Chile.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of a lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.  In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction.  As required under the rules established by the Ministry of Mining, on September 14th, 2012, the Consortium submitted its bid for the CEOLs.

On September 24, 2012, the Ministry of Mining opened the bids and informed the Company that the Consortium’s bid was not the winning bid.

On October 1, 2012, the Ministry of Mining informed the Company that the Chilean Government decided to invalidate the CEOL process and the results announced on September 24, 2012 due to an administrative error.

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The Company is currently in the process of pursuing the Chilean Government to reconsider its decision to invalidate the CEOL process. The Company requested that the Chilean Government should award the CEOL to the second highest bidder, the Consortium´s offer. The Company put together a “Request for Reconsideration” (RFR).   This is deemed to be a friendly recourse which anybody can request an authority to change their decision.

If such action is turned down, a fast track Court Action called “Protection Recourse” might take place. Under that circumstance, Courts would determine on rule whether or not the Government is abusing by its action.   If they rule in the Company´s favor, the Government would be forced to complete the process and grant the CEOL to the Consortium.

Pending the outcome of the permitting process, the Company is exploring other strategies that could enable the Company to obtain rights to exploit lithium in Chile, whether from our Maricunga project or otherwise. Additionally, the Company is evaluating the Maricunga project as a potential producer of potassium nitrate.  However, there can be no assurances that the Company will be able to do so in the near future or at all.

There has been a recent trend in Argentina, at the National and Provincial levels, of seeking to limit and/or to restrict certain mining activities within the territory of certain Provinces. The Province of Jujuy, which is adjacent to the Province of Salta, where the Noto Properties are located, issued in March 2011 a Decree declaring lithium reserves as strategic natural resources for the Province, subjecting lithium exploration and exploitation projects to the evaluation of an Experts Committee, and the subsequent approval of different government bodies and the favorable recommendation of the Experts Committee. There can be no assurance that similar regulations will not be issued in the Province of Salta.

In October 2010, the National Law No. 26,639, "Regime of Minimum Principles for the Preservation of Glaciers and Periglacial Environment" (the "Glaciers Law"), was promulgated. The Glaciers Law is aimed at the protection and preservation of glaciers and the periglacial environment. The Glaciers Law regulates, limits, and in certain cases, bans certain activities developed on glacial and periglacial areas. Depending on how the Glaciers Law is interpreted - and, specifically, the definition of the term “periglacial” - this regulation could have a negative effect on the potential activities to be conducted on the Noto Properties.

The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities, but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for our future operations, or that the Company will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.

Non-Binding Agreement - New World Resource Corp.

On January 19, 2012, the Company entered into a non-binding agreement whereby the Company would acquire certain options (the “New World Options”) held by New World Resource Corp., with respect to a the Pastos Grandes lithium brine project in the Sud Lipez province within the Department of Potosi, Bolivia (the “Pastos Project”), as well as certain other assets.

The agreement contemplated a purchase price for the New World Options and other assets consisting of equity representing 22.5% of the Company after completion of such transaction.

The Company advanced $150,000 to fund a required payment under the New World Options that was due in February 2012. The Company then elected to not pursue this transaction and expensed this $150,000 payment during the year ended June 30, 2012.

Non-Binding Agreement - Claritas, Lithium and Bongo Mining Properties

On November 30, 2011, the Company entered into a non-binding agreement with three companies consisting of SLM Claritas, SLM Bongo and SLM Lithium (collectively, the “SLM Sellers”) with mining concessions with respect to an aggregate of 3,721 acres (1,506 hectares) in Chile (the “Chilean Prospect”) located near the Company’s Maricunga property. Pursuant to the non-binding agreement, the Company made a one-time nonrefundable payment (the “SLM Deposit”) of $250,000 on January 5, 2012. The SLM Deposit provided the Company with 60 days to perform due diligence procedures to determine whether or not to proceed with negotiating definitive agreements with the SLM Sellers regarding the Chilean Prospect. The Company elected to not proceed on negotiations related to the definitive agreements and has written off the SLM Deposit during the year ended June 30, 2012.

F-77

2011 Offering - Registration Rights Penalties

On March 22, 2011, the Board of Directors approved a private placement offering (the “2011 Offering”) to investors of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”). Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering warrant”). The G Warrants are exercisable for a period of three years. On April 7, April 13, May 3, May 6, and May 19, 2011, the Company held closings of the 2011 Offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at the Company’s own expense. Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, the Company has agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819). The Company was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and the Company recorded a monetary penalties accrual of $38,750, which has not yet been paid as of June 31, 2012. The Company was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and the Company increased the monetary penalties accrual to $530,243 (which includes accrued interest of $41,438 and is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of June 30, 2012. Although the Company intends to seek a waiver for these monetary penalties, there is no assurance the Company will be successful in obtaining a waiver.

R3 Fusion

R3 Fusion, Inc. (“R3”) is a technology company that has developed, patented, demonstrated and is currently commercializing its Short Path Condensate Recovery (SPaCeR) technology, which utilizes waste process heat and engineering designed to achieve a highly cost effective means of environmentally friendly fluid processing.

The Company believes the SPaCeR technology may speed the rate of mineral recovery from brine. However there can be no assurance that it will do so on a commercially favorable basis or at all. Not only do we believe R3’s SPaCeR technology can aid in the recovery of lithium, but we believe it will allow brine mining operations to use smaller facilities, reducing their footprint by as much as 1,000-fold.

On January 13, 2012, Li3 Energy entered into an agreement with R3 (the “R3 Agreement”) to apply R3’s SPaCeR in processing brine from the Company’s properties. Pursuant to the R3 Agreement, R3 will provide the Company with a demonstration plant consisting of two units having a design flow capacity of at least 1.6 liters per second each, and on-site training. Upon installation of the facilities Li3 Energy will pay R3 equipment use fees of $37,500 per month for the first twelve months following successful installation and commissioning of the system, and, if Li3 Energy elects to keep the equipment on site thereafter, $12,500 per month for up to an additional 36 months.

The R3 Agreement also provides that Li3 Energy will be given the exclusive license, subject to final negotiations, to exploit R3’s SPaCeR technology throughout the world for the processing of lithium-containing brine for so long as Li3 Energy is using such systems in the processing of brine at our facilities in South America.

Nevada

Under the BSV Option Agreement, as amended, the Company was required to pay to GeoXplor $100,000 on June 30, 2010, which the Company has not paid.   During the year ended June 30, 2011, the Company became obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which is recorded in accrued expenses as of June 30, 2011.  At June 30, 2012 and 2011, the Company has recorded $189,600 in accrued liabilities related to this agreement.

F-78

Employment Agreement

The Company has entered into an Employment Services Agreement with our Chief Executive Officer, Mr. Luis Saenz, effective as of August 24, 2011.  Under the Employment Services Agreement, the Company will pay Mr. Saenz such base salary as may be determined by its Board of Directors.  The Employment Services Agreement has an initial term of one year and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.  The Company may also pay Mr. Saenz an annual bonus at such time and in such amount as may be determined by its Board of Directors in its sole discretion.

Mr. Saenz’s employment by the Company remains “at-will” and terminable at any time for any reason or for no reason.  If Mr. Saenz’s employment is terminated by the Company without Cause, the Company must continue to pay him any base salary at the rate then in effect for a period of 18 months.  If Mr. Saenz terminates the Employment Services Agreement for Good Reason, or in the event of a termination of employment due to a permanent disability, the Company will continue to pay him any base salary at the rate then in effect for a period of 18 months.

For the duration of the employment period and, unless the Company terminates Mr. Saenz’s employment without Cause, for a period of 18 months thereafter, Mr. Saenz has agreed not to directly or indirectly compete with any business engaged in by us or proposed to be engaged in by us during the period of his employment anywhere within the countries in which the Company is then operating.

Gain contingency

As at June 30, 2012, the Company did not capitalize any Chilean value-added taxes (“VAT”) amounting to $770,153 arising from various purchases of goods and services in Chile . The Company expensed these amounts during the year ended June 30, 2012 due to the uncertainty of recoverability and is included in exploration expenses on the consolidated statement of operations. Under Chilean regulation, this VAT is recoverable from future VAT payable.

Operating leases

Rental expense for office operating leases was $87,769 and $43,662 during the years ended June 30, 2012 and 2011, respectively. Future minimum rental commitments under long-term non-cancellable facilities operating leases in place as of June 30, 2012 are as follows:

Years ending June 30	Amount
2013	$93,308
2014	100,041
2015	42,304
2016	-
2017	-
Thereafter	-
Total minimum lease payments	$235,653

NOTE 14. SUBSEQUENT EVENTS

POSCO

On August 17, 2012, the Company closed on POSCAN’s second tranche of investment under the SPA (the “Second Closing”), selling 62,499,938 units to POSCAN for $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share.

On the same date, the Company entered into an Additional Agreement to Stock Purchase Agreement (the “Additional Agreement”) with POSCAN which, among other things, modifies certain provisions of the SPA. The Additional Agreement reduced POSCAN’s purchase price per unit for the Second Closing from $0.21 per share to $0.16 per share, and reduced the exercise price of all of the warrants sold under the SPA from $0.40 per share to $0.21 per share. The Company revalued the modified warrants before and after the modification date and the increase in fair value is estimated to be $219,322 which will be recorded as a modification expense.

Pursuant to the Additional Agreement, the Company also agreed to issue to POSCAN a two-year warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

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The Additional Agreement provides restrictions on our use of the proceeds from the Second Closing, and includes the Company’s agreement to use its best efforts to obtain a Chilean lithium production concession and to take certain steps towards commercialization of its flagship Maricunga property.

Stock Settlement Agreements

In September 2012, the Company entered into several stock settlement agreements with certain parties to whom the Company was obligated as of June 30, 2012 (“Receivable Holders”). The Company has entered into settlement agreements with respect to an aggregate of $390,326 of obligations, and has issued an aggregate of 5,825,761 shares of the Company’s common stock pursuant thereto. Each settlement agreement that the Company has entered into to date has provided for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder.

The majority of the settlement agreements above were for obligations to directors and officers of the Company as of June 30, 2012.

Second Waiver Agreement

In September 2012, the Company obtained the Second Waiver Agreement from the holders of the zero-coupon convertible notes. See Note 8.

Mining Permit

In September 2012, the Company received update on its permit request for the exploitation right of Lithium from the Government of Chile. See Note 13.

F-80

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash	$2,349,834	$27,689
Prepaid expenses and advances	99,931	8,841
Total current assets	2,449,765	36,530
Mineral rights	63,741,000	63,741,000
Property and equipment, net	137,551	175,220
Other assets	11,183	10,650
Total non-current assets	63,889,734	63,926,870
Total assets	$66,339,499	$63,963,400

Liabilities and Equity
Current liabilities:
Accounts payable	$246,104	$2,331,722
Accounts payable - related parties	6,329	104,326
Accrued expenses	555,102	994,827
Accrued registration rights penalties	518,243	518,243
Common stock payable	489,631	-
Zero-coupon convertible debt, net of discount of $100,629 and $-0-, respectively	1,779,371	1,783,181
Notes payable	50,000	1,200,000
Convertible notes payable	45,000	45,000
Total current liabilities	3,689,780	6,977,299
Derivative liabilities - warrant instruments	5,849,223	7,653,928
Total liabilities	9,539,003	14,631,227

Commitments and contingencies
Common stock subject to rescission	3,041	-

Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 990,000,000 shares authorized; 394,041,586 and 323,782,553 shares issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	394,042	323,783
Additional paid-in capital	69,253,081	63,578,079
Other comprehensive income	-	83,563
Deficit accumulated during exploration stage	(35,782,363)	(37,773,845)
Total stockholders' equity of Li3 Energy, Inc.	33,864,760	26,211,580
Non-controlling interests	22,932,695	23,120,593
Total equity	56,797,455	49,332,173
Total liabilities and equity	$66,339,499	$63,963,400

See accompanying notes to unaudited consolidated financial statements.

F-81

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

					June 24, 2005
					(inception)
	Three Months Ended March 31,		Nine Months Ended March 31,		through March 31,
	2013	2012	2013	2012	2013

Revenues	$-	$-	$-	$-	$2,278
Cost of goods sold	-	-	-	-	(1,182)
Gross profit	-	-	-	-	1,096
Operating expenses:
Exploration expenses	(79,336)	(2,156,317)	(456,945)	(5,608,579)	(9,546,332)
Mineral rights impairment expense	-	-	-	-	(9,138,785)
Loss on settlements, net	-	-	(5,816)	-	(1,503,316)
General and administrative expenses	(1,291,630)	(2,188,072)	(3,700,329)	(4,988,436)	(19,097,121)
Total operating expenses	(1,370,966)	(4,344,389)	(4,163,090)	(10,597,015)	(39,285,554)
Other income (expense):
Loss on debt extinguishment	-	-	(37,235)	(841,752)	(878,987)
Change in fair value of derivative liability - warrant instruments	213,163	(3,765,995)	6,453,869	7,837,564	4,894,517
Warrant modification expense	-	-	(171,150)	-	(1,239,470)
Gain (loss) on foreign currency transactions	(426)	74,258	19,723	33,395	30,088
Interest expense	(57,274)	(182,048)	(298,533)	(880,332)	(1,867,358)
Total other income (expense)	155,463	(3,873,785)	5,966,674	6,148,875	938,790
Net income (loss)	$(1,215,503)	$(8,218,174)	$1,803,584	$(4,448,140)	$(38,345,668)
Net loss attributable to non-controlling interests	31,734	773,206	187,898	2,043,413	2,563,305
Net income (loss) attributable to Li3 Energy, Inc.	$(1,183,769)	$(7,444,968)	$1,991,482	$(2,404,727)	$(35,782,363)
Earnings (loss) per common share - basic	$(0.00)	$(0.02)	$0.01	$(0.01)
Earnings (loss) per common share - diluted	$(0.00)	$(0.02)	$0.01	$(0.01)
Weighted average number of common shares outstanding
Basic	394,002,697	322,583,762	380,373,535	310,810,095
Diluted	394,002,697	322,583,762	395,841,166	310,810,095
Comprehensive income (loss)
Net income (loss)	$(1,215,503)	$(8,218,174)	$1,803,584	$(4,448,140)	$(38,345,668)
Foreign currency translation adjustments	-	-	(83,563)	-	-
Total comprehensive income (loss)	$(1,215,503)	$(8,218,174)	1,720,021	$(4,448,140)	$(38,345,668)
Comprehensive loss attributable to non-controlling interests	31,734	773,206	187,898	2,043,413	2,563,305
Comprehensive income (loss) attributable to Li3 Energy, Inc. shareholders	$(1,183,769)	$(7,444,968)	$1,907,919	$(2,404,727)	$(35,782,363)

See accompanying notes to unaudited consolidated financial statements.

F-82

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Changes in Equity (Deficit)

From June 24, 2005 (Inception) through March 31, 2013

 (Unaudited)

					Deficit
					Accumulated
			Additional	Other	During the	Non-	Total
	Common Stock		Paid-in	Comprehensive	Exploration	Controlling	Equity
	Shares	Par Value	Capital	Loss	Stage	Interest	(Deficit)

Balance at June 24, 2005 (inception)	-	$-	$-	$-	$-	$-	$-

Stock issued for cash, June 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Net loss	-	-	-	-	-	-	-

Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	-	-	7,500

Stock issued for cash, March 2006	47,368,454	47,368	2,632	-	-	-	50,000

Net loss	-	-	-	-	(14,068)	-	(14,068)

Balance, June 30, 2006	118,421,126	118,420	(60,920)	-	(14,068)	-	43,432

Net loss	-	-	-	-	(16,081)	-	(16,081)

Balance, June 30, 2007	118,421,126	118,420	(60,920)	-	(30,149)	-	27,351

Stock issued for cash, February 2008	2,631,595	2,632	47,368	-	-	-	50,000

Net loss	-	-	-	-	(95,656)	-	(95,656)

Balance, June 30, 2008	121,052,721	121,052	(13,552)	-	(125,805)	-	(18,305)

Net loss	-	-	-	-	(67,905)	-	(67,905)

Balance, June 30, 2009	121,052,721	121,052	(13,552)	-	(193,710)	-	(86,210)

Cancellation of shares in connection with merger	(71,052,626)	(71,052)	71,052	-	-	-	-

Stock issued for cash	18,000,000	18,000	2,265,139	-	-	-	2,283,139

Stock based compensation	2,625,0002	2,625	1,137,322	-	-	-	1,139,947

Stock issued for property acquisition	4,000,000	4,000	3,636,000	-	-	-	3,640,000

Net loss	-	-	-	-	(16,048,682)	-	(16,048,682)

Balance, June 30, 2010	74,625,095	74,625	7,095,961	-	(16,242,392)	-	(9,071,806)

Stock issued for cash	55,685,324	55,686	6,025,862	-	-	-	6,081,548

Stock-based compensation	5,603,501	5,603	2,469,927	-	-	-	2,475,530

Stock issued to settle liabilities	6.500.000	6.500	2.106.000	-	-	-	2.112.500

Equity impact of derivative liability warrants and debt	-	-	4,972,546	-	-	-	4,972,546

Stock issued for property acquisitions	137,500,000	137,500	35,637,500	-	-	-	35,775,000

Consolidation of Maricunga, non-controlling interest	-	-	-	-	-	25,496,000	25,496,000

Net loss	-	-	-	-	(19,219,382)	-	(19,219,382)

Balance, June 30, 2011	279,913,920	279,914	58,307,796	-	(35,461,774)	25,496,000	48,621,936

Stock issued for cash:
Stock and warrants offered to POSCO, less offering costs of $685,944	38,095,300	38,095	3,495,996	-	-	-	3,534,091
Exercise of $0.05 per share D Warrants for cash	4,200,000	4,200	205,800	-	-	-	210,000

Equity impact of derivative liability warrants and debt:
Fair value of D warrants reclassified from derivative liability to equity upon exercise	-	-	590,462	-	-	-	590,462
Beneficial conversion of convertible debt waiver agreement	-	-	330,019	-	-	-	330,019

Stock-based compensation:
Amortization of stock-based compensation	-	-	514,380	-	-	-	514,380
Stock issued to MIZ, a related party, pursuant to vesting of restricted stock units	300,000	300	(300)	-	-	-	-
Stock issued for services	1,273,333	1,274	133,926	-	-	-	135,200

Foreign currency translation adjustments	-	-	-	83,563	-	-	83,563

Net loss	-	-	-	-	(2,312,071)	(2,375,407)	(4,687,478)

Balance, June 30, 2012	323,782,553	323,783	63,578,079	83,563	(37,773,845)	23,120,593	49,332,173

Stock issued for cash:
Stock and warrants issued to POSCAN, less offering costs totaling $500,000	62,499,938	62,500	4,959,476	-	-	-	5,021,976

Stock-based compensation:
Amortization of stock-based compensation	-	-	311,427	-	-	-	311,427
Modification of stock options and stock issued for services	2,336,319	2,336	43,814	-	-	-	46,150

Stock issued to settle liabilities:
Stock issued to settle accrued director's fees and salaries and bonus	5,422,776	5,423	363,326	-	-	-	368,749

Common stock subject to rescission	-	-	(3,041)	-	-	-	(3,041)

Foreign currency translation adjustments	-	-	-	(83,563)	-	-	(83,563)

Net income (loss)	-	-	-	-	1,991,482	(187,898)	1,803,584

Balance, March 31, 2013	394,041,586	$394,042	$69,253,081	$-	$(35,782,363)	$22,932,695	$56,797,455

See accompanying notes to unaudited consolidated financial statements.

F-83

LI3 ENERGY, INC.

(An Exploration Stage Company)

Consolidated Statements of Cash Flow

(Unaudited)

			June 24, 2005
	Nine Months	Nine Months	(Inception)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2013	2012	2013
Cash flows from operating activities
Net income (loss)	$1,803,584	$(4,448,140)	$(38,345,668)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	31,113	15,579	102,173
Loss on write off of fixed assets	6,556	-	6,556
Mineral rights impairment expense	-	-	9,138,785
Loss on settlements, net	5,816	-	1,503,316
Stock-based compensation	867,908	497,437	5,325,955
Loss on debt extinguishment	37,235	841,752	878,987
Change in fair value of derivative liabilities - warrants	(6,453,869)	(7,837,564)	(4,894,517)
Warrant modification expense	171,150	-	1,239,470
Zero coupon interest accretion and amortization of debt
discount on convertible notes	102.297	827,226	1,470,120
Amortization of deferred financing costs	-	36,875	66,375
Gain on foreign currency transactions	(19,723)	(33,395)	(30,088)
Changes in operating assets and liabilities:
Increase (decrease) in prepaid expenses and advances	(91,088)	34,000	(99,602)
Increase in other assets	(533)	(10,873)	(11,183)
Increase (decrease) in accounts payable	(2,071,726)	1,202,814	268,712
Increase (decrease) in accounts payable - related parties	(97,913)	(52,227)	6,827
Increase (decrease) in accrued expenses	(197,489)	682,819	1,377,756
Increase in accrued registration rights penalties	-	-	518,243
Net cash used in operating activities	(5,906,682)	(8,243,697)	(21,477,783)

Cash flows from investing activities
Acquisition of mineral rights	-	-	(7,968,785)
Deposit on mineral properties	-	(250,000)	-
Acquisition of equipment	-	(214,097)	(236,280)
Payments for leasehold improvements	-	-	(10,000)
Net cash used in investing activities	-	(464,097)	(8,215,065)

Cash flows from financing activities
Proceeds from zero coupon convertible debt offering	-	-	1,500,000
Payment of deferred financing costs	-	-	(75,000)
Payment of arranger fee for convertible debt	(37,600)	(30,000)	(67,600)
Proceeds from notes payable	-	300,000	1,245,000
Payments on notes payable	(1,150,000)	-	(1,150,000)
Proceeds from issuance of common stock, net	9,499,990	7,314,069	28,946,707
Proceeds from exercise of warrants	-	210,000	1,643,575
Net cash provided by financing activities	8,312,390	7,794,069	32,042,682

Effect of exchange rate changes on cash	(83,563)	-	-

Net increase (decrease) in cash	2,322,145	(913,725)	2,349,834

Cash at beginning of the period	27,689	952,401	-

Cash at end of the period	$2,349,834	$38,676	$2,349,834

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$280,953	$-	$286,745
Non-cash financing transactions:
Fair value of derivative warrant instruments issued in private offerings	$4,478,014	$3,779,978	$13,352,518
Reclassification of warrant liabilities to additional paid-in capital for warrant exercises	$-	$590,462	$5,195,008
Warrants issued for services	$-	$-	$157,010
Warrants issued for offering costs	$162,350	$-	$220,100
Debt discount due to beneficial conversion feature	$-	$330,019	$698,019
Debt discount due to warrant derivative liabilities issued with convertible debt	$-	$-	$1,132,000
Settlement of accrued interest through modification of debt	$105,742	$-	$105,742
Settlement of accrued liabilities through issuance of stock	$368,749	$-	$368,749
Issuance of common stock for acquisition of mineral rights	$-	$-	$39,415,000
Consolidation of non-controlling interest of the Maricunga Companies	$-	$-	$25,496,000
Common stock cancelled	$-	$-	$71,052
Common stock subject to rescission	$3,041	$-	$3,041

See accompanying notes to unaudited consolidated financial statements.

F-84

Li3 ENERGY, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1.   NATURE OF BUSINESS AND BASIS OF PRESENTATION

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005. In 2009, the Company established its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America, but has more recently focused solely on South America.

Part of our strategic plan is to explore and develop our existing projects as well as to identify other synergistic opportunities with new projects with production potential that could also be advanced in an accelerated manner, with the goal of becoming a company with valuable lithium, potassium, nitrates and other industrial minerals properties.

The Company’s six subsidiaries include: Li3 Energy Peru SRL (“Li3 Peru”), a wholly owned subsidiary in Peru, formed to explore mining opportunities in Peru and in South America; Minera Li Energy SPA (“Minera Li”), a wholly owned subsidiary in Chile; Alfredo Holdings, Ltd. (“Alfredo”), an exempted limited company incorporated under the laws of the Cayman Islands; Li3 Energy Caymans, Inc., an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”), which is a subsidiary of Alfredo; and Noto Energy S.A. (“Noto”), an Argentinean corporation. Also, in May 2011, Minera Li acquired 60% ownership of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”).

The accompanying unaudited interim consolidated financial statements of Li3 Energy, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended June 30, 2012, as reported in Form 10-K, have been omitted.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Li3 Peru, Alfredo, PRMC, Noto, and Minera Li, which holds the six majority owned subsidiaries consisting of the Maricunga Companies. All intercompany amounts have been eliminated in consolidation.

b. Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Management has made significant estimates related to the fair value of the warrant derivative liability, accrued expenses and contingencies.

c. Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 - Development Stage Entities . Its activities to date have been limited to capital formation, organization, and development of its business, including acquisitions of mineral rights.

d. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2013 and June 30, 2012, respectively. The Company has not experienced any losses on its deposits of cash and cash equivalents.

F-85

 e. Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value. During the nine months ended March 31, 2013 and 2012, no impairment charges were recorded by the Company.

f. Impairment of Long-lived Assets

Long-lived assets, including mineral rights, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. We account for asset impairment in accordance with ASC 360, Property Plant and Equipment . Long-lived assets such as property, plant and equipment, mineral properties and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to exist if the total estimated future cash flow on an undiscounted basis is less than the carrying amount of the related assets. An impairment loss is measured and recorded based on the discounted estimated future cash flows.

g. Foreign Currency

The Company has determined that the functional currency of the parent company and each of its foreign subsidiaries is U.S. Dollars.

Foreign currency transaction gains and losses are included in the statement of operations as other income (expense).

 h. Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and for net operating loss carry-forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

For financial statement purposes, we recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company did not have any uncertain income tax positions or accrued interest or penalties included in our consolidated balance sheets at March 31, 2013 or June 30, 2012, and did not recognize any interest and/or penalties in its consolidated statements of operations during the nine months ended March 31, 2013 or 2012.

i. Non-Controlling Interests

The Company is required to report its non-controlling interests as a separate component of stockholders’ equity. The Company is also required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interests and to the stockholders of the Company separately in its consolidated statements of operations. Losses applicable to the non-controlling interests are allocated to the non-controlling interests even when those losses are in excess of the non-controlling interests’ investment basis. During the nine months ended March 31, 2013 and 2012, the Company recorded a net loss allocable to non-controlling interests of $187,898 and $2,043,413, respectively.

F-86

j. Earnings per Share

Basic net earnings per share amounts are computed by dividing the net income available to Li3 Energy, Inc. shareholders by the weighted average number of common shares outstanding over the reporting period. In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation of diluted earnings per share as the effect would be anti-dilutive.

k. Subsequent Events

The Company evaluated all material subsequent events from March 31, 2013 through the date of the issuance of these consolidated financial statements for disclosure consideration.

l. Recent Accounting Pronouncements

Recently issued or adopted accounting pronouncements are not expected to, or did not have, a material impact on our financial position, results of operations or cash flows.

m. Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

NOTE 3.   GOING CONCERN

As of March 31, 2013, the Company had no source of current revenue, a cash balance on hand of $2,349,834, negative working capital of $1,240,015 and cumulative negative cash flows from operations of $21,477,783 during the period from June 24, 2005 (inception) through March 31, 2013. The Company had negative cash flows from operations of $5,906,682 during the nine months ended March 31, 2013. On August 17, 2012, the Company received $9,499,990 in net funding from POSCO Canada Ltd. (“POSCAN”). On April 16, 2013, the Company made a $2,000,000 initial cash payment to acquire additional property in the Maricunga Salar. After such payment, the Company´s cash balance was approximately $100,000.

The Company does not believe its cash on hand is sufficient to maintain its basic operations, which do not include future exploration and acquisition activities, for 12 months. The Company requires immediate cash flow for which it is seeking interim funding.

In the course of its exploration activities, the Company has sustained and continues to sustain losses. The Company cannot predict if and when it may generate profits. In the event the Company identifies commercial reserves of lithium or other minerals, it will require substantial additional capital to develop those reserves. The Company expects to finance its future operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable. Further, the development and exploitation of the properties in which the Company has mineral interests requires permits, our efforts to obtain which are at various stages. Lithium resources in our principal project, Maricunga, are designated as a national resource and cannot be mined and sold unless the government of Chile issues a special permit, which may not occur or could require payments in excess of the Company’s available funds, or could be subject to competitive bidding. In September 2012, the Company was an unsuccessful bidder for a lithium mining permit in Chile. In November 2012, the Chilean Government invalidated the auction process and the lithium mining permit was not awarded. The Company cannot predict if and when it might be able to obtain a permit for lithium exploitation. The Company has alternative mineral exploitation opportunities for its Maricunga properties and is currently pursuing a business plan to exploit minerals that do not require special mining permits including the acquisition of an additional property located in the Maricunga Salar which does not require a special permit for the production of lithium.

F-87

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4.  MINERAL RIGHTS

Mineral rights as of March 31, 2013 and June 30, 2012 consist of the Maricunga property.

The Maricunga property consists solely of undeveloped mineral rights. On May 20, 2011, the Company acquired 60% of the Maricunga Companies, which in the aggregate, held the mineral rights to the Maricunga property for a purchase price of $6,370,000 in cash and 127,500,000 restricted shares of common stock which had a fair value of $31,875,000. The Company also recorded an additional $25,496,000 to reflect the non-controlling interest for the 40% of the Maricunga Companies that were not acquired.

Matters Related to Non-controlling Interests

The Company agreed to register under the Securities Act one-half of the 127,500,000 Maricunga Purchase Price Shares on a “best efforts” basis by January 31, 2012 and the remainder by October 31, 2012.

On December 27, 2012 the Company filed a registration statement with the SEC requesting to register a total of 127,500,000 shares. On January 24, 2013, such registration statement was declared effective by the SEC. The total of 127,500,000 shares are registered.

The Company has incurred exploration expenses with respect to the Maricunga property of $6,408,263 to date. Future development expenditures are forecasted to be at least $100 - $200 million. The minority shareholders have not made payments to the Company for their respective shares of the exploration expenses incurred to date. As a result, all the expenses incurred by the Maricunga Companies during the nine months ended March 31, 2013 were funded by the Company. The Company recorded 40% of the expenses incurred by the Maricunga Companies to the non-controlling interest, or $187,898 and $2,043,413 respectively for the nine months ended March 31, 2013 and 2012. The total exploration expenses recorded to non-controlling interest since May 2011 is $2,563,305.

As the majority shareholder, we have filed lawsuits distributed to four civil courts of Copiapo, third Region of Atacama, Chile, against the minority shareholders seeking either payment of their pro rata portion of costs or an auction of their share of the properties. The minority shareholders have not paid their required contributions to the costs of conservation and exploration , which were agreed upon at the shareholders’ meeting on October 6, 2011. In December 2012, we received a favorable decision from one of the civil courts to auction approximately 4% of the shares once the judgment is executed. This is being opposed by the shareholders, and we are awaiting the court’s decision after which the second court of Copiapo should set a date and time for the auction. Evidence is currently being presented in the lawsuits in the other civil courts, after which a final decision should be issued.

Certain minority shareholders have filed counter claims against us, in two civil courts of Santiago, to declare, among other things, the invalidation of such shareholders’ meeting at which required contributions were established that such minority shareholders failed to make. In one of the courts, the process is on hold because the minority shareholders have not filed a new claim, as requested by the court. In the other court, we have filed our defense claiming that the lawsuits should be dismissed on the basis that the decision made in the shareholders´meeting on October 6, 2011 was made in accordance with Chilean law, and that the amounts are necessary for the conservation and exploration of the mining property. This lawsuit is still in the discovery stage.

The Company has determined that neither the minority shareholders’ default nor the proposed auction are (or will be) triggering events that would require the Company to test the long-lived assets for recoverability.

Matters Related to Exploitation Permits

In 2012, the Chilean Government’s Ministry of Mining established its first ever auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs), which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a 7% royalty.

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In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp. and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction. As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. The Company is waiting for an answer.

Currently, the Company does not have a permit to exploit lithium from the Maricunga properties. Accordingly, the Company evaluated the recoverability of the investment in the Maricunga properties in accordance with ASC 360, Property Plant and Equipment assuming it is not able to exploit its lithium resources. The Company can exploit alternative minerals, like potassium, on its Maricunga properties that do not require special permits and are exploitable via regular mining concessions according to the Chilean Mining Code. Based on that assumption, the Company determined that the total estimated future cash flows on an undiscounted basis of the Maricunga properties exceeds its carrying value and, accordingly, no impairment loss was required.

We are exploring other strategies that could enable us to obtain rights to exploit lithium in Chile, whether from our flagship Maricunga project or otherwise. Additionally, we are evaluating the Maricunga project as a potential producer of potash, which combined with a nitrate resource, could be processed to produce potassium nitrate. However, there can be no assurances that we will be able to do so in the near future, on favorable terms, or at all.The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium.

In March 2013, the Company obtained approval of the Environmental Impact Declaration for its Maricunga project from the Chilean Environmental Authority. The Company is currently in discussions with consultants regarding the next steps to be taken in order to allow on-site work to continue in October 2013, after the winter season.

The Company will evaluate any future impairment based on consideration of economic and operational feasibility and a continuing assessment of its rights to exploit minerals under Chilean laws and regulations.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2013	June 30, 2012
Leasehold improvement and office equipment	$56,675	$73,761
Field equipment	168,277	168,277
Less: Accumulated depreciation	(87,401)	(66,818)
Net property and equipment	$137,551	$175,220

Depreciation expense for the nine months ended March 31, 2013 and 2012 was $31,113, and $15,579, respectively.

NOTE 6.   RELATED PARTY TRANSACTIONS

POSCAN

On September 14, 2011 and August 17, 2012, POSCAN, a greater than 5% shareholder and a wholly owned subsidiary of POSCO (a Korean company), purchased a combined 100,595,238 shares of the Company’s common stock. See Note 10.

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MIZ Comercializadora, S de R.L.

The Company was party to a services agreement (“Services Agreement”) between MIZ Comercializadora, S de R.L. (“MIZ”) and the Company in which Tom Currin (a beneficial owner of MIZ) served as Chief Operating Officer of the Company. Pursuant to the Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”) upon the achievement of certain milestones. Additionally, pursuant to the Services Agreement, the Company granted 1,000,000 stock options to MIZ which were to vest over three years.

On December 5, 2012, MIZ and the Company terminated its Services Agreement. In connection with the termination of the Services Agreement, all of the Restricted Stock was deemed fully vested and issued to MIZ (of which 1,700,000 shares were previously held in escrow, and 800,000 shares had previously been issued to MIZ). The Company recorded stock based compensation expense of $183,360 and $208,071 in connection with the Restricted Stock during the nine months ended March 31, 2013 and 2012, respectively.

On November 30, 2012, the Company reduced the exercise prices of 333,333 options from $0.38 to $0.13 per share and the exercise price of 666,667 options were reduced from $0.38 to $0.21 per share. On February 15, 2013, the Company further modified the exercise price of the total 1,000,000 stock options granted to MIZ to $0.16 per share. The Company recorded $18,747 of stock compensation expense in connection with the modifications of exercise price as the incremental difference between the fair value of the stock options immediately before and after each modification, consisting of $16,682 in relation to the November modification and $2,065 in relation to the February modification.

In February 2013, the Company entered into a stock settlement agreement with MIZ with respect to $20,700 of obligations that were outstanding at December 31, 2012, and agreed to issue 306,667 shares of the Company´s common stock for $20,547 pursuant thereto, with the balance of $153 to be settled in cash. An accrual of $20,547 has been recorded in stock compensation expense during the nine months ended March 31, 2013 in connection with this agreement. These shares have not been issued as of March 31, 2013, and are reflected as common stock payable on the accompanying balance sheet at March 31, 2013.

The Company incurred $67,670 (including $18,747 of stock option modification expense) and $84,456 of stock-based compensation during the nine months ended March 31, 2013 and 2012, respectively, related to stock options granted to MIZ. See Note 10. As of March 31, 2013, all of the stock options granted to MIZ are fully vested and exercisable.

On December 5, 2012, the Company entered into a Consulting Services Agreement with MIZ in which Mr. Currin is to provide consulting services to the Company. Pursuant to the agreement, the Company pays MIZ $5,000 per month for up to four days of work with additional fees of $2,000 per day to be paid for additional days worked. The agreement will terminate on December 5, 2013 or in the event either party causes a material breach of the agreement.

MIZ was paid $188,750 and $266,667 for cash compensation during the nine months ended March 31, 2013 and March 31, 2012. MIZ was owed $0 and $20,234 as of March 31, 2013 and June 30, 2012, respectively, for cash compensation. MIZ was owed $20,547 for common stock payable at March 31, 2013.

R&M Global Advisors

The Company was party to a services agreement (the “R&M Agreement”) between R&M Global Advisors, LLC. (“R&M Global Advisors”) and the Company in which Eric Marin (a partial owner of R&M Global Advisors) served as interim Chief Financial Officer of the Company. On June 30, 2012, R&M Global Advisors and the Company mutually agreed to terminate Eric Marin’s services as the Company’s Interim Chief Financial Officer at the close of business on June 30, 2012.

R&M Global Advisors was paid $85,359 for the nine months ended March 31, 2013, of which $81,300 was included in accounts payable as of June 30, 2012, and $118,159 in cash for compensation during the nine months ended March 31, 2012. No amounts were due to R&M Global Advisors as of March 31, 2013.

NOTE 7. NOTES PAYABLE

On March 23, 2012, the Company entered into a $300,000 unsecured promissory note with a third party. On September 28, 2012, this note was amended and the maturity date was extended to November 2, 2012. On November 5, 2012, the Company paid 15%, (or $45,000), of the outstanding principal balance along with accrued interest totaling $49,925 and the note was amended with the maturity date extended to December 5, 2012. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum. During December 2012, the note and related accrued interest were paid in full.

On April 2, 2012, the Company entered into a $100,000 unsecured promissory note with a third party. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum, and was originally due on April 30, 2012, at which time its maturity date was extended to May 31, 2012. During September 2012, the note and related accrued interest were paid in full.

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On April 20, 2012, the Company entered into a $250,000 unsecured promissory note payable with a third party. A portion of this note amounting to $120,000 was paid in September 2012. On September 28, 2012, the note for the remaining amount due was amended and the maturity date was extended to November 2, 2012. On November 5, 2012, the Company paid 15%, (or $19,500), of the outstanding principal balance along with accrued interest totaling $21,634 and the note was amended with the maturity date extended to December 5, 2012. The promissory note bore interest at 15% per annum and a penalty rate of 2% per annum. During December 2012, the note and related accrued interest were paid in full.

On June 8, 2012, the Company entered into a $500,000 unsecured promissory note payable with a third party. The promissory note bore interest at 25% per annum after the maturity date, and was due on June 22, 2012. During August 2012, the note and related accrued interest were paid in full.

On June 5, 2008, the Company issued a $50,000 unsecured promissory note to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company, and the terms and conditions of such note allow for prepayment of the principal and accrued interest at any time without penalty. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued as of March 31, 2013 and June 30, 2012 was $19,290 and $16,298, respectively. This note is in default as of March 31, 2013 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

On April 30, 2009, the Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) to Milestone, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due November 8, 2010.  The Convertible Note provides that the principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date.  The Company and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at March 31, 2013 and June 30, 2012 was $14,454 and $11,678, respectively. The Convertible Note is in default as of March 31, 2013 and remains payable to Milestone. To date, no demand or communication has been received from Milestone.

NOTE 8. CREDIT AGREEMENT

On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at the February 2, 2012 maturity was $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”). The Lender Warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The fair values of the Lender Warrants were recognized as derivative warrant instruments at issuance and are measured at fair value at each reporting period. The Company determined the fair value of the warrants was $1,132,000 at the issuance date. This amount was recorded as a debt discount and is amortized to interest expense over the term of the debentures.

On August 25, 2011, the Company entered into an Amendment and Waiver Agreement with the holders of the zero-coupon bridge notes (the “Waiver Agreement”).   The Waiver Agreement does not alter the principal amount of the zero-coupon bridge notes; however, it provides that such notes will accrue interest at a rate of 15% per annum from February 2, 2012, until June 30, 2012.  The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.40 to $0.12 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee (“arranger fee”) of $30,000.

On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”).  Pursuant to the Second Waiver Agreement, the zero-coupon convertible notes’ maturity date was extended to September 28, 2013, and the aggregate principal amount thereof was increased to $1,880,000, which includes an Original Issue Discount of 12.1%. The Waiver Agreement also reduced the conversion price of the zero-coupon bridge notes from $0.12 to $0.095 per share.  In connection with the Waiver Agreement, the Company agreed to pay an arranger a cash fee (“arranger fee”) of $37,600.

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In connection with the Second Waiver Agreement, the convertible debentures were analyzed for a beneficial conversion feature after the debt modification at which time it was concluded that no beneficial conversion feature existed. See detail summary below for carrying value of debt as of March 31, 2013.

Post-Modification Debt:
Estimated fair value of debt after modification	$1,880,000
Less: Original issue discount	(202,926)
Carrying value at September 28, 2012 (date of modification)	1,677,074
Amortization of debt discount	102,297
Carrying value at March 31, 2013	$1,779,371

Second Amendment and Waiver Agreement

The Company applied ASC 470-50-40/55 “Debtor’s Accounting for a Modification or Exchange of Debt Instrument” and concluded that the Second Amendment and Waiver Agreement dated September 28, 2012 constituted a debt extinguishment rather than debt modification because the change in the fair value of the embedded conversion features immediately before and after the modification exceeded 10% of the original loan balance. As a result, the Company recorded a loss on debt extinguishment of $37,235 during the nine months ended March 31, 2013, as summarized below:

Loss on Extinguishment:
Estimated fair value of debt after modification	$1,880,000
Arranger fee	37,600
Less: Original issue discount	(202,926)
Fair value of assets given	1,714,674
Less: Carrying value of pre-modification debt	(1,677,439)
Unamortized deferred financing costs	-
Loss on debt extinguishment	$37,235

NOTE 9. DERIVATIVE LIABILITIES

The Company has determined that certain warrants the Company has issued contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40.

The warrants (including any Agent warrants) issued in connection with the 2009 Unit Offering the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering warrants, the Lender Warrants, the Warrants issued for advisory services and the Arranger Warrants contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time. In addition, the number of shares issuable upon exercise of the 2010 Unit Offering Warrants, the Incentive warrants and all warrants issued to agents under both the 2009 Unit Offering, and the 2010 Unit Offerings will be increased inversely proportional to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of the warrants issued in the 2009 Unit Offering, the 2010 Unit Offerings, the Incentive warrants, the 2011 Unit Offering, the Lender Warrants, the Arranger warrants, the warrants issued for advisory services and the POSCAN Warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

In conjunction with the closing of POSCAN’s second tranche of investment on August 17, 2012, the Company adjusted the exercise price of the warrants previously issued to POSCAN from $0.40 to $0.21 per share. The incremental value of the warrants before and after the modification was $171,150 and was reported as warrant modification expense.

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On August 17, 2012, the Company closed on POSCAN’s second tranche of investment under the SPA (the “Second Closing”), selling 62,499,938 units to POSCAN for gross proceeds of $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share. Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing.

The Company has determined that these warrants contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants’ respective exercise prices based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 - 40. The warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

Activity for derivative warrant instruments during the nine months ended March 31, 2013 was as follows:

		Initial valuation
		of derivative		Increase
		liabilities upon		(decrease) in
	Balance at	issuance of new		fair value of	Exercise	Balance at
	June 30,	warrants during	Modification	derivative	of	March 31,
	2012	the period	expense	liabilities	warrants	2013
2009 Unit Offering warrants	$872,212	$-	$-	$(283,868)	$-	$588,344
First 2010 Unit Offering warrants	1,640,644	-	-	(1,109,454)	-	531,190
Second 2010 Unit Offering warrants	237,426	-	-	(144,920)	-	92,506
Third 2010 Unit Offering warrants	512,341	-	-	(312,306)	-	200,035
Incentive warrants	579,760	-	-	(364,660)	-	215,100
2011 Unit Offering warrants	1,495,038	-	-	(1,170,908)	-	324,130
Lender warrants	274,386	-	-	(194,373)	-	80,013
Warrants for advisory services and Arranger warrants	83,210	-	-	(64,536)	-	18,674
POSCAN warrants	1,958,911	4,478,014	171,150	(2,808,844)	-	3,799,231
	$7,653,928	$4,478,014	$171,150	$(6,453,869)	$-	$5,849,223

Warrant Modification Expense

On August 17, 2012, the Company measured the modified warrants using a modified lattice valuation model. Below is the summary of the valuation:

Fair value of warrant on August 17, 2012 with exercise price $0.40 and stock price $0.069	$1,091,513
Fair value of warrant on August 18, 2012 with exercise price $0.21 and stock price $0.067	1,262,663
Modification expense	$171,150

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Activity for derivative warrant instruments during the nine months ended March 31, 2012 was as follows:

		Initial valuation
		of derivative	Increase
		liabilities upon	(decrease) in
	Balance at	issuance of new	fair value of		Balance at
	June 30,	warrants during	derivative	Exercise of	March 31,
	2011	the period	liabilities	Warrants	2012
2009 Unit Offering warrants	$3,854,119	$-	$(1,886,141)	$-	$1,967,978
First 2010 Unit Offering warrants	2,911,244	-	(1,232,660)	-	1,678,584
Second 2010 Unit Offering warrants	1,800,265	-	(1,010,243)	(590,462)	199,560
Third 2010 Unit Offering warrants	1,156,744	-	(668,389)	-	488,355
Incentive warrants	1,072,441	-	(514,774)	-	557,667
2011 Unit Offering warrants	3,736,897	-	(1,914,928)	-	1,821,969
Lender warrants	523,234	-	(303,049)	-	220,185
Warrants for advisory services and Arranger warrants	189,810	-	(110,213)	-	79,597
POSCAN warrants	-	3,779,978	(197,167)	-	3,582,811
	$15,244,754	$3,779,978	$(7,837,564)	$(590,462)	$10,596,706

During the nine months ended March 31, 2012, 4,200,000 warrants were exercised for aggregate proceeds of $210,000. The Company reduced the derivative liability by $590,462 based on the fair value of the warrants on the date of exercise and increased additional paid-in capital by the same amount.

The following is a summary of the assumptions used in the modified lattice valuation model as of the initial valuations of the derivative warrant instruments issued during the nine months ended March 31, 2013 and 2012, respectively, and as of March 31, 2013 and 2012, respectively:

	Initial	Initial
	Valuations -	Valuations -	Valuation as of	Valuation as of
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012
Common stock issuable upon exercise of warrants	62,499,938	38,095,300	155,395,482	89,484,712
Market value of common stock on measurement date (1)	$0.07	$0.145	$0.058	$0.100
Adjusted exercise price	$0.21	$0.40	$0.05-$0.38	$0.05-$0.48
Risk free interest rate (2)	0.31%	0.42%	0.14%-0.36%	0.36%-0.83%
Warrant lives in years	3.0	3.0	1.02-3.09	2.1-4.0
Expected volatility (3)	182%	205%	139%-152%	202%-230%
Expected dividend yields (4)	None	None	None	None
Assumed stock offerings per year over next five years (5)	1-2	1-2	1-2	1-2
Probability of stock offering in any year over five years (6)	100%	100%	100%	100%
Range of percentage of existing shares offered (7)	15%-31%	10%-31%	8%-24%	10%-31%
Offering price range (8)	$0.21-$0.45	$0.21-$0.45	$0.15-$0.45	$0.15-$0.50

(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)	The risk-free interest rate was determined by management using the 1, 2, 3 or 5 - year Treasury Bill as of the respective Offering or measurement date.

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(3)	The historical trading volatility was determined by the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

(5)	Management estimates the Company will have at least one stock offering in each of the next five years.

(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.

(7)	Management estimates that the range of percentages of existing shares offered in each stock offering will be between 8% and 31% of the shares outstanding.

(8)	Represents the estimated offering price range in future offerings as determined by management.

NOTE 10.  STOCKHOLDERS’ EQUITY

Common Stock Issuable for Services

In September 2012, the Company entered into several stock settlement agreements with certain parties to whom the Company was obligated as of June 30, 2012 (“Receivable Holders”). The Company has entered into settlement agreements with respect to an aggregate of $390,336 of obligations (including $363,336 to officers, directors, and employees), and has issued an aggregate of 5,825,761 shares of the Company’s common stock pursuant thereto. Each settlement agreement that the Company has entered into to date has provided for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder. The stock price on the grant date of these shares was $0.068 therefore a loss on settlement of $5,816 was recorded in relation to these settlement agreements for the nine months ended March 31, 2013.

Common Stock Sales

July 1, 2012 through March 31, 2013

On August 17, 2012, the Company closed on POSCAN’s second tranche of investment (the “Second Closing”) under the Securities Purchase Agreement between the Company and POSCAN, dated as of August 24, 2011 (the “POSCAN SPA”), selling 62,499,938 units to POSCAN for gross proceeds of $9,999,990, with each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock for $0.21 per share (the “Additional Agreement”). Further, the Company also agreed to issue to POSCAN a two-year warrant to purchase 5,000,000 shares of our common stock at an exercise price of $0.15 per share, valued at $192,500. The Company analyzed the instruments for derivative accounting consideration and determined that derivative accounting does not apply to these warrants. The Company determined the fair value of these warrants on the grant date using the Black-Scholes option pricing model with the following assumptions: stock price on the measurement date of $0.07 per share, term of 2 years, expected volatility of 141%, and a discount rate of 0.29%.

The Company recorded proceeds from the common stock, the three-year warrants and the two-year warrants on a relative fair values basis. The fair values were allocated as follows:

Common stock	$4,829,476
3-year warrant derivative liability	4,478,014
2-year warrant	192,500
$9,499,990

Furthermore, the Additional Agreement provides that, subject to certain exceptions, the Company must issue additional shares of our common stock to POSCAN in the event that the Company issues or sells any such shares to third parties for a price of less than $0.16 per share at any time during the 18 months immediately following the Second Closing (see Note 9).

During the nine months ended March 31, 2013, the Company entered into certain agreements and issued shares which may have triggered this provision. The Company is seeking clarification of this provision and, if necessary, a waiver of this provision for the following transactions:

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•	During September 2012, the Company entered into settlement agreements providing for the Company to issue one share of the Company’s common stock for every $0.067 of obligations released by the Receivable Holder. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 3,386,161 shares. As a result, the Company recorded stock-based compensation expense estimated at $230,259 during the nine months ended March 31, 2013.

•	On September 28, 2012, the Company entered into a Second Amendment and Waiver Agreement with the holders of the zero-coupon convertible notes (the “Second Waiver Agreement”), under which the conversion price of the zero-coupon bridge notes was modified from $0.12 to $0.095 per share. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 2,905,412 shares. As a result, the Company recorded stock-based compensation expense estimated at $232,433 during the nine months ended March 31, 2013.

•	In February 2013, the Company entered into a settlement agreement with MIZ providing for the Company to issue 306,667 shares of the Company´s common stock in settlement of $20,547 of obligations. In the event the provision applies, and a waiver is not granted, the Company estimates it would be required to issue an additional 178,250 shares. As a result, the Company recorded stock-based compensation expense estimated at $6,239 during the nine months ended March 31, 2013.

On January 11, 2011, the Company engaged a consultant to provide advisory services to facilitate equity or debt fund raising for the Company. In connection with the closing of POSCAN’s second tranche of investment on August 17, 2012, the Company paid 5% of the gross proceeds of $9,999,990, or $500,000, which has been recorded as offering costs for the nine months ended March 31, 2013.

In addition, the Company has agreed to provide the consultant a five-year warrant to purchase 2,380,950 shares of our common stock at an exercise price of $0.21 per share. The Company analyzed the instruments for derivative accounting consideration and determined that derivative accounting does not apply to these warrants. The Company determined the fair value of these warrants on the grant date using the Black-Scholes option pricing model with the following assumptions: stock price on the measurement date of $0.07 per share, term of 5 years, expected volatility of 216%, and a discount rate of 0.81%.

The net proceeds from the closing of POSCAN’s second tranche of funding of $9,499,990 were allocated $5,021,976 to common stock and additional paid-in capital and $4,478,014 to derivative liabilities related to the warrants.

2009 Equity Incentive Plan

On October 19, 2009, stockholders holding shares representing approximately fifty-nine percent (59%) of the Company’s issued and outstanding common stock executed a written consent in lieu of a meeting and approved the creation of the 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

Common Stock Subject to Rescission

Purchasers of 65,000 shares of common stock between January 20, 2013 and February 1, 2013 in open market transactions pursuant to a prospectus that was no longer effective may have rescission rights or claims for damages, depending on whether or not they still own such shares. Shares that are subject to rescission or redemption requirements that are outside of the control of the Company are classified outside of permanent equity until they are no longer subject to rescission or redemption. Accordingly, the Company has reclassified $3,041 as common stock subject to rescission.

 Restricted Stock Units

On June 27, 2011, the Company granted its Chief Executive Officer an award of 700,000 restricted stock units under the 2009 Plan which vests in 1/3 increments each January 15th of 2012, 2013 and 2014. The value of the issuable shares was determined based on the $0.22 per share closing price of the common stock on the measurement date, and totaled $154,000. The Company will record stock compensation expense over the 3-year service period. During the nine months ended March 31, 2013 and 2012, the Company recorded $32,897 and $92,046 of stock compensation in connection with this agreement. As of March 31, 2013, 466,667 shares of common stock have been issued in relation to the restricted stock units which vested on January 15, 2012 and January 15, 2013.

During December 2011, the Company entered into a one-year employment agreement with its new Vice President of Finance (now called the Chief Financial Officer, the “CFO”) which originally was to begin on January 1, 2012 (amended to March 1, 2012). Pursuant to the agreement, the CFO was granted 250,000 restricted stock units under its 2009 Plan which will vest over 3 years. The value of the issuable shares was determined based on the $0.13 closing price of the common stock on the measurement date, and totaled $34,500. The Company will record stock compensation expense for these restricted stock units over the 3 year service period which begins on March 1, 2012, of which the Company recorded expense of $10,456 and $965 during the nine months ended March 31, 2013 and 2012, respectively. As of March 31, 2013, no shares of common stock have been issued in relation to the 83,334 restricted stock units which vested on March 1, 2013.

F-96

In May 2012, the Company committed to grant Restricted Stock Units with respect to an aggregate of 900,000 shares to members of its Board of Directors. Such restricted stock units shall vest over a period of three years starting from the later of July 1, 2011 and the initial date of the applicable director’s substantial involvement with the Board’s activities. However, the Company does not currently have enough shares authorized for issuance under the 2009 Plan to satisfy all of these obligations. The Company is analyzing the required steps to increase the number of shares under the plan. The Company recorded compensation expense related to these units of $15,560 during the nine months ended March 31, 2013.

On December 19, 2012, the Company committed to grant 100,000 restricted stock units to a new member of the Board of Directors.  The restricted stock shall vest over a period of three years beginning on the director’s start date.  The value of the issuable shares was determined based on the $0.05 closing price of the common stock on the measurement date, and totaled $5,000. The Company recorded compensation expense related to these units of $466 during the nine months ended March 31, 2013.

Stock Option Awards

Summary of stock option activity is presented in the table below:

			Weighted-average
		Weighted-average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (years)	Value
Outstanding at June 30, 2012	1,450,000	$0.38	6.79	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired/Forfeited	-	-	-	-
Outstanding at March 31, 2013	1,450,000	$0.22	3.28	$-
Exercisable at March 31, 2013	1,200,000	$0.19	3.15	$-

During the nine months ended March 31, 2013 and 2012, the Company recognized stock-based compensation expense of $68,687 and $93,655, respectively, related to stock options (of which $48,923 and $84,456 was related party for the nine months ended March 31, 2013 and 2012, respectively - See Note 6).  As of March 31, 2013, there was approximately $8,984 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized ratably over a weighted-average period of approximately 0.42 years.

Warrants

Summary information regarding common stock warrants issued and outstanding at March 31, 2013, is as follows:

		Weighted-average
	Exercise of	Exercise
	Warrants	Price
Outstanding at June 30, 2012	89,284,712	0.25
Issued	69,880,888	0.20

Additional shares issuable upon exercise of warrants as a result of adjustments pursuant to anti-dilution provisions	3,610,832	n/a
Exercised	-	-
Outstanding at March 31, 2013	162,776,432	0.23

F-97

Warrants outstanding as of March 31, 2013

		Outstanding		Exercisable
	Exercise	number	Remaining	number
Issuance Date	price	of shares	life	of shares
November 10, 2009 - December 23, 2009	$0.26	7,198,584	1.61 - 1.73 years	7,198,584
November 10, 2009 - December 23, 2009	$0.38	7,269,374	2.4 - 2.5 years	7,269,374
June 9, 2010 - September 13, 2010	$0.26	11,729,615	2.19 - 2.45 years	11,729,615
June 9, 2010 - July 13, 2010	$0.17	646,645	2.19 - 2.28 years	646,645
November 8-15, 2010	$0.05	1,400,000	2.61 years	1,400,000
December 9, 2010 - March 24, 2011	$0.15	4,890,418	2.69 - 2.90 years	4,890,418
March 24, 2011	$0.35	5,416,953	2.98 years	5,416,953
April 7, 2011	$0.29	11,960,049	1.14 years	11,960,049
April 7, 2011	$0.22	1,913,606	1.14 years	1,913,606
May 2, 2011	$0.43	1,500,000	3.09 years	1,500,000
May 2, 2011	$0.29	75,000	3.09 years	75,000
June 27, 2011	$0.29	800,000	1.02 years	800,000
September 14, 2011	$0.20	38,095,300	1.46 years	38,095,300
August 17, 2012	$0.20	62,499,938	2.38 years	62,499,938
August 17, 2012	$0.15	5,000,000	1.38 years	5,000,000
August 17, 2012	$0.21	2,380,950	4.38 years	2,380,950
		162,776,432		162,776,432

The intrinsic value of warrants outstanding at March 31, 2013 was $11,200.

NOTE 11. FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 - 10, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 - 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:    Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 - 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (See Note 9).

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2013:

F-98

	Quoted Prices
	In Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	March 31,
Description	(Level 1)	(Level 2)	(Level 3)	2013

Derivative liabilities - warrant instruments	$-	$-	$5,849,223	$5,849,223

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2012:

	Quoted prices
	in Active	Significant		Total
	Markets for	Other	Significant	Carrying
	Identical	Observable	Unobservable	Value as of
	Assets	Inputs	Inputs	June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2012

Derivative liabilities - warrant instruments	$-	$-	$7,653,928	$7,653,928

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Nine months ended March 31,
	2013	2012
Beginning balance as of June 30,	$(7,653,928)	$(15,244,754)
Change in fair value	243,205	6,948,644
Additions	(4,478,014)	(3,779,978)
Warrant modification	(171,150)	-
Exercise of warrants	-	561,965
Ending balance as of September 30,	$(12,059,887)	$(11,514,123)
Change in fair value	5,997,501	4,654,915
Exercise of warrants	-	28,497
Ending balance as of December 31,	$(6,062,386)	$(6,830,711)
Change in fair value	213,163	(3,765,995)
Additions	-	-
Warrant modification	-	-
Exercise of warrants	-	-
Ending balance as of March 31,	$(5,849,223)	$(10,596,706)

Change in unrealized gains (loss) included in earnings for the three months ended March 31, 2013 and 2012	213,163	(3,765,995)
Change in unrealized gains included in earnings for the nine months ended March 31, 2013 and 2012	$6,453,869	$7,837,564

During the nine months ended March 31, 2013 and 2012, the Company recorded a realized loss of $-0- and $590,462, respectively, on the settlement of a portion of the warrant derivative liability due to the exercise of certain warrants, which is included in the change in the fair value of warrant derivative liability in the consolidated income statements.

F-99

NOTE 12.  EARNINGS PER SHARE

Following is a reconciliation of basic earnings per share (“EPS”) and diluted EPS for the three months and nine months ended March 31, 2013 and 2012:

	Three months ended March 31, 2013			Three months ended March 31, 2012
	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount
Basic EPS	$(1,183,769)	394,002,697	$(0.00)	$(7,444,968)	322,583,762	$(0.02)
Dilutive effect of convertible debt	-	-	-	-	-	-
Dilutive effect of warrants calculated using the treasury stock method	-	-	-	-	-	-
Dilutive effect of restricted stock and restricted stock units	-	-	-	-	-	-
Diluted EPS	$(1,183,769)	394,002,697	$(0.00)	$(7,444,968)	322,583,762	$(0.02)

	Nine months ended March 31, 2013			Nine months ended March 31, 2012
	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Loss	Shares	Amount
Basic EPS	$1,991,482	380,373,535	$0.01	$(2,404,727)	310,810,095	$(0.01)
Dilutive effect of convertible debt	100,001	14,859,842	-	-	-	-
Dilutive effect of warrants calculated using the treasury stock method	(21,201)	204,814	-	-	-	-
Dilutive effect of restricted stock and restricted stock units	-	402,975	-	-	-	-
Diluted EPS	$2,070,282	395,841,166	$0.01	$(2,404,727)	310,810,095	$(0.01)

F-100

The following table sets forth the schedule of anti-dilutive securities excluded from the computation of diluted income per share:

	Three months ended
	March 31, 2013	March 31, 2012
Stock options	1,450,000	600,000
Stock warrants	162,776,432	89,284,712
Convertible debt	-	13,461,233

	Nine months ended
	March 31, 2013	March 31, 2012
Stock options	1,450,000	600,000
Stock warrants	161,376,432	89,284,712
Convertible debt	-	13,461,233

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Mining Permits

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on the Company’s properties at economically viable costs.

In Chile, lithium is not exploitable via traditional mining concessions. The Chilean Mining Code (“CMC”) establishes the reserve of lithium to the State of Chile and expressly provides that the exploration or exploitation of “non-concessible” substances (including lithium) can be performed only directly by the State of Chile, or its companies, or by means of administrative concessions or special operation contracts, fulfilling the requirements and conditions set forth by the President of the Republic of Chile for each case. Currently neither the Company nor its subsidiaries have sufficient authority (or permits) to explore and exploit lithium in Chile.

The Chilean Government’s Ministry of Mining established its first ever auction for the award of a lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs) which would permit the exploitation of an aggregate of 100,000 tons of lithium metal (approximately 530,000 tons of lithium carbonate equivalent) over a 20 year period, subject to a seven percent royalty.  In September 2012, the Company formed a consortium consisting of the Company, POSCO, Daewoo International Corp, and Mitsui & Co. (the “Consortium”) for the purpose of participating in such CEOL auction.  As required under the rules established by the Ministry of Mining, the Consortium submitted its bid for the CEOLs, and in September, 2012, the Company was informed that the Consortium’s bid was not the winning bid.

The Chilean government has since decided to invalidate the CEOL process due to an administrative error, as well as rescinding the CEOL Basis, which defined the regulations of the CEOL process. The Company submitted two appeals to the Chilean government requesting it to reconsider the invalidation and award the CEOL to the second highest bidder - the Consortium. The appeals have been rejected by the Chilean government.

On January 16, 2013, we submitted a letter to the Chilean Comptroller requesting to review the CEOL process. The Company is waiting for an answer.

The Company is exploring other strategies that could enable the Company to obtain rights to exploit lithium in Chile, whether from our Maricunga project or otherwise. Additionally, the Company is evaluating the Maricunga project as a potential producer of potash and potassium nitrate. The majority of the past and current technical work performed on the project is applicable to the production of lithium and/or potassium. Potassium exploitation does not require special permits and is exploitable via regular mining concessions, according to the Chilean Mining Code. However, there can be no assurances that the Company will be able to do so in the near future, on favorable terms, or at all.

F-101

The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities, but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for our future operations, or that the Company will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of its mineral properties.

2011 Offering - Registration Rights Penalties

On March 22, 2011, the Board of Directors approved a private placement offering (the “2011 Offering”) to investors of up to $10,000,000 worth of units of securities at an offering price of $0.27 per unit (“G Unit”). Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”, or “2011 Unit Offering warrant”). The G Warrants are exercisable for a period of three years. On April 7, April 13, May 3, May 6, and May 19, 2011, the Company held closings of the 2011 Offering with respect to an aggregate of 23,920,071 units of its securities, for aggregate gross proceeds of approximately $6,458,189 ($5,720,918 net after offering expenses and placement agent fees). The Company also issued to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

Pursuant to a registration rights agreement for the 2011 Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission within 75 days after the closing date to register the shares of common stock and the shares of common stock underlying the G warrants under the Securities Act of 1933, as amended, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at the Company’s own expense. Pursuant to the registration rights agreement, in the event the Company does not meet these deadlines, the Company has agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%, or $645,819). The Company was required to file the registration statement by June 21, 2011, however the registration statement was not filed until July 1, 2011, and the Company recorded a monetary penalties accrual of $38,750, which has not yet been paid as of March 31, 2013. The Company was required to cause the registration statement to become effective by November 28, 2011, however the registration statement was not effective until March 19, 2012, and the Company increased the monetary penalties accrual to $518,243, (plus accrued interest of $111,401, included in accrued expenses, which is calculated at 18% per annum for registration rights penalties considered past due), and the penalty has not yet been paid as of March 31, 2013. Although the Company intends to seek a waiver for these monetary penalties, there is no assurance the Company will be successful in obtaining a waiver. No demands have been made with respect to the registration rights penalties.

Gain Contingency

As of March 31, 2013, the Company did not capitalize any Chilean value-added taxes (“VAT”) amounting to $784,360 arising from various purchases of goods and services in Chile. The Company expensed $14,207 during the nine months ended March 31, 2013 due to uncertainty of recoverability and these amounts are included in general and administrative expenses on the consolidated statement of operations. Under Chilean regulation, this VAT is recoverable from future VAT payable.

Operating Leases

Rental expense for office operating leases was $71,179 and $97,540 during the nine months ended March 31, 2013 and 2012, respectively. Future minimum rental commitments under long-term non-cancellable facilities operating leases in place as of March 31, 2013 are as follows:

Period ending March 31,	Amount
2014	47,200
2015	7,200
Total minimum lease payments	$54,400

In January 2013, the Company cancelled its lease on office space in Lima, Peru which was due to expire in February, 2015, and commenced a one-year lease on reduced office space.

F-102

NOTE 14.  SUBSEQUENT EVENTS

On April 16, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with Jose Resk Nara and Carlos Alfonso Iribarren (the “Sellers”) to purchase all of the outstanding shares of SLM Cocina Diecinueve de la Hoyada de Maricunga, a Chilean based company (“SLM”), which will become a wholly owned subsidiary of the Company. SLM owns the group of mining concessions “Cocina 19 through 27” (the “Properties”). Pursuant to the Purchase Agreement, the Company paid the Sellers $7.3 million, of which $2.0 million was paid on the Closing Date, $2.0 million to be paid 90 days following the Closing Date, $1.8 million to be paid 180 days after the Closing Date and $100,000 to be paid annually on the anniversary of the Closing Date for fifteen years beginning in 2014.

The Properties are located within the northern section of Salar de Maricunga in Region III of Atacama in northern Chile. They are comprised of 450 hectares, increasing Li3’s land holdings within Maricunga to 1,888 hectares. The Properties adjoin the company´s existing Litio 1-6 properties and were constituted prior to the 1979 Lithium Exploitation Restrictions, meaning that there is no need to apply for a special permit in order to exploit the lithium on those concessions. The exploitation of these properties are not subject to obtaining a CEOL permit for the exploitation of lithium in Chile; however, the Acquisition does not provide the necessary permits to exploit lithium from the Company’s existing Maricunga property.

During April and May 2013, the Company issued the following common stock:

•	1,372,533 shares for the settlement of $91,960 relating to certain outstanding liabilities at March 31, 2013
•	83,334 shares with respect to the restricted stock units granted to the CFO which vested on March 1, 2013.

F-103

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

A BVI company may not indemnify a director, former director nor any person who is or was at the request of the company acting as a director or in any other capacity for another entity unless that person acted honestly and in good faith and in what the person believed to be in the best interests of the company, and in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings in which such directors or officers are or were a party or were threatened to be made a party to any threatened, pending or completed proceedings by reason of the fact that the person is or director or officer of the company. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Blue Wolf Mongolia Holdings Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 2013.

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus
Name:	Lee Kraus
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ LEE KRAUS
Lee Kraus	Chairman of the Boards and Chief Executive Officer (Principal Executive Officer)	June 25, 2013

By: /s/ *
Nicholas Edwards	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2013

By: /s/ *
John A. Shapiro	Director	June 25, 2013

By: /s/ *
George Ireland	Director	June 25, 2013

By: /s/ *
Koji Fusa	Director	June 25, 2013

By: /s/ *
Stephen Quin	Director	June 25, 2013

By: /s/ *
Giacomo E. Di Mase	Director	June 25, 2013

* By:	/s/ Lee Kraus
Lee Kraus
Attorney-in-Fact

Authorized Representative in the United States

Blue Wolf MHC Ltd.

By:	/s/ Lee Kraus
Name:	Lee Kraus
Title:	Director

EXHIBIT INDEX

Exhibit
No.	Description of Document

2.1	Agreement and Plan of Merger, dated May 21, 2013, by and among Blue Wolf Mongolia Holdings Corp., Blue Wolf Acquisition Sub, Inc. and Li3 Energy, Inc. (incorporated by reference to Exhibit 4.1 to Form 6-K filed on May 21, 2013).

3.1	Amended and Restated Memorandum and Articles of Association of Blue Wolf Mongolia Holdings Corp., dated April 17, 2013 (incorporated by reference to Exhibit 3.1 to Form 6-K filed on April 18, 2013).

5.1	Form of Opinion of Forbes Hare as to the validity of the ordinary shares of Blue Wolf Mongolia Holdings Corp. being registered.

10.1	Sponsor Agreement, dated May 21, 2013, by and between Blue Wolf Mongolia Holdings Corp. and Blue Wolf MHC Ltd. (incorporated by reference to Exhibit 4.2 to the Form 6-K filed by Blue Wolf Mongolia Holdings Corp. on May 21, 2013).

10.2	Form of Lock-Up and Support Agreement (incorporated by reference to Exhibit (d)(13) to Amendment No. 1 to Schedule TO filed by Blue Wolf Mongolia Holdings Corp. on June 24, 2013).

10.3	Investor Rights Agreement, dated June 13, 2013, by and between Blue Wolf Mongolia Holdings Corp., Li3 Energy, Inc. and POSCO Canada Ltd. (incorporated by reference to Exhibit (d)(12) to Amendment No. 1 to Schedule TO filed by Blue Wolf Mongolia Holdings Corp. on June 24, 2013).

10.4	Revised Letter Agreement, dated June 20, 2013, by and between Blue Wolf Mongolia Holdings Corp., Deutsche Bank Securities and Odeon Capital (incorporated by reference to Exhibit (d)(14) to Amendment No. 1 to Schedule TO filed by Blue Wolf Mongolia Holdings Corp. on June 24, 2013).

23.1	Consent of Forbes Hare (included in Exhibit 5.1).

23.2	Consent of Rothstein Kass, independent registered accounting firm of Blue Wolf Mongolia Holdings Corp.

23.3	Consent of GBH CPAs, PC, independent registered accounting firm of Li3 Energy, Inc.

24.1	Powers of Attorney (included on signature page).*

99.1	Form of Li3 Energy, Inc. Proxy Card.

99.2	Consent of Sung Won Lee

99.3	Consent of Luis Saenz

99.4	Consent of Patrick Cussen

99.5	Consent of Patricio Campos

99.6	Consent of Harvey McKenzie

99.7	Consent of Jonathan Lee

99.8	Consent of Myron Manternach

*	Previously filed